EXHIBIT 99.D

DESCRIPTION OF THE REPUBLIC OF INDONESIA DATED JANUARY 3, 2024

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless otherwise indicated, all references in this report to “Rupiah”, “IDR” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars” or “U.S.$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References to “Indonesia” or the “Republic” are to the Republic of Indonesia, references to the “Government” are to the Government of Indonesia and references to “BI” are to Bank Indonesia.

In addition, unless otherwise indicated, all references in this report to (i) “tons” are to metric tons, each of which is equal to 1,000 kilograms or approximately 2,204.6 pounds, (ii) “barrels” are to U.S. barrels, each of which is equal to 159.0 liters, (iii) “LNG” are to liquefied natural gas and (iv) “LPG” are to liquefied petroleum gas. Measures of distance referred to herein are stated in kilometers or “km” each of which is equal to 1,000 meters or approximately 0.62 miles. Measures of area referred to herein are stated in square kilometers, each of which is equal to approximately 0.39 square miles, or in hectares, each of which is equal to approximately 2.47 acres.

The Ministry of Energy and Mineral Resources publishes an average monthly and annual price for Indonesian crude oil which is commonly referred to as the Indonesian Crude Price (the “ICP”). According to the Minister of Energy and Mineral Resources Regulation No. 29 of 2021 on the Procedure for Determination of Methodology, Price Formula, and Indonesian Crude Price, the determination of ICP can be based on 3 methods, namely benchmarking method, indexation method, and auction method. The Government evaluates the methodology of the calculation of the ICP from time to time and, if appropriate, adjusts the formula to ensure that the ICP closely tracks world market prices for Indonesian crude oil. The Government uses the ICP for various accounting and other purposes. For instance, the Ministry of Finance uses the ICP as an assumption underlying the preparation of the Government budget. See “Republic of Indonesia — Government Budget.”

Statistical information included in this report is the latest official data publicly available at the date hereof. Financial data provided in this report may be subsequently revised in accordance with Indonesia’s ongoing maintenance of its economic data. The Republic has no obligation to distribute such revised data to any holder of debt securities.

In August 2014, the Republic revised its methodology in compiling balance of payments data, using the sixth edition of Balance of Payments and International Investment Position Manual (“BPM6”). This revised methodology was implemented to comply with international best practices. Indonesia’s balance of payments statistics generally follows the concepts and definitions outlined in BPM6 and, in particular, current accounts, and capital and financial accounts of the balance of payment statements are defined generally in accordance with BPM6.

In this report, gross domestic product (“GDP”) is shown in both current and constant market prices. GDP at current market prices value a country’s output using the actual prices for each year, while GDP at constant market prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In 2015, Statistics Indonesia (Badan Pusat Statistik (“BPS”)) adopted the calendar year 2010 as the base year (the “Base Year”) for the calculation of Indonesia’s GDP in constant market prices. Unless stated otherwise, all GDP growth rates in this report (in aggregate or by sector) are period-on-period comparisons based on constant market prices using the Base Year. Percentage shares of Indonesia’s GDP represented by various sectors (unless otherwise noted) use current market prices.

PRESENTATION OF INFORMATION

For ease of presentation, certain financial information relating to the Republic included herein is presented as translated into U.S. dollars. Unless otherwise specified herein, all translations of Rupiah into U.S. dollars or from U.S. dollars into Rupiah were made at the middle exchange rate, the mid- point between the buy and sell rates (the “BI middle exchange rate”), between the Rupiah and the U.S. dollar, as announced by Bank Indonesia, the Indonesian Central Bank, as of the respective dates to which such information relates. However, these translations should not be construed as a representation that the Rupiah amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or any other rate. The BI Transaction Exchange Rate — Mid-Rate was Rp15,416 = U.S.$1.00 on December 29, 2023. In addition, unless otherwise specified herein, all translations of Rupiah into currencies other than U.S. dollars, or from such other currencies into Rupiah, were made at the BI middle exchange rate between the Rupiah and such other currencies as announced by Bank Indonesia as of the respective dates to which such information relates.

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar as of the end of the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of period	Average
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247

Source:    Bank Indonesia

Unless otherwise indicated, all statistical data and figures for 2022 and 2023 or any part thereof are estimates based upon preliminary data and are subject to review and adjustment.

Certain budget figures appear as audited numbers in the relevant year’s Central Government Financial Report (Laporan Keuangan Pemerintah Pusat (“LKPP”)).

Certain statistical or financial information included in this report may differ from previously published information for a number of reasons, including basis of presentation and ongoing statistical revisions. Also, certain monetary amounts included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures that precede them.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in this report under “Republic of Indonesia” are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates and inflation; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

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adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

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instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

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adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

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other adverse factors, such as adverse commodity price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

The Republic subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither the Republic nor any agents or underwriters acting on behalf of the Republic in connection with any offer and sale of securities of the Republic accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this report.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 275.8 million in 2022. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 16,766 islands.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Nine Months Ended September 30,
	2018L	2019L	2020L	2021L	2022L	2023P

National account and prices:
Real GDP growth (period-on-period)	5.2%	5.0%	(2.1)%	3.7%	5.3%	5.1%
Per capita GDP (in millions of Rupiah)	56.0	59.1	56.9	62.2	71.0	N/A
Per capita GDP (in U.S. dollars)(1)	3,927	4,175	3,912	4,350	4,784	N/A
Inflation rate (year-on-year change in CPI)	3.1%	2.7%	1.7%	1.9%	5.5%	2.9	%(2)
External sector:
Current account (% of GDP)	(2.9)%	(2.7)%	(0.4)%	0.3%	1.0%	(0.0	)%(3)
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(1.8)%	(2.2)%	(6.1)%	(4.7)%	(2.4)%	0.3%
External debt of the central Government (in trillions of Rupiah)	1,857.4	1,815.1	2,041.0	2,077.8	2,261.9	2,168.5
Debt service ratio (% of Government revenue)	39.1%	42.8%	45.4%	42.2%	35.3%	35.1%

Sources:    Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,257 per U.S. dollar for 2018, Rp14,148 per U.S. dollar for 2019, Rp14,556 per U.S. dollar for 2020, Rp14,309 per U.S. dollar for 2021 and Rp14,848 per U.S. dollar for 2022. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	As of November 30, 2023.
(3)	As published by BI in Indonesia’s balance of payments report.

Recent Developments

Preliminary Full-Year Realization Results for 2023 Budget

On January 2, 2024, the Ministry of Finance announced updated preliminary realization figures for the 2023 budget. Based on the announcement, the realized Government revenues for 2023 are expected to reach Rp2,774.3 trillion, representing an increase of 5.3% from Rp2,635.8 trillion for 2022. The realized revenues for 2023 comprise total tax revenues that are expected to be Rp2,155.4 trillion, representing an increase of 5.9% from Rp2,034.6 trillion for 2022, and total non-tax revenues that are expected to be Rp605.9 trillion, representing an increase of 1.7% from Rp595.6 trillion for 2022.

Based on the announcement, the realized Government expenditures for 2023 are expected to be Rp3,121.9 trillion, representing an increase of 0.8% from Rp3,096.3 trillion for 2022. Out of the realized Government expenditures, total central Government expenditures are expected to be Rp2,240.6 trillion, representing a decrease of 1.7% from Rp2,280.0 trillion for 2022, and total transfers to regions and rural fund are expected to be Rp881.3 trillion, representing an increase of 8.0% from Rp816.2 trillion for 2022.

As a result, the Government expects to realize a primary balance of a surplus of Rp92.2 trillion in 2023, compared to a deficit of Rp74.1 trillion in 2022. The total deficit is expected to be Rp347.6 trillion for 2023, representing 1.65% of the GDP.

The preliminary 2023 budget realization results described above are preliminary and subject to finalization and audit by the Government in the ordinary course. The actual 2023 budget realization results may differ materially from what are described herein and, as such, undue reliance should not be placed on these preliminary results. See “Forward-Looking Statements.”

2024 Budget

On October 16, 2023, the Government promulgated Law No. 19 of 2023 on the State Budget for 2024. The state budget is directed at “Accelerating Inclusive and Sustainable Economic Transformation.” The state budget is aligned with the Government’s work plan for 2024, which has seven national priorities: (1) strengthening economic resilience for quality and equitable growth; (2) developing areas to reduce inequality and ensure equity; (3) increasing quality and competitiveness of human resources; (4) mental revolution and cultural development; (5) strengthening infrastructure to support economic development and basic services; (6) building the environment and improving disaster and climate change resilience; and (7) strengthening stability of politics, law, defence and security and transforming public service.

The key macroeconomic assumptions underlying the 2024 Budget are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 2.8%;

•	an exchange rate of Rp15,000 to U.S.$1.00;

•	an average Government 10-year bond rate of 6.70%;

•	an ICP of U.S.$82 per barrel;

•	an oil production by the Republic of 635 thousand barrels of oil per day; and

•	gas production by the Republic of 1,033 million barrels of oil equivalent of gas per day.

Total revenue in the 2024 Budget is expected to be Rp2,802.3 trillion, or an increase of 13.8% from the 2023 Budget of Rp2,463.0 trillion. Total revenue comprises Rp2,309.9 trillion in tax revenues, Rp492.0 trillion in non-tax revenues and Rp0.4 trillion in grant.

Total expenditures under the 2024 Budget are estimated at Rp3,325.1 trillion, or 8.6% increase from the 2023 Budget of Rp3,061.2 trillion, comprising Rp2,467.5 trillion in central Government expenditures and Rp857.6 trillion in transfer to regional and rural funds.

For 2024, the Government will continue to be committed to taking steps toward fiscal consolidation by maintaining a budget deficit below 3% of GDP. The primary deficit in the 2024 Budget is projected to be Rp522.8 trillion, or 2.29% of the projected 2024 GDP. The Government expects to fund the deficit through debt financing.

The 2024 Budget prioritizes inclusive and sustainable economic transformation by investing in human resources, social welfare, and infrastructure to boost productivity and competitiveness, reduce poverty, enhance social well-being, and promote equality. The 2024 Budget is based on and aligned with: (i) the Government’s 2024 tax policies that focus on the implementation of its new core tax administration system, technology-driven compliance and collaborative programs for effectiveness; (ii) the Government’s non-tax state revenue policies that aim to refine natural resource policies, optimize state-owned enterprise dividends, foster innovation and service quality in government agencies, improve synergy, expand information technology application, and strengthen oversight and compliance with international standards; and (iii) the Government’s financing policies that seek to achieve a positive primary balance, lower the negative balance caused by the COVID-19 pandemic, manage the budget deficit and debt financing and invest efficiently for economic transformation, and optimize the budget to mitigate global uncertainties.

The 2024 Budget aims to improve productivity and diversify the economy and achieve a clean and green environment. The Government’s fiscal policies target both short-term economic improvements and long-term structural reforms.

Policy Package for Purchasing Power Protection and Economic Stabilization

Amid high inflation, high interest rates, commodity price volatility and other economic uncertainties, the Government recently introduced a policy package to protect the purchasing power of the poor and vulnerable population, support micro, small and medium enterprises (“MSMEs”) and strengthen the housing sector. The support measures include:

•	additional rice assistance of 10 kilograms per family for 21.3 million recipients in December 2023, and of 10 kilogram per family for 22.0 million recipients monthly from January to June 2024;

•	El Niño direct cash assistance of Rp200,000 per month for 18.8 million recipients for their basic necessities during November and December 2023;

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accelerating the People’s Business Credit Program (Kredit Usaha Rakyat) to provide government-subsidized financing with low interest rates for MSMEs, for which the realization amount was Rp177.5 trillion by September 2023, with a target realization of Rp297 trillion by the end of 2023; and

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fiscal stimulus for the housing sector in the form of VAT exemption/reduction for the first Rp2.0 billion for the purchase of houses priced below Rp5.0 billion from November 2023 to December 2024, administrative fee assistance of up to Rp4.0 million per house for low-income community houses from November 2023 to December 2024; and poor community house support of Rp20.0 million per house for 1,800 houses from November to December 2023.

2024 Indonesian General Elections

Indonesia’s next general elections are scheduled to be held on February 14, 2024 to elect the President, Vice President, members of the House of Representatives (Dewan PerwakilanRakyat (“DPR”)), members of the Regional Representatives’ Council (Dewan Perwakilan Daerah (“DPD”)), and members of local legislative bodies. The elected members of the DPR and DPD will be sworn in on October 1, 2024, while the elected President and Vice President will be sworn in on October 20, 2024. The 2024 election will mark the end of incumbent President Joko Widodo’s period in office, after serving for two terms since 2014, which is the maximum term length allowed by the Indonesian Constitution. Indonesia has a track record of conducting secure elections and smooth transitions of government administration.

Release of Comprehensive Investment and Policy Plan for Public Consultation

At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership, or JETP, pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy. In November 2023, Indonesia released for public consultation a draft of the investment roadmap to mobilize the U.S.$20 billion committed under JETP and accelerate the country’s transition toward clean energy. Under the roadmap, known as the Comprehensive Investment and Policy Plan, or CIPP, Indonesia is seeking to cut CO2 emissions from its on-grid power sector by 250 million tons by 2030 and to increase the portion of renewable energy in its power mix to 44% by 2030. CIPP outlines the need for U.S.$97.1 billion of further investment beyond the U.S.$20 billion committed under JETP, including U.S.$66.9 billion for 400 clean energy project proposals to be started by 2030 at the latest.

Progress on the Development of Nusantara

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island on the island of Kalimantan, named Nusantara. The proposed move has been authorized under Law No. 3 of 2022 on Capital City (as amended by Law No. 21 of 2023).

The expected cost is Rp466 trillion, 19% of which will originate from the state budget. The remaining amount will be funded through public private partnerships as well as private investments. As of the end of November 2023, the physical work for the first portion of basic infrastructure for the new capital had reached approximately 60% completion and is expected to be finished by mid-2024. Additionally, infrastructure projects that will enable access to clean water, such as the Sepaku Semoi Dam, and those that will enable mobility throughout Nusantara, such as the Pulau Balang Bentang Pendek Bridge, are expected to be completed and fully operational in 2024. The Ministry of Public Works and Housing announced its timeline and estimates that the construction of Nusantara will be completed by 2045.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,916,907 square km, comprising approximately 16,766 islands (the majority of which are uninhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh and the 2018 earthquake and subsequent tsunami that caused substantial loss of life and extensive infrastructure and property damage in Central Sulawesi. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. The central Government’s realization of contingency fund for financing post-natural disaster relief efforts was Rp7.0 trillion in 2018, Rp10.4 trillion in 2019, Rp3.0 trillion in 2020, Rp4.5 trillion in 2021 and Rp4.9 trillion in 2022. All of these natural disasters have resulted in loss of life, the displacement of people and destruction of property, and could have significant economic and developmental effects.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy which are ongoing in ten provinces or regencies across Indonesia. Therefore, Indonesia considers climate change mitigation and adaptation efforts as an integrated concept that is essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan. The Government seeks to address these and other environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, then President Susilo Bambang Yudhoyono announced an emissions target that became the basis for Indonesia’s national climate change policy (“INDC”) in 2015: a 26.0% reduction in greenhouse gas emissions below business-as-usual by 2020 and up to 41.0% reduction by 2020 with international assistance. The current INDC provides for 29.0% reduction in greenhouse gas (“GHG”) by 2030 and the same 41.0% conditional target by 2030. The Republic updated the INDC in September 2022, improving the targets to a 31.9% reduction in GHG and 43.2% conditional target with international support by 2030, in line with the Republic’s pledge made at the 26th United Nations Climate Change Conference to achieve net zero GHG emissions by 2060. The INDC is consistent with Indonesia’s nationally determined contribution target as set out in Presidential Regulation No. 98 of 2021 on the Implementation of Carbon Economic Value to Achieve Nationally Determined Contribution Target and Control over Greenhouse Gas Emission Pertaining to National Development.

The Law on Job Creation (as defined in “—Labor and Employment—Law on Job Creation”) substantially revamped Indonesia’s environmental law that was enacted in 2009 by virtue of Law No. 32 of 2009 on Environmental Protection and Management (as so amended, the “Environmental Law”). The Environmental Law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle and introduced environmental documentation and licensing requirements. Under the Environmental Law, all business activities must have an environmental document, either in the form of an environmental impact planning document (“AMDAL”), an environmental management/monitoring efforts report (“UKL-UPL”), or a written statement on readiness to manage and monitor the environment (“SPPL”). An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is typically required by services providers. These documents must be obtained before the business can apply for a business license. The Law on Job Creation simplified such environmental licensing policy by, among other things, integrating the environmental license into the business license (perizinan berusaha) which is now administered through the Online Single Submission (“OSS”) system. The OSS system is, an electronic licensing platform managed by the OSS Body, which is part of the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal).

The Ministry of Environment and Forestry received a budget for 2018 of Rp8,025 billion, or approximately U.S.$598.9 million, for 2019 of Rp9,076.5 billion, or approximately U.S.$672.3 million, for 2020 of Rp6,779.6 billion, or approximately U.S.$480.7 million, for 2021 of Rp7,957.1 billion, or approximately U.S.$509.4 million, for 2022 of Rp7,120.4 billion, or approximately U.S.$496.2 million and for 2023 of Rp7,516.0 billion, or approximately U.S.$507.8 million.

The budgets are focused on improving water quality, air quality, forest and land rehabilitation, mangrove rehabilitation, hazardous material and hazardous waste management, conservation forest management, domestic waste management, and environmental law enforcement.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season given inadequate infrastructure and water management, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing introduced a National Capital Integrated Coastal Development master plan, under which a giant seawall is proposed to be constructed in the north of Jakarta Bay in an effort to protect Jakarta from floods, and large lagoons will be built within the seawall to accommodate the water flow from 13 rivers in Jakarta. The project is under construction and has a target completion date of 2025.

In addition, the Ministry of Public Works and Housing is collaborating with the Ministry of Environment and Forestry on an environmental program to build regional domestic waste infrastructure and domestic wastewater treatment in order to improve environmental quality.

Population

Indonesia had a population of approximately 275.8 million in 2022 and is the fourth most populous country in the world, after China, India and the United States. The population is primarily concentrated in Java (estimated at approximately 188.1 million in 2022). In 2022, Jakarta, the capital, was estimated to have a population of approximately 10.7 million.

Indonesia’s population is young and growing. In 2022, the Government estimated that approximately 24.0% of the population was under 15 years of age and approximately 69.3% was 15 to 64 years of age. The annual population growth rate during the period of 2020 to 2022 was 1.2% per annum.

Indonesia’s population is predominantly Muslim, with a significant Christian minority and the remaining consists of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools.

In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17, 1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks-and-balances and the separation of powers and provide for a more direct democracy.

While Indonesia has successfully conducted elections in the past, the country continues to face various socio- political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, demonstrations have taken place in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Widodo, as well as in response to specific issues, including the introduction of new bills, laws and/or policies by the Government, reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and geopolitical events. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition.

For a discussion of the general elections that are scheduled to be held in Indonesia on February 14, 2024, see “—Recent Developments—2024 Elections.”

2019 Indonesian General Elections

In 2019, for the first time, Indonesia’s presidential and legislative election was held simultaneously. The general election was held on April 17, 2019 for the election of president and vice president, members of the Regional Representatives’ Council, members of the Provincial Legislative Council, and members of the City/Regency Legislative Council.

On May 21, 2019, the General Election Commission (Komisi Pemilihan Umum) confirmed the election of President Joko Widodo and Vice President KH. Ma’ruf Amin to serve as the president and vice president, respectively, until 2024. Following the announcement of the election results, the primary opposition presidential and vice presidential candidates filed a claim against the general election’s result with the Constitutional Court. On June 27, 2019, the Constitutional Court rendered a decision rejecting these claims. President Widodo and Vice President Amin took their oath of office and commenced serving their five-year term on October 20, 2019.

In May 2019, President Joko Widodo announced his Golden Indonesia 2045 Vision, which included the ambitious goal for the Republic to become the fifth largest economy in the world by 2045, with a GDP per capita of over U.S.$23,000 and a middle-income class comprising 70% of its population. The vision is built on four pillars: (i) human development and the mastery of science and technology, (ii) sustainable economic development, (iii) equitable development, and (iv) strengthening national resilience and governance. The four pillars aim to protect all Indonesians, promote the general welfare, promote education and implement order based on independence, lasting peace and social justice.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat, or the “MPR”), the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 575 members. Starting from 2019, the DPD has 136 members, consisting of four members from each province, where elections were successfully held in 2019.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general courts have jurisdiction over all criminal and civil cases outside the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 38 provinces, including the special capital region of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into kelurahan, or villages, or sub-districts. Indonesia consists of 416 regencies and 98 municipalities in 38 provinces. The latest regional elections were successfully held in 9 provinces, 37 municipalities and 224 regencies in December 2020.

Over the past two decades, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)

matters that are concurrently implemented by the central Government, provincial governments and regency/municipal governments. Based on the Law on Job Creation, the Government may determine the implementation of these concurrent matters based on, among others, certain norms, standards, procedures and criteria as determined by the central Government. These include:

(a)

mandatory matters to be implemented by regional governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)

matters that are solely under the authority of the President as head of Government, such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor.

The provinces of Aceh, Jakarta, Yogyakarta, Papua, West Papua, South Papua, Central Papua, Highland Papua, and South West Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua, West Papua, South Papua, Central Papua, Highland Papua, and South West Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia.

The deadliest terror attacks in Indonesia since 2002 Bali bombings were the Surabaya bombings on May 13, 2018, in which 15 civilians, one police officer and 13 suicide bombers were killed, and around 50 people were injured, and the Mako Brimob standoff on May 9, 2018, in which five police officers were killed. There have since been sporadic, less deadly suicide bombings and other instances of terrorism in Indonesia, though the threat remains and there could be additional outbursts of violence and destruction in the country.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for police and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations (“ASEAN”), and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the course of the Widodo administration, several hundred terrorist suspects have been reformed through de-radicalization measures.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and its major economic partners and aims to continue to strengthen economic relations with all its partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

Indonesia assumed ASEAN’s annual rotating chairmanship for 2023 in November 2022, adopting the theme “ASEAN Matters: Epicentrum of Growth” and focusing on four areas including finance and health cooperation, food security, local currency transactions and regional payment connectivity. As part of the Republic’s chairmanship, to foster ASEAN and ASEAN+3 cooperation, Indonesia organized a series of meetings including, among others, the 42nd ASEAN Summit in Labuan Bajo in May 2023, the 43rd ASEAN Summit in Jakarta in September 2023, the ASEAN+3 Finance Ministers’ and Central Bank Governors’ Meeting in Incheon, May 2023 and the 10th ASEAN Finance Ministers’ and Central Bank Governors’ Meeting in Jakarta in August 2023.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank (“ADB”);

•	the Chiang Mai Initiative Multilateralization;

•	the Credit Guarantee and Investment Facility (“CGIF”);

•	the Group of Twenty (“G20”), in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation (“APEC”), where it was one of the 12 founding economies and continues to play an important role;

•

the Asian Infrastructure Investment Bank, an initiative by the government of China which has a mission to improve social and economic outcomes by investing in sustainable infrastructure and other productive sectors in Asia and beyond;

•	the ASEAN Infrastructure Fund, a collaborative initiative between ASEAN countries and the ADB to establish a joint funding institution for infrastructure development in the ASEAN region; and

•	the Indian Ocean Rim Association (“IORA”).

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non- Aligned Movement, the Organization of the Islamic Conference, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

Since 1962, the Republic has been a member of the Organisation of Petroleum Exporting Countries (“OPEC”). In view of the shift in its status from a net exporter to a net importer of oil, the Republic suspended its membership in OPEC effective from January 2009. The Republic reactivated its OPEC membership effective from January 2016, but due to policy considerations and its continuing status as a net importer of oil, the Republic decided to suspend its OPEC membership during the November 30, 2016 OPEC meeting. On May 24, 2017, the Republic sent OPEC a letter requesting reactivation of its membership on the condition that Indonesian crude oil production would not have to be cut. In December 2017, the Government decided not to continue the reactivation process.

In terms of bilateral cooperation with China, Indonesia has been pursuing opportunities to support Government’s infrastructure connectivity development program through the Belt and Road Initiative. This initiative led by the People’s Republic of China, comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative promotes better connectivity among countries in Asia, Europe as well as Africa and South America, and also encourages trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the Development for the Belt and Road Initiative. The Republic is developing a new airport in Lembeh Island, North Sulawesi as part of its involvement in the Belt and Road Initiative.

Indonesia became a member of the IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining the IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within the IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

The following table shows Indonesia’s capital participation in certain major international financial organizations as of December 31, 2022.

	As of December 31, 2022 Contributed capital
	Year of admission		Subscribed	Paid in
	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		7,693.6	385.0
IMF(1)	1967	(2)	6,186.3	6,186.3
World Bank Group
International Bank for Reconstruction and Development	1967	(2)	3,200.4	216.8
International Development Association	1968		167.9	79.6
International Finance Corporation	1971	(3)	309.3	286.5
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,680.2	202.6
International Islamic Trade Finance Corporation	2006		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.7	0.3
Islamic Corporation for the Development of the Private Sector	1999		22.2	22.2
International Fund for Agricultural Development	1977		92.0	85.0
Common Fund for Commodities	1980		1.0	1.0
Credit Guarantee and Investment Facility	2012		30.6	21.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source:    Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. For the numbers as of December 31, 2022, converted to U.S. dollars using the exchange rate on December 23, 2022 of U.S.$1.33084 to SDR 1.
(2)

Indonesia was readmitted as a member of the IMF and the International Bank for Reconstruction and Development in 1967. (It originally became a member of these organizations in 1954 and resigned its memberships in 1965.)

(3)	Indonesia rejoined the International Finance Corporation in 1971, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in Islamic Dinars (ID 1 = SDR 1).

Foreign Relations

Indonesia embraces an “independent and active” foreign policy while being committed to maintaining a world order based on freedom, perpetual peace and social justice. This policy is ingrained in Indonesia’s Constitution and is a testament to Indonesia’s alignment to the aspirations of the international community as enshrined in the Charter of the United Nations. In this respect, Indonesia pursues an active role in global affairs while striving to strengthen multilateralism and avoiding involvement in conflicts or polarizations among major powers. Indonesia assumes leadership roles in the international community not to advance the interests of any group of countries, but rather build bridges and facilitate discussion of all countries for the common benefit of all.

Indonesia held the G20 Presidency from December 1, 2021 until November 30, 2022, during which Indonesia carried the theme “Recover Together, Recover Stronger” at the G20 Presidency. The Indonesian Presidency focused on three strategic issues: inclusive health management, digital-based economic transformation and the transition to sustainable energy use. During the Indonesian Presidency, 437 G20 events were implemented in 24 cities throughout Indonesia and hundreds of bilateral meetings were held, and 226 multilateral projects, programs and initiatives and 140 bilateral mature projects with a total value of US$71.5 billion were delivered. The G20 Summit was held in Bali, Indonesia from November 15 to 16, 2022, and was attended by more than 10,000 delegations. Moreover, Indonesia continues to voice out developing and Global South countries’ needs and interests in various issues such as climate financing, sustainable development and energy transition.

As part of its effort to tackle the common issues faced by archipelagic and island states, such as sea level rise and climate change, Indonesia convened the 1st High-Level Meeting of Archipelagic and Island States Forum in Bali on October 11, 2023. The meeting was attended by 32 countries and four international organizations, and is intended to become a platform of inclusive collaboration that produces strategic and concrete solutions to the needs of its members.

Maritime Boundaries Delimitation and the South China Sea

The Government has conducted border diplomacy with its 10 neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor-Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•

several territorial sea boundaries with Malaysia (northern part of the Malacca Strait, southernmost part of the Malacca Strait, and the Sulawesi Sea) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone, or EEZ, with the Philippines, Australia, Papua New Guinea and Vietnam; and

•	continental shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	remaining segments of territorial sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Palau and Timor-Leste; and

•	continental shelf with Malaysia, the Philippines, Palau, and Timor-Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

South China Sea

Indonesia has been consistent with its position that it does not have overlapping territorial claims in the South China Sea with China. This position is based on the United Nations Conventions on the Law of the Sea (“UNCLOS”), and in line with the 2016 Award of the Permanent Court of Arbitration (“PCA”) on the South China Sea.

In the South China Sea, Indonesia only has maritime boundaries with Malaysia and Vietnam. In 2022, Indonesia and Vietnam have concluded its EEZ boundary negotiation. This significant achievement further signified Indonesia’s commitment to promote peaceful boundary negotiation and contribution to international law, in accordance with UNCLOS. Indonesia is currently negotiating the territorial sea boundary and the EEZ boundary with Malaysia.

Indonesia is working to maintain stability and security in the South China Sea in accordance with international law. In this regard, Indonesia as the non-claimant State to the South China Sea remains supportive of the negotiation of the Code of Conduct (“COC”) along with China and other ASEAN Member States which should be actionable, implementable, and in accordance with UNCLOS. The negotiation of COC has been initiated since November 2017, which is aimed to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea (frequently referred to as the DOC) based on a negotiating framework agreed in August 2017. Indonesia is an active participant in ASEAN-China Senior Officials on the Implementation of the DOC and the ASEAN-China Joint Working Group on the Implementation of the DOC, which meet on a regular basis all year round to review the implementation of the DOC and to negotiate the COC.

Indonesia has utilized its ASEAN Chairmanship in 2023 to accelerate the negotiation process of the COC, as it is important in maintaining security, safety, and stability in the region. It is hoped that the COC can become a set of rules to govern the conduct of parties in the South China Sea. In this case, the COC shall be based on international law, including UNCLOS in order to achieve a stable, safe and peaceful South China Sea region. The main elements of COC that Indonesia always emphasizes are preventing incidents; managing incidents (if they occur); and continuing with confidence building measures.

Indonesia continues to exercise its rights to pursue economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea, which is also referred to as a part of the South China Sea. The Government remains committed to overseeing and securing the exploration and exploitation activities, and refraining from any provocative actions in maintaining peace and stability in the region.

With regard to the presence of foreign-flagged vessels in the South China Sea, Indonesia acknowledges the freedom of navigation in the Indonesian EEZ in the North Natuna Sea/South China Sea in accordance with UNCLOS. Accordingly, Indonesia has taken action against foreign-flagged fishing vessels which violate Indonesia’s sovereign rights over its EEZ.

Sustainable Development Goals

In September 2021, the Republic published its SDGs Government Securities Framework for the issuance of green and blue bonds and sukuk and social and sustainability bonds and sukuk (which we collectively refer to as “green and SDG” securities). Under the framework, green and SDG securities will be issued to fund eligible expenditures with (a) green and blue focus of 10 categories, including (i) renewable energy, (ii) energy efficiency, (iii) resilience to climate change for highly vulnerable areas and sectors and disaster risk reduction, (iv) sustainable transport, (v) waste to energy and waste management, (vi) sustainable management of nature resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings, and (x) sustainable water and wastewater management, and (b) social focus of four categories, comprising (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services, and (iv) affordable basic infrastructure. The Republic believes that eligible expenditures will deliver environmental and social benefits and will be part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia which was published by the Ministry of National Development Planning (“Bappenas”) pursuant to the Presidential Regulation no. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities, and the Republic aims to achieve those targets or make substantial progress by 2030.

The Republic will implement an evaluation and selection process to seek to ensure that the proceeds from green and SDG securities are used for eligible expenditures. The process involves a budget tagging process where various ministries will select and tag projects that will be reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant green and SDG securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant green and SDG securities.

The Ministry of Finance will manage and allocate the proceeds from each issue of green and SDG securities and the ministries utilizing the proceeds will track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A green and SDG securities allocation register will be established to record the allocation of proceeds therefrom. For each issue of green and SDG securities, the Republic will report the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they will be published on a designated page of the Ministry of Finance’s website.

There is currently no market consensus on what precise attributes are required for a particular project or series of notes to be defined as “green” or “social,” and therefore the Republic gives no assurance that selected projects will meet expectations regarding environmental or social performance.

Although the projects will be selected in accordance with the categories recognized under the SDGs Government Securities Framework, and will be developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,										Nine Months Ended September 30,
	2018	%	2019	%	2020	%	2021	%	2022	%	2022	%	2023P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	332,299	2.2	336,673	2.1	307,606	2.0	320,009	1.9	363,620	1.9	264,612	1.8	294,217	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,615,152	17.6	2,782,921	17.6	2,760,435	17.9	2,946,895	17.4	3,228,155	16.5	2,389,910	16.5	2,593,956	16.6

Total Manufacturing Industry	2,947,451	19.9	3,119,594	19.7	3,068,042	19.9	3,266,906	19.3	3,591,775	18.3	2,654,522	18.3	2,888,174	18.5
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,931,813	13.0	2,060,269	13.0	1,993,989	12.9	2,199,935	13.0	2,516,592	12.8	1,863,550	12.9	2,015,031	12.9
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,417,317	9.6	1,488,986	9.4	1,575,280	10.2	1,672,938	9.9	1,805,454	9.2	1,409,449	9.7	1,505,697	9.7
Forestry and Logging	97,397	0.7	104,122	0.7	108,646	0.7	112,009	0.7	118,386	0.6	87,597	0.6	97,630	0.6
Fishery	385,908	2.6	419,635	2.7	431,469	2.8	469,594	2.8	505,061	2.6	369,254	2.6	410,185	2.6

Total Agriculture, Forestry, and Fishery	1,900,622	12.8	2,012,743	12.7	2,115,495	13.7	2,254,541	13.3	2,428,901	12.4	1,866,300	12.9	2,013,513	12.9
Mining and Quarrying
Oil, Gas and Geothermal Mining	460,170	3.1	439,603	2.8	332,560	2.2	461,703	2.7	587,597	3.0	438,396	3.0	384,341	2.5
Coal and Lignite Mining	401,277	2.7	368,891	2.3	283,195	1.8	603,138	3.6	1,296,912	6.6	929,721	6.8	900,003	5.8
Metal Ore	111,321	0.8	96,825	0.6	130,957	0.8	204,590	1.2	242,717	1.2	183,535	1.3	193,249	1.2
Other Mining and Quarrying	226,219	1.5	244,596	1.5	246,831	1.6	254,219	1.5	266,165	1.4	194,726	1.3	210,405	1.3

Total Mining and Quarrying	1,198,987	8.1	1,149,914	7.3	993,542	6.4	1,523,650	9.0	2,393,391	12.2	1,746,378	12.4	1,687,997	10.8
Construction	1,562,297	10.5	1,701,741	10.7	1,652,660	10.7	1,771,727	10.4	1,912,979	9.8	1,400,799	9.7	1,516,255	9.7
Government Administration, Defence Compulsory Social Security	541,686	3.7	571,584	3.6	585,960	3.8	586,703	3.5	605,117	3.1	443,668	3.1	455,735	2.9
Information and Communication	558,938	3.8	626,533	4.0	695,963	4.5	748,803	4.4	812,808	4.1	601,478	4.2	655,732	4.2
Transportation and Warehousing	797,777	5.4	881,505	5.6	689,552	4.5	719,610	4.2	983,530	5.0	699,249	4.8	905,031	5.8
Financial and Insurance Service	616,315	4.2	671,434	4.2	696,073	4.5	736,187	4.3	809,357	4.1	602,306	4.2	647,829	4.2
Education Service	481,747	3.2	522,354	3.3	551,227	3.6	557,656	3.3	566,625	2.9	411,961	2.8	425,080	2.7
Other*	1,699,126	11.5	1,863,492	11.8	1,837,207	11.9	1,923,043	11.3	2,109,362	10.8	1,551,225	10.7	1,700,528	10.9

Gross Value Added at Basic Prices	14,236,758	95.9	15,181,162	95.9	14,879,709	96.4	16,288,761	95.9	18,730,434	95.6	13,841,435	95.6	14,910,863	95.6
Taxes less Subsidies on Products	601,998	4.1	651,495	4.1	563,644	3.6	687,930	4.1	858,011	4.4	632,100	4.4	683,985	4.4

Total GDP	14,838,756	100.0	15,832,657	100.0	15,443,353	100.0	16,976,691	100.0	19,588,446	100.0	14,473,535	100.0	15,594,847	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,										Nine Months Ended September 30,
	2018	%	2019	%	2020	%	2021	%	2022	%	2022	%	2023P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	219,832	2.1	217,402	2.0	202,604	1.9	203,767	1.8	211,340	1.8	155,081	1.8	164,040	1.8
Non-Coal, Oil and Gas Manufacturing Industries	1,973,537	18.9	2,059,266	18.8	2,007,317	18.7	2,081,055	18.7	2,185,263	18.7	1,625,764	18.6	1,703,017	18.6

Total Manufacturing Industry	2,193,368	21.0	2,276,668	20.8	2,209,920	20.6	2,284,822	20.5	2,396,603	20.5	1,780,845	20.4	1,867,056	20.4
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,376,879	13.2	1,440,186	13.2	1,385,651	12.9	1,449,831	13.0	1,529,886	13.1	1,138,934	13.1	1,196,850	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,005,655	9.6	1,038,903	9.5	1,061,087	9.9	1,072,507	9.6	1,097,952	9.4	863,004	9.9	864,952	9.4
Forestry and Logging	62,982	0.6	63,218	0.6	63,199	0.6	63,247	0.6	62,449	0.5	46,881	0.5	48,176	0.5
Fishery	238,616	2.3	252,279	2.3	254,112	2.4	267,967	2.4	275,452	2.4	202,530	2.3	214,180	2.3

Total Agriculture, Forestry, and Fishery	1,307,253	12.5	1,354,399	12.4	1,378,399	12.9	1,404,191	12.6	1,435,853	12.3	1,112,415	12.7	1,127,308	12.3
Mining and Quarrying
Oil, Gas and Geothermal Mining	298,420	2.9	289,980	2.6	272,583	2.5	260,546	2.3	247,986	2.1	185,390	2.1	187,228	2.0
Coal and Lignite Mining	235,561	2.3	259,599	2.4	245,499	2.3	261,710	2.4	282,944	2.4	207,767	2.4	230,756	2.5
Metal Ore	103,719	1.0	88,003	0.8	105,829	1.0	130,000	1.2	153,413	1.3	113,510	1.3	118,593	1.3
Other Mining and Quarrying	158,804	1.5	168,624	1.5	166,564	1.6	169,844	1.5	173,804	1.5	127,781	1.5	133,723	1.5

Total Mining and Quarrying	796,505	7.6	806,206	7.4	790,475	7.4	822,100	7.4	858,147	7.3	634,448	7.3	670,300	7.3
Construction	1,048,083	10.1	1,108,425	10.1	1,072,335	10.0	1,102,518	9.9	1,124,725	9.6	831,949	9.5	864,724	9.4
Government Administration, Defence Compulsory Social Security	349,278	3.4	365,539	3.3	365,446	3.4	364,251	3.3	373,439	3.2	273,320	3.1	277,282	3.0
Information and Communication	538,763	5.2	589,536	5.4	652,063	6.1	696,506	6.3	750,389	6.4	555,995	6.4	599,960	6.5
Transportation and Warehousing	435,337	4.2	463,126	4.2	393,419	3.7	406,169	3.7	486,875	4.2	356,099	4.1	410,574	4.5
Financial and Insurance Service	415,621	4.0	443,093	4.0	457,487	4.3	464,638	4.2	473,615	4.0	355,020	4.1	369,842	4.0
Education Service	321,134	3.1	341,350	3.1	350,273	3.3	350,663	3.2	352,716	3.0	256,706	2.9	260,466	2.8
Other*	1,220,674	11.7	1,310,083	12.0	1,276,165	11.9	1,323,777	11.9	1,415,212	12.1	1,045,140	12.0	1,116,094	12.2

Gross Value Added at Basic Prices	10,002,893	95.9	10,498,610	95.9	10,331,632	96.4	10,669,465	96.0	11,197,461	95.6	8,340,870	95.6	8,760,456	95.6
Taxes less Subsidies on Products	422,959	4.1	450,545	4.1	391,367	3.6	450,613	4.0	512,937	4.4	380,892	4.4	401,787	4.4

Total GDP	10,425,852	100.0	10,949,155	100.0	10,722,999	100.0	11,120,078	100.0	11,710,398	100.0	8,721,761	100.0	9,162,243	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2018, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.8% during 2018, mainly driven by the machinery and equipment sub-sector, which grew by 9.5%. This was partially offset by a 1.4% contraction in the chemical, pharmaceutical and traditional medicine sub-sector.

In 2019, Indonesia’s manufacturing industries grew by 3.8% compared to 4.3% in 2018, mainly driven by the growth in non-coal, oil and gas manufacturing industries, which grew by 4.3%, offset by the contraction in coal, oil and gas refinery industry, which contracted by 1.1% in 2019.

In 2020, Indonesia’s manufacturing industries contracted by 2.9% compared to the 3.8% growth in 2019, primarily due to a 6.8% contraction in the coal, oil and gas refinery industry. Non-coal, oil and gas manufacturing industries declined by 2.5%, primarily due to contractions in the transport equipment industry and the machinery equipment industry, which contracted by 19.9% and 10.2%, respectively.

In 2021, Indonesia’s manufacturing industry grew by 3.4% compared to the 2.9% contraction in 2020. Non-coal, oil and gas manufacturing industries grew by 3.7%, mainly driven by growth in the transportation equipment industry, basic metal industry, and machinery and equipment industry sub-sector, which grew by 17.8%, 11.5% and 11.4% respectively.

In 2022, the manufacturing industry grew by 4.9%, compared to 3.4% in 2021. This was due to a growth of 5.0% in the non-coal, oil and gas manufacturing industries and a growth of 3.7% in the coal, oil and gas refining industry. The 5.0% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.8% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.7% in transportation equipment industry as a result of increased car production and a growth of 4.9% in food and beverages industry primarily because the growing demand for downstream natural resource products boosted refined crude palm oil production.

In the first nine months of 2023, the manufacturing industry grew by 4.8%, compared to the same period of 2022. This was due to a growth of 4.8% in the non-coal, oil and gas manufacturing industries and a growth of 5.8% in the coal, oil and gas refining industry, each as compared to the first same period of 2022. The 4.8% growth in the non-coal, oil and gas manufacturing industries was primarily driven by: a growth of 4.4% in the food and beverage industry primarily due to the increased production of crude palm oil and crude palm kernel oil and increased consumption during festive occasions such as Eid al-Fitr and Eid al-Adha; a growth of 14.6% in the metal goods, computers, electronics, optics, and electrical equipment industry; a growth of 11.4% in the transport equipment industry primarily due to domestic and international high demand, particularly for eco-friendly electric vehicles; and a growth of 12.5% in the base metal industry, primarily due to the increased export of steel and ferronickel commodities.

Wholesale and retail trade; repair of motor vehicles and motorcycles

The wholesale and retail trade; repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2018, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.0%, compared to 4.5% growth in 2017. This growth was mainly driven by the wholesale and retail trade of non-cars and motorcycles sub-sector, which grew by 5.0%. The wholesale and retail trade of cars and motorcycles, and repairs sub-sector grew by 4.9% in 2018.

In 2019, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.6% compared to 5.0% in 2018. This growth was mainly driven by the wholesale and retail trade of non-cars and motorcycles sub-sector, which grew by 4.8%. The wholesale and retail trade of cars and motorcycles, and repairs sub-sector grew by 3.7% in 2019.

In 2020, the wholesale and retail trade, repair of motor vehicles and motorcycles sector declined by 3.8% compared to the 4.6% growth in 2019, mainly driven by a 14.1% contraction in the wholesale, retail trade, and repairs of cars and motorcycles sub-sector. The wholesale and retail trade of non-cars and motorcycles sub-sector declined by 1.4%.

In 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 4.7% compared to the 3.8% decline in 2020.

This was mainly driven by the trade of cars, motorbikes and repair sub-sector, which grew by 12.1%, as a result of the implementation of sales tax incentives on luxurious goods which drives an increase in the number of car sales.

In 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 4.7% in 2021. This was driven by a growth of 5.9% in the trade of cars, motorbikes and repair subsector and a growth of 5.4% in the big trade and retail (not cars and motorcycles) subsector. These growths were driven by increased vehicle sales and the population’s increased visits to shopping areas, in line with the easing of mobility restrictions.

In the first nine months of 2023, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.1%, compared to the same period of 2022. This was driven by a growth of 6.2% in the trade of cars, motorbikes and repair subsector primarily due to increased sales of automobiles, motorcycles and spare parts, and a growth of 4.8% in the big trade and retail (not cars and motorcycles) subsector that is in line with the population’s increased visits to shopping areas for household consumption, following the lifting of large-scale social restrictions and the increased production of goods.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting and agriculture services, (ii) forestry and logging, and (iii) fishery.

In 2018, the agriculture, forestry, and fishery sector grew by 3.9%, the same rate as in 2017. This growth was mainly driven by the fishery sub- sector, which grew by 5.2% compared to 2017. The agriculture, livestock, hunting and agriculture services sub-sector and the forestry and logging sub- sector grew by 3.7% and 2.8%, respectively, in 2018.

In 2019, the agriculture, forestry, and fishery sector grew by 3.6% compared to 3.9% in 2018. This growth was mainly driven by the fishery sub- sector, which grew by 5.7% compared to 2018. The agriculture, livestock, hunting and agriculture services sub-sector and the forestry and logging sub- sector grew by 3.3% and 0.4%, respectively, in 2019.

In 2020, the agriculture, forestry, and fishery sector grew by 1.8% compared to 3.6% in 2019. This growth was mainly driven by the agriculture, livestock, hunting and agriculture services sub-sector, which grew by 2.1% compared to 2019. The fishery sub-sector grew by 0.7% and the forestry and logging sub-sector declined by 0.03%, in 2020.

In 2021, the agriculture, forestry and fishery sector grew by 1.8%, the same as in the previous year. This growth was mainly driven by the fishery sub-sector which grew by 5.5% due to an increased production of captured fish and seaweed cultivation. The agriculture, livestock, hunting, and agriculture services sub-sector grew by 1.1% and the forestry and logging sub-sector grew by 0.1% as compared to 2020.

In 2022, the agriculture, forestry and fishery sector grew by 2.3%, compared to 1.8% in 2021. This growth was mainly driven by a growth of 2.8% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 2.3% in agriculture, livestock, hunting, & agriculture services subsector partly due to the increases in rice, palm oil and cocoa production. The forestry and logging subsector declined by 1.3%, as compared to 2021, due to a significant decrease in log production in community forests.

In the first nine months of 2023, the agriculture, forestry and fishery sector grew by 1.3%, compared to the same period of 2022. The agriculture, livestock, hunting, and agricultural services subsector expanded by 0.2%, primarily driven by the growth of plantation crops and livestock, which increased by 1.8% and 1.7%, respectively. The growth rate in the agricultural sector weakened due to the impact of El Niño, which reduced the yields of food crops. The forestry and logging subsector and the fishing subsector grew by 2.8% and 5.8%, respectively.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2018	2019	2020	2021	2022
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice(1)	59,201	54,604	54,649	54,415	54,950
Cassava	16,119	16,350	16,271	15,731	14,951
Corn	21,655	22,586	17,489	18,147	22,357
Sweet Potato	1,806	1,516	1,604	1,424	1,511
Soybeans (shelled)	650	424	291	213	302
Peanuts (shelled)	457	420	416	399	380
Mung beans	207	196	199	211	133
Estate cash crops
Dry Rubber	3,630	3,301	3,037	3,045	2,717
Coffee	756	753	762	786	775
Cocoa	767	735	721	688	651
Tea	140	130	144	138	137
Sugarcane	2,172	2,227	2,131	2,351	2,406
Tobacco	195	270	261	245	222
Palm Oil	42,884	47,120	46,766	45,121	46,819
Livestock
Meat	4,779	4,888	4,555	4,547	4,947
Eggs	5,268	5,355	5,874	5,893	6,339
Milk	951	945	947	903	837
Fish products
Captured Fish	7,361	7,335	6,989	7,225	7,400
Farmed Fish	15,689	15,426	14,845	14,648	14,776
Forestry(2)
Logs	47,966	45,840	51,916	54,939	56,665
Sawn Timber	2,079	2,529	2,581	2,660	2,297
Plywood	4,214	4,158	3,863	4,461	4,207

Sources:    BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

(1)	Since 2018, the calculation of paddy harvested area data was carried out using the area sampling framework method, replacing the eye estimate method previously.
(2)	All units are in thousands of cubic meters.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2018, the mining and quarrying sector grew by 2.2% compared to 0.7% in 2017, primarily due to growth in the metal ore mining, the coal and lignite mining, and the other mining and quarrying sub-sectors, which grew by 9.0%, 4.0%, and 2.2%, respectively. This was partially offset by a contraction in the oil, gas and geothermal mining sub-sector, which contracted by 1.4% in 2018.

In 2019, the mining and quarrying sector grew by 1.2% compared to 2.2% in 2018, primarily due to growth in the coal and lignite mining and the other mining and quarrying sub-sectors, which grew by 10.2% and 6.2%, respectively. This growth was partially offset by a contraction in the metal ore mining and the oil, gas and geothermal mining sub-sectors, which contracted by 15.2% and 2.8%, respectively.

In 2020, the mining and quarrying sector declined by 2.0% compared to the 1.2% growth in 2019, primarily due to contractions in the oil, gas, and geothermal mining sub-sector and the coal and lignite mining sub-sector, which respectively contracted by 6.0% and 5.4%. This contraction was offset by a growth in metal ore mining sub-sector, which grew by 20.3%.

In 2021, the mining and quarrying sector grew by 4.0% compared to a contraction of 2.0% the previous year. This was mainly driven by the metal ore mining sub-sector, which grew by 22.8% due to increase in copper and gold production. The oil, gas and geothermal mining sub-sector contracted by 4.4% due to a decrease in the amount of oil production.

In 2022, the mining and quarrying sector grew by 4.4%, compared to 3.9% in 2021. This was mainly driven by a growth of 18.0% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 8.1% and the other mining and quarrying subsector saw a growth of 2.3%, due to the increased exports of mining commodities such as natural sand, precious stones, and natural asphalt. On the contrary, the oil, gas and geothermal mining subsector declined by 4.8%, as compared to 2021, due to unplanned shutdowns.

In first nine months of 2023, the mining and quarrying sector grew by 5.7%, compared to the same period of 2022. This was mainly driven by a growth of 11.1% in the coal and lignite mining industry, a growth of 4.6% in mining and other quarrying industry and a growth of 4.5% in metal ore mining industry. The growth of the mining and quarrying sector is in line with the completion of certain smelter construction projects.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “— Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. Pertamina, a state-owned enterprise, or SOE, plays an important role in the production of oil and gas in Indonesia.

Oil and gas exports contributed 9.5%, 7.0%, 5.1%, 5.3%, 5.4% and 6.1% to total exports in 2018, 2019, 2020, 2021, 2022 and the nine months ended September 30, 2023, respectively. In 2018, 2019, 2020, 2021, 2022 and the nine months ended September 30, 2023, oil gas revenues comprised 10.7%, 9.2%, 6.2%, 7.4%, 8.6% and 7.0%, respectively, of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector). The fluctuations in exports and contribution to domestic revenue are due to the natural decline in the reservoir performance and lack of discovery and production of replacement reserves, fluctuating commodities pricing during the period and also the growth of other sectors in the economy.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2018	2019	2020	2021	2022
	(in millions of barrels)
Pertamina	29	30	29	26	26
Production sharing contracts(2)	253	242	260	215	198

Total	282	272	259	241	224

Source:    Ministry of Energy and Mineral Resources

(1)	Includes production of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by (1) the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources (the “TECP”) and (2) the Special Task Force for Upstream Oil and Gas Business Activities (“SKK Migas”, which is a government entity responsible for supervising upstream oil and gas activities) based on reports received by SKK Migas from various oil and gas contractors. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year	Proven Crude Oil Reserves
(in million stock tank barrels)
2018	3,154.3
2019	2,483.9
2020	2,442.1
2021	2,245.2
2022	2,271.6

Source:    Ministry of Energy and Mineral Resources

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2018	2019	2020	2021	2022
	(in millions of barrels)
Production sharing contracts(2)	73	26	28	44	15
Government and government-designated(3)	1	0	4	0	0
Total	74	26	32	44	15

Source:    Ministry of Energy and Mineral Resources

(1)	Includes exports of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	As of December 31,					As of September 30,
	2018	2019	2020	2021	2022	2022	2023
	(in U.S. dollars per barrel)
ICP(1)	67.5	62.4	40.4	68.5	76.7	86.1	90.2

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2018	2019	2020	2021	2022

	(in millions of cubic feet)
Pertamina	371	349	314	324	311
Production sharing contracts(2)	2,463	2,298	2,129	2,109	2,058

Total	2,781	2,647	2,443	2,433	2,369

Source:    Ministry of Energy and Mineral Resources

(1)	Includes LPG.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the TECP and SKK Migas based on reports from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas)
2018	96.1
2019	49.7
2020	43.6
2021	41.6
2022	36.3

Source:    Ministry of Energy and Mineral Resources

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Grasberg Copper Mine

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009 (which was subsequently amended by Law No. 3 of 2020 enacted in June 2020 and further amended by Article 39 of the Law on Job Creation, as so amended, the “Mining Law”), two new types of licenses were created: ijin usaha pertambangan (“IUP”) and ijin usaha pertambangan khusus (“IUPK”). Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Pursuant to the Mining Law, contracts of work issued under the prior mining law, including PT Freeport Indonesia’s (“Freeport”) contract of work, will remain valid until the end of their terms. Under the current regulations, however, contract of work holders, including Freeport, are required to refine their mining products in Indonesia and, contract of work holders, including Freeport, are required to convert their contract of work into an IUPK to continue the export of concentrate.

On February 20, 2017, Freeport-McMoRan Inc. (“FCX”), the parent company of Freeport, the operator of the Grasberg copper mine in the province of Papua, announced that Freeport had provided to the Government formal notice of an impending dispute pursuant to the dispute resolutions provisions of the contract of work entered into between Freeport and the Government.

On April 4, 2017, the Government granted Freeport a temporary special mining permit, which was effective from February 2017 to October 2017. In August 2017, Freeport agreed to convert its contracts of work into an IUPK and to transfer to the Government a 51% stake in the Grasberg copper mine. Freeport also agreed to build a smelter to process copper concentrate in Indonesia in order to support job creation and increase the amount of processing work done in Indonesia. In exchange, the Government agreed to grant Freeport an initial five-year license expiring in 2021 and to extend Freeport’s permit to operate the mine for two additional ten-year terms until 2041, subject to the construction of certain smelters, submission of the applicable permit applications and certain other conditions.

On September 27, 2018, the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) or Inalum, entered into various agreements with FCX, Rio Tinto and other relevant parties in connection with Inalum’s acquisition of a 51.2% share ownership in Freeport Indonesia and other interests related to the Grasberg copper mine for a cash consideration of U.S.$3.85 billion.

The transaction was completed in December 2018, pursuant to which Inalum owns, directly and indirectly, 51.2% beneficial equity interest in Freeport Indonesia (subject to a dividend assignment mechanism to replicate the joint venture economics), and FCX’s ownership is 48.8%. FCX continues to manage the operations of Freeport Indonesia. The Government has granted Freeport Indonesia an IUPK to replace its contract of work, enabling Freeport Indonesia to conduct operations in the Grasberg minerals district through Freeport Indonesia an extension of mining rights through 2031, with rights to extend mining rights through 2041 subject to it completing the construction of a new smelter within five years of the closing of the transaction and fulfilling its defined fiscal obligations to the Government. The Government and FCX are currently in discussions around potentially extending Freeport Indonesia’s mining rights beyond 2041.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2018, the construction sector grew by 6.1% compared to 6.8% in 2017, primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

In 2019, the construction sector grew by 5.8% compared to 6.1% in 2018. This growth was primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

In 2020, the construction sector contracted by 3.3% compared to 5.8% growth in 2019. This contraction was primarily due to reduced construction activity as a result of Covid-19, which led to delayed completion of infrastructure projects.

In 2021, the construction sector grew by 2.8% compared to 3.3% contraction in 2020. This was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

In 2022, the construction sector grew by 2.0%, compared to 2.8% in 2021. This growth was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities, as the Covid-19 related social restrictions eased and the economy was recovering.

In the first nine months of 2023, the construction sector grew by 3.9%, compared to the same period of 2022. This growth was primarily due to the Government’s capital expenditure activities to support the National Strategic Projects and the New Capital City, as well as the increased construction activities carried out by private entities and households.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2018, the transportation and warehousing sector grew by 7.1%, compared to 8.5% in 2017. The sub-sector contributing the highest growth was railway transport at 10.7%, followed by warehousing and support activities for transportation; postal and courier at 7.9%, and sea transport and land transport at 7.2% and 7.1% respectively.

In 2019, the transportation and warehousing sector grew by 6.4% compared to 7.1% in 2018. The sub-sector contributing the highest growth was sea transport at 10.5%, followed by warehousing and support activities for transportation, postal and courier at 10.3%. This was partially offset by contraction in the air transport sub-sector, which contracted by 9.8%.

In 2020, the transportation and warehousing sector contracted by 15.1% compared to the 6.4% growth in 2019. The sub-sector contributing the highest contractions was air transport at 53.1%, followed by railways transport at 42.3%. This contraction was primarily due to mobility restriction during the Covid-19 pandemic.

In 2021, the transportation and warehousing sector grew by 3.2% compared to 15.1% decline in 2020. This was partly due to increased mobility in public transportation and recreational areas.

In 2022, the transportation and warehousing sector grew by 19.9%, compared to 3.2% in 2021. This was primarily due to a growth of 40.5% in warehousing and transportation support services, and post and courier, a growth of 66.9% in air freight and a growth of 8.7% in land transport.

In the first nine months of 2023, the transportation and warehousing sector grew by 15.3%, compared to the same period of 2022, due to the growths in all the subsectors. In particular, land transport grew by 9.6%, sea freight grew by 18.3%, air freight grew by 35.3%, and warehousing and transportation support services, and post and courier grew by 20.8%.

Information and Communication

In 2019, the information and communication grew by 9.4% compared to 7.0% in 2018. This growth was primarily due to an increase in the number of start-ups, game online industries, and construction of base transceiver stations.

In 2020, the information and communication grew by 10.6% compared to 9.4% in 2019. This growth was primarily due to an increase in data traffic in telecommunications industry as a result of the working from home and school from home arrangements.

In 2021, the information and communication sector grew by 6.8% compared to 10.6% in 2020. The slower growth was partly due to decline in the information industry, which includes the printing and paper goods industry.

In 2022, the information and communication sector grew by 7.7%, compared to 6.8% in 2021. This growth was in line with the increased data traffic among various telecommunication service providers as well as a growth in digital banking transactions and electronic money transactions.

In the first nine months of 2023, the information and communication sector grew by 7.9%, compared to the same period of 2022, partly due to the increased data internet usage among several mobile operators and the opening of new cinemas in various regions.

Financial and Insurance Service

In 2019, the financial and insurance service sector grew by 6.6%, compared to 4.2% in 2018. This growth was primarily due to a growth of 6.1% in financial intermediary services, a growth of 6.1% in insurance and pension fund and a growth of 5.7% in other financial services.

In 2020, the financial and insurance service sector grew by 3.2%, compared to 6.6% in 2019. This growth was primarily due to a growth of 4.0% in financial intermediary services and a growth of 4.0% in insurance and pension fund, partially offset by a decline of 0.6% in other financial services.

In 2021, the financial and insurance service sector grew by 1.6%, compared to 3.2% in 2020. This growth was primarily due to a growth of 2.7% in financial intermediary services, partially offset by a decline of 2.4% in other financial services.

In 2022, the financial and insurance service sector grew by 1.9%, compared to 1.6% in 2021. This growth was primarily due to a growth of 2.4% in financial intermediary services and a growth of 4.5% in other financial services.

In the first nine months of 2023, the financial and insurance service sector grew by 4.2%, compared to the same period of 2022. This growth was primarily due to a growth of 5.6% in financial intermediary services and a growth of 5.2% in other financial services.

Other sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

In this report, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure (at current prices)

	Year Ended December 31,										Nine Months Ended September 30,
	2018	%	2019	%	2020	%	2021	%	2022	%	2022	%	2023P	%

	(in billions of Rupiah and percentage of GDP)
GDP	14,838,756	100.0	15,832,657	100.0	15,443,353	100.0	16,976,691	100.0	19,588,446	100.0	14,473,535	100.0	15,594,847	100.0
Add: Imports of goods and services	3,275,145	22.1	3,013,944	19.0	2,415,496	18.9	3,189,857	18.8	4,094,153	20.9	3,025,274	20.9	3,009,215	19.3

Total supply of goods and services	18,113,901	122.1	18,846,601	119.0	17,858,849	118.9	20,166,548	118.8	23,682,598	120.9	17,498,809	120.9	18,604,062	119.3

Less: Exports of goods and services	3,116,546	21.0	2,943,533	18.6	2,676,514	21.6	3,634,391	21.4	4,797,690	24.5	3,533,530	24.4	3,342,014	21.4

Total domestic expenditure	14,997,355	101.1	15,903,069	100.4	15,182,336	97.3	16,532,157	97.4	18,884,908	96.4	13,965,279	96.5	15,262,047	97.9

Allocation of total domestic expenditure:
Household consumption expenditure	8,274,214	55.8	8,965,837	56.6	8,899,918	54.4	9,236,020	54.4	10,160,356	51.9	7,518,467	51.9	8,255,065	52.9
NPISHs consumption expenditure	180,893	1.2	206,094	1.3	201,452	1.2	207,916	1.2	228,958	1.2	169,476	1.2	188,577	1.2
Government consumption expenditure	1,338,639	9.0	1,394,615	8.8	1,491,172	9.1	1,569,496	9.2	1,500,693	7.7	993,719	6.9	1,039,746	6.7

Total consumption	9,793,746	66.0	10,566,547	66.7	10,592,541	64.8	11,013,432	64.9	11,890,007	60.7	8,681,662	60.0	9,483,388	60.8

Gross domestic fixed capital formation	4,791,211	32.3	5,121,371	32.3	4,491,937	30.8	5,227,854	30.8	5,697,279	29.1	4,171,336	28.8	4,506,636	28.9
Change in inventories (residual)(1)	412,397	2.8	215,150	1.4	97,858	1.7	290,871	1.7	1,297,622	6.6	242,098	1.7	1,272,023	1.8

Total domestic expenditure	14,997,355	101.1	15,903,069	100.4	15,182,336	97.3	16,532,157	97.4	18,884,908	96.4	13,095,095	90.5	15,262,047	97.9

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure (at constant 2010 prices)(1)

	Year Ended December 31,										Nine Months Ended September 30,
	2018	%	2019	%	2020	%	2021	%	2022	%	2022	%	2023P	%

	(in billions of Rupiah and percentage of GDP)
GDP	10,425,852	100.0	10,949,155	100.0	10,722,999	100.0	11,120,078	100.0	11,710,398	100.0	8,721,761	100.0	9,162,242	100.0
Add: Imports of goods and services	2,203,270	21.1	2,046,244	18.7	1,686,004	15.7	2,105,238	18.9	2,415,760	20.6	1,791,384	20.5	1,754,769	19.2

Total supply of goods and services	12,629,122	121.1	12,995,400	118.7	12,409,003	115.7	13,225,316	118.9	14,126,158	120.6	10,513,146	120.5	10,917,011	119.2

Less: Exports of goods and services	2,286,395	21.9	2,275,488	20.8	2,083,942	19.4	2,458,032	22.1	2,858,316	24.4	2,100,822	24.1	2,124,239	23.2

Total domestic expenditure	10,342,727	99.2	10,719,911	97.9	10,325,061	96.3	10,767,283	96.8	11,267,841	96.2	8,412,323	96.5	8,792,772	96.0

Allocation of total domestic expenditure:
Household consumption expenditure	5,651,456	54.2	5,936,399	54.2	5,780,223	53.9	5,896,707	53.0	6,187,190	52.8	4,608,928	52.8	4,836,766	52.8
NPISHs consumption expenditure	122,970	1.2	136,027	1.2	130,306	1.2	132,412	1.2	139,879	1.2	104,178	1.2	111,481	1.2
Government consumption expenditure	828,877	8.0	855,963	7.8	874,146	8.2	911,198	8.2	870,093	7.4	578,873	6.6	596,936	6.5

Total consumption	6,603,303	63.3	6,928,390	63.3	6,784,675	63.3	6,940,317	62.4	7,197,162	61.5	5,291,979	60.7	5,545,183	60.5

Gross domestic fixed capital formation	3,444,310	33.0	3,597,664	32.9	3,489,052	32.5	3,549,219	31.9	3,686,574	31.5	2,990,901	34.3	2,835,096	30.9
Change in inventories (residual)(2)	295,114	2.8	193,857	1.8	51,334	0.5	277,748	2.5	384,105	3.3	129,442	1.5	412,493	4.5

Total domestic expenditure	10,342,727	99.2	10,719,911	97.9	10,325,061	96.3	10,767,283	96.8	11,267,841	96.2	8,412,323	96.5	8,792,772	96.0

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.5% (±1.0%) for 2019 and 3.0% (±1.0%) for 2020 to 2023. The inflation target for 2024 is 2.5% (±1.0%). Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Inflation Management and Monitoring Team (Tim Pemantauan dan Pengendalian Inflasi (“TPI”)) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. The TPI also operates in Indonesia’s various regions to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index (“CPI”) as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,
	2018	2019	2020	2021	2022	2023
CPI(1)	135.4	139.1	105.7	107.7	113.6	116.6
Annual percentage year-on-year	3.1%	2.7%	1.7%	1.9%	5.5%	2.6%

Source:    BPS

(1)

Calculated on the basis of (i) 2012 CPI = 100 for 2018-2019, and (ii) 2018 CPI = 100 for 2020-2022 and 2023 to-date. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,
	2020	2021	2022	2023
Food, drinks, and tobacco	3.6	3.1	5.8	6.2
Clothing and Footwear	1.0	1.5	1.4	0.8
Housing, water, electricity, and household fuel	0.4	0.8	3.8	0.5
Household equipment, tools, and routine maintenance	1.0	2.7	4.9	1.6
Health	2.8	1.7	2.9	1.9
Transportation	(0.9)	1.6	15.3	1.3
Information, communication, and financial services	(0.4)	(0.1)	(0.4)	0.2
Recreation, sports, and culture	0.7	1.1	3.0	1.7
Education	1.4	1.6	2.8	2.0
Food and beverage providers/restaurant	2.3	2.7	4.5	2.1
Personal care and other services	5.8	1.7	5.9	3.6

Source: BPS

(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2018, annual inflation was 3.1%, which was lower than the 3.6% annual inflation in 2017. This was primarily due to smaller increases in the prices for: housing; transportation, communication, and financial service; clothing; and processed food, beverages and cigarettes, which increased at 2.4%, 3.1%, 3.5% and 3.9%, respectively.

In 2019, annual inflation was 2.7%, which was lower than the 3.1% annual inflation in 2018. This was primarily due to smaller increases in the prices for: housing; and transportation, communication, and financial service, which increased at 1.8% and 0.2%, respectively.

In 2020, annual inflation was 1.7%, which was lower than the 2.7% annual inflation in 2019. This was primarily due to deflation in the prices for: transportation; and information, communication, and financial services, which decreased at 0.9% and 0.4%, respectively. From January 2020, BPS has calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

In 2021, annual inflation was 1.9%, which was higher than the 1.7% annual inflation in 2020. This was primarily due to increases in the prices for: food, drinks and tobacco; food and beverage providers/restaurant; household equipment, tools, and routine maintenance; and personal care and other services, which increased at 3.1%, 2.7%, 2.7% and 1.7%, respectively.

In 2022, annual inflation was 5.5%, which was higher than the 1.9% annual inflation in 2021. This was primarily due to larger increases in the prices for most of the sectors. In particular, the annual inflation for food, drinks and tobacco; housing, water, electricity and household fuels; health; transport; recreation, sport and culture; and personal care and other services was 5.8%, 3.8%, 4.9%, 15.3%, 3.0% and 5.9% in 2022, respectively, compared to 3.1%, 0.8%, 2.7%, 1.6%, 1.1% and 1.7% in 2021, respectively.

In 2023, annual inflation was 2.6%, which was lower than the 5.5% annual inflation in 2022. This was primarily due to smaller increases in the prices for all the sectors except food, drinks and tobacco and information, communication and financial services. The annual inflation decreased the most for transport; housing, water, electricity, and household fuel; and household equipment, tools and routine maintenance. The annual inflation for these three sectors was 1.3%, 0.5% and 1.6% in 2023, respectively, compared to 15.3%, 3.8% and 4.9% in 2022, respectively.

Privatization of State-Owned Enterprises

The sale by the Government of shares in SOEs, which under Indonesian law are business entities whose capital is at least 51% directly owned by the state, to private investors has been an important means for the Government to promote private investment and to improve the efficiency, transparency, public accountability and corporate governance of the SOEs.

As of December 31, 2022, there were 74 SOEs, of which 13 were listed SOEs, 49 non-listed SOEs, and 12 special purpose entities. The Ministry of State-Owned Enterprises has organized these SOE into 13 clusters based on supply-chain linkages and industry similarities to increase synergies.

As of December 2022, these clusters comprise:

•	the Danareksa cluster (30 SOEs);

•	the Infrastructure cluster (nine SOEs);

•	the Logistic and Transportation cluster (eight SOEs);

•	the Insurance cluster (five SOEs);

•	the Banking cluster (four SOEs;

•	the Manufacture cluster (three SOEs);

•	the Tourism cluster (four SOEs);

•	the Food and Agri cluster (three SOEs);

•	the Energy cluster (two SOEs);

•	the Plantations cluster (two SOEs);

•	the Telco cluster (two SOEs);

•	the Health Care cluster (one SOE); and

•	the Mining cluster (one SOE).

The following table sets forth significant full and partial privatizations, and in some cases re-capitalizations, since 2011 (including prior periods where relevant):

State-Owned Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering	Proceeds to the Government		Proceeds to SOE

			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—		1,819
	2012	(3)	60.0	135.9		1,870
	2022	(10)	60.0	—		4,130
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—		3,187
	2014	(3)	60.5	11.2		1,449
	2022	(10)	60.5	—		12,860
PT Kertas Basuki Rachmat Tbk(1)	2011		—	2.6	(2)	—
PT Atmindo Tbk(1)	2011		—	9.0	(2)	—
PT Jakarta International Hotel Development, Tbk(1)	2011		—	18.5	(2)	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—		1,171
	2015	(6)	68.0	—		5,289
	2021	(8)	75.4	—		9,444
PT Semen Baturaja (Persero) Tbk	2013		76.2	—		1,309
PT Sarana Karya (Persero)(4)	2013		—	48.2		—
PT Kertas Padalarang (Persero)(5)	2013		—	12.1		—
PT Aneka Tambang (Persero) Tbk(6)	2015		65.0	—		5,381
PT Adhi Karya (Persero) Tbk(6)	2015		51.0	—		2,727
	2022	(10)	64.3	—		2,670
PT Wijaya Karya (Persero) Tbk(6)	2016		65.0	—		6,149
PT Krakatau Steel (Persero) Tbk(6)	2016		80.0	—		1,875
PT Pembangunan Perumahan (Persero) Tbk(6)	2016		51.0	—		4,412
PT Jasa Marga (Persero) Tbk(6)	2016		70.0	—		1,786
PT Bank Rakyat Indonesia (Persero) Tbk(7)	2021		56.8	—		95,900
PT Semen Indonesia (Persero) Tbk(9)	2022		51.2	—		5,410

Source:    Ministry of State-Owned Enterprises.

(1)	Minority Ownership by Government.
(2)	Sale of unsold shares from 2007.
(3)	Rights issue through the issuance of new shares.
(4)

Pursuant to Government Regulation No. 91 of 2013, sales of shares held by the Republic in PT Sarana Karya (Persero) have been made using strategic sales method to PT Wijaya Karya (Persero) Tbk with total gross proceeds of Rp50 billion on December 31, 2013.

(5)

Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on 18 December 2013.

(6)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, from the Government.
(7)

Rights issue due the consolidation of SOEs for the establishment of ultra-micro holdings with PT Bank Rakyat Indonesia (Persero) as the parent company and PT Permodalan Nasional Madani and PT Pegadaian as subsidiaries.

(8)	Rights issue of PT Waskita Karya (Persero) for business restructuring and the capital injection from the Government.
(9)	Rights issue of PT Semen Indonesia (Persero) as the result of non-cash capital injection in framework of cement holding.
(10)	Rights issue of Adhi Karya, Bank Tabungan Negara dan Garuda Indonesia as the result of cash capital injection from the Government.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
Sector	2018(1)		2018(1)		20191)		2019(1)		2020(1)		2020(1)		2021(1)		2021(1)		2022(1)		2022(1)		2023(1)		2023(1)
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Agriculture, forestry and fishing	39.8	30.7	36.6	29.0	39.1	29.7	35.5	27.5	39.0	29.2	38.2	29.8	38.8	29.6	37.1	28.3	40.6	30.0	38.7	28.6	40.7	29.4	39.5	28.2
Mining and quarrying	1.4	1.1	1.5	1.2	1.4	1.0	1.4	1.1	1.3	1.0	1.4	1.1	1.4	1.0	1.4	1.1	1.6	1.2	1.5	1.1	1.7	1.2	1.7	1.2
Manufacturing	18.2	14.0	18.5	14.7	18.5	14.0	19.2	14.9	18.7	14.0	17.5	13.6	17.8	13.6	18.7	14.3	18.7	13.8	19.2	14.2	18.8	13.4	19.4	13.8
Electricity, gas, steam and air conditioning supply	0.3	0.3	0.3	0.3	0.3	0.2	0.4	0.3	0.3	0.3	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.2	0.4	0.3	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.4	0.3	0.5	0.4	0.4	0.3	0.5	0.4	0.5	0.3	0.5	0.4	0.5	0.4	0.6	0.4	0.5	0.4	0.5	0.4	0.6	0.4	0.5	0.4
Construction	7.2	5.6	8.5	6.7	7.8	5.9	8.7	6.7	8.1	6.1	8.1	6.3	7.9	6.1	8.3	6.3	8.2	6.0	8.5	6.3	8.6	6.2	9.3	6.6
Wholesale and retail trade, repair of motor vehicles and motorcycles	23.9	18.5	23.5	18.6	24.8	18.9	24.2	18.8	24.8	18.6	24.7	19.2	25.2	19.2	25.7	19.6	25.8	19.0	26.2	19.4	26.2	18.9	26.6	19
Transportation and storage	5.2	4.0	5.5	4.3	5.3	4.0	5.7	4.4	5.5	4.1	5.6	4.4	5.3	4.1	5.4	4.2	5.7	4.2	5.8	4.3	5.8	4.2	6.2	4.4
Accommodation and food service activities	8.2	6.3	7.8	6.1	8.9	6.8	8.6	6.7	9.1	6.8	8.5	6.7	9.2	7.0	9.2	7.0	9.6	7.1	9.6	7.1	10.2	7.3	10.8	7.7
Information and communication	1.0	0.8	0.9	0.7	1.0	0.7	0.9	0.7	1.0	0.7	0.9	0.7	1.1	0.8	1.0	0.8	1.1	0.8	1	0.7	1.2	0.9	1	0.7
Financial and insurance activities	1.7	1.3	1.8	1.4	1.8	1.4	1.8	1.4	1.8	1.4	1.6	1.2	1.5	1.2	1.6	1.2	1.5	1.1	1.6	1.2	1.6	1.2	1.6	1.2
Real estate activities	0.3	0.2	0.4	0.3	0.3	0.3	0.4	0.3	0.4	0.3	0.4	0.3	0.5	0.4	0.4	0.3	0.4	0.3	0.5	0.3	0.5	0.3	0.5	0.3
Professional, scientific and technical activities, Administrative and support service activities	1.6	1.2	1.7	1.3	1.7	1.3	1.9	1.5	1.8	1.4	1.8	1.4	1.9	1.4	2.0	1.5	1.9	1.4	2.2	1.7	2.1	1.5	2.3	1.7
Public administration and defence, compulsory social security	5.5	4.2	4.8	3.8	5.2	4.0	4.9	3.8	5.4	4.1	4.6	3.6	4.7	3.6	4.9	3.7	4.6	3.4	4.9	3.6	4.7	3.4	4.9	3.5
Education	6.4	5.0	6.2	4.9	6.7	5.1	6.4	5.0	7.1	5.3	6.0	4.7	6.5	5.0	6.5	5.0	6.6	4.9	6.5	4.8	6.7	4.7	6.9	5
Human health and social work activities	2.0	1.6	1.9	1.5	2.0	1.5	2.0	1.5	2.2	1.7	2.0	1.6	2.3	1.8	2.2	1.7	2.4	1.8	2.2	1.7	2.5	1.8	2.2	1.6
Other service activities	6.3	4.9	6.1	4.8	6.4	4.9	6.4	4.9	6.2	4.7	6.4	5.0	6.4	4.9	5.8	4.4	5.9	4.3	6	4.5	6.4	4.6	6.4	4.6

Total	129.5	100.0	126.3	100.0	131.7	100.0	128.8	100.0	133.3	100.0	128.5	100.0	131.1	100.0	131.1	100.0	135.6	100.0	135.3	100	138.6	100	139.9	100

Source:    BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2018		2018		2019		2019		2020		2020		2021		2021		2022		2022		2023		2023
	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)
Male	77.6	60.0	77.7	61.5	78.9	59.9	79.4	61.6	80.7	60.5	77.8	60.5	78.6	59.9	79.3	60.5	82.3	60.7	82.6	61.0	84.2	60.8	85.2	61.0
Female	51.9	40.0	48.6	38.5	52.8	40.1	49.4	38.4	52.6	39.5	50.7	39.5	52.5	40.1	51.8	39.5	53.3	39.3	52.7	39.0	54.4	39.2	54.6	39.0

Total	129.5	100.0	126.3	100.0	131.7	100.0	128.8	100.0	133.3	100.0	128.5	100.0	131.1	100.0	131.1	100.0	135.6	100.0	135.3	100.0	138.6	100.0	139.9	100.0

Source:    BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2018		2018		2019		2019		2020		2020		2021		2021		2022		2022		2023		2023
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Employed	129.5	94.9	126.3	94.7	131.7	95.0	128.8	94.8	133.3	95.1	128.5	92.9	131.1	93.7	131.1	93.5	135.6	94.2	135.3	94.1	138.6	94.5	139.8	94.7
Unemployed (2)	7.0	5.1	7.1	5.3	6.9	5.0	7.1	5.2	6.9	4.9	9.8	7.1	8.8	6.3	9.1	6.5	8.4	5.8	8.4	5.9	8.0	5.5	7.9	5.3

Total	136.4	100.0	133.4	100.0	138.6	100.0	135.9	100.0	140.2	100.0	138.2	100.0	139.8	100.0	140.2	100.0	144.0	100.0	143.7	100.0	146.6	100	147.7	100.0

Source:    BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of February 2020, immediately prior to the severity of the Covid-19 outbreak in the country, Indonesia had its lowest unemployment rate in ten years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs. Indonesia’s unemployment rate rose after the Covid-19 outbreak, but declined since February 2022, as a result of the easement of social restrictions and the post-Covid economic recovery.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year. Due to the Covid-19 pandemic, most provinces have not increased the minimum wage for 2021.

The Government increased the average minimum wage of each province by 1.1% for 2022. The figure was obtained through the new guidelines on the minimum wage under Government Regulation No. 36 of 2021 (“GR 36/2021”).

The Government increased the average minimum wage of each province by 7.3% for 2023. The figure was obtained through the new guidelines on the minimum wage under GR 36/2021 as amended by Government Regulation No. 51 of 2023 on the Amendment to GR 36/2021.

Year	National average minimum wage	Increase in average minimum wage
2018	Rp2,268,874.2	9.3%
2019	Rp2,455,662.2	8.2%
2020	Rp2,672,370.8	8.9%
2021	Rp2,687,723.7	0.0%
2022	Rp2,725,505.0	1.4%
2023	Rp2,923,309.4	7.3%

Source:    Ministry of Manpower

Pension and Health Funds

The pension system in Indonesia consists of compulsory and voluntary pension funds. The compulsory system includes health insurance for Government employees (not including employees of SOEs) administered by PT Askes (Persero), pension plans for Government employees (not including employees of SOEs) administered by PT Taspen (Persero), old age savings for the police and armed forces administered by PT Asabri and old age security for private sector and SOEs employees (in companies that meet minimum requirements stipulated in the relevant law) administered by PT Jamsostek (Persero).

The establishment of pension funds for non-government employees is regulated by Law No. 4/2023 (as defined below) that provides for the establishment of two types of pension funds: employer pension funds, which are provided by a private employer to its employees, and financial institution pension funds, which are formed by a bank or insurance company that aims to manage pension funds for employees and self-employed who want to have a pension fund. In addition, the law and several government regulations and decrees specify the types of assets that these pension funds may acquire, as well as the permissible allocation of investments among assets and asset classes.

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial (“BPJS”)), i.e., Law No. 24 of 2011 on Social Security Administering Agencies (“Law No. 24 of 2011”). The BPJS consists of the (i) BPJS for Health Coverage (“ BPJS Kesehatan”), which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers (“BPJS Ketenagakerjaan”), which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Jamsostek (Persero) and PT Askes (Persero), on January 1, 2014. In December 2022, Law No. 24 of 2011 was amended by the Law on Job Creation.

In order to implement the BPJS, PT Asabri (Persero) and PT Taspen (Persero) will assign: (i) the provision of healthcare benefits and pensions for police and armed forces to be administered by PT Asabri (Persero) and (ii) the provision of pensions and retirement benefits to be administered by PT Taspen (Persero) and BPJS Ketenagakerjaan. The assignments are expected to be completed by no later than 2029.

The Law on Job Creation and Law No. 24 of 2021 together amended Law No. 40 of 2004 on the National Social Security System by adding the Unemployment Benefits Program (Jaminan Kehilangan Pekerjaan (“JKP”)). Prior to the effectiveness of the Law on Job Creation, unemployment benefit was not a part of Indonesia’s social security program. Under Law of Job Creation and its implementing regulation, employers are mandated to register their employees in JKP program. The benefits include hard cash, access to job market information and job training, all of which are accessible in the event of employment termination.

Income Distribution

As of March 2023, Indonesia had a Gini Index of 0.388. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality. In practice, the lowest value does not go below 0.2 and the highest value may reach 0.6.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfil food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 25.9 million, or 9.4% of the population, as of March 2023.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In 2022, Java contributed 56.5% of Indonesia’s GDP, Sumatera contributed 22.0%, Kalimantan contributed 9.2%, Sulawesi contributed 7.0%, Bali and Nusa Tenggara contributed 2.7%, and Maluku and Papua contributed 2.5%. In the first nine months of 2023, Java contributed 57.1% of Indonesia’s GDP, Sumatera contributed 22.2%, Kalimantan contributed 8.1%, Sulawesi contributed 7.3%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.6%.

The Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds has become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

Through the implementation of Law No. 1 of 2022 on the Financial Relations between the Central Government and the Regional government, with respect to, among other things, budget allocation and deficit provisions), the Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds have become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

From 2018 to 2022, the budget for transfers to regions and village funds on average increased by 1.2% per year. The increase in transfers to the regions in recent years has been instrumental in improving delivery of basic public services in the area. For more information, see “— Government Revenues and Expenditure.”

The Law on Job Creation

The “Law on Job Creation” refers to Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation (“GR 2/2022”) together with Law No. 6 of 2023 on the Enactment of GR 2/2022 as Law (“Law 6/2023”).

On November 2, 2020, the President signed Law No. 11 of 2020 on Job Creation (“Law 11/2020”), an omnibus law that amended or revoked more than 70 existing laws and regulations. Law 11/2020 aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Nusantara Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth. The Nusantara Investment Authority will have a two-tiered board, comprising a five-member supervisory board co-chaired by the Minister of Finance and the Minister of State-Owned Enterprises and a five-member independent board of directors.

Law 11/2020 mandates the issuance of implementing government regulations and presidential regulations that will significantly influence how the law is substantively implemented. Since February 2021, the government issued forty nine (49) of the implementing regulations for the Law on Job Creation. The implementation of Law 11/2020 is carried out through the enactment of Government Regulation No. 5 of 2021 on the Implementation of Risk-Based Business Licensing (as partially revoked) (“GR 5/2021”), which regulates the business permit based on risk-based business licensing, the purpose of which is to improve the investment ecosystem and business activities to make it more effective and simpler as well as to oversee transparent, structured, and accountable business activities. Furthermore, for the purpose of the implementation of the GR 5/2021, the Government issued the Central Statistics Agency Regulation No. 2 of 2020, which regulates the new Standard Classification of Indonesian Business Fields (“KBLI”) 2020 and replaces the KBLI 2017. The business permit has to comply with the KBLI 2020, which is a standard reference, coordination, integration and synchronization of statistical operations.

The Government issued GR 2/2022 on December 30, 2022, effective the same day. This followed and was part of the responses to the Constitutional Court Decision No. 91/PUU-XVIII/2020 made in November 2021, which rendered Law 11/ 2020 conditionally unconstitutional and gave the Government two years, until November 2023, to amend the law. GR 2/2022 was enacted as law, effective March 31, 2023, by Law 6/2023. The Law on Job Creation replaces Law 11/2020. All implementing regulations of Law 11/2020 remain valid provided that they are not in contradictory to the Law on Job Creation.

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty.

The Government has introduced a number of sector-specific reforms to encourage infrastructure development, including the requirement that the relevant ministries prepare long-term infrastructure development master plans for their respective sectors. See “— Government and Political Developments.”

According to Presidential Regulation No. 3 of 2016 on Acceleration of the Implementation of the National Strategic Projects, as lastly amended by Presidential Regulation No. 109 of 2020, and Coordinating Ministry for Economic Affairs Regulation No. 7 of 2021 on the Amendment of List of National Strategic Projects, as lastly amended by Coordinating Ministry for Economic Affairs Regulation No. 8 of 2023, the Government has selected a list of projects called National Strategic Projects, which currently consists of 204 projects across 14 sectors (toll road, seaport, airport, railway, industrial estate, housing, dam and irrigation, water and sanitation, sea wall, energy, technology, agriculture, education and tourism), and 13 programs (electricity, economic equality, border zones, toll access, national strategic tourism areas, waste to energy installation, development of smelters, food estate provision, development of super-hubs, development of economic areas, special economic zones, sugar and palm oil industry revitalization and development of eco-city areas).

In addition to maintaining and upgrading existing infrastructure, the Government has identified a number of priority infrastructure projects under the Coordinating Minister of Economic Affair Regulation No. 12 of 2015 on Acceleration in Preparing Priority Infrastructure, as amended by Coordinating Minister of Economic Affair Regulation No. 5 of 2017. The Committee for Acceleration of Priority Infrastructure Delivery (Komite Percepatan Penyediaan Infrastruktur Prioritas (“KPPIP”)) has designated 51 priority projects in eight main sectors: roads and bridges, water and sanitation, refineries, electricity, ports, public transportation, railways, and information technology. The priority projects have an estimated cost of Rp2,665.5 trillion and are eligible to receive certain direct administrative support provided by KPPIP. As of December 31, 2022, 15 priority projects have been completed, 10 priority projects have been partially operational, and 17 priority projects have entered the construction stage. Meanwhile, there are six priority projects that are still in the preparation stage and another three priority projects that are still in the transaction process. The Government expects the remainder to be completed between 2023 and 2027.

As part of the Government’s National Medium-Term Development Plan 2020-2024 (the “RPJMN 2020-2024”), the Government has selected a list of major projects called Strategic Priority Projects, which consists of 41 major projects with main focus areas, among others, regulation and policy harmonization, tourism, industrial area, agriculture and fishery, renewable energy, ports, regional development, disaster recovery, skill improvement and education, roads and bridges, railways, public transportation, refineries, electricity, information technology, water and sanitation as well as housing.

The Government estimates that the total cost of the infrastructure projects under the National Strategic Projects will be approximately Rp5,918 trillion. Indonesia’s infrastructure investment requirements exceed available public sector funding. As a result, the Government expects to pay for approximately 31.0% of this cost using public sector funding (state budgets, SOEs and regional SOEs) as well as private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships (“PPPs”)), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs— from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “ — Public Debt — Contingent Liabilities.” Apart from large, strategic projects, the Government also recognizes the importance of small-scale PPP projects and makes it the focus of the presidential regulation program for the acceleration of regional development.

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for road maintenance and construction are insufficient, and the Government is encouraging private participation and investment in building toll roads, mostly in Java, Sumatera and Sulawesi.

In the railways sector, by 2030 the railway network is expected to cover 12,100 km and achieve passenger share of approximately 11.0%-13.0%, and freight transport share of approximately 15.0%-17.0%. In addition, the plan provides strategies for the Government to achieve its goals by 2030, such as strategies regarding railway network development, increasing security and safety, technology transfer and industrial development, human resources development, institutional development, investment and financing.

In addition, railway projects are expected to be developed in the provinces of Aceh, North Sumatera, West Sumatera, South Sumatera and South Sulawesi, as well as in Java and several urban railways in Jakarta, Bandung, Yogyakarta, Surabaya and Medan. The Government is also studying the feasibility of railway projects in Kalimantan and Papua and an elevated train and subway system in Jakarta.

Construction of the first phase of the Jakarta Mass Rapid Transit (“MRT”), connecting Lebak Bulus to Bundaran Hotel Indonesia, commenced in 2013. Phase One constitutes approximately 15.7 km out of a total of approximately 23.8 km and was completed and operational in March 2019. Construction for the second phase of the Jakarta MRT, connecting Bundaran Hotel Indonesia to Kota Station and West Ancol has commenced.

Construction of the Light Rail Transit in South Sumatera and the Jakarta, Bogor, Depok and Bekasi region commenced in 2015. Construction in South Sumatera was completed in 2018. Construction in Jakarta, Bogor, Depok, Bekasi and Cibubur was completed and commenced commercial operation in 2023.

Indonesia’s first high-speed railway, which connects Jakarta and Bandung, was constructed from 2016 to 2023 and commenced commercial operation in October 2023. In addition, two additional bus-way corridors have been developed and the construction of the remaining sections of the tolled ring road circling the outer city of Jakarta, the Jakarta Outer Ring Road, has been completed.

Energy related projects

The Government has included the construction of 27,000 MW Power Plant, 19,000 KMS Transmission System, and 38,000 MVA Main Station to develop the electricity sector in Indonesia, as parts of the 41 Strategic Priority Projects under the RPJMN 2020-2024.

Currently, the Government is guided by policy objectives set out in the Government Annual Work Plan Document 2020, which provides a general framework for the preparation of specific work plans and budgets by the various ministries. These policy objectives are:

(i)	Improving the management on energy and electricity, including the funding aspect through several measures:

a)	implementation of electrical industry management to achieve transformation into an efficient and transparent industry;

b)	implementation of optimal energy and electricity tariff and pricing;

c)	promotion of wider access and utilization of renewable energy sources and energy efficiency measures by implementing creative funding schemes and providing incentive grants; and

d)	provision of extra funding to provide better access to energy and electricity for low-income families.

(ii)	Developing sustainable and efficient energy and electricity resource management through several measures:

a)	optimizing the use of renewable energy, such as geothermal, water, sun, and biomass to create an optimal mixture of energy sources;

b)	improvement of energy efficiency through the development of energy service companies and smart grid system; and

c)	utilization of high efficiency and low emission technologies.

(iii)	Expanding access to and improving the service quality of energy and electricity to make it more affordable for the society through several measures:

a)	development of on grid and off grid network system;

b)	expansion, rehabilitation, and upgrades of transmission system and distribution with improved information system management and data control;

c)	utilization of economically-efficient cooking method and fuel, such as urban gas distribution network, liquefied petroleum gas, electrical stove and clean cook stove; and

d)	governmental direct subsidy on energy and electricity.

(iv)	Improving the energy and electricity supply through several measures:

a)	fulfillment of energy demand with better energy supply based on regional development plans;

b)	improvement of oil and natural gas refineries infrastructure;

c)	guaranteed primary energy supply from domestic resources; and

d)	development of operational back up supply of fuels and liquefied natural gas from domestic resources.

Based on the National Medium Term Plan to develop the electricity sector in Indonesia, the Government is guided by policy objectives as provided in the Government Annual Work Plan Document 2018, which provides a general framework for the preparation of specific work plans and budgets by the various ministries. These policy objectives are:

(i)	accelerating the development of energy and electricity infrastructure;

(ii)	expanding access to energy and electricity infrastructure to rural, remote, border areas, and to the areas of economic activity

(iii)	promoting energy diversification;

(iv)	improving funding and pricing policies;

(v)	encouraging private participation; and

(vi)	encouraging the use of local components and inputs.

Telecommunications

The Government aims to reduce the digital divide between rural and urban areas. One Government initiative to achieve this reduction is to implement the Universal Service Obligation (“USO”), which aims at providing broadband access to villages in non-commercial areas using facilities placed in schools, community health centers, or rural government offices.

Due to the importance of broadband network access to the improvement of economic growth, the Government introduced the Indonesia Broadband Plan (“IBP”), which consists of a policy document and an implementation plan. The policy document outlines Indonesia’s current broadband ecosystem, the use of broadband as a strategy to improve Indonesia’s competitiveness, and the policies and strategies for developing Indonesia’s broadband. The implementation plan includes a detailed action plan for the broadband infrastructure project and its development.

One of the Government’s major projects in telecommunication is the Palapa Ring Broadband project. This Rp21 trillion (U.S.$1.55 billion) project comprises three sections, west, central and east, and will span 13,000 kilometers. It aims to construct a broadband network across Indonesia’s 57 cities, as well as in frontier, outermost and remote regions. In July 2017, telecommunication developer PT Palapa Timur Telematika commenced the construction of a broadband network in eastern Indonesia under the Palapa Ring Broadband project, which was completed in October 2019.

Under the RPJMN 2020-2024, one of the Strategic Priority Projects is information, communication and technology infrastructure to support digital transformation, to reduce the digital gap and provide fast internet services to support the digitization of the economic, social and government sectors. The RPJMN 2020-2024 also laid out the policies and target for the development and utilization of information, communication and technology infrastructure, including improving fixed and mobile broadband network coverage, increasing population served by digital broadcasting and facilitating new start-up unicorns.

Foreign Investment

Foreign investment in Indonesia is primarily governed under Law No.25 of 2007 on Capital Investment (as partially amended by Law on Job Creation) (the “2007 Investment Law”). Pursuant to 2007 Investment Law, the Government has enacted a list of among others (i) sectors that are restricted for any investment and (ii) sectors that are open for investment with certain requirements (e.g. maximum foreign ownership or limited to certain locations) by issuing a presidential regulation. Any sector that is not included in the list is open for foreign investment without restriction.

As part of the implementing regulations to the Law on Job Creation, in 2021, the government enacted a new investment list. The new investment list notably reduces a considerable number of sectors that are open for investment with certain requirements, from previously 350 sectors to 46 sectors. Sectors that are not listed are generally fully open for any investment (domestic or foreign investment) without any ownership restriction/limitation.

With the issuance of GR 5/2021, as part of the Government’s ease of doing business initiative, the Government, among other things, launched the OSS system and changed the applicable licensing policy from a “pre-approval” regime to a “post evaluation” regime. These initiatives are also applicable to foreign investments.

The 2007 Investment Law provides certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Companies’ income tax holidays or reductions within certain amounts and periods may only be granted to a new investment in a pioneer industry, namely an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy.

The Government has also taken other measures to attract more foreign direct investment, including measures described in the Government’s economic policy packages. See “— Government and Political Developments.”

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal (“BKPM”)) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Direct Investments
Equity Capital	19,993	25,069	19,348	20,566	22,888	17,513	15,169
Debt instrument	(1,083)	(76)	(173)	647	1,915	2,036	1,191

Total direct investments	18,910	24,994	19,175	21,213	24,803	19,549	16,360
Portfolio investments:
Equity securities	(3,668)	(397)	(4,362)	3,131	671	1,982	676
Debt securities	18,151	21,978	8,929	3,732	(7,256)	(7,598)	(805)

Total portfolio investments	14,483	21,581	4,567	6,863	(6,585)	(5,616)	(128)
Financial derivatives	(584)	(730)	(1,291)	(1,143)	(1,286)	(811)	(710)
Other investments	11,499	6,059	2,264	(726)	(599)	414	(2,018)

Total foreign investment	44,308	51,903	24,715	26,207	16,332	13,536	13,504

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
North America	(3,997)	2,199	786	1,751	2,029	1,225	702
USA	(3,936)	1,247	613	1,691	2,016	1,219	682
Canada	(25)	852	17	38	12	6	19
Other North America(2)	(37)	99	156	22	1	1	1
Central and South America	798	439	1,580	(70)	(549)	(244)	565
Argentina	(0)	(0)	0	0	0	0	0
Brazil	17	10	3	18	(22)	(20)	(0)
Mexico	1	1	0	1	2	1	(1)
Cayman Islands	84	235	101	(7)	(380)	95	(46)
Other Central and South America	696	193	1,476	(81)	(149)	(320)	612
Europe	1,097	2,801	(1,055)	1,037	1,765	1,191	1,942
European Union and United Kingdom	540	2,445	(1,039)	999	1,634	1,103	1,803
Austria	99	132	58	(40)	135	77	100
Belgium	(13)	26	(17)	96	3	10	40
Denmark	3	27	5	(15)	(3)	(1)	3
Finland	54	(159)	15	1	86	42	(5)
France	63	528	(46)	38	221	201	52
Germany	565	383	(48)	9	18	(10)	38
Greece	(0)	0	0	0	0	0	(0)
Ireland	181	122	41	38	16	(3)	116
Italy	(335)	(669)	(403)	(406)	(351)	(351)	(214)
Luxembourg	47	99	(1)	(1)	24	19	374
Netherlands	522	289	(115)	397	272	406	577
Portugal	(0)	0	0	0	0	(0)	(0)
Spain	1	5	12	20	(7)	2	3
Sweden	(305)	23	(8)	142	9	11	15
United Kingdom	(333)	1,636	(532)	719	1,209	699	705
Other European Union	(10)	1	(0)	0	2	1	(1)
Russia	1	0	23	0	1	1	1
Turkey	20	41	4	4	3	2	20
Other Europe	536	315	(43)	34	126	84	119
Asia	22,303	17,831	17,202	18,668	21,818	17,627	11,781
Japan	5,679	8,319	2,089	1,961	1,796	1,123	1,542
People’s Republic of China	3,398	811	904	5,076	3,586	2,595	1,373
South Korea	109	1,053	1,557	770	1,829	1,378	1,022
India	85	57	302	227	521	387	87
Hong Kong SAR	1,161	453	2,850	3,118	2,437	1,916	2,877

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Taiwan	31	119	944	109	796	824	(6)
Saudi Arabia	1	1	40	2	0	(0)	2
ASEAN	11,157	6,880	7,928	7,404	10,715	9,388	4,445
Brunei Darussalam	(3)	(3)	(0)	0	1	1	0
Cambodia	1	0	2	1	3	1	1
Lao PDR	—	—	—	—	—	—	—
Malaysia	621	(608)	415	(26)	991	403	56
Myanmar	1	(0)	1	0	(1)	(1)	(0)
Philippines	17	15	0	5	104	102	10
Singapore	10,334	6,316	4,177	5,343	9,742	8,823	4,337
Thailand	164	1,137	3,208	2,077	(127)	55	41
Vietnam	21	23	126	3	2	4	(1)
Other Asia	682	139	588	3	139	16	439
Australia and Oceania	15	279	189	119	356	326	656
Australia	13	273	184	118	353	324	658
New Zealand	2	1	4	2	2	2	(2)
Other Australia and Oceania	1	6	1	(2)	0	0	(0)
Africa	49	43	(29)	(24)	(7)	(8)	677
South Africa	3	3	25	0	1	(0)	1
Other Africa	46	39	(55)	(23)	(8)	(8)	676
Others	299	292	(83)	(351)	79	(22)	4

Total	20,563	23,883	18,591	21,131	25,491	20,095	16,327

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Equity capital(1)	19,993	25,069	19,348	20,566	22,888	17,513	15,169
Debt instruments:
Inflow	48,458	48,070	41,710	42,607	47,046	35,473	32,824
Outflow	(49,540)	(48,146)	(41,882)	(41,960)	(45,131)	(33,437)	(31,633)
Total debt instruments	(1,083)	(76)	(173)	647	1,915	2,036	1,191

Total direct investments	18,910	24,994	19,175	21,213	24,803	19,549	16,360

Memorandum
Direct investment in Indonesia(2)	20,563	23,883	18,591	21,131	25,491	20,095	16,327

Source:    Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2018, net foreign direct investment was U.S.$18.9 billion compared to U.S.$20.5 billion in 2017. This decrease was mainly due to divestment by several foreign direct investment companies in the mining sector and higher inter-company debt repayments, which was partially offset by equity inflows from capital investments in several Indonesian start-up companies. The manufacturing, trade, and agriculture sectors were still the main contributors to net foreign direct investment in 2018. ASEAN countries were the main contributors to foreign direct investment inflows, followed by Japan, China and Hong Kong.

In 2019, net foreign direct investment was U.S.$25.0 billion compared to U.S.$18.9 billion in 2018. This increase was mainly due to capital investments in several Indonesian companies, especially banks, and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by loans from foreign affiliates of companies in the mining, manufacturing, and agriculture sectors. The manufacturing, financial intermediary, and trade sectors were still the main contributors to net foreign direct investment in 2019. The majority of the foreign direct investment was from Japan, followed by ASEAN countries.

In 2020, despite the exceptional global financial market uncertainty caused by the Covid-19 pandemic, net foreign direct investment was maintained at U.S.$19.2 billion, down from U.S.$25.0 billion in 2019. Foreign direct investment inflows in 2020 were primarily attributable to a net inflow of equity capital relating to the acquisition of a domestic bank by a company from Thailand and in the form of debt instruments relating to global bond issuances by mining companies through foreign affiliates. The financial intermediaries and manufacturing sectors were still the main contributors to net foreign direct investment inflows in 2020. ASEAN countries were the main contributors to foreign direct investment inflows, followed by China and other Asian emerging markets.

In the middle of rapid transmission of the highly virulent Delta variant, net foreign direct investment amassed a higher U.S.$21.2 billion surpluses in 2021 compared to U.S.$19.2 billion in 2020, primarily stemming from a higher net inflow of equity capital. Debt instruments also recorded a net inflow, reversing deficit in the previous year. A higher net inflow on equity capital primarily driven in part by foreign capital investment in domestic courier companies, mining, manufacturing and financial intermediaries. The manufacturing sector dominated foreign direct investment inflows in 2021, followed by transportation, storage and communication, and mining and quarrying sectors. Meanwhile, the emerging Asia (including China) tended to dominate foreign direct investment inflows in 2021, along with foreign direct investment inflows from ASEAN region.

In 2022, foreign direct investment maintained a surplus totaling U.S.$24.8 billion, primarily in the form of equity capital, representing an increase of 16.9% from a U.S.$21.2 billion in 2021. The increase was primarily due to increases of investment in manufacturing which is in line with the Government’s reform measures to develop downstream processing industries and to upgrade industrial capabilities to increase the added value of exports. With respect to country of origin, the increase was primarily due to increases of investment from Singapore, Malaysia and South Korea. The manufacturing, transportation, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in 2022. With respect to country of origin, investors from Asian emerging markets (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment maintained a total of U.S.$16.4 billion in the first nine months of 2023, primarily in the form of equity capital, representing a decrease of 16.3% from a U.S.$19.5 billion surplus in the same period of 2022. The decrease was primarily due to decreases of investment in transportation, storage and communication as well as financial intermediary, partially offset by increases of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from Singapore, China and the United States, partially offset by increases of investment from Hong Kong SAR, Japan, and Luxembourg.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Equity securities:
Inflow	25,052	48,065	44,300	59,114	76,604	59,266	44,389
Outflow	(28,720)	(48,462)	(48,662)	(55,983)	(75,933)	(57,284)	(43,713)
Net equity securities	(3,668)	(397)	(4,362)	3,131	671	1,982	676
Debt securities (net)	18,151	21,978	8,929	3,732	(7,256)	(7,598)	(805)

Total portfolio investments	14,483	21,581	4,567	6,863	(6,585)	(5,616)	(128)

Source:    Bank Indonesia

P	Preliminary.

In 2018, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, lower than the U.S.$24.4 billion recorded in 2017. Uncertainty in the global financial markets caused limited foreign fund placements in the stock market and government bond market, resulting in a decrease in the net foreign capital inflows to Indonesia. In addition, the decrease was also caused by an increase of outflows due to the payment at maturity of government global bonds.

In 2019, foreign capital inflows in the form of portfolio investments were U.S.$21.6 billion, higher than the U.S.$14.5 billion recorded in 2018. This was primarily due to a favorable domestic economic outlook resulting in higher net foreign fund placements in the bond market and lower net outflows from the stock market.

In 2020, foreign capital inflows in the form of portfolio investments were U.S.$4.6 billion, lower than the U.S.$21.6 billion recorded in 2019. Elevated financial market uncertainty caused by global and domestic factors, especially in the first quarter of 2020 has contributed to limited foreign fund placements in the government bond market and higher net outflows in the stock market, resulting in lower net foreign capital inflows to Indonesia.

After recording a surplus of U.S.$4.6 billion in 2020, portfolio investment achieved a higher surplus of U.S.$6.9 billion in 2021, predominantly driven by a larger net inflow in the first half of 2021. For the year, the stronger performance of the stock market bolstered portfolio investment inflow in line with the accelerated domestic economic growth achieved in 2021, thus maintaining non-resident investor confidence in the Indonesian economic outlook.

In 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.6 billion, compared to a net inflow of U.S.$6.9 billion in 2021. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities, or SBN, to other instruments, thus reducing the portion of non-resident holdings of domestic SBN. Capital inflows to the stock market remained positive, though lower than the previous year.

In the first nine months of 2023, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$0.1 billion, compared to the net outflow of U.S.$5.6 billion in the same period of 2022. Such condition was supported by the investor’s confidence in Indonesia’s economic prospects as reflected by a net inflow predominantly into long-term instruments such as SBN denominated in Rupiah, as well as influx to the newly introduced instrument Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia (“SRBI”)).

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	7,837	3,121	3,902	1,409	3,704	3,153	1,150

Debt repayments	(3,546)	(4,521)	(5,502)	(4,489)	(2,844)	(1,960)	(4,086)

Total bank sector	4,291	(1,400)	(1,600)	(3,080)	860	1,193	(2,936)
Corporate sector:
Disbursements	28,746	30,187	20,975	15,141	19,958	16,161	12,545

Debt repayments	(22,733)	(23,012)	(17,887)	(20,307)	(22,497)	(17,256)	(13,069)

Total corporate sector	6,013	7,175	3,088	(5,167)	(2,539)	(1,096)	(524)
Other (net)(1)	1,196	284	776	7,521	1,080	316	1,442

Total other investments	11,499	6,059	2,264	(726)	(599)	414	(2,018)

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2018, other foreign investments increased from a surplus of U.S.$2.7 billion in 2017 to a surplus of U.S.$11.5 billion. The increased surplus was primarily due to higher increase in withdrawals of foreign loans by the banking and corporate sector than their debt repayments as well as higher net inflows of trade credits.

In 2019, other foreign investments fell from a surplus of U.S.$11.5 billion in 2018 to a surplus of U.S.$6.1 billion. The decrease in surplus was primarily due to higher loan repayments coupled with lower loan drawings of government and banks.

In 2020, other foreign investments decreased from a surplus of U.S.$6.1 billion in 2019 to a surplus of U.S.$2.3 billion. The decreased surplus was primarily due to lower loan withdrawal and a net payment on trade credit of private sector.

In 2021, other foreign investments fell from a surplus of U.S.$2.3 billion in 2020 to a deficit of U.S.$0.7 billion. The deficit was primarily due to net payments of foreign loans by both the public and private sectors (banking and corporate sector).

In 2022, other foreign investments recorded a deficit of U.S.$0.6 billion, slightly lower than the deficit of U.S.$0.7 billion in 2021. The deficit in 2022 is primarily due to net payments of corporate sector loans.

In the first nine months of 2023, other foreign investments recorded a deficit totaling of U.S.$2.0 billion, compared to the surplus of U.S.$0.4 billion in the same period of 2022. The deficit is primarily attributable to net repayments of banking and corporate sector loans.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, most direct equity investments by foreign persons are subject to approval by the BKPM, regardless of the size of the investment. The BKPM reviews applications for approval based on the list of sectors that are open for investment under the Law on Job Creation, which lists those business sectors that are closed to foreign investment and those that are open to foreign investment subject to certain conditions, including limits on the percentage of foreign capital ownership; and also based on criteria established by the particular ministry that regulates the sector in which the foreign investor seeks to invest. Upon receiving approval, a foreign investor may complete the investment, but is not obligated to do so.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,721	947	1,184	951	1,789	1,360	567
Forestry	43	36	43	41	99	72	16
Fishery	24	54	48	17	32	20	5
Mining	3,039	2,256	2,005	3,817	5,145	3,482	1,327

Total Primary Sector	4,827	3,294	3,280	4,826	7,065	4,934	1,914

Secondary sector:
Food Industry	1,307	1,272	1,592	2,337	2,425	1,937	638
Textile Industry	305	239	280	312	658	521	82
Leather Goods & Footwear Industry	244	188	214	486	630	501	206
Wood Industry	276	95	85	68	243	206	46
Paper and Printing Industry	668	446	943	953	1,630	1,309	1,160
Chemical and Pharmaceutical Industry	1,938	1,486	1,743	1,657	4,506	2,709	1,335
Rubber and Plastic Industry	447	292	291	262	363	259	88
Non Metallic Mineral Industry	456	475	248	327	537	298	161
Metal, Industry not Machinery & Electronic Industry	2,219	3,559	5,969	6,974	10,961	8,465	3,253
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,341	500	601	679	789	528	430
Motor Vehicles & Other Transport Equipment Industry	971	754	942	1,502	1,522	1,095	425
Other Industry	174	245	294	246	415	310	94

Total Secondary Sector	10,348	9,551	13,202	15,804	24,679	18,138	7,917

Tertiary sector:
Electricity, Gas & Water Supply	4,384	5,921	4,614	2,939	3,763	3,045	820
Construction	248	162	190	93	165	123	121
Trade & Repair	609	421	434	464	737	650	307
Hotel & Restaurant	869	626	441	432	498	363	121
Transportation, Storage & Communication	3,027	4,728	3,580	3,159	4,125	2,613	1,085
Housing, Ind. Estate & Office Building	4,303	2,889	2,191	2,186	3,015	2,279	596
Other Services	693	618	733	1,190	1,558	1,254	381

Total Tertiary Sector	14,133	15,364	12,184	10,463	13,861	10,327	3,429

Total	29,308	28,209	28,666	31,093	45,605	33,399	13,260

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,					Nine Months Ended September 30
	2018	2019	2020	2021	2022P	2022P	2023P

	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	31,186	43,599	32,096	29,375	38,878	29,697	10,998
Forestry	3,053	9,367	1,164	6,863	8,603	4,805	5,136
Fishery	88	248	565	1,012	1,214	905	968
Mining	33,100	25,675	13,755	25,517	62,522	46,571	22,263

Total Primary Sector	67,427	78,888	47,580	62,767	111,218	81,978	39,365

Secondary sector:
Food Industry	39,088	36,603	27,873	26,518	54,937	37,964	14,532
Textile Industry	3,597	1,313	2,103	1,972	5,615	4,009	1,854
Leather Goods & Footwear Industry	282	77	395	700	483	279	242
Wood Industry	1,536	1,586	1,263	1,144	3588	2,767	1,330
Paper and Printing Industry	2,894	2,950	3,746	7,833	9,508	7,731	2,608
Chemical and Pharmaceutical Industry	13,338	9,484	22,526	23,364	28,905	21,162	8,988
Rubber and Plastic Industry	3,415	3,069	4,429	7,803	7,370	5,009	1,901
Non Metallic Mineral Industry	4,522	3,573	5,862	6,522	6,370	4,903	1,793
Metal Industry not Machinery & Electronic Industry	10,468	8,183	8,858	15,656	13,950	10,368	8,790
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,950	1,152	1,156	535	3,693	2,924	1,550
Motor Vehicles & Other Transport Equipment Industry	1,837	2,608	2,556	1,459	2,425	1,713	784
Other Industry	717	2,076	2,051	1,192	6,721	6,036	2,112

Total Secondary Sector	83,643	72,673	82,818	94,699	143,565	104,865	46,485

Tertiary sector:
Electricity, Gas & Water Supply	37,265	37,164	35,519	38,728	32,107	24,945	6,539
Construction	44,980	55,091	68,289	39,569	33,847	21,490	9,001
Trade & Repair	6,430	13,663	16,748	22,432	31,051	26,078	16,204
Hotel & Restaurant	9,096	16,163	10,203	17,819	21,579	16,109	5,800
Transportation, Storage & Communication	58,740	68,083	93,283	61,242	75,138	60,078	24,817
Housing, Ind. Estate & Office Building	15,472	27,797	44,853	85,498	66,167	47,790	16,647
Other Services	5,551	16,977	14,243	24,310	38,097	29,818	13,278

Total Tertiary Sector	177,534	234,937	283,138	289,598	297,987	226,308	92,285

Total	328,604	386,498	413,536	447,064	552,770	413,151	178,134

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into eight free trade agreements, namely: the ASEAN Trade in Goods Agreement, the ASEAN-China Free Trade Agreement, the ASEAN-Korea Free Trade Agreement, the ASEAN-Japan Comprehensive Economic Partnership, the ASEAN-India Free Trade Agreement, the ASEAN-Australia and New Zealand Free Trade Agreement, the ASEAN-Hong Kong, China Free Trade Agreement, and the Regional Comprehensive Economic Partnership. In addition, Indonesia has entered into and implemented eight bilateral trade agreements and two multilateral trade agreements: the Indonesia-Japan Economic Partnership Agreement, the Indonesia-Pakistan Preferential Trade Agreement, the Indonesia-Chile Comprehensive Economic Partnership, the Indonesia-Australia Comprehensive Economic Partnership Agreement, the Indonesia-Korea Comprehensive Economic Partnership Agreement, the Indonesia-United Arab Emirates Comprehensive Economic Partnership Agreement, the Indonesia-Mozambique Preferential Trade Agreement, the Indonesia-Palestina MOU on Trade Facilitation for Certain Products, the Indonesia-EFTA Comprehensive Economic Partnership Agreement, and the Preferential Trade Agreement Among Developing Eight. These free trade agreements cover three core areas, namely: trade in goods, trade in services and investments.

In addition, the Indonesia-European Free Trade Association Comprehensive Economic Partnership was signed in 2018 and entered into force in November 2021. It covers trade in goods and services, investments, intellectual property rights, government procurement, cooperation, capacity building, and sustainable development.

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-European Union Comprehensive Economic Partnership Agreement, the Indonesia-Canada Comprehensive Economic Partnership Agreement, the Indonesia-Bangladesh Preferential Trade Agreement, and the Indonesia Eurasian Economic Union Free Trade Agreement.

Tariff Reforms

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under the various international and regional free trade agreements mentioned above.

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022P	2022P	2023P

	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	17,614	11,981	8,480	13,201	17,039	13,059	12,465
Non-oil and gas exports (f.o.b.)	163,111	156,474	154,921	219,635	275,499	206,720	180,778

Total exports (f.o.b.)	180,725	168,455	163,402	232,835	292,538	219,779	193,243
Total imports (c.i.f.)	(190,317)	(173,489)	(142,104)	(198,800)	(241,716)	(183,018)	(166,249)

Balance of trade	(9,592)	(5,033)	21,298	34,035	50,822	36,760	26,994

Source:    Bank Indonesia

P	Preliminary.

In 2018, Indonesia recorded a trade deficit of U.S.$9.6 billion, a reversal of the U.S.$11.2 billion surplus in 2017. The trade deficit was caused by a 20.7% increase in imports, which was higher than the 7.0% increase in exports. Imports increased at a higher rate as a result of robust domestic demand, primarily due to higher imports of raw materials and capital goods, including importation for public infrastructure projects. Higher imports were also a result of higher global oil prices. Export growth rate was lower in 2018 than in 2017, in line with lower global trade volumes and weakening global commodity prices.

In 2019, Indonesia recorded a trade deficit of U.S.$5.0 billion, lower than the U.S.$9.6 billion deficit in 2018. The lower trade deficit was caused by an 8.8% decrease in imports, which was higher than the 6.8% decrease in exports. The decrease in exports and imports in 2019 was in line with lower global trade volumes and weakening global commodity prices, which led to real export and import contraction. The lower imports were also in line with the government’s policies to control imports, including the B-20 program.

In 2020, Indonesia recorded a trade surplus of U.S.$21.3 billion, reversed from the U.S.$5.0 billion deficit in 2019. The trade surplus was caused by an 18.1% decrease in imports, which was greater than the 3.0% decrease in exports. A greater import contraction affected all commodity groups in response to severely impaired domestic economic activity, curbed by mobility restrictions during the Covid-19 pandemic, as well as an export contraction recorded in 2020.

In 2021, Indonesia recorded a trade surplus of U.S.$34.0 billion, which increased from the U.S.$21.3 billion surplus recorded in 2020. The higher trade surplus was caused by a 42.5% increase in exports, which was higher than the 39.9% increase in imports, each compared to the previous year. Exports expanded at a higher rate compared to 2020, given stronger demand and higher export prices in 2021, which is in line with the global economic recovery. Increasing prices of Indonesia’s major commodities such as coal and palm oil has boosted exports throughout 2021.

In 2022, Indonesia recorded a trade surplus of U.S.$50.8 billion, which increased by 49.3% from the U.S.$34.0 billion surplus in 2021. The higher trade surplus was caused by a 25.6% year-on-year increase in exports, which was higher than the 21.6% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and robust demand for Indonesian major commodities. Consistent with stronger exports, imports also experienced an uptick compared to 2021 as the domestic economy continues to recover.

In the first nine months of 2023, Indonesia recorded a trade surplus of U.S.$27.0 billion, which decreased by 26.6% from the U.S.$36.8 billion surplus in the same period of 2022. The lower trade surplus was mainly due to a 12.1% year-on-year decrease in exports on the back of slower demand from Indonesia’s major trading partners for its main non-oil and gas export commodities as well as decreasing commodity prices. Conversely, imports (c.i.f) decreased by 9.2% year-on-year, in line with export performance.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,					Eleven Months Ended November 30,
	2018	2019	2020	2021R	2022R	2022R	2023P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	162,841.0	155,893.7	154,940.7	219,362.1	275,906.1	253,604.3	222,022.8
Oil and gas exports	17,171.7	11,789.3	8,251.1	12,247.4	15,998.2	14,546.9	14,532.3

Total exports	180,012.7	167,683.0	163,191.8	231,609.5	291,904.3	268,151.2	236,555.1

Imports:
Non-oil and gas imports	158,842.4	148,842.1	127,312.0	170,660.9	197,026.6	180,368.7	170,320.9
Oil and gas imports	29,868.8	21,885.3	14,256.8	25,529.1	40,416.4	37,215.4	32,458.0

Total imports	188,711.2	170,727.4	141,568.8	196,190.0	237,443.0	217,584.1	202,778.9

Source:    BPS.

P	Preliminary.
R	Revised.

Government Regulation of Export Proceeds

A new regulation (The Government Regulation Number 36 Year 2023 on Foreign Exchange Export Earnings from the Business, Management and/or Processing of Natural Resources), effective August 1, 2023, requires exporters in the mining, plantation, forestry, and fisheries sectors to repatriate 30% of their foreign currency-denominated earnings from export shipments valued at U.S.$250,000 or more and deposit them in special accounts at the Indonesian Export Finance Agency (currently Indonesia Eximbank), or a licensed foreign-exchange bank within 3 months of the filing of the relevant customs export notification for a period of at least three months. Exporters are permitted to utilize the export proceeds deposited in the special accounts as collateral for Rupiah-denominated bank loan or credit facility from Eximbank or a licensed foreign-exchange banks, or for such other purpose as may be approved by Bank Indonesia.

Ban on Raw Material Exports

The Government has banned exports of bauxite ore since June 2023. It has also banned exports of copper concentrate since the same month, with an exemption for Freeport Indonesia and Amman Mineral Nusa Tenggara to continue such exports until May 2024. These bans, together with the Government’s ban on exports of nickel ore since January 2020, are part of the Republic’s efforts to encourage the domestic processing of raw materials and reduce its reliance on imports of processed materials.

Temporary Ban on Palm Oil and Other Products

On April 28, 2022, the Government implemented a temporary ban on export of Indonesian (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil, to the global market. The policy was aimed at maintaining the domestic stock and reducing the scarcity of palm-based cooking oil in the domestic Indonesian market. As a result, the Government has stabilized the stock and lower the palm-based cooking oil price in the domestic market. In May 2022, the Government revoked the ban and permitted the export of (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in thousands of U.S. dollars)
General merchandise	178,702,737	164,910,990	157,859,928	231,316,430	291,510,626	218,976,408	192,598,515
Agricultural
Coffee beans	807,357	872,089	808,635	848,285	1,137,939	804,668	687,284
Tea	78,624	63,791	66,850	62,171	61,237	47,084	37,091
Spices	543,032	560,463	706,632	678,397	572,634	453,700	419,762
Tobacco	67,005	59,737	63,743	73,901	106,321	85,460	61,300
Cocoa beans	74,284	82,215	77,023	56,244	63,395	41,661	34,893
Shrimp and prawn	1,471,051	1,391,141	1,558,667	1,644,429	1,580,036	1,203,597	931,661
Other agricultural products	2,781,591	2,805,987	2,911,090	3,303,394	3,735,664	2,681,306	2,667,853

Total Agricultural products	5,822,944	5,835,423	6,192,641	6,666,820	7,257,225	5,317,475	4,839,845

Manufacture products
Textile and Textile products	13,272,404	12,916,809	10,598,560	13,182,868	13,975,398	10,910,346	8,996,978
Processed wood products	4,123,971	3,554,922	3,514,645	4,636,060	4,299,769	3,444,681	2,647,381
Palm oils	16,528,433	14,720,420	17,289,749	26,516,433	27,722,460	20,405,766	17,301,848
Chemicals	4,702,931	4,349,491	3,957,822	6,546,591	7,077,776	5,614,342	3,826,092
Base metal products	12,377,082	13,363,675	16,696,618	30,443,013	41,945,875	31,505,018	29,797,570
Electrical apparatus, measuring instruments and others	9,318,094	9,412,842	9,400,790	11,730,664	14,557,303	10,790,597	11,107,642
Cement	237,185	281,951	322,887	402,352	376,254	293,281	313,218
Paper and paper products	4,524,415	4,408,263	4,243,152	4,284,955	4,842,825	3,576,508	3,680,724
Processed rubber	6,149,674	5,741,597	5,264,533	6,832,214	6,101,873	4,921,291	3,609,631
Oil products(1)	1,550,453	1,646,807	1,312,539	1,899,971	4,303,720	3,494,699	3,971,422
Liquefied Petroleum Gas(1)	56,405	9,734	416	4,185	26,092	24,707	63,233
Other manufacture products	53,976,851	52,600,236	51,720,855	68,334,868	80,157,391	60,720,982	54,315,301

Total Manufacture products	126,817,901	123,006,747	124,322,566	174,814,175	205,386,735	155,702,218	139,631,039

Mining products
Copper ore	4,186,888	1,280,055	2,412,204	5,386,321	9,244,185	7,092,805	5,586,120
Nickel ore	628,027	1,097,556	0	0	1	1	0
Coal	23,967,604	21,687,266	16,443,057	31,505,219	54,546,032	39,542,083	32,319,503
Bauxite	265,013	467,585	555,518	628,176	624,010	502,682	68,567
Crude oil(1)	5,086,551	1,720,014	1,426,591	2,956,045	1,590,215	1,274,736	1,260,276
Natural Gas(1)	9,719,229	7,505,736	5,111,340	7,178,270	9,381,892	6,891,399	6,102,373
o/w LNG	6,665,555	4,909,596	3,359,689	4,294,339	6,361,156	4,405,321	4,731,989
Other mining products	265,312	400,215	404,904	485,173	638,655	453,541	927,288

Total Mining products	44,118,624	34,158,426	26,353,613	48,139,205	76,024,990	55,757,248	46,264,127
Other merchandise(2)	1,943,268	1,910,394	991,108	1,696,229	2,841,676	2,199,466	1,863,505
Other goods(3)	2,022,247	3,544,376	5,541,878	1,518,852	1,027,514	802,467	644,871

Total Exports	180,724,984	168,455,366	163,401,806	232,835,282	292,538,140	219,778,875	193,243,386

Memorandum(4)
Non-oil & gas exports	163,110,799	156,474,106	154,921,425	219,634,699	275,498,694	206,719,691	180,778,261
Oil & gas exports	17,614,185	11,981,260	8,480,381	13,200,583	17,039,446	13,059,184	12,465,124

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in thousands of U.S. dollars)
America
North America
United States of America	18,454,928	17,814,460	18,594,853	25,765,002	28,310,297	22,092,657	17,372,118
Canada	912,897	856,090	782,733	1,064,214	1,284,783	995,481	903,976
Other North America	1,735	1,178	1,021	1,620	1,717	1,350	2,009
Total North America	19,369,561	18,671,728	19,378,608	26,830,836	29,596,798	23,089,487	18,278,104
Central and South America
Argentina	238,057	202,416	157,271	281,227	311,017	267,648	167,655
Brazil	1,145,641	1,003,214	1,017,307	1,504,539	1,483,496	1,185,862	945,960
Mexico	902,494	933,401	883,204	1,298,970	1,688,739	1,268,550	1,563,563
Other Central and South America	1,304,236	1,185,127	1,112,753	1,910,190	2,333,449	1,735,906	1,810,211

Total Central and South America	3,590,428	3,324,157	3,170,535	4,994,925	5,816,701	4,457,967	4,487,389

Total America	22,959,989	21,995,885	22,549,143	31,825,761	35,413,499	27,547,454	22,765,493

Europe
European Union and United Kingdom
Netherlands	3,892,838	3,107,328	3,106,339	4,624,534	5,378,926	4,296,752	2,846,673
Belgium	1,261,226	1,075,660	1,175,519	1,635,031	2,139,872	1,651,042	1,257,189
United Kingdom	1,463,845	1,347,574	1,264,374	1,474,290	1,578,289	1,218,564	1,139,402
Italy	1,919,750	1,748,679	1,740,505	2,804,545	3,131,432	2,422,270	1,728,057
Germany	2,699,327	2,400,449	2,407,245	2,912,856	3,233,288	2,441,727	1,982,507
France	1,001,618	1,008,851	913,922	996,178	1,044,079	800,634	692,619
Spain	2,264,238	1,606,738	1,509,349	2,347,650	2,293,582	1,655,647	1,713,164
Other European Union	2,572,118	2,213,190	2,106,142	2,657,501	3,780,308	2,721,574	2,479,694

Total European Union and United Kingdom	17,074,960	14,508,470	14,223,394	19,452,584	22,579,776	17,208,211	13,839,305

Russia	1,000,426	862,376	971,609	1,492,891	1,386,014	1,042,952	655,917
Turkey	1,179,583	1,147,700	1,046,747	1,599,382	2,071,280	1,563,849	1,175,587
Other Europe	1,163,159	1,427,068	2,796,242	2,162,096	2,411,475	1,869,078	1,975,019

Total Europe	20,418,128	17,945,614	19,037,992	24,706,953	28,448,545	21,684,091	17,645,828

Asia and Middle East
ASEAN
Brunei Darussalam	61,402	102,853	128,789	211,268	240,628	173,797	153,468
Philippines	6,825,281	6,767,873	5,892,160	8,590,823	12,895,188	9,562,819	8,241,818
Cambodia	524,127	609,618	540,472	530,909	720,673	525,363	615,775
PDR Laos	7,293	6,811	5,038	7,578	26,620	24,434	11,990
Malaysia	9,007,479	8,695,155	7,985,113	11,954,531	15,148,054	11,968,029	9,382,226
Myanmar	897,486	874,498	1,030,922	1,117,043	905,561	672,980	638,655
Singapore	13,831,319	12,904,470	10,817,047	12,167,500	14,972,580	11,490,256	9,691,823
Thailand	6,697,297	6,167,367	5,086,236	7,110,300	8,154,975	6,345,012	5,301,667
Vietnam	4,534,581	5,134,383	4,937,619	6,842,952	8,276,540	6,161,550	5,602,407

Total ASEAN	42,386,265	41,263,029	36,423,395	48,532,903	61,340,817	46,924,241	39,639,830

Hong Kong SAR	2,557,530	2,492,627	2,003,349	2,001,026	2,812,535	2,178,044	1,892,110
India	13,712,737	11,797,304	10,350,802	13,308,709	23,362,674	17,930,806	14,562,508
Iraq	135,567	168,850	185,901	218,389	348,391	283,885	225,439
Japan	18,763,677	15,272,018	13,472,208	17,595,122	24,356,469	18,087,532	15,479,190
South Korea	9,047,961	6,993,812	6,334,796	9,161,223	12,339,146	9,403,502	7,497,130
Pakistan	2,411,831	1,917,150	2,374,442	3,823,688	4,251,636	3,116,842	2,350,533
People’s Republic of China	26,946,250	27,912,462	31,557,495	53,278,076	65,814,936	46,880,956	47,138,392
Saudi Arabia	1,221,072	1,503,450	1,337,231	1,580,531	2,019,038	1,482,949	1,548,502
Taiwan	4,748,062	4,351,577	4,232,878	6,726,353	8,385,255	6,472,403	5,251,692
Other Asia and Middle East	6,246,418	6,297,157	5,714,233	8,676,922	10,458,131	7,876,546	7,866,071

Total Asia and Middle East	128,177,369	119,969,433	113,986,732	164,902,943	215,489,028	160,637,707	143,451,398

Australia and Oceania
Australia	2,733,511	2,321,841	2,506,086	3,236,357	3,454,173	2,623,651	2,296,370
New Zealand	489,885	444,705	479,782	717,463	730,422	559,475	443,270
Other Australia and Oceania	347,332	372,667	373,653	403,551	486,923	357,329	399,575

Total Australia and Oceania	3,570,728	3,139,213	3,359,521	4,357,371	4,671,518	3,540,455	3,139,214

Africa
South Africa	645,333	585,479	572,239	965,270	1,092,889	867,409	674,893
Other Africa	3,016,491	2,915,213	2,912,644	4,388,304	4,588,941	3,306,895	3,707,250

Total Africa	3,661,823	3,500,692	3,484,883	5,353,573	5,681,831	4,174,304	4,382,143

Unclassified exports(1)	1,936,947	1,904,528	983,534	1,688,680	2,833,719	2,194,865	1,859,310

Total (f.o.b.)	180,724,984	168,455,366	163,401,806	232,835,282	292,538,140	219,778,875	193,243,386

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in thousands of U.S. dollars)
General Merchandise	188,187,080	171,720,170	140,202,566	196,118,688	238,196,580	180,357,122	164,268,152
Consumption Goods
Food and beverages, primary, mainly for household	2,304,817	2,461,143	2,311,232	2,754,783	2,900,624	2,000,717	2,087,424
Food and beverages, processed, mainly for household	4,182,556	3,427,209	3,123,868	3,860,341	4,948,999	3,697,757	4,143,330
Passenger motor cars	530,492	563,382	305,712	375,210	620,196	438,989	797,794
Transport equipment, nonindustrial	288,635	237,743	202,426	229,968	288,582	214,365	264,877
Durable consumer goods	1,985,222	2,069,190	1,777,178	2,227,130	2,299,231	1,777,570	1,696,056
Semi-durable consumer goods	3,592,082	3,802,345	3,198,553	3,547,131	4,117,226	3,007,278	3,078,963
Non-durable consumer goods	3,095,309	2,816,772	2,608,670	5,931,056	3,506,568	2,621,872	2,587,557
Fuels and lubricants, processed, oil products(2)	9,346,912	7,531,780	3,666,469	7,567,201	13,637,777	11,164,526	7,652,297
Goods not elsewhere specified	668,994	663,501	781,049	308,987	298,341	232,975	495,034

Total Consumption Goods	25,995,020	23,573,065	17,975,158	26,801,807	32,617,546	25,156,049	22,803,332

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,316,619	5,528,661	5,006,804	6,791,471	7,062,365	5,381,789	5,353,436
Food and beverages, processed, mainly for industry	3,402,989	3,233,934	3,763,531	4,408,737	5,690,242	4,561,901	3,827,282
Industrial supplies, primary	6,103,771	5,650,464	4,545,622	7,409,535	7,828,362	6,110,995	4,918,565
Industrial supplies, processed	63,771,434	59,354,978	48,763,004	69,801,404	78,419,327	59,899,930	50,200,818
Parts and accessories for capital goods	20,597,484	19,124,732	17,749,286	20,765,500	24,094,319	18,054,008	17,124,112
Parts and accessories for transport equipment	9,048,335	8,241,401	5,800,391	8,039,984	9,596,459	7,156,434	7,153,683
Fuels and lubricants, primary	10,527,350	7,106,269	4,459,708	10,014,214	17,271,332	13,230,978	11,705,452
o/w Crude oil(2)	9,627,278	6,054,275	3,557,106	7,886,555	13,648,439	10,395,011	9,192,110
Fuels and lubricants, processed	11,956,794	10,179,672	7,772,769	12,669,639	17,504,885	13,154,959	11,319,533
o/w Oil products(2)	8,385,774	6,881,369	4,533,505	7,367,209	11,095,200	8,172,350	7,818,551
o/w Liquefied Petroleum Gas(2)	3,142,809	2,876,647	2,809,927	4,713,059	5,563,184	4,340,231	2,865,336

Total Raw materials and auxiliary goods	130,724,776	118,420,110	97,861,115	139,900,484	167,467,292	127,550,994	111,602,882

Capital Goods
Capital goods (except transport equipment)	25,955,366	25,811,574	21,970,509	25,371,226	31,825,253	23,313,720	23,915,848
Passenger motor cars	530,492	563,382	305,712	375,210	620,196	438,989	797,794
Other transport equipment, industrial	4,245,633	2,676,473	1,714,339	3,085,572	4,912,986	3,366,412	4,629,722

Total Capital Goods	30,731,490	29,051,428	23,990,560	28,832,008	37,358,435	27,119,121	29,343,363

Other merchandise(3)	735,794	675,566	375,733	584,389	753,308	530,958	518,575

Other goods(4)	2,129,700	1,768,419	1,901,635	2,681,663	3,519,420	2,661,358	1,981,175

Total	190,316,780	173,488,589	142,104,201	198,800,351	241,716,000	183,018,481	166,249,327

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in thousands of U.S. dollars)
America
North America
United States of America	10,133,329	9,292,376	8,417,952	11,607,176	11,715,415	8,833,895	8,715,834
Canada	1,849,810	1,827,252	1,623,021	2,039,320	2,999,835	2,209,795	1,649,999
Other North America	195	3	1	0	0	0	256

Total North America	11,983,334	11,119,630	10,040,973	13,646,496	14,715,250	11,043,690	10,366,088

Central and South America
Argentina	1,438,057	1,810,225	1,740,897	2,028,162	2,400,666	1,998,338	1,204,263
Brazil	1,687,381	1,846,832	2,275,776	2,357,034	3,679,381	2,593,770	2,966,042
Mexico	269,351	252,495	238,295	251,035	320,300	246,141	253,957
Other Central and South America	516,954	517,974	500,835	600,554	690,476	462,924	500,265
Total Central and South America	3,911,743	4,427,526	4,755,804	5,236,784	7,090,823	5,301,173	4,924,527

Total America	15,895,077	15,547,156	14,796,777	18,883,280	21,806,073	16,344,862	15,290,615

Europe
European Union and United Kingdom
Netherlands	1,225,689	859,506	820,167	877,900	923,007	656,617	730,567
Belgium	611,069	640,921	513,385	763,083	640,671	455,073	532,348
United Kingdom	1,138,205	1,060,357	984,941	1,116,936	1,038,364	760,081	851,509
Italy	1,801,754	1,743,423	1,521,690	1,674,996	1,448,006	1,058,315	1,344,000
Germany	3,909,355	3,421,230	2,939,619	3,057,219	3,718,454	2,619,429	3,648,556
France	1,692,548	1,463,555	1,420,698	1,316,552	1,384,362	1,035,789	1,235,600
Spain	668,137	603,465	440,412	676,814	564,556	445,383	427,166
Other European Union	2,986,296	2,636,266	2,412,368	2,413,677	2,952,115	2,137,859	2,541,782

Total European Union and United Kingdom	14,033,053	12,428,724	11,053,278	11,897,176	12,669,533	9,168,546	11,311,527

Russia	1,508,902	1,089,622	843,722	1,033,735	1,890,871	1,261,603	1,621,344
Turkey	607,201	341,337	273,981	353,531	530,585	323,813	522,065
Other Europe	2,267,195	2,250,665	2,317,252	2,732,492	2,324,377	1,707,957	1,436,136

Total Europe	18,416,351	16,110,347	14,488,232	16,016,934	17,415,366	12,461,919	14,891,072

Asia and Middle East
ASEAN
Brunei Darussalam	14,289	29,155	71,940	156,977	646,007	489,282	183,544
Philippines	904,048	791,066	556,337	1,169,335	1,423,661	1,038,842	1,033,936
Cambodia	32,593	40,583	44,258	50,094	61,077	42,326	55,859
PDR Laos	25,426	31,233	42,290	38,976	170,430	140,880	67,958
Malaysia	8,767,438	7,826,886	6,992,397	9,634,006	12,686,248	9,848,474	7,709,106
Myanmar	151,124	182,505	187,175	164,217	107,536	95,806	49,282
Singapore	23,957,617	20,168,411	13,895,105	18,470,973	22,552,422	17,713,534	14,802,842
Thailand	10,557,703	9,079,021	6,289,009	8,920,455	10,677,210	8,372,958	7,567,930
Vietnam	3,658,058	3,650,859	2,983,247	3,972,949	4,573,019	3,445,526	3,738,196

Total ASEAN	48,068,296	41,799,719	31,061,759	42,577,980	52,897,611	41,187,628	35,208,654

Hong Kong SAR	4,306,538	5,136,340	4,015,843	5,557,561	4,597,011	3,616,610	2,955,279
India	4,648,384	4,065,942	3,595,103	7,057,958	9,025,789	7,327,519	5,267,649
Iraq	95	161	301	110	704	624	89
Japan	18,304,503	16,084,462	11,001,764	15,533,193	17,400,251	12,929,887	12,432,822
South Korea	9,350,079	8,707,588	7,063,543	9,773,262	12,240,239	9,201,839	8,360,106
Pakistan	642,791	379,989	196,596	192,770	189,871	134,543	115,713
People’s Republic of China	43,678,116	43,165,693	38,202,228	53,649,120	65,212,072	48,667,835	44,396,943
Saudi Arabia	4,714,594	3,565,923	2,559,806	4,359,067	5,825,001	4,644,172	2,820,059
Taiwan	3,555,643	3,721,549	3,610,972	4,293,046	4,292,654	3,362,558	2,907,279
Other Asia and Middle East	5,424,837	4,762,408	3,791,845	5,166,872	7,642,381	5,715,984	5,360,034

Total Asia and Middle East	142,693,876	131,389,772	105,099,760	148,160,938	179,323,583	136,789,198	119,824,626

Australia and Oceania
Australia	5,651,408	5,455,153	4,499,423	9,404,535	9,684,791	7,215,844	6,649,080
New Zealand	772,749	755,917	750,076	954,512	1,381,182	1,065,862	885,639
Other Australia and Oceania	234,079	213,786	167,923	39,107	113,399	59,496	91,716

Total Australia and Oceania	6,658,236	6,424,855	5,417,421	10,398,154	11,179,372	8,341,203	7,626,434

Africa
South Africa	584,671	181,345	258,480	634,585	2,048,231	1,611,962	939,479
Other Africa	5,332,776	3,159,547	1,667,797	4,122,070	9,190,067	6,938,378	7,158,526

Total Africa	5,917,447	3,340,892	1,926,277	4,756,656	11,238,298	8,550,340	8,098,005

Unclassified imports(2)	735,794	675,566	375,733	584,389	753,308	530,958	518,575

Total	190,316,780	173,488,589	142,104,201	198,800,351	241,716,000	183,018,481	166,249,327

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in millions of U.S. dollars)
Current account	(30,633)	(30,279)	(4,433)	3,511	12,874	9,129	(107)
Goods(2)	(228)	3,508	28,301	43,806	62,672	45,721	35,084
Total exports (f.o.b.)	180,725	168,455	163,402	232,835	292,538	219,779	193,243

Non-oil and gas exports	163,111	156,474	154,921	219,635	275,499	206,720	180,778

Oil and gas exports	17,614	11,981	8,480	13,201	17,039	13,059	12,465
Total imports (f.o.b.)	(180,953)	(164,948)	(135,101)	(189,029)	(229,866)	(174,058)	(158,160)

Non-oil and gas imports	(151,935)	(142,647)	(121,234)	(162,864)	(188,049)	(141,637)	(131,976)
Oil and gas imports	(29,019)	(22,300)	(13,867)	(26,166)	(41,817)	(32,421)	(26,184)
Services	(6,485)	(7,641)	(9,755)	(14,599)	(20,246)	(14,721)	(13,407)
Primary income	(30,815)	(33,775)	(28,911)	(31,961)	(35,926)	(26,299)	(26,272)
Secondary income	6,895	7,629	5,932	6,264	6,374	4,427	4,488
Capital account	97	39	37	80	451	6	16
Financial account	25,122	36,564	7,884	12,492	(9,034)	(8,989)	(1,126)

(i) Public sector	8,748	12,675	3,413	4,317	(5,463)	(7,727)	2,821
Portfolio investment	9,732	15,230	1,424	(616)	(6,889)	(7,690)	2,819

Assets	228	258	—	—	—	—	—
Liabilities	9,504	14,973	1,424	(616)	(6,889)	(7,690)	2,819
Other investment	(983)	(2,555)	1,989	4,933	1,427	(36)	2

Assets	—	—	—	—	—	—	—
Liabilities	(983)	(2,555)	1,989	4,933	1,427	(36)	2
Loans	(755)	(2,298)	1,989	(1,377)	811	(36)	(112)
Drawings	4,588	3,773	8,166	4,355	6,152	3,902	3,659
Repayments	(5,344)	(6,070)	(6,177)	(5,732)	(5,341)	(3,939)	(3,771)
Other liabilities	(228)	(258)	—	6,310	616	0	113
(ii) Private sector	16,374	23,888	4,471	8,175	(3,572)	(1,262)	(3,947)
Direct investment	12,511	20,531	14,142	17,286	18,168	14,747	11,033

Assets	(6,399)	(4,462)	(5,033)	(3,927)	(6,635)	(4,802)	(5,327)
Liabilities	18,910	24,994	19,175	21,213	24,803	19,549	16,360
Portfolio investment	(420)	6,760	1,945	5,701	(4,741)	(2,224)	(5,548)

Assets	(5,399)	152	(1,199)	(1,778)	(5,045)	(4,298)	(2,600)
Liabilities	4,980	6,608	3,144	7,479	304	2,074	(2,947)
Financial derivatives	34	186	18	333	48	59	69

Other investment	4,249	(3,589)	(11,634)	(15,145)	(17,047)	(13,844)	(9,501)

Assets	(8,233)	(12,203)	(11,909)	(9,486)	(15,021)	(14,294)	(7,481)
Liabilities	12,482	8,614	274	(5,659)	(2,026)	450	(2,020)
Errors and omissions	(1,717)	(1,648)	(891)	(2,622)	(291)	(877)	(1,099)

Overall balance	(7,131)	4,676	2,597	13,461	3,999	(731)	(2,317)

Reserves and related items	7,131	(4,676)	(2,597)	(13,461)	(3,999)	731	2,317

Memorandum
Reserve asset position(3)	120,654	129,183	135,897	144,905	137,233	130,782	134,856

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2018, the current account deficit increased to U.S.$30.6 billion or 2.9% of GDP compared to a U.S.$16.2 billion deficit or 1.6% of GDP in 2017. The higher deficit was mainly due to higher non-oil and gas imports, particularly imports of raw materials and capital goods reflecting robust economic activity in Indonesia, amid restrained performance of exports of non-oil and gas. The increase in the deficit was also due to an increase in oil imports in line with the increase in average global oil prices and domestic fuel consumption.

Amid high uncertainty in the global financial markets, the capital and financial account recorded a significant surplus of U.S.$25.2 billion in 2018, mainly due to long-term capital inflows from foreign direct investments. Hence, Indonesia’s overall balance of payments in 2018 recorded a deficit of U.S.$7.1 billion. The position of international reserves assets at the end of 2018 were U.S.$120.7 billion, down from U.S.$130.2 billion at the end of 2017.

In 2019, the current account deficit decreased slightly to U.S.$30.3 billion compared to a U.S.$30.6 billion deficit in 2018. The lower current account deficit was primarily due to goods trade surplus and higher secondary income surplus. Goods trade surplus in 2019 reversed the deficit in the previous year, affected by higher surplus of non-oil and gas and coupled with lower deficit of oil and gas. Meanwhile, higher secondary income surplus was primarily due to an increase of Indonesian workers remittances receipts.

The capital and financial account surplus increased to U.S.$36.6 billion in 2019 compared to a U.S.$25.2 billion surplus in 2018, primarily due to significant inflows in foreign direct investment and portfolio investment. Hence, Indonesia’s overall balance of payments in 2019 recorded a surplus of U.S.$4.7 billion. The position of international reserves assets at the end of 2019 were U.S.$129.2 billion, increased from U.S.$120.7 billion at the end of 2018.

In 2020, the current account deficit decreased considerably to U.S.$4.4 billion compared to a U.S.$30.3 billion deficit in 2019. The lower current account deficit was primarily due to higher goods trade surplus and lower primary income deficit. The higher goods trade surplus in 2020 was driven by rapid growth of the non-oil and gas trade surplus coupled with a narrower oil and gas trade deficit. In addition, lower primary income deficit in line with the ongoing Covid-19 pandemic coupled with exceptional global financial market uncertainty, which fed through to deteriorating corporate performance and lower foreign capital inflows in the form of direct investment, portfolio investment and other investment. On the other hand, the services trade deficit recorded a wider deficit which was primarily caused by reduction in the travel services trade surplus due to a precipitous decline of international and domestic travelers caused by closed borders and mobility restrictions to prevent Covid-19 transmission.

The capital and financial account surplus decreased to U.S.$7.9 billion in 2020 compared to a U.S.$36.6 billion surplus in 2019, primarily due to a net outflow of portfolio investment at the beginning of the year in response to global financial market panic stoked by rapid Covid-19 transmission around the world. Hence, Indonesia’s overall balance of payments in 2020 recorded a surplus of U.S.$2.6 billion. The position of international reserves assets at the end of 2020 were U.S.$135.9 billion, increased from U.S.$129.2 billion at the end of 2019.

In 2021, the current account reversed to a surplus of U.S.$3.5 billion compared to a U.S.$4.4 billion deficit in 2020. The current account improvements were primarily supported by a significantly larger goods trade surplus compared with conditions one year earlier due to non-oil and gas export performance. Exports of all major commodities improved in 2021, boosted by stronger export demand and higher prices. In addition, the secondary income account surplus also increased as compared to the previous year, which contributed to the current account surplus in 2021.

Notwithstanding the uncertainties in the global financial markets due to the Covid-19 pandemic, the capital and financial account increased to a surplus of U.S.$12.6 billion in 2021, mainly due to long-term capital inflows from foreign direct investments and portfolio investments of the private sector. Hence, Indonesia’s overall balance of payments in 2021 recorded a surplus of U.S.$13.5 billion. The position of international reserves assets at the end of 2021 were U.S.$144.9 billion, increased from U.S.$135.9 billion at the end of 2020.

The current account recorded a U.S.$12.9 billion surplus in 2022, higher than the U.S.$3.5 billion surplus recorded in 2021. This was primarily supported by higher exports in line with the increased international commodity prices and robust demand for several Indonesian commodities such as coal, iron and steel, and metalliferous ores, with imports also rising to fuel the domestic economic improvements. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to the higher investment income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$8.6 billion deficit in 2022, reversing from U.S.$12.6 billion surplus in 2021, amidst the higher global financial market uncertainty. Direct investment surplus increased in 2022, reflecting investor optimism in the promising domestic economic outlook and a conducive domestic investment climate of Indonesia. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with the increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investment also recorded a deficit due to private investments in several financial instruments abroad and net payments of external debt. As a result of the foregoing, Indonesia’s balance of payments in 2022 booked a U.S.$4.0 billion surplus, compared to the U.S.$13.5 billion surplus in 2021. The official reserve assets were U.S.$137.2 billion at the end of December 2022, compared to U.S.$144.9 billion at the end of December 2021.

The current account recorded a U.S.$0.1 billion deficit in the first nine months of 2023, reversing from a U.S.$9.1 billion surplus recorded in the same period of 2022. Such condition was primarily attributable to the lower exports, particularly in agricultural products and mining products, in line with the lower global commodity prices as well as slower global economic growth. Meanwhile, the capital and financial account booked a U.S.$1.1 billion deficit, lower than the U.S.$9.0 billion deficit in the same period of 2022. Notwithstanding the elevated global financial market uncertainty, there was significant investment into the domestic government bond market and to the newly introduced SRBI; accordingly, the portfolio investment in public sector reversed to a U.S.$2.8 billion inflow in the first nine months of 2023 from a U.S.$7.7 billion outflow in the same period of 2022. As a result of the foregoing, the overall balance in the first nine months of 2023 recorded a U.S.$2.3 billion deficit, compared to the U.S.$0.7 billion deficit recorded in the same period of 2022. The position of official reserve assets at the end of September 2023 increased to U.S.$134.9 billion from U.S.$130.8 billion at the end of September 2022.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, Law No. 9 of 2016 on the Prevention and Resolution of Financial System Crisis (as amended by Law No. 4/2023, “Law No. 9/2016”) was passed. Law No. 9/2016 revamped the coordination framework for crisis management and resolution among Indonesia Financial Safety Net (“KSSK”) participants and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

As a participant of the KSSK, the Ministry of Finance also contributes to safeguard financial system stability. In the event of a disruption, such as sudden reversals in capital flows, the Crisis Management Protocol will be activated to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, placement of funds in instruments with a longer maturity period by issuing longer term securities, debt switching to lengthen debt maturities and reduce the risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the Indonesia Deposit Insurance Corporation (“IDIC”), has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the OJK. The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

The Government’s policy on addressing sudden reversals in capital flows involves, among others, the implementation of a Crisis Management Protocol, which involves cooperation between the Ministry of Finance, Bank Indonesia, OJK and IDIC. In the event of a financial crisis, policy steps could include executing buybacks for stabilization in the event of a disruption; taking steps to enhance cooperation among Government institutions, Bank Indonesia, SOEs, regulators and other market participants to maintain stability of the sovereign bond market; and encouraging the placement of funds in instruments with a longer maturity by issuing longer term securities and debt switching to lengthen debt maturities and reduce risks associated with refinancing.

Law No. 9/2016 provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. The Financial System Stability Committee aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system. In March 2020, certain provisions with respect to short term liquidity loans were revoked in order to enable the implementation of Covid-19 related financial policies.

Financial Sector Omnibus Law (Law No. 4/2023 )

Law No. 4/2023, which was enacted and became effective on January 12, 2023, is a milestone for Indonesia’s financial sector reform and aims to develop an inclusive, deep and stable financial sector for accelerating the development of Indonesia’s national economy. Law No. 4/2023 is an omnibus law to amend 16 existing laws on financial sectors, such as banking, capital markets, insurance, guarantees, financing companies, financial system stability and export credits. Law No. 4/2023 also revoked the pension fund law and issued the new one.

Law No. 4/2023 focuses on, among others, strengthening the institutional setting of the authorities; strengthening governance of financial institutions; improving public’s trust in financial industry; promoting long- term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of customers protection for financial products; and strengthening of financial sectors literacy, inclusion and innovation in the financial sector.

Among other provisions, Law No. 4/2023 grants supervisory authority over digital financial assets (including cryptocurrencies) and securities-related financial derivatives to OJK and over financial derivatives related to the money markets and FX to Bank Indonesia, rather than the commodities regulatory authority, Badan Pengawas Perdagangan Berjangka Komoditi. Law No. 4/2023 also mandates Bank Indonesia to be the sole authorized institution empowered to manage digital Rupiah.

The new law also permits Bank Indonesia to purchase domestic government bonds (SBN) in the primary market during in the event of a crisis (as declared by the President). The acquisition of long-term government securities in the primary market shall be carried out pursuant to the decisions of the Financial System Stability Committee. The purchase scheme and mechanism of any such initiative under Law No 4/2023 is required to be stipulated in a joint decision by the Minister of Finance and the Governor of Bank Indonesia.

The Banking System

The Government’s policies for the banking sector emphasize the strengthening of the banking system.

The law governing Bank Indonesia (the “Central Bank Law”), Indonesia’s central bank, provides that Bank Indonesia will conduct monetary policy to achieve an inflation target as determined by the Government in consultation with Bank Indonesia. It also provides for the creation of the Bank Indonesia Supervisory Board (the “Supervisory Board”), to assist the DPR in conducting oversight of Bank Indonesia’s internal financial management. The Supervisory Board comprises five members chosen by the DPR and appointed by the President for three-year tenures. The January 2004 amendment also stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013. The latest amendment to the Central Bank Law was in 2023 through the enactment of Law No. 4/2023.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance is performed on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Additionally, macro-prudential surveillance also aims to ensure that prudential regulations are adhered to at the industry level as an aggregate.

Under a framework of strengthening micro-prudential surveillance, a number of measures have been introduced by Bank Indonesia and the OJK to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, the Basel III capital framework has been transposed into domestic regulations and in force since December 2013, and was lastly amended in December 2022. These regulations cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8% to 14%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). The December 2022 amendments also cover the capital requirements for bank’s exposure to central counterparties and margin requirements for non-centrally cleared derivatives.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio (“LCR”), Net Stable Funding Ratio (“NSFR”), and the risk weighted assets (“RWA”), calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk.

Under the Prevention and Resolution of Financial System Crisis law, OJK has issued a regulation concerning a systemic bank recovery plan in April 2017. This regulation establishes the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2022, total banking assets were Rp11,315.7 trillion, consisting of commercial bank assets of Rp11,113.3 trillion and rural bank assets (including assets of Sharia rural banks) of Rp202.4 trillion.

As of September 30, 2023, total banking assets were Rp11,447.2 trillion, consisting of commercial bank assets of Rp11,234.9 trillion and rural bank assets (including assets of Sharia rural banks) of Rp212.3 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijara (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

Law No. 21 of 2008 on Sharia Banking (as lastly amended by Law No. 4/2023, the “Sharia Banking Law”) was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be based on the actual profits generated. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds (“Sukuk”).

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK has established a new strategic plan for the development of Indonesia’s Islamic banking industry for 2020-2025. This new strategic plan is expected to provide guidelines that include detailed initiatives as well as specific objectives for the Sharia banking industry to achieve. This strategic plan for the development of the national Sharia banking industry is recognized as the “Roadmap of Indonesian Islamic Banking 2020-2025” with a view to “establish a Sharia banking industry that contributes to facilitating the development of the halal industry and a competitive and efficient Sharia banking industry by increase of business scale and application of technology.” The roadmap includes, among others, the following measures: (i) establishment of Shariah banker code of conduct and basic competence, (ii) strengthening the implementation of compliance and internal audit functions on compliance with Sharia principles, (iii) issuance of regulations to develop Sharia banking products to be offered to the customers and to aid national priority programs, (iv) strengthening the capital of Sharia banking entities and issuing regulations on banking synergy and settlement of Shariah People’s Financing Bank (Bank Pembiayaan Rakyat Syariah), and (v) encouraging digitalization of Sharia banking.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry taking into account precautionary principles and Sharia principles.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of the Sharia Insurance Company, the Sharia Pension Fund, the Sharia Financial Institution and other Sharia Financial Service Institutions. OJK issued OJK Regulation No. 33/POJK.05/2016 to govern the Sharia pension funds which came into force in September 2016. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in Employee Pension Fund, or (iv) sale of Sharia investment package in financial institution pension fund. There are currently no established Sharia pension funds in Indonesia.

As of December 31, 2022, of the 87 underwriters licensed by OJK, only 33 were involved in issuances of Sukuk, and of the 96 investment managers licensed by OJK, there are 61 investment managers having Sharia investment management unit and one Sharia investment manager.

As of September 30, 2023, of the 88 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 95 investment managers licensed by OJK, there are 60 investment managers having Sharia investment management unit and one Sharia investment manager.

As of December 31, 2022, assets of Sharia banks were Rp802.3 trillion, or 7.1% of Indonesia’s total banking assets.

As of September 30, 2023, assets of Sharia banks were Rp832.0 trillion, or 7.3% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law (“2002 AML Law”), and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre (Pusat Pelaporan Analisis Transaksi Keuangan (“PPATK”)). The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money- laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes (the “2010 AML Law”), and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

On March 13, 2013, the DPR adopted Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism (“Law No. 9”). Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

Since 2017, OJK has required any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK. In September 2019, OJK began to require certain additional measures to prevent the funding and proliferation of weapons of mass destructions, namely the requirements for OJK to conduct data maintenance, identity and background checking of transaction parties and immediate blocking of suspected transactions.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the goal of Bank Indonesia as the central bank of the Republic of Indonesia is to achieve Rupiah stability, maintain payment system stability and contribute in maintaining financial system stability to support sustainable economic growth.” Rupiah stability is measured by the stability of prices of goods and services as well as the Rupiah exchange rate. The stability of prices of goods and services is reflected by a low and stable inflation. Stability of exchange rate is reflected by a stable Rupiah exchange rate against other currencies. A stable exchange rate is inherent in supporting a low and stable inflation, and both are crucial in achieving sustainable economic growth. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt (such as loans from the IMF) are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,					As of November 30,
	2018	2019	2020	2021	2022	2022	2023P

	(in billions of Rupiah)
Base Money (M0)	1,069,554	1,111,506	1,147,200	1,351,172	1,715,619	1,479,716	1,524,361
Currency in Circulation(1)	749,167	793,727	898,870	959,812	1,026,483	935,203	988,399
Commercial Banks Demand Deposits at Bank Indonesia	319,653	316,598	246,807	389,178	687,245	543,746	534,442
Private sector Demand Deposits	734	1,181	1,523	2,183	1,890	767	1,520
Bank Indonesia Certificates (“SBI”)(2)	—	—	—	—	—	—	—
Factors Affecting Base Money (M0)	1,069,554	1,111,506	1,147,200	1,351,172	1,715,619	1,479,716	1,524,361
Net Foreign Assets	1,708,563	1,759,015	1,877,480	1,942,909	1,999,397	1,977,374	1,951,797
Claims on Non-Residents	1,829,782	1,874,561	1,997,927	2,151,872	2,227,898	2,189,143	2,225,885
Liabilities to Non-Resident	(121,219)	(115,545)	(120,447)	(208,964)	(228,501)	(211,770)	(274,088)
Claims on Other Depository Corporations	158	56	56	56	56	56	56
Liquidity Credits	56	56	56	56	56	56	56
Other Claims	102	—	—	—	—	—	—
Net claims on central Government	22,027	(6,890)	(191,278)	(167,718)	(335,849)	(384,129)	(522,968)
Claims on central Government	197,009	155,269	124,326	113,358	101,611	105,304	93,531
Liabilities to central Government	(174,982)	(162,159)	(315,605)	(281,076)	(437,460)	(489,433)	(616,499)
Claims on Other Sectors	10,410	10,106	9,805	9,782	9,814	9,899	9,852
Claims on Other Financial Institutions	—	—	—	—	—	—	—
Claims on Private Sectors	10,410	10,106	9,805	9,782	9,814	9,899	9,852
Open Market Operations(3)	(170,345)	(173,675)	(15,312)	126,293	465,960	298,234	507,552
Other Liabilities to Commercial & Rural Banks	(97,969)	(89,668)	(58,222)	(87,160)	(66,386)	(77,156)	(61,978)
Deposits included in Broad Money (M2)	—	—	—	—	—	—	—
Deposits excluded from Broad Money (M2)	(8)	—	—	—	—	—	—
Shares and Other Equity	(371,443)	(354,651)	(447,681)	(412,022)	(354,640)	(341,282)	(374,484)
Net Other Items	(31,850)	(32,786)	(27,649)	(60,967)	(2,734)	(3,280)	14,534

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of September 30, 2023

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	105		11,234.9		75.0
Rural credit banks(1)	1,583		212.3		1.4

Total banking	1,688		11,447.2		76.5

Insurance:
Life insurance	59		617.8		4.1
General insurance & Reinsurance	86		254.8		1.7
Social insurance(2)	5		991.4		6.6

Total insurance	150		1,864.0		12.4

Pension funds:
Financial institution pension funds	24		129.3		0.9
Employer pension funds	174		231.3		1.5

Total pension funds	198		360.6		2.4

Finance companies(3)	150		538.4		3.6
Venture capital companies	58		27.2		0.3
Securities companies	122	(4)	70.8	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	1,925		506.3		3.4
Credit guarantee companies	22		45.9		0.3
Pawn shops	144		83.0		0.6
Fintech peer to peer Lending(6)	101		7.4		0.1
Micro Financial Institution(7)	241	(7)	1.5	(7)	0.0
Insurance and Reinsurance Brokers	193		19.3	(8)	0.1

Total	4,992		14,971.6		100.0

Source:    OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)

Includes 29 securities companies that are not members of a securities exchange but acting as broker-dealers and three securities companies that are inactive and/or in process of revoking their permits.

(5)	Assets as declared in reports on net adjusted working capital.
(6)	Fintech peer to peer Lending includes Sharia.
(7)	Micro Financial Institution includes Sharia MFI. Number of institutions and assets as of August 31, 2023.
(8)	Assets as of June 30, 2023.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,					As of September 30,
	2018	2019	2020	2021	2022	2023P

	(in trillions of Rupiah)
Assets
Loans	5,358.0	5,683.8	5,547.6	5,820.6	6,497.6	6,907.5
Interbank Assets	221.0	245.3	252.8	223.1	245.4	245.3
Placements at Bank Indonesia	767.1	766.8	775.4	1,146.4	1,293.6	915.8
Securities (including Government Bonds)	941.9	1,012.7	1,466.9	1,831.0	1,863.5	1,889.1
Equity Participation	43.5	50.8	55.0	96.5	111.1	114.1
Other Claims	293.4	329.9	656.5	623.6	667.6	717.4
Others	443.3	473.7	423.6	371.1	434.4	445.7

Total Assets	8,068.3	8,563.0	9,177.8	10,112.3	11,113.3	11,234.9

Liabilities
Third Party Funds	5,630.5	5,998.6	6,665.4	7,479.5	8,153.6	8,147.2
Liabilities owed to Bank Indonesia	2.8	2.1	6.0	1.7	2.1	11.5
Interbank Liabilities	192.5	197.5	176.7	160.6	173.4	200.4
Securities	115.1	135.0	125.1	117.7	115.1	97.9
Borrowing	296.7	299.1	270.0	227.6	293.3	264.9
Other Liabilities	206.5	187.4	135.0	125.8	156.1	178.7
Guarantee Deposits	4.6	4.2	4.4	4.6	4.3	4.4
Others	485.4	493.0	526.2	523.5	606.0	636.1
Capital:
Paid in Capital	209.3	211.8	229.6	261.7	282.9	306.4
Reserves	68.3	75.1	73.7	81.2	88.9	97.7
Current Earnings/Loss	150.0	156.5	104.7	140.2	201.8	180.4
Retained Earnings/Loss	542.9	615.1	612.6	648.3	675.7	757.3
Estimates of Additional Paid in Capital	114.5	144.1	192.2	274.0	282.0	276.7
Others	49.2	43.5	56.2	65.9	78.1	75.3

Total Liabilities	8,068.3	8,563.0	9,177.8	10,112.3	11,113.3	11.234.9

Source:    OJK

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,					As of September 30,
	2018	2019	2020	2021	2022	2023P

	(percentages)
CAR	23.0	23.4	23.8	25.7	25.6	27.4

Source:    OJK.

P	Preliminary.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans (“NPLs”), using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non- performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,					As of September 30,
	2018	2019	2020	2021	2022	2023P

	(percentages)
Gross NPL ratio*	2.4	2.5	3.1	3.0	2.4	2.4

Source:    OJK.

P	Preliminary.
*	Interbank Loans Excluded.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan (“Bapepam-LK”)) and assumed its duties and functions when Bapepam-LK and the Ministry of Finance’s Directorate General of Financial Institution, were merged into a single unit on December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets (as amended by Law No. 4/2023, the “Capital Markets Law”). The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia (“IDX”)) and any securities traded on the IDX as of and for the eleven months ended November 30, 2023.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	11,239
Listed shares (in billions of shares)	11,310
Average daily transaction value (in billions of Rupiah)(1)	11,101
Average daily transaction volume (in millions of shares)(1)	20,405

Source:    IDX.

(1)	For the eleven months ended November 30, 2023.

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia- compliant listings by market capitalization and average liquidity in the regular market. As of November 30, 2023, the market capitalization of the JII was Rp2,176.7 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 508 Sharia stocks which are listed on the IDX as of December 31, 2022. As of October 31, 2023, the ISSI comprised of 608 Sharia stocks listed on the IDX and its market capitalization was Rp5,684.6 trillion.

Monetary Policy

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation complemented by (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen short-term excessive volatility of exchange rate, (iv) appropriate macro-prudential measures, and (v) ensure good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

During 2020, Bank Indonesia has strengthened its policy mix oriented towards safeguarding economic stability and stimulating economic recovery from the distress caused by the Covid-19 pandemic. The policy response was instituted through an accommodative monetary policy mix, including reductions in the Bank Indonesia 7-Day Reverse Repo Rate (“BI Rate”), liquidity injections, strengthening the monetary operations strategy and guiding the exchange rate towards the currency’s fundamental value. Accommodative macroprudential policy was maintained along with efforts to strengthen payment system policy in order to accelerate the digital economy and finance, buttressed by other supporting policies. Bank Indonesia also continued to strengthen synergy with the Government and other relevant authorities in order to follow up on all responsibilities in accordance with Law No. 2 of 2020 as part of the national policy response under the extraordinary conditions caused by the Covid-19 pandemic.

Bank Indonesia lowered the BI Rate five times in 2020. BI Rate reductions in 2020 totaled 125 basis points, bringing the BI Rate to 3.75% by the end of 2020. Reductions of 25 basis points (“bps”) were announced at each Board of Governors Meeting in February, March, June, July and November 2020. The measured decision to reduce gradually the BI Rate was based on low inflation and the need to maintain the attractiveness and competitiveness of domestic financial assets for investment for the sake of external stability.

To stimulate national economic recovery and maintain financial system stability, Bank Indonesia also introduced monetary stimuli in the form of quantitative easing. As of the end of 2020, Bank Indonesia had injected Rupiah liquidity totaling approximately Rp726.57 trillion, equivalent to 4.7% of GDP, primarily in the form of lower reserve requirements totaling around Rp155 trillion and monetary expansion totaling approximately Rp555.77 trillion. Bank Indonesia lowered reserve requirements by 300 bps, including the 50 bps incentive, in 2020. In addition, Bank Indonesia lowered the foreign currency reserve requirements by 400 bps, effective March 16, 2020 in order to boost foreign exchange liquidity in the banking industry and alleviate pressures in the foreign exchange market. Bank Indonesia also waived the additional macroprudential intermediation ratio (“MIR”) Giro, the balance of Rupiah demand deposits held at Bank Indonesia to meet MIR. This policy provided approximately Rp15.8 trillion of additional liquidity to the banking industry. In the latter half of the year, Bank Indonesia provided Giro services to banks meeting the daily and average Rupiah reserve requirements of 1.5% per year, with a portion calculated to obtain a Giro service of 3% of deposit, effective August 1, 2020.

Bank Indonesia also maintained a Rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms amid persistent global financial market uncertainty. Bank Indonesia stabilized and strengthened the Rupiah by increasing the intensity of triple-intervention policy in the spot market, Domestic Non-Deliverable Forwards (“DNDF”), transactions and purchases of Government securities in the secondary market. In addition, in March 2020, Bank Indonesia lowered the foreign currency reserve requirement by 400 bps to boost foreign exchange liquidity in the banking sector and simultaneously alleviate pressure on the foreign exchange market, as well as expanding the types of underlying transactions for foreign investors to provide an alternative hedging instrument against Rupiah holdings. Furthermore, exchange rate stabilization policy is supported by efforts to reinforce external resilience. To that end, Bank Indonesia secured a bilateral repo line agreement with the US Federal Reserve and extended bilateral swap and repo line agreements with the Monetary Authority of Singapore.

Furthermore, Bank Indonesia expanded money market and foreign exchange market instruments and transactions in order to provide more hedging instruments against currency risk through DNDF transactions, foreign exchange swaps and term repo agreements with the banking industry, while strengthening monetary operations and Islamic financial market deepening through the Sharia Compliant Liquidity Facility, Sharia-Compliant Liquidity Management and Sharia-Compliant Interbank Fund Management Certificates. In addition, Bank Indonesia also strengthened foreign currency term deposit instruments in order to enhance foreign currency liquidity management in the domestic markets, while encouraging banks to utilize lower foreign currency reserve requirements for domestic purposes. Furthermore, to strengthen money market and foreign exchange market deepening, Bank Indonesia was also encouraging infrastructure development in terms of electronic trading platforms and a central counterparty. Striving to enhance transmission of its accommodative monetary policy stance, Bank Indonesia continued to strengthen its monetary operations strategy, while developing money market instruments to support corporate and small and medium enterprise (“SME”) financing in line with the national economic recovery program.

Bank Indonesia implemented an accommodative macro-prudential policy in line with the existing policy mix and national policy mix, including various efforts to mitigate risk in the financial sector caused by the outbreak of Covid-19. Therefore, Bank Indonesia relaxed the MIR by extending the incentive period of 50 bps lower Rupiah reserve requirements for banks allocating SME loans, loans for export-import activity as well as non-SME loans to priority sectors as stipulated in the national economic recovery program from previously December 31, 2020 to June 30, 2021, while also injecting liquidity into the banking industry to support loan restructuring for SMEs as well as ultra-micro enterprises with loans from financial institutions and strengthening macro-prudential policies to encourage inclusive financing, particularly for SMEs. Furthermore, Bank Indonesia maintained a Countercyclical Buffer ratio of 0%, MIR in the range of 84-94% with a disincentive parameter of 0%, a Macroprudential Liquidity Buffer ratio of 6% with repo flexibility of 6%, and a Loan to Value / Financing to ratio Value for property credit / financing is in accordance with current regulations. Bank Indonesia also lowered the minimum down payment on automotive loans/financing from 5-10% to 0% for the purchase of green vehicles, while maintaining prudential principles.

Bank Indonesia maintained cash and non-cash payment system convenience and availability in order to facilitate economic and financial transactions. This was achieved through, amid the Covid-19 pandemic, the circulation of sanitized currency notes and the promotion of cashless transactions through e-money, internet banking and the launch of an Indonesian standard for quick response codes, as well as accelerating the implementation of the digital economy and finance as part of the economic recovery efforts. Bank Indonesia also implemented measures among the banking industry, financial technology companies, the Government and other relevant authorities to promote digitalization and support the economic recovery.

Bank Indonesia has also accelerated the implementation of the Indonesia payment systems blueprint for 2025 to support digital economy and finance activities during the Covid-19 pandemic, stimulate a momentum for national economic recovery as well as expedite economic and financial inclusion. Bank Indonesia also continued to strengthen synergies with the Government and other relevant authorities to support cashless social aid program disbursements through expediting the electronification of the social aid program disbursements, including the Family Hope Program, Noncash Food Assistance Program, Pre-Employment Card and Indonesia Smart Card to help alleviate the impact of Covid-19.

Furthermore, Bank Indonesia will continue to implement the follow-up policy measures required to support the national economic recovery program by carefully observing global economic and financial market dynamics as well as the Covid-19 transmission and the impact on the economic outlook of Indonesia over time. Close policy coordination with the Government and the Financial System Stability Committee will constantly be strengthening order to maintain macroeconomic and financial system stability, while accelerating the national economic recovery.

In 2021, Bank Indonesia oriented all monetary, macroprudential and payment system policy instruments towards supporting the national economic recovery in close coordination with the Government and Financial System Stability Committee as follows:

(i)

In the monetary sector, a historically low policy rate was maintained along with the maintenance of Rupiah exchange rate stability and liquidity injections through quantitative easing. The low policy rate would be maintained until there are indications of rising inflation. Since 2020, Bank Indonesia lowered the BI Rate six times to 3.50%, the lowest in history. The Rupiah exchange rate stabilization policy was implemented through triple intervention targeting the spot market, DNDF and purchases of government securities in the secondary market, amid persistent global financial market uncertainty. Likewise, Bank Indonesia continued to inject liquidity via quantitative easing to strengthen the banking industry’s ability to extend credit/financing to the corporate sector. In 2020 and 2021, the quantitative easing policy resulted in liquidity injections of Rp874.4 trillion into the banking industry to support the national economic recovery program;

(ii)

Accommodative macroprudential policies continued to revive bank financing disbursed to the corporate sector, in synergy with Financial elevated uncertainty System Stability Committee policy. This included loosening the down payment requirements on automotive loans; the Loan/Financing-to-Value (LTV/FTV) Ratio on Property Loans and the (Sharia) MIR; encouraging the banks to lower prime lending rates; as well as other accommodative macroprudential policies. Bank Indonesia also refined and modernized the MSME Credit Ratio policy into the Macroprudential Inclusive Financing Ratio (Rasio Pembiayaan Inklusif Makroprudensial (“RPIM”));

(iii)

Bank Indonesia continued to accelerate payment system digitalization for integration of the national digital economy and finance. This included expansion of Quick Response Code Indonesian Standard (“QRIS”) acceptance to 12 million merchants by the end of 2021, including cross-border QRIS, implementation of the National Open API Payment Standard; as well as electronification of social aid program (bansos) disbursements, transportation modes and government financial operations. Various agendas in the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia (“BSPI”)) 2025 had also been accelerated, including development of BI-FAST as a real-time retail payment system available 24/7, along with interlinkages between digital banking and FinTech, as well as payment system regulatory reform;

(iv)

In addition to the three main policy initiatives above, Bank Indonesia also directed four supporting policies (MSMEs, Islamic economy and finance, financial market deepening, and international policy) towards national economic recovery. Bank Indonesia enhanced the policy synergy with the Government, banks, and other institutions to develop MSMEs as well as the Islamic economy and finance as a new source of national economic growth in Indonesia. Financial market deepening also accelerated, particularly the Rupiah and foreign exchange money markets, to strengthen monetary policy transmission, support financial system stability, and finance development, including infrastructure. International policy was directed towards not only strengthening Bank Indonesia’s policy diplomacy, but also to support the Government in facilitating and promoting trade and investment in various countries; and

(v)

Bank Indonesia also adjusted its operational activities and public services to support Government restrictions on public mobility during the Covid-19 pandemic. This included cash services; payment systems; monetary operations and central banking services to the Government. In addition, Bank Indonesia temporarily increased the maximum limit on cash withdrawals through ATM machines using chip technology until 30 September 2021.

During 2022, Bank Indonesia raised the BI Rate by 200 bps to 5.50% since August 2022. The decision to increase the interest rate is a front-loaded, pre-emptive, and forward-looking measure to cause the inflation expectations and inflation to decline, so that the core inflation is maintained within the range of 3.0±1%. This is in line with the increase in inflation expectations after the increase in subsidized fuel prices which had reached 6.5% and needed to be controlled to avoid pressure on core inflation. With the increase in the BI Rate, inflation expectations gradually decreased to 5.5% and therefore supported lower core inflation realization of 3.36% (year-on-year) at the end of 2022 compared to the initial forecast of 4.16% (year-on-year). In line with this, Bank Indonesia also strengthened monetary operations by increasing the structure of interest rates on the money market in accordance with the increase in the BI Rate.

The direction of the BI policy mix in 2022 continues to be synergized as part of the national policy direction to accelerate economic recovery while maintaining stability. In this regard, in line with the risk of increasing uncertainty in the global financial markets due to the tightening monetary policies in advanced economies, especially the United States, amid the early stages of Indonesia’s economic recovery, Bank Indonesia adopted a policy mix consisting of “one policy to maintain stability and four policies to support economic growth” as it has alluded to before. Monetary policy is directed at maintaining stability (pro-stability), while the other four instruments, namely macroprudential policies, digitalization of the payment system, deepening of the money market, as well as inclusive and green economy-finance are aimed to accelerate national economic recovery (pro-growth).

The key points of Bank Indonesia’s policy mix implemented in 2022 are as follows:

1.

Monetary policy was aimed at ensuring macroeconomic stability, through increase of policy rate (BI Rate), Rupiah exchange rate stabilization, and liquidity normalization. In this context, in line with the low core inflation pressures, especially in the first semester of 2022, the monetary policy response was taken by normalizing liquidity through a gradual increase in the reserves requirement ratio to 9% for conventional commercial banks and 7.5% for Sharia commercial banks and Sharia business units. Bank Indonesia adopted this policy to proactively address the impact of global financial market uncertainty on macroeconomic stability. Meanwhile, the BI Rate was raised by 200 bps since August 2022 to 5.50% at the end of 2022 in response to the increasing inflation expectations and to make sure that core inflation remained within 3+1% range. This policy was supported by Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in secondary market (twist operation).

2.

Macroprudential policies continued to be accommodative in synergy with the integrated policy package of the Financial System Stability Committee to support the national economic recovery. Bank Indonesia continued to maintain accommodative macroprudential policies by holding the Countercyclical Capital Buffer (CcyB) ratio at 0%, the MIR at the range of 84-94%, and the Macroprudential Liquidity Buffer (“MPLB”) ratio at 6% with repo flexibility of 6%, and the Sharia MPLB ratio at 4.5% with repo flexibility of 4.5%. Bank Indonesia also continued to relax the Loan to Value/Financing to Value (LTV/FTV) ratio for property loans/financing to a maximum of 100% and relaxed the down payment requirements for automotive loans to 0% for all types of new vehicles. Bank Indonesia also strengthened the prime lending rate transparency policy to support the effectiveness of the transmission of the policy rate and macroprudential policy. In addition, Bank Indonesia increased incentives for banks to disburse loans to priority sectors and MSME and/or meet the Macroprudential Inclusive Financing Ratio (RPIM) target in the form of easing Rupiah reserve requirements and expanding the coverage of priority sectors.

3.

Bank Indonesia continued to strengthen payment system policies to support economic recovery and accelerate inclusive digitalization. These policies included: (i) expanding the use of QRIS; (ii) intensification of the electronification program through digitizing government social assistance programs, electronification of regional government services, and also the integration of modes of transportation; (iii) strengthening the implementation of the National Open API Payment Standard by encouraging the acceleration of its adoption for banks and non-bank institutions; (iv) accelerating the implementation of BI-FAST by increasing membership, expanding services, and accepting the use of BI-FAST; and (v) payment system pricing policies to support national economic recovery.

These three major policies were supported by the synergy among the efforts of Bank Indonesia and the Government, banks, and other institutions to continue support for MSMEs as well as the Sharia economy and finance. Bank Indonesia also pursued deepening of foreign exchange market to support Rupiah stability and to expand hedging instruments and continued to accelerate the promotion of trade and investment between countries, including through the expansion of local currency transactions. In addition, Bank Indonesia continued to strengthen its international policy and practice by expanding international cooperation with other central banks and monetary authorities, promoting trade and investment in priority sectors in synergy with other relevant institutions.

In 2023, Bank Indonesia’s policy mix continues to be directed towards strengthening resilience, recovery, and revival of the Indonesia economy in a close synergy with national economic policy. Meanwhile, the policy mix is intended to counteract the spillover effects of global turmoil, including the risks of economic recession and high inflation, policy rate hikes by the United States Federal Reserves and other central banks, depreciatory pressures on the Rupiah exchange rate due to a very strong U.S. dollar, as well as high global financial market uncertainty. To that end, the objective of monetary policy is to manage inflation back towards the target corridor set by the Government, namely 3.0%±1% in 2023 and 2.5%±1% in 2024, to maintain Rupiah stability against the impact of global turmoil to control imported inflation, as well as to support macroeconomic and financial system stability. Meanwhile, to support national economic growth, accommodative macroprudential policies continue to be oriented towards encouraging lending/financing to the businesses, particularly priority sectors. Similarly, Bank Indonesia will continue accelerating payment system digitalization to expand digital economic and financial inclusion, specifically in the real sector and MSMEs as drivers of private consumption. The mix of three main Bank Indonesia policies, namely monetary policy, macroprudential policy and payment system policy, is also supported by strengthening money market and foreign exchange market deepening policy, MSMEs empowerment and sharia economy and finance development programs as well as international policy.

In December 2023, Bank Indonesia maintained the BI Rate at 6.00%, the deposit facility rate at 5.25% and the lending facility rate at 6.75%.

The decision remains consistent with the pro-stability focus of monetary policy, namely, to strengthen Rupiah stabilization policy, and as a pre-emptive and forward-looking measure to maintain inflation within the 2.5%±1% target corridor in 2024. Meanwhile, Bank Indonesia will maintain pro-growth macroprudential and payment system policies to foster sustainable economic growth. Bank Indonesia will also hold an accommodative macroprudential policy stance to revive bank lending/financing to businesses and households. Payment system digitalization will be accelerated to increase transaction volume and expand digital economic and financial inclusion, which includes the electronification of (central and regional) government transactions. Bank Indonesia has, therefore, strengthened its mix of monetary, macroprudential and payment system policies to maintain stability and nurture sustainable economic growth through the following measures:

1.	Rupiah stabilization through foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions, as well as government securities in the secondary market.

2.	Strengthening the pro-market monetary operations strategy for effective monetary policy, which includes optimising SRBI, Bank Indonesia Forex Securities and Bank Indonesia Forex Sukuk.

3.	Deepening prime lending rate transparency policy with a focus on interest rates by economic sector.

4.

Accelerating payment system digitalization towards greater transaction efficiency and expanding the digital economy and finance ecosystem as follows: (a) Expanding QRIS implementation by: (i) setting a target of 55 million QRIS users in 2024, (ii) setting a target of 2.5 billion QRIS transactions in 2024, and (iii) strengthening the cross-border QRIS implementation strategy to accelerate uptake, (b) Strengthening implementation of Indonesian Credit Card (Kartu Kredit Indonesia) (i.e., credit cards that use an Indonesian payment network, rather than foreign payment networks such as Visa or Mastercard) for the government segment by developing online payment features, while expanding more intensive socialization, coordination and monitoring activities.

5.

Expanding international cooperation with other central banks and authorities in partner countries, particularly through cross-border QRIS linkages and local currency transactions, as well as facilitating investment, trade and tourism promotion in priority sectors in conjunction with relevant institutions.

Policy coordination between Bank Indonesia and the government of the Republic is also constantly improved to maintain macroeconomic stability and bolster economic growth. Bank Indonesia strengthens policy coordination with the central and regional government and strategic partners, including the National Movement for Food Inflation Control in various regions within the Central and Regional Inflation Control Teams, as well as Region Digitalization Acceleration and Expansion (P2DD) Teams to Accelerate and Expand the Electronification of Central and Regional Government Transactions. Furthermore, policy synergy between Bank Indonesia and the KSSK is also strengthened to maintain financial system stability and revive lending/financing to businesses, particularly those in priority sectors.

Policy Synergy between Bank Indonesia and Ministry of Finance

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees: (i) the first (“SKB I”), on April 16, 2020, provided for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities from 2020 to 2022, pursuant to which Bank Indonesia purchased Rp75.9 trillion of Government securities in 2020, Rp143.3 trillion in 2021 and Rp49.1 trillion in 2022; and (ii) the second (“SKB II”), on July 7, 2020, related to the so-called “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia;

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to MSME and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These initial burden sharing schemes were valid for 2020 and 2021 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases.

On August 23, 2021, the Ministry of Finance and Bank Indonesia issued the third joint decree (“SKB III”) to cooperate on financing health and humanitarian care. Pursuant to the SKB III, the Government privately placed Government securities to Bank Indonesia, and the Government and Bank Indonesia coordinated to provide healthcare and humanitarian support in response to the Covid 19 pandemic. Specifically, Bank Indonesia contributed interest paid on the Government securities of Rp58 trillion in 2021 and Rp40 trillion in 2022 toward vaccination programs and other healthcare expenses and the Government contributed the remaining interest costs (at a variable interest rate equal to the three-month BI Reference Rate) of Rp157 trillion in 2021 and Rp184 trillion in 2022 toward healthcare expenses and humanitarian initiatives such protection programs for affected communities and small businesses.

SKB III concluded in December 2022 and no further joint initiatives have been pursued since, although the omnibus financial sector law passed in 2023 provides for additional coordination of fiscal policy of the Government and monetary policy of Bank Indonesia in the case of a future crisis declared by the President. See “—Financial System Financial Sector Omnibus Law (Law No. 4/2023”).

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits and savings deposits in Rupiah and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasimoney	Securities other than shares	TotalM2

	(in billions of Rupiah)
2018	1,069,554	625,370	831,779	1,585,748	3,042,898	2,696,616	20,533	5,760,046
2019	1,111,506	654,764	910,675	1,691,463	3,256,902	2,853,894	25,981	6,136,777
2020	1,147,200	760,112	1,095,580	1,887,268	3,742,960	3,139,759	23,220	6,905,939
2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
2022	1,715,619	897,799	1,710,998	2,225,849	4,843,646	3,668,813	24,563	8,528,022
October 2023	1,483,629	863,143	1,634,608	2,193,441	4,691,193	3,787,256	26,917	8,505,367

Source:    Bank Indonesia.

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)

		(in billions of Rupiah)
2018	1,442,602	472,729	4,868,594	184,424
2019	1,506,614	489,173	5,151,622	280,135
2020	1,711,187	818,392	5,129,116	713,554
2021	1,809,680	1,127,267	5,444,160	1,007,279
2022	1,898,133	970,957	5,996,010	1,257,016
October 2023	1,851,084	787,025	6,397,846	1,201,786

Source:    Bank Indonesia.

P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of December 31, 2018, Broad Money grew by 6.3% (year on year) compared to 8.3% (year on year) growth as of the end of the previous year, resulting from slower growth in Narrow Money. Narrow Money growth decreased to 6.5% compared to 11.1% as of the end of the previous year due to a slower growth in all components namely Rupiah demand deposits, currency outside the bank, as well as Rupiah saving deposits that can be withdrawn at any time. Quasi-money growth increased to 6.0% compared to 5.1% in 2017, as primarily due to increase in other savings deposits and foreign currency demand deposits.

As of December 31, 2019, Broad Money grew by 6.5% (year on year) compared to 6.3% (year on year) growth as of the end of the previous year, resulting from higher growth in Narrow Money. Narrow Money increased to 7.0% compared to 6.5% as of the end of the same period in the previous year, due to a higher growth in Rupiah demand deposits. Quasi-money growth decreased to 5.8% compared to 6.0% in the same period as of the end of the previous year, due to a decrease in growth of other savings deposits as well as foreign currency demand deposits.

As of December 31, 2020, Broad Money experienced faster growth on the back of Narrow Money (M1) and Quasi-money. Totaling Rp6,905.9 trillion, Broad Money accelerated to 12.5% (year on year) compared to 6.5% (year on year) growth as of the end of the previous year. Narrow Money growth increased to 14.9% (year on year) compared to 7.0% (year on year) as of the end of the previous year, in line with increases recorded in terms of currency outside banks and Rupiah demand deposits, as well as Rupiah saving deposits that can be withdrawn at any time. Further, Quasi-money growth increased to 10.0% (year on year) compared to 5.8% (year on year) as of the end of the previous year, due to increases in all components, namely time deposits, other saving deposits and foreign currency demand deposits.

As of December 31, 2021, Broad Money grew by 14.0% (year-on-year) compared to 12.5% (year-on-year) as of the same date in the previous year, resulting from higher growth in Narrow Money. Narrow Money growth increased to 17.9% (year-on-year) as of December 31, 2021 compared to 14.9% (year-on-year) as of the same date in the previous year, due to higher growth in Rupiah demand deposits and Rupiah saving deposits that can be withdrawn at any time. Quasi-money growth decreased to 9.4% (year-on-year) compared to 10.0% (year-on-year) as of the same date in the previous year, due to slower growth in time deposits and other saving deposits.

As of December 31, 2022, Broad Money grew by 8.4% (year-on-year) compared to 14.0% (year-on-year) as of the same date in the previous year, due to a much slower growth of Narrow Money and Quasi-money. Narrow Money grew slower by 9.7% (year-on-year) as of December 31, 2022 compared to 17.9% (year-on-year) as of the same date in the previous year, due to slower growths of Rupiah demand deposits and Rupiah saving deposits. Quasi-money growth decreased to 6.8% (year-on-year) compared to 9.4% (year-on-year) at the same date in the previous year, due to a slower growth in Rupiah time deposits.

As of October 31, 2023, Broad Money grew by 3.4% (year-on-year), compared to a growth of 6.0% (year-on-year) as of September 30, 2023. The growth of Broad Money was primarily due to a growth of Quasi-money by 7.8% (year-on-year). Meanwhile, Narrow Money recorded 0.1% growth (year-on-year) in October 2023, after an increase of 4.1% (year-on-year) as of September 30, 2023. The growth of Narrow Money was primarily driven by the growth of Rupiah savings deposits that can be withdrawn at any time.

Government Budget

Fiscal Policy

Since 2001, the focus of the Government’s fiscal policy has been to promote fiscal consolidation and reduce Government debt gradually in order to achieve fiscal sustainability. As a result of the overall macroeconomic situation and current policy challenges, since 2006, the Government has also focused fiscal policy on providing a modest degree of stimulus to the overall economy, within the constraints of the Government’s overall fiscal situation.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P
				(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,518.8	1,546.1	1,285.1	1,547.8	2,034.6	2,021.2	2,118.3	2,307.9	1,916.3
Non-tax revenue	409.3	409.0	343.8	458.5	595.6	441.4	515.8	473.0	544.1
Total domestic revenues	1,928.1	1,955.1	1,629.0	2,006.3	2,630.1	2,462.6	2,634.1	2,780.9	2,460.5
Grants	15.6	5.5	18.8	5.0	5.7	0.4	3.1	0.4	1.8

Total revenues and grants	1,943.7	1,960.6	1,647.8	2,011.3	2,635.8	2,463.0	2,637.2	2,781.3	2,462.3

Expenditures:
Central government expenditures	1,455.3	1,496.3	1,833.0	2,000.7	2,280.0	2,246.5	2,302.5	2,034.6	1,774.5
Transfer to regions and rural fund	757.8	813.0	762.5	785.7	816.2	814.7	814.7	857.6	736.1

Total expenditures	2,213.1	2,309.3	2,595.5	2,786.4	3,096.3	3,061.2	3,117.2	3,304.1	2,510.6

Primary balance(1)	(11.5)	(73.1)	(633.6)	(431.6)	(74.1)	(156.8)	(38.5)	(49.0)	361.0
Surplus/(deficit)	(269.4)	(348.7)	(947.7)	(775.1)	(460.4)	(598.2)	(479.9)	(486.4)	(48.3)

Financing:
Debt Financing	372.0	437.5	1,229.6	870.5	696.0	696.3	421.2	648.1	332.5
Investment Financing	(61.1)	(49.4)	(104.7)	(142.5)	(106.7)	(176.0)	(176.0)	(176.2)	(53.3)
On-Lending	(4.3)	(1.3)	1.0	1.9	2.2	5.3	5.3	(0.3)	3.1
Government Guarantee	(1.1)	—	(3.6)	(2.7)	(1.1)	(0.3)	(0.3)	(0.8)	(0.3)
Other Financing	0.2	15.2	70.9	144.4	0.7	72.8	229.7	52.0	0.5

Total Financing	305.7	402.1	1,193.3	871.7	591.0	598.2	479.9	522.8	282.4

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

2023 Budget

On 27 October 2022, the Government promulgated Law No. 28 of 2022 on State Budget for 2023, effective as of January 1, 2023. On November 30, 2022, Presidential Regulation No. 130/2022 was passed to implement the 2023 State Budget, and on November 10, 2023, Presidential Regulation No. 75/2023 was passed to amend the implementation of the State Budget for 2023. The theme of fiscal policy in 2023 is “Increasing Productivity for Inclusive and Sustainable Economic Transformation.” Based on this theme, the policy strategy to be implemented by the Government is focused on (1) strengthening the quality of human resources through policies in the fields of health, education, and social protection; (2) accelerating infrastructure development; (3) strengthening bureaucratic reforms; (4) industrial revitalization; and (5) green economic development. The state budget must continue to be a reliable tool in dealing with the various fluctuations encountered to protect the populace and maintain the pace of recovery.

The key macroeconomic assumptions underlying the 2023 Budget are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.6%;

•	an exchange rate of Rp14,800 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.90%;

•	an ICP of U.S.$90 per barrel;

•	an oil production by the Republic of 660 thousand barrels of oil per day; and

•	gas production by the Republic of 1,100 million barrels of oil equivalent of gas per day.

Total revenue in the 2023 budget as implemented by Presidential Regulation No. 75/2023, as described above (“2023 Revised Budget”) is expected to be Rp2,637.2 trillion, or an increase of 16.4% from the 2022 budget of Rp2,266.2 trillion. Total revenue comprises Rp2,118.3 trillion in tax revenues and Rp515.8 trillion in non-tax revenues, taking into account various factors such as economic capacity, the investment climate, and business competitiveness in measuring the tax base. The role of the non-tax revenues as a regulatory instrument will be to encourage economic activity, support business activity, and improve the quality of social services.

Total expenditures under the 2023 Revised Budget are estimated at Rp3,117.2 trillion, or a 0.3% increase from the 2022 budget of Rp3,106.4 trillion, comprising Rp2,302.5 trillion in central Government expenditures and Rp814.7 trillion in transfer to regional and rural funds. Allocations in the 2023 Revised Budget include (i) Rp624.3 trillion for education; (ii) Rp391.7 trillion for infrastructure development; (iii) Rp212.0 trillion for energy subsidy; and (iv) Rp178.7 trillion for health budget.

In 2023, the Government is committed to taking steps toward fiscal consolidation by returning the budget deficit to below 3% of GDP. Fiscal consolidation is necessary to ensure medium- and long-term fiscal sustainability. The primary deficit in the 2023 Revised Budget is projected to be Rp479.9 trillion, or 2.28% of projected 2023 GDP, expected to fall below 3% of GDP, supported by fiscal reforms and stronger economic recovery. The smaller deficit gives the budget and the economy protection in light of the rise in interest rates and the depreciation of the exchange rate, which have created instability in the financial sector. The budget deficit has decreased significantly from 6.14% of GDP in 2020 to 2.38% of GDP in 2022. The Government targets a budget deficit of 2.28% of GDP in 2023 amid the rising uncertainty. Nonetheless, the Government’s actual budget deficit in 2023 may be lower than this target if Indonesia’s economy performs better than expected. The Government expects to fund the deficit through debt financing.

Realization of 2023 Budget

From the eleven months ended November 30, 2022 to the eleven months ended November 30, 2023, the realized Government revenues increased by 5.3% from Rp2,377.5 trillion to Rp2,462.3 trillion. For the same periods, total tax revenues increased by 3.6% from Rp1,849.1 trillion to Rp1,916.3 trillion and total non-tax revenues increased by 3.2% from Rp527.3 trillion to Rp544.1 trillion. These increases were driven by a strong domestic post-pandemic economic recovery and certain moderation in commodity prices.

From the eleven months ended November 30, 2022 to the eleven months ended November 30, 2023, total Government expenditures decreased by 4.0% from Rp2,614.4 trillion to Rp2,510.6 trillion. For the same periods, total central Government expenditures decreased by 5.8% from Rp1,882.6 trillion to Rp1,774.5 trillion, primarily due to the decreases in good and service expenditure and social assistance expenditure. Total transfers to regions and rural fund increased by 0.6% from Rp731.7 trillion to Rp736.1 trillion.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	64.7	59.2	33.0	52.8	77.8	61.4	71.7	76.4	64.0
Non-oil and gas	685.3	713.1	561.0	643.8	920.4	873.6	977.9	1,063.4	904.1

Total income tax	750.0	772.3	594.0	696.7	998.2	935.1	1,049.5	1,139.8	968.1
Value added tax (VAT)	537.3	531.6	450.3	551.9	687.6	743.0	731.0	810.4	667.8
Land and building tax	19.4	21.1	21.0	18.9	23.3	31.3	26.9	26.2	26.5
Excises	159.6	172.4	176.3	195.5	226.9	245.4	227.2	246.1	187.4
Other taxes	6.6	7.7	6.8	11.1	7.7	8.7	10.8	10.5	9.0

Total domestic taxes	1,472.9	1,505.1	1,248.4	1,474.1	1,943.7	1,963.5	2,045.5	2,307.9	1,858.8

International trade taxes:
Import duties	39.1	37.5	32.4	39.1	51.1	47.5	53.1	57.4	45.9
Export tax	6.8	3.5	4.3	34.6	39.8	10.2	19.8	17.5	11.7

Total international trade taxes	45.9	41.1	36.7	73.7	90.9	57.7	72.9	74.9	57.5

Total tax revenues	1,518.8	1,546.1	1,285.1	1,547.8	2,034.6	2,021.2	2,118.3	2,780.9	1,916.3

Non-tax revenues:
Natural resources:
Oil	101.5	83.6	44.9	65.0	112.0	96.1	76.4	75.9	89.4
Gas	41.3	37.5	24.2	31.6	36.7	35.0	27.3	29.0	19.5

Total oil and gas	142.8	121.1	69.1	96.6	148.7	131.2	103.6	104.9	109.0
General mining	30.3	26.3	21.2	44.8	110.8	54.0	110.0	81.5	119.5
Forestry	4.8	5.0	4.4	5.4	5.8	5.2	5.7	5.7	4.9
Fishery	0.4	0.5	0.6	0.7	1.2	3.5	1.6	3.5	0.5
Geothermal	2.3	1.9	2.0	1.9	2.3	2.1	2.4	2.2	2.1

Total non-oil and gas	37.8	33.8	28.1	52.9	120.1	64.8	119.7	92.9	126.9

Total natural resources	180.6	154.9	97.2	149.5	268.8	196.0	223.3	197.8	235.9

Profit transfer from SOEs	45.1	80.7	66.1	30.5	40.6	49.1	81.5	80.8	81.5
Other non-tax revenues	128.6	124.5	111.2	152.5	196.3	113.3	131.5	111.0	146.6
Public Service Agency (BLU) Income	55.1	48.9	69.3	126.0	89.9	83.0	79.5	83.4	80.1

Total non-tax revenues	409.3	409.0	343.8	458.5	595.6	441.4	515.8	473.0	544.1

Total domestic revenues	1,928.1	1,955.1	1,629.0	2,006.3	2,630.1	2,462.6	2,634.1	2,780.9	2,460.5

Grants	15.6	5.5	18.8	5.0	5.7	0.4	3.1	0.4	1.8

Total revenues and grants	1,943.7	1,960.6	1,647.8	2,011.3	2,635.8	2,463.0	2,637.2	2,781.3	2,462.3

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Sources of Government Revenues.

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues include income tax, value-added tax (“VAT”), customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2014, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 16.0% and 54.4% of total income tax revenue and total non-tax revenues, respectively. In 2020, these ratios decreased to 5.6% and 20.6% respectively, primarily driven by a decrease in the average price of Indonesian crude oil and a decrease in oil and gas lifting.

Indonesian income tax comprises both corporate income tax and personal income tax. Starting from the fiscal year of 2020, the general corporate income tax rate is 22% applied to taxable profits. Listed companies that meet certain criteria are entitled to a reduction from the general rate (i.e., 3% lower); therefore the effective corporate income tax rate for listed companies is 19%. Small enterprises, being, corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount of the general income tax rate so that their effective tax rate will be 11%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final income tax at 0.5% of revenue.

Personal income tax rates are set at progressive rates: (i) the maximum rate of 35% for annual taxable income above Rp5 billion, (ii) 30% for annual taxable income above Rp500 million and up to Rp5 billion, (iii) 25% for annual taxable income above Rp250 million and up to Rp500 million, (iv) 15% for annual taxable income above Rp60 million and up to Rp250 million, and (v) 5% for annual taxable income from Rp0 up to Rp60 million.

Value added tax (“VAT”) is typically levied at a 11% rate on events involving the delivery of VAT-able goods or the provision of VAT-able services in the Indonesian customs area. The VAT rate will be increased to 12% at the latest starting from 2025. There are certain VAT exemptions available, such as on, the delivery and/or import of VAT-able goods designated as strategic goods (e.g., certain capital goods in the form of machinery and plant and equipment or specifically supporting the achievement of certain national objectives). Exports of VAT-able goods and certain VAT-able services are subject to a VAT rate of 0%.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% and 150% on cost, insurance and freight (“CIF”) level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a sales tax on luxury goods, the rates of which by law may be increased up to 200%. These rates currently range between 10%—125%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan (“PBB”)), is chargeable on all land and/or buildings unless exempted. Previously, certain documents were subject to nominal stamp duty payable as a fixed amount of either Rp6,000 or Rp3,000. Since January 2021, the nominal stamp duty increased to a single fixed amount of Rp10,000. The Rp6,000 and Rp3,000 stamp duties apply until January 1, 2022 provided that at least Rp9,000 had been paid.

Government revenues increased by 16.6% from Rp1,666.4 trillion in 2017 to Rp1,943.7 trillion in 2018, primarily driven by an increase in tax revenues. Total tax revenues increased by 13.0% from Rp1,343.5 trillion in 2017 to Rp1,518.8 trillion in 2018, mainly driven by an increase in non-oil- gas income taxes and value added tax. Total non-tax revenues increased by 31.5% from Rp311.2 trillion in 2017 to Rp409.3 trillion in 2018. This was primarily due to higher other non-tax revenues from line ministries. Total natural resources revenues increased by 62.6% from Rp111.1 trillion in 2017 to Rp180.6 trillion in 2018 mainly due to a higher crude palm oil price and weaker Rupiah exchange rate.

Government revenues increased by 0.9% from Rp1,943.7 trillion in 2018 to Rp1,960.6 trillion in 2019, primarily driven by an increase in tax revenues. Total tax revenues increased by 1.8% from Rp1,518.8 trillion in 2018 to Rp1,546.1 trillion in 2019, mainly driven by an increase in non-oil- gas income taxes, land and building taxes, and excises. Total non-tax revenues decreased by 0.1% from Rp409.3 trillion in 2018 to Rp409.0 trillion in 2019. In 2019, total natural resources revenues decreased by 14.2% from Rp180.6 trillion in 2018 to Rp154.9 trillion, due to decreased crude palm oil price and weaker Rupiah exchange rate.

Government revenues decreased by 16.0% from Rp1,960.6 trillion in 2019 to Rp1,647.8 trillion in 2020, caused by reduced economic activities due to the Covid-19 pandemic and provision of tax incentives. By the end of 2020, total tax revenues decreased by 16.9% from Rp1,546.1 trillion in 2019 to Rp1,285.1 trillion in 2020, mainly driven by decreases in almost all tax revenues. Total non-tax revenues decreased by 15.9% from Rp409.0 trillion in 2019 to Rp343.8 trillion in 2020. This was mainly due to a decrease in the average price of Indonesian crude oil, measured by the ICP, and a decrease in oil and gas lifting, compared to the same period in 2019.

Government revenues increased by 22.1% from Rp1,647.8 trillion in 2020 to Rp2,011.3 trillion in 2021, driven by increases in domestic revenues. By the end of 2021, total tax revenues increased by 20.4% from Rp1,285.1 trillion in 2020 to Rp1,547.8 trillion in 2021, in line with improving economic activity and international trade. Total non-tax revenues increased by 33.4% from Rp343.8 trillion in 2020 to Rp458.5 trillion in 2021, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil.

Government revenues realization had improved by a positive 31.0%, from Rp2,011.3 trillion in 2021, to Rp2,635.8 trillion in 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 31.5% from Rp1,547.8 trillion to Rp2,034.6 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 29.9% from Rp458.5 trillion to Rp595.6 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

For the eleven months ended November 30, 2023, Government revenues realization reached Rp2,462.3 billion, representing 93.4% of the 2023 budget Government revenues. Tax revenues realization reached Rp1,916.3 billion and non-tax revenues realization reached Rp544.1 billion, representing 72.7% and 105.5% of the 2023 budget numbers, respectively.

The tax-to-GDP ratio was in a relatively moderate range from 2017 to 2019, being 9.9% in 2017, 10.2% in 2018 and 9.8% in 2019. The tax-to- GDP ratio declined in 2020 to 8.3% due to the reduction of economic activity as a result of the Covid-19 pandemic. The tax-to-GDP ratio increased to 9.1% in 2021 and 10.4% in 2022 as a result of the recovery of economic activity.

Tax Amnesty

In July 2016, the Government passed Law No. 11 of 2016 on Tax Amnesty, which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has risen in tandem with the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 71.1% in 2018, 73.1% in 2019, 77.6% in 2020, 84.0% in 2021 and 83.2% in 2022.

Tax Incentive Policies

To drive investment, the Government’s tax incentives policy includes:

•

Tax holiday for certain “pioneer” industries, where eligible companies may be entitled to a 50% or 100% corporate income tax discount for a period of five to 20 years depending on the investment value, subsequent to which the eligible company may be entitled to a 25% or 50% income tax discount for an additional two years depending on the investment value;

•

Tax allowances to support investment in priority sectors, where the Government grants investment allowances of 30% from investment value (5% per year for six years) in addition to accelerated depreciation and amortization, dividend tariffs for foreign taxpayers of up to 10% or an amount according to the applicable tax treaty, and extended loss compensation beyond five years for a maximum period of 10 years;

•	Investment allowance for new investment in labor intensive sectors, where the Government grants investment allowance of 60% from investment value, spread throughout a certain period;

•	Super deduction for vocational activities conducted by industry, where government allows deduction to maximum 200% from all cost incurred;

•	Super deduction for research and development activities conducted in Indonesia, where government allows deduction to maximum 300% from all costs incurred for specific research and development;

•	VAT exemption on the supply of goods and services within free trade and free port zones, special economic zones and bonded warehouse areas (kawasan berikat);

•

Income tax incentives in the capital city of Nusantara, including (1) tax holiday on investment in the capital city of Nusantara and partner areas; (2) tax holiday for the financial center of the capital city of Nusantara and withholding tax exemption for the foreign investors on the income arising from their investment in the financial center of the capital city of Nusantara; (3) tax holiday for the establishment and/or relocation of head office or regional office; (4) Article 21 income tax to be borne by the Government; (5) super tax deduction for research and development activities up to 350% of the costs incurred; (6) super tax deduction for vocational activities conducted by industry up to 250% of the costs incurred; (7) super tax deduction for donations and/or the cost of constructing public facilities, social facilities, and/or other non-profit facilities up to 200% of the costs incurred, (8) zero percent final income tax for MSME; and (9) exemption of income tax payable on the transfer of land and/or building rights.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	346.9	376.1	380.5	387.8	402.1	442.5	442.5	481.4	383.1
Good and services expenditures	347.5	334.4	422.3	530.1	426.1	375.9	375.9	410.9	325.5
Capital expenditures	184.1	177.8	190.9	239.6	240.6	210.3	210.3	244.4	189.2
Interest payments:
Domestic debt	238.4	254.1	297.2	332.9	373.6	426.8	426.8	456.8	381.1
Foreign debt	19.5	21.4	16.9	10.6	12.7	14.6	14.6	40.5	28.1
Total interest payments	258.0	275.5	314.1	343.5	386.3	441.4	441.4	497.3	409.3
Subsidies:
Energy subsidies	153.5	136.9	108.8	140.4	171.9	212.0	212.0	185.9	134.4
Non-energy subsidies	63.4	64.9	87.4	101.7	81.0	86.5	86.5	96.9	67.9
Total subsidies	216.9	201.8	196.2	242.1	252.8	298.5	298.5	282.7	202.3
Grant expenditures	1.5	6.5	6.3	4.3	5.8	0.0	0.0	6.6	0.0
Social assistance(1)	84.3	112.5	202.5	173.7	161.5	148.6	148.6	152.3	141.9
Other expenditures	16.2	11.7	120.0	79.7	404.4	329.3	385.3	377.4	123.3

Total central Government expenditures	1,455.3	1,496.3	1,833.0	2,000.7	2,280.0	2,246.5	2,302.5	2,446.5	1,774.5

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.7	104.0	93.9	117.2	168.4	136.3	136.3	143.1	118.2
General allocation funds	401.5	420.9	381.6	377.8	378.0	396.0	396.0	427.7	370.8
Total general transfer funds	495.2	524.9	475.5	494.9	546.4	532.3	532.3	570.8	488.9
Specific allocation funds:
Physical special allocation fund	58.1	64.2	50.2	57.1	54.8	53.4	53.4	53.8	39.3
Non-physical special allocation fund	115.3	122.2	126.4	127.6	118.4	130.3	130.3	133.8	116.3
Grants to Regions(2)	—	—	—	—	—	2.1	2.1	0.5	1.7
Total specific allocation funds	173.4	186.4	176.6	184.6	173.2	185.8	185.8	188.1	157.4
Total balanced funds	668.6	711.3	652.1	679.6	719.6	718.1	718.1	758.9	646.3
Regional incentive fund	8.2	9.7	18.5	13.5	7.0	—	—	—	—
Specific autonomy funds(3)	20.1	21.0	19.6	19.5	20.4	17.2	17.2	18.3	17.2
Specific Fund for Special Region of Yogyakarta	1.0	1.2	1.3	1.3	1.3	1.4	1.4	1.4	1.4
Fiscal Incentives(4)	—	—	—	—	—	8.0	8.0	8.0	6.0
Total Transfer to Regions	697.9	743.2	691.4	713.9	748.3	744.7	744.7	786.6	670.9
Rural Fund	59.9	69.8	71.1	71.9	67.9	70.0	70.0	71.0	65.2

Total transfers to regions and Rural Fund	757.8	813.0	762.5	785.7	816.2	814.7	814.7	857.6	736.1

Total Government expenditures	2,213.1	2,309.3	2,595.5	2,786.4	3,096.3	3,061.2	3,117.2	3,304.1	2,510.6

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, become part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Although the Government subsidy for fuel was eliminated in 2015, kerosene and gasoil continue to be subsidized by the Government. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to raise subsidized fuel prices and reduce energy subsides by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management. In the past, fuel hike announcements have resulted in protests in major cities across Indonesia.

With recent global and domestic economic challenges, greater emphasis has been placed on improving national competitiveness. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low-income households and to allocate a large part of the budget for infrastructure development. Following the adjustment of fuel subsidies, the Government has implemented a conditional cash transfer program for low- income households. “Smart cards” have been introduced to provide improved health care services, better facilities, education assistance and other kinds of social assistance.

The savings from reductions in fuel subsidies have been allocated to more productive Government spending. For example, energy subsidy spending was Rp97.6 trillion for 2017 and increased to Rp153.5 trillion for 2018, and then decreased to Rp136.9 trillion for 2019, and to Rp108.8 trillion for 2020, and then increased to Rp140.4 trillion for 2021 and further increased to Rp171.9 trillion for 2022. Budget energy subsidy for 2023 is Rp212.0 trillion. Spending for infrastructure was Rp381.2 trillion for 2017, Rp394.0 trillion for 2018, Rp394.1 trillion for 2019, Rp286.5 trillion for 2020, Rp403.3 trillion for 2021 and Rp372.8 trillion for 2022. Budget infrastructure spending for 2023 is Rp391.7 trillion.

The table below sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	153.5	136.9	108.8	140.4	171.9	212.0	212.0	185.9	134.4
Non-energy subsidies	63.4	64.9	87.4	101.7	80.9	86.5	86.5	96.9	67.9

Total subsidies	216.9	201.8	196.2	242.1	252.8	298.5	298.5	282.8	202.3

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year Ended December 31,								Nine Months Ended September 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(Percentages)
General public services	25.8	26.7	29.3	27.5	39.9	29.6	31.3	34.8	30.6
Defense	7.3	7.7	7.5	6.3	6.6	6.0	5.8	5.5	6.6
Public order and safety	9.8	9.9	8.4	7.9	7.5	8.1	7.9	7.7	9.2
Economic affairs	26.3	24.0	21.8	23.1	19.5	28.2	27.5	26.0	24.1
Environmental protection	0.9	1.1	0.7	0.7	0.6	0.6	0.6	0.6	0.5
Housing and community amenities	2.2	1.8	1.2	1.5	1.1	1.4	1.4	1.5	1.2
Health	4.3	4.7	5.7	10.6	5.5	4.3	4.2	4.0	4.3
Tourism and culture	0.7	0.3	0.2	0.2	0.2	0.2	0.2	0.1	0.2
Religion	0.6	0.7	0.5	0.5	0.5	0.5	0.5	0.5	0.6
Education	10.0	10.4	8.5	8.1	7.0	10.4	10.2	9.0	7.8
Social protection	11.9	12.7	16.1	13.6	11.7	10.7	10.5	10.3	15.0

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(in trillions of Rupiah)
Education	431.7	460.3	473.7	479.5	480.3	612.2	624.3	665.0	450.6
Infrastructure	394	394.1	286.5	403.3	372.8	391.7	391.7	423.4	292.9
Energy Subsidy	153.5	136.9	108.8	140.4	171.9	212.0	212.0	189.1	134.4
Health	109.2	113.6	172.3	312.4	188.1	178.7	178.7	187.5	156.6

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year Ended December 31,								Eleven Months Ended November 30,
	2018L	2019L	2020L	2021L	2022L	2023B	2023R	2024B	2023P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	358.4	446.3	1,177.2	877.5	658.8	712.9	437.8	666.4	332.5
Loans
Domestic loans (net)	1.4	3.0	2.4	0.9	8.2	0.7	0.7	(0.6)	8.4
Foreign loans:
Gross drawings:
Program loan	50.6	36.7	102.3	41.6	65.6	29.5	29.5	30.0	58.0
Project loan	38.0	37.5	38.9	32.6	42.7	32.6	32.6	37.8	47.4
Total gross drawing	88.6	74.2	141.1	74.2	108.3	62.1	62.1	67.8	105.4
Amortization	(76.3)	(86.0)	(91.0)	(82.1)	(79.3)	(79.4)	(79.4)	(85.5)	(73.9)
Total foreign loan (net)	12.3	(11.8)	50.1	(7.9)	29.0	(17.4)	(17.4)	(17.7)	31.5
Total loans (net)	13.6	(8.7)	52.5	(7.0)	37.2	(16.6)	(16.6)	(18.4)	39.8

Total debt financing	372.0	437.5	1,229.6	870.5	696.0	696.3	421.2	648.1	372.3

Investment financing
Investment to SOEs	(3.6)	(17.8)	(31.3)	(71.2)	(59.2)	(45.8)	(45.8)	(30.7)	—
Investment to other institutions	(2.5)	(2.5)	(25.0)	(21.0)	(0.5)	—	—	(10.0)	—
Investment to public service agencies	(52.7)	(28.2)	(31.3)	(39.4)	(52.8)	(53.9)	(53.9)	(41.2)	(27.0)
Investment in financial organizations/institutions	(2.3)	(2.3)	(0.7)	(0.9)	(1.0)	(1.5)	(1.5)	(1.9)	(1.6)
Revenue of investment	—	1.4	22.0	—	27.1	—	—	—	6.6
Government’s Investments	—	—	(38.4)	(10.0)	(20.3)	(19.5)	(19.5)	(13.7)	(18.0)
Others investment financing	—	—	—	0.0	—	(49.5)	(49.5)	(65.7)	—
Investment financing reserves	—	—	—	(142.5)	—	(5.7)	(5.7)	(13.0)	—

Total investment financing	(61.1)	(49.4)	(104.7)	(71.2)	(106.7)	(176.0)	(176.0)	(176.2)	(40.0)

Lending	(4.3)	(1.3)	1.0	1.9	2.1	5.3	5.3	(0.3)	3.7
Government guarantee	(1.1)	—	(3.6)	(2.7)	(1.1)	(0.3)	(0.3)	(0.8)	—
Other financing	0.2	15.2	70.9	144.4	0.7	72.8	72.8	52.0	0.4

Total financing (net)	305.7	402.1	1,193.3	871.7	591.0	598.2	479.9	522.8	163.0

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Government Expenditures

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditures increased by 10.2% from Rp2,007.4 trillion in 2017 to Rp2,213.1 trillion in 2018. Total central Government expenditures increased by 15.0% from Rp1,265.4 trillion in 2017 to Rp1,455.3 trillion in 2018, primarily due to increases in fuel subsidies and interest payments. The increase in fuel subsidies was primarily due to an adjustment in diesel subsidies from Rp500.0/liter to Rp2,000.0/liter and payment of energy subsidy arrears from previous years. The increase in interest payments was primarily due to the depreciation of the Rupiah. Total transfers to regions and rural fund increased by 2.1% from Rp742.0 trillion in 2017 to Rp757.8 trillion in 2018, primarily due to higher specific allocation funds realization.

Total Government expenditures increased by 4.3% from Rp2,213.1 trillion in 2018 to Rp2,309.3 trillion in 2019. Total central Government expenditures increased by 2.8% from Rp1,455.3 trillion in 2018 to Rp1,496.3 trillion in 2019, primarily due to increases in personnel expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund increased by 7.3% from Rp757.8 trillion in 2018 to Rp813.0 trillion in 2019, primarily due to higher general transfer funds realization.

Total Government expenditure in 2020 reached Rp2,595.5 trillion or an increase of 12.4% from Rp2,309.3 trillion in 2019, in line with the countercyclical State Budget policy strategy adopted by the Government to withstand the impact of Covid-19 pandemic. Total central Government expenditure increased by 22.5% from Rp1,496.3 trillion in 2019 to Rp1,833.0 trillion in 2020. Total transfers to regions and rural fund decreased by 6.2% from Rp813.0 trillion in 2019 to Rp762.5 trillion in 2020 primarily due to lower general allocation funds realization, which also has lower budget allocation in the Revised 2020 Budget No. 2 compared to 2019.

Total Government expenditures in 2021 reached Rp2,786.4 trillion or an increase of 7.4% from Rp2,595.5 trillion in 2020. This is mainly driven by the realization of central Government expenditures, which, among other things, support the handling of the impact of the Covid-19 pandemic, especially in health sector and social protection. Total central Government expenditures increased by 9.1% from Rp1,833.0 trillion in 2020 to Rp2,000.7 trillion in 2021, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund increased by 3.0% from Rp762.5 trillion in 2020 to Rp785.7 trillion in 2021.

Total Government expenditures in 2022 reached Rp3,096.3 trillion or an increase of 11.1% from Rp2,786.4 trillion in 2021. This is primarily driven by the realization of central Government expenditures which increased by 14.0% from Rp2,000.7 trillion to Rp2,280.0 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 3.9% from Rp785.7 trillion to Rp816.2 trillion.

Total Government expenditures in the first eleven months of 2023 reached Rp2,510.6 billion, representing 80.5% of the 2023 budget number. For the first eleven months of 2023, central Government expenditures reached Rp1,774.5 billion and transfers to regions and rural funds reached Rp736.1 billion, representing 77.1% and 90.4% of the 2023 budget numbers, respectively.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2021 revenue as a percentage of the preliminary 2021 GDP at current prices and (ii) audited 2022 revenue as a percentage of the preliminary 2022 GDP at current prices, respectively.

Government Revenues

	2021 LKPP Audited	2022 LKPP Audited
	(percentage of 2021 GDP)	(percentage of 2022 GDP)
Total revenues and grants (in trillions of Rupiah)	2,011.3	2,635.8
Domestic revenue:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.3	0.4
Non-oil and gas	3.6	4.7

Total income tax	3.8	5.1
Value added tax (VAT)	3.3	3.5
Land and building tax	0.1	0.1
Excises	1.2	1.2
Other taxes	0.1	0.0

Total domestic taxes	8.7	9.9
International trade taxes:
Import duties	0.2	0.3
Export tax	0.2	0.2

Total international trade taxes	0.4	0.5

Total tax revenue	9.1	10.4

Non-tax revenues:
Natural resources:
Oil	0.4	0.6
Gas	0.2	0.2

Total oil and gas	0.6	0.8
General Mining	0.3	0.6
Forestry	0.0	0.0
Fishery	0.0	0.0
Geothermal	0.0	0.0

Total non-oil and gas	0.3	0.6

Total natural resources	0.9	1.4

Profit transfer from SOEs	0.2	0.2
Other non-tax revenues	0.9	1.0
Public Service Agency (BLU) Income	0.7	0.5

Total non-tax revenues	2.7	3.0

Total domestic revenues	11.8	13.4
Grants	0.0	0.0

Total Revenues and Grants	11.9	13.4

Source: Ministry of Finance

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2021 expenditures as a percentage of the preliminary 2021 GDP and (ii) audited expenditures for 2022 as a percentage of the preliminary 2022 GDP, respectively.

Government Expenditure

	2021 LKPP Audited	2022 LKPP Audited
	(percentages of 2021 GDP)	(percentages of 2022 GDP)
Total expenditures (in trillions of Rupiah)	2,786.4	3,096.3
Central Government expenditures:
Personnel expenditures	2.3	2.1
Good and services expenditures	3.1	2.2
Capital expenditures	1.4	1.2
Interest payments:
Domestic debt	2.0	1.9
Foreign debt	0.1	0.1
Total interest payments	2.0	2.0
Subsidies:
Energy subsidies	0.8	0.9
Non-energy subsidies	0.6	0.4
Total subsidies	1.4	1.3
Grant expenditures	0.0	0.0
Social assistance(1)	1.0	0.8
Other expenditures	0.5	2.1

Total central Government expenditures	11.8	11.6

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.7	0.9
General allocation funds	2.2	1.9

Total general transfer funds	2.9	2.8
Specific allocation funds:
Physical special allocation fund	0.3	0.3
Non-physical special allocation fund	0.8	0.6

Total specific allocation funds	1.1	0.9

Total balanced funds	4.0	3.7
Regional incentive fund	0.1	0.0
Specific autonomy funds(2)	0.1	0.1
Specific Fund for Special Region of Yogyakarta	0.0	0.0

Total transfer to Regions	4.2	3.8
Rural Fund	0.4	0.3

Total transfer to regions and rural fund	4.6	4.2

Total Government expenditures	16.4	15.8

Source:    Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2021 deficit financing as a percentage of the preliminary 2021 GDP and (ii) audited 2022 deficit financing as a percentage of the preliminary 2022 GDP, respectively.

Government Deficit Financing

	2021 LKPP Audited	2022 LKPP Audited
	(percentages of 2021 GDP)	(percentages of 2022 GDP)
Total financing (net) (in trillions of Rupiah)	871.7	591.0
Debt financing
Government securities (net)	5.17	3.36
Loans
Domestic loans (net)	0.01	0.04
Foreign loans:
Gross drawings:
Program loan	0.24	0.33
Project loan	0.19	0.22

Total gross drawing	0.44	0.55
Amortization	(0.48)	(0.40)

Total foreign loan (net)	(0.05)	0.15
Total loans (net)	(0.04)	0.19

Total debt financing	5.13	3.55

Investment financing
Investment to SOEs	(0.42)	(0.30)
Investment to other institutions	(0.12)	(0.00)
Investment to public service agencies	(0.23)	(0.27)
Investment in financial organizations/institutions	(0.01)	(0.01)
Revenue of investment	—	0.14
Government’s investments	(0.06)	(0.10)
Others investment financing	—	—

Total investment financing	(0.84)	(0.54)

Lending	0.01	0.01
Government guarantee	(0.02)	(0.01)
Other financing	0.85	0.00

Total financing (net)	5.14	3.02

Source:    Ministry of Finance

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of December 31, 2022, the central Government’s foreign debt-to-GDP ratio was 11.5%, with foreign debt to total debt ratio of 29.2%.

As of November 30, 2023, the central Government’s foreign debt-to-GDP ratio was 10.9%, with foreign debt to total debt ratio of 28.1%.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI and SRBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI and SRBI are not reflected in the Government debt discussions herein. See “— Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “— Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of November 30,
	2018	2019	2020	2021	2022	2023P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	29.3	30.5	33.0	32.8	34.0	34.9
Bilateral creditors	23.1	21.4	23.7	20.8	18.1	17.3
Commercial(2)	75.8	78.6	88.0	92.0	92.9	93.7

Total	128.3	130.6	144.7	145.5	145.1	145.9

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.5%	11.5%	12.7%	12.2%	11.5%	10.9%

Source:    Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2022, 64.0% and 36.0% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2022 was U.S.$145.1 billion.

As of November 30, 2023, 64.2% and 35.8% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of November 30, 2023 was U.S.$145.9 billion.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are, among others, foreign loans extended by multilateral creditors, bilateral creditors, export credit agency, and commercial creditors, including international bondholders.

Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The World Bank and the ADB have been important sources of funds for the Republic, and the Republic has also secured substantial commitments from the Kreditanstalt für Wiederaufbau (“KfW”), The Agence Française de Développement (“AFD”), and Japan International Cooperation Agency (“JICA”) in recent years.

In 2017, the Republic drew down program loans of U.S.$647 million from the World Bank, U.S.$400 million from the ADB, €200 million from KfW and €250 million from AFD.

In 2018, the Republic drew down program loans of U.S.$679.8 million from the World Bank, U.S.$1.4 billion from ADB, U.S.$100 million from the ASEAN Infrastructure Fund, €900 million from KfW and €300 million from AFD.

In 2019, the Republic drew down program loans of U.S.$1.1 billion from the World Bank and U.S$1.5 billion from ADB. Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

Due to the Covid-19 pandemic, in 2020, the Republic increased the financing of program loans from equivalent of U.S.$1.5 billion in its initial budget to equivalent of U.S.$6.9 billion in budget realization. These program loans were sourced from World Bank in the amount of U.S.$875.10 million and JPY31,975.60 million, ADB in the amount of €1,388.76 million, AFD in the amount of €200 million, KfW in the amount of €1,050 million, Japan International Cooperation Agency in the amount of JPY81,800 million, Asian Infrastructure Development Bank in the amount of U.S.$962.5 million, and Australian Government in the amount of AUD1,500 million. A total of 71% from these program loans have been utilized for the Republic’s Covid-19 pandemic responses.

In 2021, the Republic had drawn down program loans of U.S.$1,052.8 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$37.5 million from the Asian Infrastructure Development Bank, €200 million from KfW, €100 million from AFD, and JPY50,000 million from JICA.

In 2022, the Republic had drawn program loans of U.S.$1,099.3 million and €1,041.2 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$500 million from the Asian Infrastructure Development Bank, €595.2 million from KfW, €50 million from AFD and U.S.$40 million from Korea Economic Development Co-operation Fund.

In the first eleven months of 2023, the Republic had drawn down program loans of U.S.$1,336.2 million and €937.7 million from the World Bank, U.S.$1,500 million and JPY71,865 million from the ADB, U.S.$15 million from the ASEAN Infrastructure Fund, €304.8 million from KfW, €150 million from AFD, JPY60,000 million from JICA and U.S.$119.9 million from Korea Economic Development Co-operation Fund.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of November 30,
	2018	2019	2020	2021	2022	2023P

	(in billions of U.S. dollars)
Bilateral loans	23,107.3	21,431.5	23,739.3	20,781.8	18,134.2	17,345.0
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	18,295.8	18,832.0	19,285.6	19,091.2	20,241.6	20,770.5
Asian Development Bank	9,787.9	10,167.5	10,999.8	10,818.4	10,194.0	10,560.6
Islamic Development Bank	988.1	1,224.5	1,325.6	1,345.4	1,361.4	1,308.4
Nordic Investment Bank	10.2	9.3	9.4	8.1	6.7	6.5
European Investment Bank	9.9	3.4	—	—	—	—
International Fund for Agricultural Development	183.2	179.4	195.7	202.1	252.1	279.6
Asian Infrastructure Investment Bank	73.6	117.3	1,187.4	1,306.7	1,935.1	1,951.0
Multilateral Investment Guarantee Agency	—	—	—	—	—	—

Total multilateral loans	29,348.7	30,533.4	33,003.5	32,771.8	33,990.9	34,876.0

Total loans	52,456.0	51,964.9	56,742.8	53,553.6	52,125.2	52,221.0

Source:    Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,										As of September 30,
	2018		2019		2020		2021		2022		2023P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	93,702	93,702	93,937	93,937	95,823	95,823	99,263	99,263	101,354	101,354	102,293	102,293
Japanese yen	1,976,032	17,892	2,049,292	18,865	2,391,841	23,142	2,392,620	20,786	2,450,501	18,538	2,452,026	16,479
Euros	11,937	13,651	13,306	14,921	18,036	22,160	19,843	22,453	21,353	22,745	20,147	21,362
SDR	1,246	1,733	1,053	1,457	861	1,239	701	981	515	686	397	520
British pounds	77	97	46	61	17	22	1	1	—	—	—	—
Others	Multiple currencies	1,192	Multiple currencies	1,241	Multiple currencies	2,315	Multiple currencies	2,036	Multiple currencies	1,749	Multiple currencies	1,579

Total	N/A	128,267	N/A	130,481	N/A	144,702	N/A	145,521	N/A	145,072	N/A	142,234

Source:    Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2022, 69.9%, 12.8%, 15.7% and 1.2% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

As of September 30, 2023, 71.9%, 11.6%, 15.0% and 1.5% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2022R	11.9	4.3	16.2
2023*	11.9	5.4	17.3
2024**	11.7	5.4	17.1
2025**	13.6	5.0	18.6
2026**	12.1	4.6	16.7

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2023 to September 30, 2023 and (ii) projected principal and interest payments to be made from October 1, 2023 to December 31, 2023 based on external debt outstanding as of September 30, 2023.

**	Projected based on external debt outstanding as of September 30, 2023.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,					As of October 31,
	2018	2019	2020	2021	2022P	2023P
	(in millions of U.S. dollars)
Multilateral	2,754	2,739	2,852	9,007	8,565	8,442
Commercial(2)	0	0	0	0	0	0
Total	2,754	2,739	2,852	9,007	8,565	8,442

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of December 31, 2021 and December 31, 2022, external debt of Bank Indonesia amounted to U.S.$9,007 million and U.S.$8,565 million, respectively, entirely comprising SDR allocation, while commercial debt was nil as of each of the two dates. As of October 31, 2023, external debt of Bank Indonesia amounted to U.S.$8,442 million, comprising SDR allocation, and excluding currency, deposits, SBI and SRBI, while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2018	0.0	11.1	11.1
2019	0.0	22.5	22.5
2020	0.0	18.7	18.7
2021	0.0	2.7	2.7
2022P	0.0	40.8	40.8
2023*	0.0	207.5	207.5

Source: Bank Indonesia.

P	Preliminary
*	Projected based on external debt outstanding as of October 31, 2023.
(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2023, as of October 31, 2023.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “— Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,					As of October 31,
	2018	2019	2020	2021	2022P	2023P

	(in millions of U.S. dollars)
Financial institutions:
Bank	6,924	7,441	8,807	9,280	8,231	6,821
Non-bank	3,865	3,850	2,615	2,895	2,297	2,055

Total financial institutions	10,789	11,291	11,422	12,175	10,528	8,876
Non-financial institutions	34,709	40,419	45,677	46,612	43,301	39,060

Total	45,499	51,710	57,100	58,786	53,829	47,937

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “— Public Debt — Contingent Liabilities.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of November 30,
	2018	2019	2020	2021	2022	2023P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,608.8	2,971.5	4,038.2	4,836.2	5,474.0	5,782.2

Source: Ministry of Finance.

P	Preliminary.

(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2022R	317.5	310.8	628.4
2023*	418.8	349.0	767.8
2024**	495.2	344.2	839.4
2025**	539.8	315.7	855.5
2026**	564.2	290.8	855.1

Source: Ministry of Finance.

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2023 to September 30, 2023 and (ii) projected principal and interest payments to be made from October 1, 2023 to December 31, 2023 based on the external debt outstanding as of September 30, 2023.

**	Projected based on domestic debt outstanding as of September 30, 2023.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to accelerate infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Beginning in 2008 the Government has allocated a contingent budget with respect to these guarantees. The allocated budget is then transferred to a guarantee reserve fund. This fund stands ready as reserves for any claims that may arise from the guarantees. Additional budget allocation can also be made available for direct payment of claims if necessary.

Total infrastructure guarantees provided by the Government between 2008 and 2023 has accumulated to Rp643.7 trillion, of which Rp158.3 trillion have expired, leaving active guarantees of Rp485.3 trillion as of November 30, 2023. No guarantee claim has materialized since the introduction of the Government’s guarantee programs. The Government has set a maximum guarantee limit of 1.5% of GDP per year for 2023-2026. However, the Ministry of Finance may re-evaluate the limit if it considers necessary.

As of December 31, 2022, the Government had accumulated Rp6.0 trillion in the guarantee reserve fund account, and the guarantees that the Government has provided to infrastructure projects include:

•

Full default risk guarantees relating to loans to PT Perusahaan Listrik Negara (“PT PLN”) for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp4.5 trillion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfil its financial obligations based on power purchase agreements related to ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp62.9 trillion;

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp97.9 trillion;

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp21.2 billion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., Central Java steam power plant) and several section of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar and Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp99.4 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp43.8 trillion;

•

Guarantee for infrastructure financing through direct loans from International Financial Institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp40.5 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp14.3 trillion; and

•	Guarantee for local infrastructure financing through PT Sarana Multi Infrastruktur. Outstanding guarantees for this program amount to Rp3.0 trillion.

As of December 31, 2022, no claims from the foregoing guarantees had arisen.

As of November 30, 2023, the Government had accumulated Rp6.0 trillion in the guarantee reserve fund account, and the guarantees that the Government has provided to infrastructure projects include:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp2.7 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfil its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp62.1 trillion;

•

guarantees relating to the 35 GW electricity program which comprises both full default risk guarantees to PT PLN loans for the construction of electricity infrastructure and PT PLN’s business viability guarantees to independent power producers. Outstanding guarantees for this program amount to Rp85.6 trillion.

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp58.2 billion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several section of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp101.2 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp27.4 trillion;

•

guarantee for infrastructure financing in form of direct loans from international financial institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp43.0 trillion;

•

full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for the construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp16.7 trillion; and

•	guarantee for local infrastructure financing through PT Sarana Multi Infrastructure. Outstanding guarantees for this program amount to Rp1.9 trillion.

As of November 30, 2023, no claims from the foregoing guarantees had arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free-floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021	14,253	14,296
2022	15,568	14,873
2023	15,439	15,254
January	14,990	15,254
February	15,250	15,134
March	14,995	15,277
April	14,670	14,833
May	14,990	14,824
June	14,993	14,926
July	15,080	15,038
August	15,230	15,243
September	15,455	15,359
October	15,885	15,755
November	15,510	15,594
December	15,397	15,507

Source: Bank Indonesia.

By the end of 2018, the Rupiah depreciated by 6.0% from Rp13,568 per U.S. dollar as of December 29, 2017 to Rp14,380 per U.S. dollar as of December 31, 2018. On average, the Rupiah depreciated by 6.4% from Rp13,385 per U.S. dollar as of December 29, 2017 to Rp14,246 per U.S. dollar as of December 31, 2018. The depreciation was in line with prevailing trends for most other global currencies against the U.S. dollar. The U.S. dollar appreciated globally following the intention of the US Federal Reserve Bank to gradually normalize its monetary policy, growing expectations of a further increase in the US Federal Funds Rate, solid economic growth in the US economy, higher inflationary pressure, and plans in the U.S. for tax reforms.

By the end of 2019, the Rupiah appreciated by 3.5% from Rp14,380 per U.S. dollar as of December 31, 2018 to Rp13,883 per U.S. dollar as of December 31, 2019. On average, the Rupiah appreciated by 0.8% from Rp14,246 per U.S. dollar in 2018 to Rp14,139 per U.S. dollar in 2019. The appreciation of Rupiah was supported by the increased supply of foreign currencies from exports and the increased foreign capital inflows due to the favorable national economic outlook, attractive domestic financial markets and less uncertainty in the global financial markets. Furthermore, the performance of the foreign exchange market showed an improvement, characterized by an increase in transaction volumes and more efficient quotation processes as well as further development of the DNDF market, all of which serve to improve foreign exchange market efficiency.

By the end of 2020, the Rupiah depreciated by 1.2% from Rp13,883 per U.S. dollar as of December 31, 2019 to Rp14,050 per U.S. dollar as of December 30, 2020. On average, the Rupiah depreciated by 2.7% from Rp14,139 per U.S. dollar in 2019 to Rp14,525 per U.S. dollar in 2020. The depreciation of Rupiah was in in line with prevailing trends for most other emerging markets currencies against the U.S. dollar. The Covid-19 pandemic triggered concern amongst global investors and market players, peaking towards the end of the first quarter of 2020. This spurred large and sudden capital outflows from developing economies, including Indonesia. The global rebalancing of capital flows resulted in Rupiah depreciation especially in the first half of 2020. The Rupiah regained value in the second half of 2020, bolstered by foreign capital inflows supported by robust global liquidity, attractive domestic financial assets for investment and continued investor confidence in the domestic economic outlook.

By the end of 2021, the Rupiah depreciated by 1.4% from Rp14,050 per U.S. dollar as of December 31, 2020 to Rp14,253 per U.S. dollar as of December 31, 2021. On average, the Rupiah appreciated by 1.6% from Rp14,525 per U.S. dollar in 2020 to Rp14,296 per U.S. dollar in 2021. At the beginning of 2021, currencies in Asia, including the Rupiah, appreciated in line with optimism surrounding a relatively quick economic recovery as vaccination programs began rolling out world-wide. Such optimism was eroded, however, by the COVID pandemic and emergency response efforts that it necessitated.

As of December 30, 2022, the Rupiah depreciated by 8.5% to Rp15,568 per U.S. dollar from Rp14,253 per U.S. dollar as of December 31, 2021, and on average depreciated by 3.9% from Rp14,296 per U.S. dollar in 2021 to Rp14,873 per U.S. dollar in 2022.

As of December 29, 2023, the Rupiah appreciated by 1.1% to Rp15,397 per U.S. dollar from Rp15,568 per U.S. dollar as of December 30, 2022. On average, the Rupiah depreciated by 2.5% from Rp14,873 per U.S. dollar for 2022, to Rp15,247 per U.S. dollar for 2023.

The Rupiah exchange rate remains in line with the stabilization measures implemented by Bank Indonesia despite persistent global financial market uncertainty. Nevertheless, the strong US dollar triggered broad-based pressures on other currencies, including the Rupiah. Bank Indonesia continues strengthening Rupiah stabilization policy through foreign exchange market intervention, increasing the effective implementation of instruments to retain the proceeds of natural resources exports in accordance with Government Regulation No. 36 of 2023 on Foreign Exchange Export Proceeds from Natural Resources Businesses, Management and/or Processing, as well as continuing to issue SRBI.

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non- internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

As of June 30, 2023, based on Bank Indonesia’s assessment of corporate issuers’ compliance with the regulations above:

•	88.7% of corporate issuers are compliant with the hedging ratio requirement for liabilities due under three months;

•	93.1% of corporate issuers are compliant with the hedging ratio requirement for liabilities due between three to six months; and

•	86.7% of corporate issuers are compliant with the liquidity ratio requirement for liabilities due under three months.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,						As of November 30,
	2018	2019	2020	2021	2022		2023
	(in millions of U.S. dollars, except for months)
Gold	3,230	3,844	4,758	4,595	4,589		5,165
SDRs	1,553	1,542	1,605	7,795	7,411		7,436
Reserve position with the IMF	1,096	1,090	1,135	1,110	1,055		1,060
Foreign exchange and others	114,776	122,707	128,398	131,405	124,178		124,439
Total	120,654	129,183	135,897	144,905	137,233		138,100
Total as number of months of imports and Government external debt repayments	6.5	7.3	9.8	7.8	5.9	P	6.1	P

Source: Bank Indonesia.

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Foreign reserves totaled U.S.$120.7 billion, U.S.$129.2 billion, U.S.$135.9 billion, U.S.$144.9 billion and U.S.$137.2 billion as of December 31, 2018, 2019, 2020, 2021, and 2022, respectively.

As of November 30, 2023, foreign reserves recorded U.S.$138.1 billion, equivalent to 6.1 months of imports and servicing government’s external debt, which is well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN+3 members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative (“CMI”). The CMI involves a network of BSAs among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line (“CMIM-PL”). This arrangement became effective on July 17, 2014. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office (“AMRO”), as an ASEAN+3 independent surveillance unit since early 2011.

Under the BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program. The Republic also has a U.S.$22.8 billion bilateral swap line in place with Japan. These swap arrangements will contribute to greater financial stability and sustainable economic growth in the region.

On November 5, 2018, Bank Indonesia established a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10.0 billion or equivalent (bilateral swap agreement and bilateral repo agreement). This bilateral financial arrangement enables the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability. In November 2023, Bank Indonesia and the Monetary Authority of Singapore extended the bilateral financial arrangement by one year. This arrangement continues to reinforce the ongoing financial cooperation in preserving monetary and financial stability in both countries amid global macroeconomic uncertainties. The arrangement comprises two agreements: (1) A local currency bilateral swap agreement that allows for the exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion; (2) A bilateral repo agreement of USD3 billion that allows for repurchase transactions between the two central banks to obtain USD cash using G3 government bonds as collateral.

On September 27, 2019, Bank Indonesia and Bank Negara Malaysia established a three-year local currency bilateral swap agreement with a size up to RM8 billion / Rp28 trillion, which will enable both central banks to access foreign currency liquidity from each other if needed. This arrangement was renewed on September 23, 2022 for three more years. In December 2022, Bank Indonesia and Bank Negara Malaysia exercised the drawing of the local currency bilateral swap arrangement amounting to USD500 million (equivalent) as part of the efforts to strengthen the cooperation in the area of liquidity management between the two institutions, which is still continuing. Up to December 2023, there is no actual usage from the above drawing.

In October 2021, Bank Indonesia renewed a bilateral swap agreement with Bank of Japan. The agreement enables Indonesia to swap IDR against the Japanese Yen or the U.S. dollar in an amount of up to U.S.$22.8 billion or equivalent.

In January 2022, Bank Indonesia renewed a three-year Bilateral Currency Swap Agreement (“BCSA”) with People’s Bank of China. The agreement allows exchanges of local currencies between the two central banks of up to CNY250 billion or Rp550 trillion (about USD 38.8 billion equivalent).

In February 2022, Bank Indonesia renewed a BCSA with the Reserve Bank of Australia. The agreement will span a period of three years and allow for the exchange of local currencies between the two central banks of up to A.U.$10 billion or Rp100.0 trillion.

In March 2023, Bank Indonesia has renewed a three-year BCSA, with the Republic of Korea amounting to KRW 10.7 trillion or Rp115 trillion.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,					As of November 30,
	2018L	2019L	2020L	2021L	2022L	2023P

	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	29.8	30.2	39.4	40.7	39.6	38.1
Debt service to GDP ratio	5.1	5.3	5.0	5.3	4.6	4.5
Total public debt of the central Government (in billions of U.S.$)(1)	308.4	344.3	431.0	484.1	496.0	519.3
—% in Loans	18.1	16.0	14.1	11.9	11.5	11.4
—% in Bonds	81.9	84.0	85.9	88.1	88.5	88.6

Source:	Ministry of Finance, Bank Indonesia.
L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2022, the central Government’s debt-to-GDP ratio was 39.6%, with U.S.$496.0 billion of total public debt of the central Government, 11.5% of which are in loans and 88.5% are in bonds.

As of November 30, 2023, the central Government’s debt-to-GDP ratio was 38.1%, with U.S.$519.3 billion of total public debt of the central Government, 11.4% of which was in loans and 88.6% was in bonds.

DEBT TABLES OF THE REPUBLIC OF INDONESIA

External Loans of the Republic of Indonesia as of December 31, 2022	D-92

Domestic Loans of the Republic of Indonesia as of December 31, 2022	D-107

Guaranteed Domestic Loans of the Republic of Indonesia as of December 31, 2022	D-109

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2022	D-110

Foreign Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2022	D-111

Domestic Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2022	D-114

EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
BILATERAL
AUD	AUSTRALIA PRIME RATE	1.485%	0.000%	2020	2035	1,500,000,000	1,017,000,385	1,300,000,000	881,400,334
AUD	NO INTEREST RATE	0.000%	0.000%	2007	2047	290,024,929	196,636,976	258,122,187	175,006,909
CAD	FIXED	0.000%	0.000%	1973	2023	7,023,677	5,181,998	84,962	62,684
CAD	FIXED	0.000%	0.000%	1973	2023	27,007,702	19,926,009	292,702	215,952
CAD	FIXED	0.000%	0.000%	1973	2024	11,114,464	8,200,139	541,108	399,224
CAD	FIXED	0.000%	0.000%	1975	2024	12,417,888	9,161,793	618,888	456,610
CAD	FIXED	0.000%	0.000%	1975	2024	1,930,011	1,423,943	54,591	40,277
CAD	FIXED	0.000%	0.000%	1976	2024	9,399,999	6,935,224	419,000	309,134
CAD	FIXED	0.000%	0.000%	1976	2026	9,951,252	7,341,933	870,219	642,039
CAD	FIXED	0.000%	0.000%	1977	2027	3,797,864	2,802,025	472,864	348,874
CAD	FIXED	0.000%	0.000%	1978	2027	18,482,976	13,636,553	2,278,909	1,681,356
CAD	FIXED	0.000%	0.000%	1978	2027	19,479,946	14,372,108	2,229,946	1,645,232
CAD	FIXED	0.000%	0.000%	1979	2029	12,847,054	9,478,427	2,248,235	1,658,725
CAD	FIXED	0.000%	0.000%	1981	2030	21,059,866	15,537,756	4,211,974	3,107,551
CAD	FIXED	0.000%	0.000%	1982	2024	1,480,844	1,092,552	74,594	55,035
CAD	FIXED	0.000%	0.000%	1983	2033	14,999,732	11,066,651	3,902,557	2,879,267
CAD	FIXED	0.000%	0.000%	1984	2034	855,778	631,385	246,037	181,523
CAD	FIXED	0.000%	0.000%	1984	2035	49,977,499	36,872,894	15,477,499	11,419,142
CAD	NO INTEREST RATE	0.000%	0.000%	1973	2023	22,191,471	16,372,643	554,817	409,339
CAD	NO INTEREST RATE	0.000%	0.000%	1982	2030	31,544,124	23,272,936	6,308,825	4,654,588
CAD	NO INTEREST RATE	0.000%	0.000%	2002	2023	10,880,982	8,027,878	544,049	401,394
CHF	NO INTEREST RATE	0.000%	0.000%	2002	2023	5,666,667	6,129,439	283,333	306,472
CNY	FIXED	2.500%	0.350%	2008	2025	1,550,083,480	222,905,027	387,520,870	55,726,257
DKK	NO INTEREST RATE	0.000%	0.000%	2002	2023	19,733,332	2,826,592	986,667	141,330
EUR	EURIBOR 6 MTH	0.065%	0.250%	2020	2032	300,000,000	319,560,031	300,000,000	319,560,031
EUR	EURIBOR 6 MTH	0.065%	0.250%	2021	2032	200,000,000	213,040,021	200,000,000	213,040,021
EUR	EURIBOR 6 MTH	0.075%	0.250%	2019	2031	500,000,000	532,600,051	500,000,000	532,600,051
EUR	EURIBOR 6 MTH	0.085%	0.250%	2020	2032	250,000,000	266,300,026	250,000,000	266,300,026
EUR	EURIBOR 6 MTH	0.125%	0.250%	2018	2029	300,000,000	319,560,031	247,059,000	263,167,272
EUR	EURIBOR 6 MTH	0.175%	0.250%	2018	2029	200,000,000	213,040,021	164,708,000	175,446,979
EUR	EURIBOR 6 MTH	0.175%	0.250%	2018	2029	200,000,000	213,040,021	164,708,000	175,446,979
EUR	EURIBOR 6 MTH	0.323%	0.250%	2021	2036	200,000,000	213,040,021	195,200,000	207,927,060
EUR	EURIBOR 6 MTH	0.328%	0.250%	2021	2033	400,000,000	426,080,041	400,000,000	426,080,041
EUR	EURIBOR 6 MTH	0.608%	0.250%	2021	2036	85,700,000	91,287,649	986,558	1,050,881
EUR	EURIBOR 6 MTH	2.387%	0.200%	2021	2039	89,008,005	94,811,336	301,369	321,018
EUR	EURIBOR 6 MTH	3.532%	0.000%	2022	2034	50,000,000	53,260,005	50,000,000	53,260,005
EUR	FIXED	0.000%	0.000%	1993	2023	6,197,338	6,601,405	309,867	330,070
EUR	FIXED	0.000%	0.400%	2020	2046	8,000,000	8,521,601	8,000,000	8,521,601
EUR	FIXED	0.002%	0.000%	2018	2055	42,782,878	45,572,326	28,666,050	30,535,079
EUR	FIXED	0.150%	0.000%	2007	2037	13,594,264	14,480,611	13,594,264	14,480,611
EUR	FIXED	0.150%	0.000%	2008	2038	18,752,916	19,975,608	18,752,916	19,975,608
EUR	FIXED	0.150%	0.000%	2008	2039	6,888,832	7,337,984	6,888,832	7,337,984
EUR	FIXED	0.150%	0.000%	2010	2040	3,695,046	3,935,963	3,695,046	3,935,963
EUR	FIXED	0.150%	0.000%	2011	2046	7,349,159	7,828,325	7,349,159	7,828,325
EUR	FIXED	0.150%	0.000%	2013	2051	12,430,001	13,240,438	12,430,001	13,240,438
EUR	FIXED	0.150%	0.000%	2016	2054	6,979,739	7,434,819	6,979,739	7,434,819
EUR	FIXED	0.200%	0.000%	2003	2038	10,840,484	11,547,285	6,858,266	7,305,425
EUR	FIXED	0.220%	0.000%	2014	2037	47,677,098	50,785,650	47,677,098	50,785,650
EUR	FIXED	0.250%	0.000%	1995	2039	40,998,276	43,671,368	14,444,044	15,385,798
EUR	FIXED	0.250%	0.000%	1996	2026	45,463,607	48,427,839	13,727,898	14,622,959
EUR	FIXED	0.250%	0.000%	1997	2029	15,683,500	16,706,065	6,409,251	6,827,135
EUR	FIXED	0.250%	0.000%	1997	2029	12,337,977	13,142,414	5,406,509	5,759,014

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	0.330%	0.500%	2019	2031	20,779,100	22,133,899	18,235,027	19,423,952
EUR	FIXED	0.400%	0.400%	2014	2034	11,523,700	12,275,046	10,601,804	11,293,043
EUR	FIXED	0.400%	0.400%	2015	2034	7,730,000	8,233,997	7,111,600	7,575,277
EUR	FIXED	0.400%	0.400%	2019	2023	20,250,000	21,570,302	5,062,500	5,392,576
EUR	FIXED	0.400%	0.400%	2019	2033	114,750,000	122,231,712	77,647,310	82,709,923
EUR	FIXED	0.500%	0.000%	1993	2036	63,683,736	67,835,922	27,431,571	29,220,113
EUR	FIXED	0.500%	0.000%	1993	2035	13,102,993	13,957,310	5,458,928	5,814,850
EUR	FIXED	0.500%	0.000%	1993	2035	47,838,742	50,957,833	23,085,841	24,591,040
EUR	FIXED	0.630%	0.000%	1998	2031	2,285,816	2,434,852	935,025	995,989
EUR	FIXED	0.750%	0.000%	1984	2034	26,570,305	28,302,692	760,802	810,407
EUR	FIXED	0.750%	0.000%	1989	2029	20,451,675	21,785,127	4,695,705	5,001,865
EUR	FIXED	0.750%	0.000%	1991	2031	79,311,597	84,482,721	24,972,007	26,600,184
EUR	FIXED	0.750%	0.000%	1991	2033	58,747,437	62,577,776	20,293,175	21,616,292
EUR	FIXED	0.750%	0.000%	1992	2032	20,093,771	21,403,887	5,022,420	5,349,883
EUR	FIXED	0.750%	0.000%	1993	2033	10,839,388	11,546,117	3,980,919	4,240,475
EUR	FIXED	0.750%	0.000%	1995	2035	11,654,155	12,414,007	5,054,556	5,384,114
EUR	FIXED	0.750%	0.000%	2004	2044	74,927,500	79,812,781	30,108,000	32,071,045
EUR	FIXED	0.750%	0.240%	1998	2038	12,271,005	13,071,076	6,544,536	6,971,241
EUR	FIXED	0.750%	0.250%	1994	2024	9,246,474	9,849,345	2,333,010	2,485,122
EUR	FIXED	0.750%	0.250%	1995	2035	8,513,009	9,068,058	3,550,010	3,781,471
EUR	FIXED	0.750%	0.250%	1995	2025	21,609,069	23,017,982	9,130,069	9,725,350
EUR	FIXED	0.750%	0.250%	1995	2035	14,902,735	15,874,395	6,470,735	6,892,628
EUR	FIXED	0.750%	0.250%	1998	2038	10,946,906	11,660,645	5,793,083	6,170,793
EUR	FIXED	0.750%	0.250%	1999	2039	76,609,992	81,604,971	41,444,736	44,146,937
EUR	FIXED	0.750%	0.250%	1999	2039	11,759,713	12,526,448	6,555,273	6,982,678
EUR	FIXED	0.750%	0.250%	2000	2040	8,087,557	8,614,867	4,725,557	5,033,664
EUR	FIXED	0.750%	0.250%	2000	2040	14,622,948	15,576,365	8,536,018	9,092,567
EUR	FIXED	0.750%	0.250%	2001	2035	2,652,707	2,825,664	1,380,707	1,470,729
EUR	FIXED	0.750%	0.250%	2001	2041	19,186,859	20,437,844	11,637,988	12,396,787
EUR	FIXED	0.750%	0.250%	2001	2041	20,221,795	21,540,258	12,806,890	13,641,900
EUR	FIXED	0.750%	0.250%	2002	2014	74,649,000	79,516,122	23,885,000	25,442,304
EUR	FIXED	0.750%	0.250%	2002	2042	14,762,878	15,725,419	5,000,000	5,326,001
EUR	FIXED	0.750%	0.250%	2003	2043	10,500,383	11,185,009	7,116,622	7,580,626
EUR	FIXED	0.750%	0.250%	2004	2044	9,000,000	9,586,801	6,354,000	6,768,281
EUR	FIXED	0.750%	0.250%	2005	2020	48,496,003	51,657,948	19,431,309	20,698,232
EUR	FIXED	0.750%	0.250%	2006	2045	6,000,000	6,391,201	4,600,000	4,899,920
EUR	FIXED	0.750%	0.250%	2006	2046	8,821,144	9,396,284	7,057,144	7,517,271
EUR	FIXED	0.750%	0.250%	2009	2024	30,887,392	32,901,253	18,699,392	19,918,594
EUR	FIXED	0.750%	0.250%	2011	2051	19,000,000	20,238,802	18,191,731	19,377,834
EUR	FIXED	0.780%	0.500%	2021	2033	80,000,000	85,216,008	328,164	349,560
EUR	FIXED	0.990%	0.000%	2020	2030	100,000,000	106,520,010	100,000,000	106,520,010
EUR	FIXED	1.000%	0.000%	2008	2028	36,800,000	39,199,364	19,971,755	21,273,916
EUR	FIXED	1.000%	0.000%	2011	2034	30,299,373	32,274,895	21,182,629	22,563,739
EUR	FIXED	1.230%	0.000%	2020	2030	100,000,000	106,520,010	93,750,000	99,862,510
EUR	FIXED	1.250%	0.000%	2017	2028	200,000,000	213,040,021	141,180,000	150,384,950
EUR	FIXED	1.300%	0.250%	2017	2028	200,000,000	213,040,021	141,180,000	150,384,950
EUR	FIXED	1.360%	0.000%	2021	2031	100,000,000	106,520,010	100,000,000	106,520,010
EUR	FIXED	1.410%	0.500%	2017	2032	150,000,000	159,780,015	142,500,000	151,791,015
EUR	FIXED	1.500%	0.000%	1983	2024	29,240,271	31,146,739	47,969	51,097
EUR	FIXED	1.500%	0.000%	1984	2018	27,187,576	28,960,209	4,335	4,617
EUR	FIXED	1.500%	0.000%	1984	2020	9,390,859	10,003,144	64,971	69,207
EUR	FIXED	1.500%	0.000%	1985	2018	26,359,240	28,077,866	195,201	207,928
EUR	FIXED	1.500%	0.000%	1987	2025	34,256,162	36,489,667	1,301,699	1,386,570
EUR	FIXED	1.500%	0.000%	1988	2022	7,351,926	7,831,272	213,822	227,764
EUR	FIXED	1.500%	0.000%	1988	2022	6,342,039	6,755,541	346,379	368,963
EUR	FIXED	1.620%	0.000%	2018	2028	150,000,000	159,780,015	128,571,429	136,954,299
EUR	FIXED	1.620%	0.000%	2018	2028	150,000,000	159,780,015	128,571,429	136,954,299
EUR	FIXED	1.900%	0.000%	2017	2032	100,000,000	106,520,010	100,000,000	106,520,010
EUR	FIXED	1.950%	0.000%	2002	2023	106,768,936	113,730,282	1,015,901	1,082,138

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	1.950%	0.000%	2011	2023	13,589,779	14,475,834	938,443	999,630
EUR	FIXED	2.000%	0.000%	1982	2030	4,729,450	5,037,810	196,336	209,137
EUR	FIXED	2.000%	0.000%	1982	2020	22,834,194	24,322,985	5,121	5,455
EUR	FIXED	2.000%	0.000%	1982	2022	12,193,549	12,988,570	48,988	52,182
EUR	FIXED	2.000%	0.000%	1984	2034	27,251,857	29,028,681	760,802	810,407
EUR	FIXED	2.000%	0.000%	1988	2022	5,158,481	5,494,814	340,315	362,503
EUR	FIXED	2.000%	0.000%	1989	2024	28,503,046	30,361,447	1,364,409	1,453,369
EUR	FIXED	2.000%	0.000%	1989	2024	66,166,149	70,480,189	9,382,075	9,993,787
EUR	FIXED	2.000%	0.000%	1990	2026	37,767,403	40,229,841	6,714,983	7,152,800
EUR	FIXED	2.000%	0.000%	1991	2021	17,383,924	18,517,358	1,016,960	1,083,265
EUR	FIXED	2.000%	0.000%	1991	2025	27,626,577	29,427,833	2,386,076	2,541,648
EUR	FIXED	2.000%	0.000%	1992	2022	9,816,804	10,456,861	2,914,364	3,104,381
EUR	FIXED	2.000%	0.000%	1993	2023	23,519,427	25,052,896	587,986	626,323
EUR	FIXED	2.000%	0.000%	1993	2023	11,043,905	11,763,968	538,902	574,038
EUR	FIXED	2.000%	0.000%	1993	2033	60,383,571	64,320,586	4,347,515	4,630,974
EUR	FIXED	2.000%	0.250%	1995	2035	10,276,967	10,947,026	2,270,136	2,418,149
EUR	FIXED	2.000%	0.250%	2001	2031	9,428,222	10,042,943	3,911,383	4,166,405
EUR	FIXED	2.000%	0.400%	2014	2029	15,312,037	16,310,384	9,839,509	10,481,046
EUR	FIXED	2.060%	0.000%	2015	2033	140,000,000	149,128,014	118,461,538	126,185,243
EUR	FIXED	2.080%	0.000%	2016	2034	100,000,000	106,520,010	92,307,692	98,326,163
EUR	FIXED	2.200%	0.000%	1999	2025	15,882,219	16,917,741	3,292,933	3,507,633
EUR	FIXED	2.300%	0.250%	2013	2028	71,585,136	76,252,494	37,835,136	40,301,991
EUR	FIXED	2.350%	0.000%	2002	2023	9,365,347	9,975,969	1,002,018	1,067,350
EUR	FIXED	2.350%	0.000%	2004	2025	2,456,933	2,617,126	567,806	604,827
EUR	FIXED	2.500%	0.000%	2002	2023	89,122,861	94,933,681	4,456,142	4,746,683
EUR	FIXED	2.550%	0.250%	2017	2032	30,000,000	31,956,003	27,678,515	29,483,158
EUR	FIXED	2.950%	0.000%	2002	2023	127,398,151	135,704,524	6,369,908	6,785,227
EUR	FIXED	3.090%	0.000%	2013	2031	74,700,000	79,570,448	48,021,429	51,152,431
EUR	FIXED	3.500%	0.000%	1997	2024	26,162,220	27,868,000	2,180,185	2,322,333
EUR	FIXED	3.500%	0.000%	1997	2024	10,896,067	11,606,491	1,513,343	1,612,013
EUR	FIXED	3.500%	0.000%	1997	2026	29,601,112	31,531,107	6,578,025	7,006,913
EUR	FIXED	3.500%	0.000%	1997	2024	39,703,257	42,291,914	4,411,473	4,699,102
EUR	FIXED	3.500%	0.000%	1998	2026	20,481,742	21,817,154	4,551,498	4,848,256
EUR	FIXED	3.500%	0.000%	1998	2024	4,338,569	4,621,444	482,063	513,494
EUR	FIXED	3.500%	0.000%	1998	2027	11,118,944	11,843,900	3,088,595	3,289,972
EUR	FIXED	3.500%	0.000%	1998	2026	15,647,789	16,668,026	3,042,626	3,241,005
EUR	FIXED	3.500%	0.000%	1998	2029	24,898,896	26,522,306	8,991,268	9,577,500
EUR	FIXED	3.500%	0.000%	1998	2026	34,193,032	36,422,421	7,598,451	8,093,871
EUR	FIXED	3.500%	0.000%	1998	2023	32,681,718	34,812,570	1,815,651	1,934,032
EUR	FIXED	3.500%	0.000%	1999	2027	68,632,225	73,107,053	17,158,056	18,276,763
EUR	FIXED	3.500%	0.000%	1999	2024	28,814,783	30,693,510	2,401,232	2,557,792
EUR	FIXED	3.500%	0.000%	1999	2024	28,509,806	30,368,648	2,375,817	2,530,721
EUR	FIXED	3.500%	0.000%	1999	2024	28,649,483	30,517,432	2,387,457	2,543,119
EUR	FIXED	3.500%	0.000%	1999	2024	22,262,341	23,713,848	2,473,594	2,634,872
EUR	FIXED	3.500%	0.000%	1999	2026	21,667,405	23,080,122	5,416,851	5,770,031
EUR	FIXED	3.500%	0.000%	1999	2024	22,435,697	23,898,507	1,869,641	1,991,542
EUR	FIXED	3.500%	0.000%	2002	2023	487,625	519,419	24,381	25,971
EUR	NO INTEREST RATE	0.000%	0.000%	1994	2024	4,957,713	5,280,957	497,070	529,479
EUR	NO INTEREST RATE	0.000%	0.000%	1996	2033	1,801,799	1,919,276	990,989	1,055,602
EUR	NO INTEREST RATE	0.000%	0.000%	2002	2023	13,287,969	14,154,345	664,399	707,717
EUR	NO INTEREST RATE	0.000%	0.150%	2008	2023	6,102,500	6,500,384	406,833	433,359
EUR	NO INTEREST RATE	0.000%	0.250%	2012	2027	8,000,000	8,521,601	4,000,000	4,260,800
EUR	NO INTEREST RATE	0.000%	0.250%	2012	2027	8,000,000	8,521,601	4,000,000	4,260,800
EUR	NO INTEREST RATE	0.000%	0.400%	2018	2043	12,500,000	13,315,001	12,500,000	13,315,001
EUR	NO INTEREST RATE	0.000%	0.400%	2018	2043	12,000,000	12,782,401	12,000,000	12,782,401
EUR	NO INTEREST RATE	0.000%	0.400%	2019	2047	12,400,000	13,208,481	12,400,000	13,208,481
EUR	NO INTEREST RATE	0.000%	0.400%	2020	2048	14,883,000	15,853,373	14,108,405	15,028,275
EUR	NO INTEREST RATE	0.000%	0.400%	2022	2049	9,950,000	10,598,741	4,936,941	5,258,830
EUR	NO INTEREST RATE	0.000%	0.450%	2021	2049	12,599,493	13,420,981	9,639,613	10,268,117

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	COMMERCIAL INTEREST REFERENCE RATE	2.200%	0.200%	2012	2025	1,412,670,247	10,687,070	265,379,635	2,007,638
JPY	FIXED	0.010%	0.000%	2014	2054	6,968,975,715	52,721,383	6,358,854,877	48,105,724
JPY	FIXED	0.010%	0.000%	2015	2040	1,919,000,000	14,517,533	1,211,464,126	9,164,914
JPY	FIXED	0.010%	0.000%	2020	2060	27,970,000,000	211,597,391	6,895,583,934	52,166,163
JPY	FIXED	0.010%	0.000%	2020	2035	50,000,000,000	378,257,760	50,000,000,000	378,257,760
JPY	FIXED	0.010%	0.100%	2008	2038	646,301,237	4,889,369	488,653,000	3,696,736
JPY	FIXED	0.010%	0.100%	2009	2039	1,572,911,089	11,899,317	1,170,510,000	8,855,090
JPY	FIXED	0.010%	0.100%	2013	2053	721,915,649	5,461,404	721,915,649	5,461,404
JPY	FIXED	0.010%	0.100%	2015	2055	657,000,000	4,970,307	347,364,895	2,627,869
JPY	FIXED	0.100%	0.000%	2015	2055	68,305,676,917	516,743,047	68,230,458,917	516,174,012
JPY	FIXED	0.100%	0.000%	2017	2057	118,906,000,000	899,542,345	76,335,390,996	577,489,081
JPY	FIXED	0.100%	0.000%	2018	2058	70,021,000,000	529,719,733	54,842,270,161	414,890,286
JPY	FIXED	0.100%	0.000%	2022	2062	70,195,000,000	531,036,070	5,100,918,679	38,589,242
JPY	FIXED	0.150%	0.100%	2008	2023	30,768,000,000	232,764,695	2,930,284,000	22,168,053
JPY	FIXED	0.150%	0.100%	2010	2025	27,195,000,000	205,734,396	6,475,000,000	48,984,380
JPY	FIXED	0.150%	0.150%	2009	2024	28,083,000,000	212,452,254	5,349,140,000	40,467,074
JPY	FIXED	0.200%	0.100%	2009	2049	48,131,267,599	364,120,510	41,818,590,000	316,364,124
JPY	FIXED	0.300%	0.000%	2014	2054	7,075,000,000	53,523,473	6,320,597,910	47,816,304
JPY	FIXED	0.300%	0.100%	2011	2051	26,966,000,000	204,001,975	13,026,692,776	98,548,953
JPY	FIXED	0.300%	0.100%	2013	2053	3,663,148,274	27,712,285	3,663,148,274	27,712,285
JPY	FIXED	0.400%	0.000%	2005	2045	20,791,885,495	157,293,841	14,662,530,000	110,924,315
JPY	FIXED	0.400%	0.000%	2006	2046	23,125,703,144	174,949,534	17,726,849,000	134,106,364
JPY	FIXED	0.400%	0.000%	2006	2046	1,550,354,185	11,728,670	1,219,920,000	9,228,884
JPY	FIXED	0.400%	0.000%	2007	2047	6,210,886,208	46,986,318	4,986,877,000	37,726,499
JPY	FIXED	0.400%	0.000%	2020	2035	31,800,000,000	240,571,936	31,800,000,000	240,571,936
JPY	FIXED	0.450%	0.000%	2021	2036	50,000,000,000	378,257,760	50,000,000,000	378,257,760
JPY	FIXED	0.509%	0.000%	1998	2028	15,171,500,000	114,774,752	745,477,500	5,639,653
JPY	FIXED	0.650%	0.100%	2008	2048	5,846,601,826	44,230,450	4,888,044,000	36,978,812
JPY	FIXED	0.700%	0.100%	2008	2023	22,080,000,000	167,038,627	1,051,428,000	7,954,216
JPY	FIXED	0.700%	0.100%	2009	2024	18,586,000,000	140,605,975	2,655,138,000	20,086,531
JPY	FIXED	0.700%	0.100%	2010	2025	8,997,000,000	68,063,701	2,142,140,000	16,205,622
JPY	FIXED	0.750%	0.000%	2001	2041	5,705,511,965	43,163,084	3,554,216,000	26,888,196
JPY	FIXED	0.750%	0.000%	2004	2044	5,075,725,392	38,398,650	3,801,372,000	28,757,969
JPY	FIXED	0.750%	0.000%	2005	2045	16,746,082,991	126,686,717	12,353,535,000	93,456,410
JPY	FIXED	0.750%	0.000%	2006	2046	35,682,654,742	269,944,821	29,648,713,285	224,297,118
JPY	FIXED	0.750%	0.000%	2007	2047	34,547,100,543	261,354,178	27,700,337,000	209,557,349
JPY	FIXED	0.800%	0.000%	2013	2028	19,848,000,000	150,153,201	11,341,704,000	85,801,751
JPY	FIXED	0.800%	0.000%	2020	2040	7,299,000,000	55,218,068	98,743,068	747,007
JPY	FIXED	0.800%	0.100%	2010	2025	8,391,000,000	63,479,217	2,397,426,000	18,136,900
JPY	FIXED	0.800%	0.100%	2011	2026	8,291,000,000	62,722,702	2,763,663,000	20,907,540
JPY	FIXED	0.800%	0.100%	2013	2028	15,490,000,000	117,184,254	8,113,809,000	61,382,224
JPY	FIXED	0.950%	0.000%	2001	2041	21,556,651,657	163,079,416	13,589,408,000	102,805,981
JPY	FIXED	0.950%	0.000%	2003	2043	48,538,362,136	367,200,243	32,617,919,000	246,759,620
JPY	FIXED	1.000%	0.000%	1998	2028	48,500,000,000	366,910,028	14,195,112,000	107,388,225
JPY	FIXED	1.000%	0.000%	1998	2028	98,524,758,827	745,355,092	28,836,504,000	218,152,628
JPY	FIXED	1.000%	0.000%	1999	2029	80,480,000,000	608,843,691	25,518,038,000	193,047,918
JPY	FIXED	1.000%	0.000%	2000	2030	35,964,000,000	272,073,242	13,157,550,000	99,538,908
JPY	FIXED	1.200%	0.000%	2020	2045	57,061,000,000	431,675,321	274,916,237	2,079,784
JPY	FIXED	1.300%	0.000%	2004	2034	85,056,202,305	643,463,372	47,568,945,000	359,866,452
JPY	FIXED	1.300%	0.000%	2005	2035	10,794,000,000	81,658,285	6,581,700,000	49,791,582
JPY	FIXED	1.300%	0.000%	2005	2035	50,891,204,030	384,999,857	30,996,450,000	234,492,955
JPY	FIXED	1.300%	0.000%	2019	2044	30,980,000,000	234,368,508	904,647,715	6,843,800
JPY	FIXED	1.400%	0.000%	2014	2039	14,508,358,849	109,757,987	11,644,423,515	88,091,871
JPY	FIXED	1.400%	0.000%	2014	2044	16,322,000,000	123,478,463	442,648,739	3,348,706
JPY	FIXED	1.400%	0.100%	2008	2038	35,031,815,051	265,021,118	26,469,412,000	200,245,210
JPY	FIXED	1.400%	0.100%	2009	2039	16,635,418,875	125,849,526	13,389,288,000	101,292,042
JPY	FIXED	1.400%	0.100%	2013	2038	3,077,927,607	23,285,000	2,561,530,000	19,378,372
JPY	FIXED	1.500%	0.000%	2006	2036	11,729,000,000	88,731,705	7,723,971,000	58,433,039
JPY	FIXED	1.500%	0.000%	2006	2036	15,671,499,292	118,557,324	10,309,842,000	77,995,555

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	1.500%	0.000%	2007	2037	23,554,000,000	178,189,666	16,660,094,000	126,036,197
JPY	FIXED	1.500%	0.000%	2007	2037	43,648,186,548	330,205,306	30,748,623,000	232,618,105
JPY	FIXED	1.800%	0.000%	2001	2031	24,824,780,304	187,803,316	11,687,280,000	88,416,087
JPY	FIXED	1.800%	0.000%	2001	2041	19,906,758,134	150,597,715	8,968,010,000	67,844,388
JPY	FIXED	1.800%	0.000%	2002	2023	208,605,798,990	1,578,135,247	10,430,289,000	78,906,755
JPY	FIXED	1.800%	0.000%	2002	2032	13,784,512,741	104,281,978	7,194,160,000	54,424,937
JPY	FIXED	1.800%	0.000%	2002	2042	25,541,797,385	193,227,662	13,355,560,000	101,036,884
JPY	FIXED	1.800%	0.000%	2003	2033	70,677,133,186	534,683,482	37,924,282,000	286,903,079
JPY	FIXED	1.800%	0.000%	2004	2034	14,542,600,396	110,017,029	8,158,031,000	61,716,771
JPY	FIXED	2.100%	0.000%	1998	2028	411,741,033	3,114,885	110,462,000	835,662
JPY	FIXED	2.200%	0.000%	1998	2028	20,000,000,000	151,303,104	5,365,844,000	40,593,443
JPY	FIXED	2.300%	0.000%	1995	2025	40,260,976,732	304,580,538	5,609,982,000	42,440,385
JPY	FIXED	2.300%	0.000%	1998	2028	1,330,560,363	10,065,896	356,950,000	2,700,382
JPY	FIXED	2.500%	0.000%	1995	2025	96,229,371,639	727,990,132	13,994,520,000	105,870,716
JPY	FIXED	2.500%	0.000%	1996	2026	11,580,095,331	87,605,219	2,239,528,000	16,942,377
JPY	FIXED	2.500%	0.000%	1998	2028	13,890,902,869	105,086,836	3,717,802,000	28,125,749
JPY	FIXED	2.600%	0.000%	1993	2023	10,893,524,544	82,411,204	265,006,000	2,004,812
JPY	FIXED	2.600%	0.000%	1993	2023	148,639,903,352	1,124,483,939	7,206,860,000	54,521,014
JPY	FIXED	2.600%	0.000%	1994	2024	140,896,857,218	1,065,906,593	13,724,112,000	103,825,037
JPY	FIXED	2.700%	0.000%	1996	2026	130,355,842,533	986,162,181	24,759,408,000	187,308,764
JPY	FIXED	2.700%	0.000%	1998	2028	132,731,550,675	1,004,134,782	34,210,495,000	258,807,704
JPY	FIXED	3.000%	0.000%	1998	2028	6,068,600,000	45,909,901	216,337,500	1,636,627
JPY	FIXED	3.000%	0.000%	2002	2023	6,352,091,212	48,054,556	317,604,560	2,402,728
JPY	TORF 6 MONTHS	0.040%	0.100%	2009	2024	9,361,000,000	70,817,418	1,497,760,000	11,330,787
JPY	TORF 6 MONTHS	0.140%	0.000%	2017	2042	8,309,000,000	62,858,875	7,674,941,579	58,062,124
JPY	TORF 6 MONTHS	0.182%	0.000%	2017	2047	15,896,000,000	120,255,707	740,299,404	5,600,480
JPY	TORF 6 MONTHS	0.185%	0.000%	2017	2047	58,092,000,000	439,474,996	19,522,150,397	147,688,098
KRW	FIXED	0.150%	0.000%	2011	2051	109,426,000,000	86,813,726	100,619,950,410	79,827,398
KRW	FIXED	0.150%	0.000%	2014	2054	40,720,146,500	32,305,555	40,720,146,500	32,305,555
KRW	FIXED	0.150%	0.000%	2014	2054	57,397,000,000	45,536,229	47,092,522,690	37,361,115
KRW	FIXED	0.200%	0.000%	2011	2041	39,845,706,280	31,611,813	36,857,254,000	29,240,908
KRW	FIXED	1.500%	0.000%	2007	2037	33,227,128,630	26,360,927	24,920,310,000	19,770,667
KRW	FIXED	1.500%	0.000%	2007	2037	23,717,066,770	18,816,067	17,787,780,000	14,112,034
KRW	FIXED	1.500%	0.000%	2009	2039	32,354,707,860	25,668,788	26,692,611,000	21,176,732
KRW	FIXED	2.000%	0.000%	2000	2030	32,899,947,110	26,101,356	13,159,968,000	10,440,534
KRW	FIXED	2.000%	0.000%	2005	2035	19,312,358,510	15,321,567	12,553,008,000	9,958,999
KRW	FIXED	2.500%	0.000%	1998	2027	27,366,962,730	21,711,732	6,841,740,000	5,427,933
KRW	FIXED	2.500%	0.000%	2000	2030	44,912,981,250	35,631,964	17,965,184,000	14,252,779
KRW	FIXED	3.000%	0.000%	2001	2025	13,203,435,770	10,475,019	2,200,572,000	1,745,836
KRW	FIXED	3.500%	0.000%	2002	2023	4,214,155,990	3,343,324	210,705,950	167,165
KRW	NO INTEREST RATE	0.000%	0.000%	2019	2059	98,000,000	77,749	2,075,953,310	1,646,969
SAR	FIXED	2.000%	0.000%	2010	2035	107,294,934	28,528,327	62,025,000	16,491,641
SAR	FIXED	2.000%	0.000%	2014	2038	111,198,680	29,566,283	84,940,680	22,584,622
SAR	FIXED	2.000%	0.000%	2019	2038	122,625,000	32,604,393	10,018,866	2,663,886
SAR	FIXED	2.000%	0.000%	2019	2039	83,625,000	22,234,800	1,159,447	308,282
USD	FIXED	0.000%	0.000%	2018	2058	31,705,000	31,705,000	2,898,715	2,898,715
USD	FIXED	0.150%	0.000%	2021	2061	67,255,000	67,255,000	2,547,667,700	2,547,667,700
USD	FIXED	0.300%	0.000%	1995	2026	7,138,645	7,138,645	1,218,793	1,218,793
USD	FIXED	0.700%	0.000%	2003	2034	9,189,325	9,189,325	5,154,987	5,154,987
USD	FIXED	0.700%	0.000%	2004	2034	9,996,353	9,996,353	5,851,524	5,851,524
USD	FIXED	1.000%	0.000%	1999	2029	40,476,113	40,476,113	10,897,415	10,897,415
USD	FIXED	1.000%	0.000%	2002	2032	18,995,245	18,995,245	7,482,539	7,482,539
USD	FIXED	1.000%	0.000%	2022	2033	100,000,000	100,000,000	40,000,000	40,000,000
USD	FIXED	1.250%	0.000%	1994	2025	100,000,000	100,000,000	12,195,122	12,195,122
USD	FIXED	1.250%	0.000%	1995	2025	10,803,941	10,803,941	1,317,554	1,317,554
USD	FIXED	1.250%	0.000%	1996	2027	8,000,000	8,000,000	1,756,098	1,756,098
USD	FIXED	2.410%	0.000%	2008	2023	200,000,000	200,000,000	10,000,000	10,000,000
USD	FIXED	2.430%	0.000%	2010	2025	31,621,675	31,621,675	7,905,419	7,905,419
USD	FIXED	2.500%	0.000%	2002	2023	23,006,346	23,006,346	1,150,317	1,150,317

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	2.850%	0.250%	2016	2027	220,000,000	220,000,000	129,413,000	129,413,000
USD	FIXED	3.000%	0.000%	1979	2025	5,078,561	5,078,561	277,344	277,344
USD	FIXED	3.000%	0.000%	1980	2023	1,484,683	1,484,683	36,991	36,991
USD	FIXED	3.000%	0.000%	1980	2023	2,202,201	2,202,201	108,267	108,267
USD	FIXED	3.000%	0.000%	1980	2024	6,544,887	6,544,887	479,093	479,093
USD	FIXED	3.000%	0.000%	1981	2028	286,568	286,568	72,544	72,544
USD	FIXED	3.000%	0.000%	1981	2024	531,110	531,110	51,456	51,456
USD	FIXED	3.000%	0.000%	1981	2025	25,960	25,960	3,121	3,121
USD	FIXED	3.000%	0.000%	1982	2023	10,032,171	10,032,171	493,213	493,213
USD	FIXED	3.000%	0.000%	1982	2026	1,175,983	1,175,983	221,281	221,281
USD	FIXED	3.000%	0.000%	1982	2023	1,992,781	1,992,781	49,351	49,351
USD	FIXED	3.000%	0.000%	1982	2023	2,562,416	2,562,416	63,457	63,457
USD	FIXED	3.000%	0.000%	1982	2027	1,477,874	1,477,874	342,585	342,585
USD	FIXED	3.000%	0.000%	1982	2023	432,142	432,142	11,423	11,423
USD	FIXED	3.000%	0.000%	1982	2023	638,194	638,194	31,376	31,376
USD	FIXED	3.000%	0.000%	1982	2024	961,572	961,572	70,389	70,389
USD	FIXED	3.000%	0.000%	1982	2023	1,499,827	1,499,827	73,736	73,736
USD	FIXED	3.000%	0.000%	1982	2024	2,777,890	2,777,890	269,133	269,133
USD	FIXED	3.000%	0.000%	1982	2024	843,708	843,708	81,742	81,742
USD	FIXED	3.000%	0.000%	1982	2025	1,500,000	1,500,000	214,807	214,807
USD	FIXED	3.000%	0.000%	1983	2025	3,494,360	3,494,360	500,409	500,409
USD	FIXED	3.000%	0.000%	1983	2026	194,518	194,518	36,602	36,602
USD	FIXED	3.000%	0.000%	1983	2023	2,813,521	2,813,521	71,895	71,895
USD	FIXED	3.000%	0.000%	1983	2024	3,236,314	3,236,314	236,902	236,902
USD	FIXED	3.000%	0.000%	1983	2024	5,150,000	5,150,000	498,952	498,952
USD	FIXED	3.000%	0.000%	1983	2024	9,891,530	9,891,530	958,330	958,330
USD	FIXED	3.000%	0.000%	1983	2024	2,944,145	2,944,145	285,241	285,241
USD	FIXED	3.000%	0.000%	1983	2024	2,454,752	2,454,752	179,691	179,691
USD	FIXED	3.000%	0.000%	1983	2024	4,000,000	4,000,000	292,805	292,805
USD	FIXED	3.000%	0.000%	1983	2025	3,888,753	3,888,753	467,494	467,494
USD	FIXED	3.000%	0.000%	1983	2024	1,308,345	1,308,345	126,758	126,758
USD	FIXED	3.000%	0.000%	1983	2024	6,300,771	6,300,771	610,443	610,443
USD	FIXED	3.000%	0.000%	1983	2026	2,254,775	2,254,775	424,273	424,273
USD	FIXED	3.000%	0.000%	1984	2026	2,100,000	2,100,000	348,291	348,291
USD	FIXED	3.000%	0.000%	1984	2028	1,170,000	1,170,000	296,183	296,183
USD	FIXED	3.000%	0.000%	1984	2025	4,244,083	4,244,083	510,210	510,210
USD	FIXED	3.000%	0.000%	1984	2025	14,211,987	14,211,987	2,035,224	2,035,224
USD	FIXED	3.000%	0.000%	1984	2025	4,371,309	4,371,309	525,505	525,505
USD	FIXED	3.000%	0.000%	1984	2025	3,936,113	3,936,113	473,187	473,187
USD	FIXED	3.000%	0.000%	1984	2025	190,000	190,000	22,841	22,841
USD	FIXED	3.000%	0.000%	1984	2025	5,382,648	5,382,648	770,821	770,821
USD	FIXED	3.000%	0.000%	1984	2026	70,000	70,000	13,172	13,172
USD	FIXED	3.000%	0.000%	1984	2026	1,200,000	1,200,000	225,800	225,800
USD	FIXED	3.000%	0.000%	1984	2027	1,000,000	1,000,000	231,809	231,809
USD	FIXED	3.000%	0.000%	1984	2027	1,832,922	1,832,922	385,189	385,189
USD	FIXED	3.000%	0.000%	1985	2028	1,959,000	1,959,000	537,102	537,102
USD	FIXED	3.000%	0.000%	1985	2029	41,000	41,000	12,090	12,090
USD	FIXED	3.000%	0.000%	1985	2026	4,171,492	4,171,492	691,854	691,854
USD	FIXED	3.000%	0.000%	1985	2026	236,726	236,726	39,262	39,262
USD	FIXED	3.000%	0.000%	1985	2027	4,075,000	4,075,000	856,362	856,362
USD	FIXED	3.000%	0.000%	1985	2027	2,368,361	2,368,361	549,008	549,008
USD	FIXED	3.000%	0.000%	1985	2027	31,812	31,812	7,374	7,374
USD	FIXED	3.000%	0.000%	1985	2026	3,364,174	3,364,174	633,025	633,025
USD	FIXED	3.000%	0.000%	1986	2030	1,717,012	1,717,012	609,889	609,889
USD	FIXED	3.000%	0.000%	1986	2027	3,322,901	3,322,901	698,309	698,309
USD	FIXED	3.000%	0.000%	1986	2026	1,751,928	1,751,928	329,655	329,655
USD	FIXED	3.000%	0.000%	1986	2028	2,125,851	2,125,851	538,155	538,155
USD	FIXED	3.000%	0.000%	1986	2028	696,000	696,000	190,824	190,824
USD	FIXED	3.000%	0.000%	1986	2026	980,434	980,434	184,485	184,485

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.000%	0.000%	1986	2027	196,750	196,750	45,609	45,609
USD	FIXED	3.000%	0.000%	1986	2030	530,451	530,451	177,911	177,911
USD	FIXED	3.000%	0.000%	1986	2028	100,000	100,000	25,315	25,315
USD	FIXED	3.000%	0.000%	1987	2027	1,775,032	1,775,032	373,025	373,025
USD	FIXED	3.000%	0.000%	1987	2029	602,843	602,843	177,769	177,769
USD	FIXED	3.000%	0.000%	1987	2028	7,967,454	7,967,454	2,184,449	2,184,449
USD	FIXED	3.000%	0.000%	1987	2028	1,229,291	1,229,291	309,660	309,660
USD	FIXED	3.000%	0.000%	1987	2028	51,760	51,760	14,191	14,191
USD	FIXED	3.000%	0.000%	1987	2029	585,449	585,449	172,640	172,640
USD	FIXED	3.000%	0.000%	1987	2030	1,772,056	1,772,056	629,441	629,441
USD	FIXED	3.000%	0.000%	1987	2031	1,215,947	1,215,947	455,638	455,638
USD	FIXED	3.000%	0.000%	1998	2028	23,144,880	23,144,880	5,341,126	5,341,126
USD	FIXED	3.000%	0.000%	2002	2023	77,614,218	77,614,218	3,880,711	3,880,711
USD	FIXED	3.000%	0.000%	2011	2027	68,724,795	68,724,795	23,789,358	23,789,358
USD	FIXED	3.000%	0.000%	2012	2027	56,251,832	56,251,832	25,782,090	25,782,090
USD	FIXED	3.000%	0.000%	2012	2028	192,293,549	192,293,549	103,331,972	103,331,972
USD	FIXED	3.000%	0.000%	2018	2033	130,387,426	130,387,426	130,285,575	130,285,575
USD	FIXED	3.000%	0.200%	2012	2028	101,793,291	101,793,291	55,986,310	55,986,310
USD	FIXED	3.000%	0.200%	2013	2026	116,999,053	116,999,053	46,799,621	46,799,621
USD	FIXED	3.000%	0.200%	2014	2030	240,983,647	240,983,647	172,725,195	172,725,195
USD	FIXED	3.000%	0.200%	2014	2030	316,153,519	316,153,519	237,115,139	237,115,139
USD	FIXED	3.000%	0.200%	2015	2031	247,565,218	247,565,218	222,808,696	222,808,696
USD	FIXED	3.000%	0.200%	2016	2031	283,815,707	283,815,707	255,434,136	255,434,136
USD	FIXED	3.000%	0.250%	2016	2032	175,056,018	175,056,018	138,586,014	138,586,014
USD	FIXED	3.170%	0.000%	2002	2023	103,597,572	103,597,572	5,179,879	5,179,879
USD	FIXED	3.240%	0.000%	2012	2032	29,999,128	29,999,128	18,999,448	18,999,448
USD	FIXED	3.400%	0.250%	2015	2026	45,000,000	45,000,000	18,529,412	18,529,412
USD	FIXED	3.400%	0.250%	2015	2026	200,000,000	200,000,000	94,120,000	94,120,000
USD	FIXED	3.470%	0.250%	2016	2028	220,000,000	220,000,000	142,354,000	142,354,000
USD	FIXED	3.500%	0.000%	1999	2024	29,997,556	29,997,556	2,432,235	2,432,235
USD	FIXED	3.500%	0.000%	1999	2024	36,862,932	36,862,932	2,988,887	2,988,887
USD	FIXED	3.500%	0.000%	1999	2024	16,367,091	16,367,091	1,769,415	1,769,415
USD	FIXED	3.500%	0.000%	2000	2025	25,801,357	25,801,357	4,184,004	4,184,004
USD	FIXED	3.500%	0.000%	2000	2025	18,000,000	18,000,000	2,918,919	2,918,919
USD	FIXED	3.500%	0.000%	2003	2028	10,199,208	10,199,208	3,307,851	3,307,851
USD	FIXED	3.710%	0.000%	2010	2025	300,000,000	300,000,000	75,000,000	75,000,000
USD	FIXED	3.770%	0.000%	2009	2024	300,000,000	300,000,000	45,000,000	45,000,000
USD	FIXED	3.850%	0.000%	2013	2028	38,758,055	38,758,055	21,316,930	21,316,930
USD	FIXED	3.900%	0.250%	2014	2025	200,000,000	200,000,000	70,590,000	70,590,000
USD	FIXED	5.000%	0.300%	2014	2028	9,481,270	9,481,270	5,214,699	5,214,699
USD	FIXED	5.300%	0.000%	2009	2024	42,500,000	42,500,000	8,500,000	8,500,000
USD	FIXED	5.300%	0.000%	2009	2024	47,685,000	47,685,000	11,921,250	11,921,250
USD	FIXED	5.300%	0.000%	2010	2025	47,600,000	47,600,000	14,280,000	14,280,000
USD	FIXED	5.300%	0.000%	2010	2025	2,550,000	2,550,000	765,000	765,000
USD	FIXED	5.300%	0.000%	2011	2026	45,900,000	45,900,000	18,360,000	18,360,000
USD	FIXED	5.300%	0.000%	2012	2027	96,900,000	96,900,000	53,295,000	53,295,000
USD	FIXED	6.650%	0.000%	1999	2029	25,000,000	25,000,000	12,586,941	12,586,941
USD	FIXED	7.210%	0.000%	1993	2023	20,000,000	20,000,000	918,737	918,737
USD	FIXED	7.310%	0.000%	1995	2025	25,000,000	25,000,000	6,356,458	6,356,458
USD	FIXED	7.440%	0.000%	1994	2026	15,000,000	15,000,000	4,948,858	4,948,858
USD	FIXED	7.440%	0.000%	1994	2026	10,000,000	10,000,000	3,299,238	3,299,238
USD	FIXED	8.380%	0.000%	1994	2024	25,000,000	25,000,000	4,694,273	4,694,273
USD	LIBOR 6 MTH	3.727%	0.500%	2019	2029	20,400,000	20,400,000	18,942,857	18,942,857
USD	LIBOR 6 MTH	3.727%	0.500%	2019	2029	53,125,000	53,125,000	49,330,357	49,330,357
COMMERCIAL CREDIT
CHF	LIBOR 6 MONTHS DEPOSIT	0.850%	0.350%	2017	2025	101,946,786	110,272,331	65,965,566	71,352,684
CHF	SARON 6 MONTHS	0.850%	0.250%	2019	2028	25,390,381	27,463,901	19,170,823	20,736,420
EUR	EURIBOR 6 MTH	1.000%	0.000%	2022	2029	36,300,000	38,666,764	36,300,000	38,666,764
EUR	EURIBOR 6 MTH	1.000%	0.150%	2021	2030	80,403,817	85,646,154	14,188,909	15,114,027

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	EURIBOR 6 MTH	1.000%	0.500%	2017	2023	4,110,558	4,378,566	1,853,781	1,974,648
EUR	EURIBOR 6 MTH	1.090%	0.368%	2020	2027	32,895,000	35,039,757	15,428,000	16,433,907
EUR	EURIBOR 6 MTH	1.150%	0.300%	2017	2024	19,346,850	20,608,267	7,400,334	7,882,837
EUR	EURIBOR 6 MTH	1.150%	0.500%	2017	2024	43,078,127	45,886,826	13,575,462	14,460,584
EUR	EURIBOR 6 MTH	1.250%	0.600%	2015	2024	17,311,440	18,440,148	5,193,432	5,532,044
EUR	EURIBOR 6 MTH	1.273%	0.500%	2011	2025	7,349,159	7,828,325	765,558	815,472
EUR	EURIBOR 6 MTH	1.300%	0.000%	2022	2029	69,999,975	74,563,981	69,999,975	74,563,981
EUR	EURIBOR 6 MTH	1.600%	0.000%	2020	2028	10,639,960	11,333,686	4,154,672	4,425,557
EUR	EURIBOR 6 MTH	1.600%	0.000%	2020	2028	17,791,988	18,952,027	8,372,700	8,918,601
EUR	EURIBOR 6 MTH	1.600%	0.650%	2019	2028	243,908,151	259,810,987	143,996,427	153,385,008
EUR	EURIBOR 6 MTH	1.620%	0.000%	2020	2027	12,526,875	13,343,629	5,947,000	6,334,745
EUR	EURIBOR 6 MTH	2.000%	0.350%	2022	2027	9,593,654	10,219,161	9,593,654	10,219,161
EUR	EURIBOR 6 MTH	2.808%	0.550%	2015	2023	21,650,865	23,062,503	5,450,865	5,806,261
EUR	EURIBOR 6 MTH	2.900%	0.500%	2015	2023	6,433,650	6,853,125	3,216,825	3,426,562
EUR	EURIBOR 6 MTH	2.950%	0.000%	2016	2027	6,979,739	7,434,819	3,512,555	3,741,574
EUR	EURIBOR 6 MTH	3.585%	0.000%	2022	2028	10,059,338	10,715,208	815,622	868,801
EUR	FIXED	0.590%	0.300%	2017	2024	100,533,750	107,088,561	46,552,335	49,587,552
EUR	FIXED	0.880%	0.260%	2022	2034	59,977,728	63,888,282	246,032	262,073
EUR	FIXED	0.990%	0.300%	2015	2023	91,036,314	96,971,891	22,759,079	24,242,973
EUR	FIXED	1.280%	0.300%	2018	2027	35,214,565	37,510,558	28,585,941	30,449,747
EUR	NO INTEREST RATE	0.000%	0.400%	2020	2047	12,000,000	12,782,401	12,000,000	12,782,401
EUR	NO INTEREST RATE	0.000%	0.400%	2020	2048	10,000,000	10,652,001	10,000,000	10,652,001
EUR	NO INTEREST RATE	0.000%	0.400%	2022	2048	8,000,000	8,521,601	1,200,000	1,278,240
EUR	NO INTEREST RATE	0.000%	0.400%	2022	2049	10,000,000	10,652,001	2,132,000	2,271,007
USD	FIXED	0.050%	0.000%	2016	2040	36,440,994	36,440,994	36,440,994	36,440,994
USD	FIXED	2.290%	0.500%	2017	2024	8,498,000	8,498,000	2,549,400	2,549,400
USD	FIXED	2.630%	0.500%	2012	2023	61,195,750	61,195,750	4,282,058	4,282,058
USD	LIBOR 3 MONTHS	4.150%	0.500%	2017	2030	130,474,830	130,474,830	104,379,864	104,379,864
USD	LIBOR 3 MONTHS	4.500%	0.250%	2013	2024	144,499,796	144,499,796	21,333,476	21,333,476
USD	LIBOR 6 MONTHS DEPOSIT	1.731%	0.350%	2014	2024	119,000,000	119,000,000	39,666,664	39,666,664
USD	LIBOR 6 MONTHS DEPOSIT	1.769%	0.500%	2017	2024	34,000,000	34,000,000	22,666,667	22,666,667
USD	LIBOR 6 MONTHS DEPOSIT	1.780%	0.150%	2020	2027	25,498,916	25,498,916	25,278,691	25,278,691
USD	LIBOR 6 MONTHS DEPOSIT	1.784%	0.900%	2017	2026	5,939,237	5,939,237	5,939,237	5,939,237
USD	LIBOR 6 MONTHS DEPOSIT	2.041%	0.000%	2017	2024	321,300,000	321,300,000	160,650,000	160,650,000
USD	LIBOR 6 MONTHS DEPOSIT	2.262%	0.500%	2014	2023	29,750,000	29,750,000	4,250,000	4,250,000
USD	LIBOR 6 MONTHS DEPOSIT	2.400%	0.350%	2017	2026	170,000,000	170,000,000	99,166,667	99,166,667
USD	LIBOR 6 MONTHS DEPOSIT	2.722%	0.000%	2018	2025	59,498,368	59,498,368	43,146,835	43,146,835
USD	LIBOR 6 MONTHS DEPOSIT	2.817%	0.150%	2020	2028	41,565,000	41,565,000	17,115,000	17,115,000
USD	LIBOR 6 MONTHS DEPOSIT	2.928%	0.000%	2018	2024	28,029,003	28,029,003	14,014,501	14,014,501
USD	LIBOR 6 MONTHS DEPOSIT	2.976%	0.000%	2018	2024	33,999,753	33,999,753	22,666,502	22,666,502
USD	LIBOR 6 MONTHS DEPOSIT	3.154%	0.000%	2018	2024	16,999,111	16,999,111	6,374,667	6,374,667
USD	LIBOR 6 MONTHS DEPOSIT	3.569%	0.500%	2016	2023	16,888,319	16,888,319	1,688,832	1,688,832
USD	LIBOR 6 MONTHS DEPOSIT	3.702%	0.000%	2016	2023	11,473,645	11,473,645	1,434,206	1,434,206
USD	LIBOR 6 MONTHS DEPOSIT	3.862%	0.000%	2018	2024	12,748,725	12,748,725	4,780,772	4,780,772
USD	LIBOR 6 MONTHS DEPOSIT	3.988%	0.000%	2017	2024	25,498,059	25,498,059	9,561,772	9,561,772
USD	LIBOR 6 MONTHS DEPOSIT	4.002%	0.500%	2017	2023	9,350,000	9,350,000	2,337,500	2,337,500
USD	LIBOR 6 MONTHS DEPOSIT	4.244%	0.000%	2017	2024	38,160,750	38,160,750	14,160,750	14,160,750
USD	LIBOR 6 MONTHS DEPOSIT	4.505%	0.000%	2016	2023	8,479,143	8,479,143	1,211,306	1,211,306
USD	LIBOR 6 MONTHS DEPOSIT	4.909%	0.500%	2017	2023	10,199,932	10,199,932	2,549,983	2,549,983
USD	LIBOR 6 MONTHS DEPOSIT	4.910%	0.000%	2018	2024	42,313,477	42,313,477	21,156,738	21,156,738
USD	LIBOR 6 MONTHS DEPOSIT	4.987%	0.500%	2017	2024	12,707,509	12,707,509	4,765,316	4,765,316
USD	LIBOR 6 MONTHS DEPOSIT	5.183%	0.000%	2018	2024	8,498,433	8,498,433	5,311,520	5,311,520
USD	LIBOR 6 MONTHS DEPOSIT	5.635%	0.500%	2016	2023	2,549,299	2,549,299	318,662	318,662
USD	LIBOR 6 MONTHS DEPOSIT	5.642%	0.500%	2017	2023	11,024,768	11,024,768	1,378,096	1,378,096
USD	LIBOR 6 MONTHS DEPOSIT	6.777%	0.500%	2012	2024	54,162,498	54,162,498	20,310,937	20,310,937
USD	LIBOR 6 MTH	1.593%	0.000%	2020	2028	330,732,215	330,732,215	272,367,706	272,367,706
USD	LIBOR 6 MTH	1.729%	0.000%	2020	2029	68,000,000	68,000,000	15,109,300	15,109,300
USD	LIBOR 6 MTH	1.763%	0.500%	2021	2027	8,492,109	8,492,109	8,492,109	8,492,109
USD	LIBOR 6 MTH	1.881%	0.000%	2019	2025	34,849,150	34,849,150	26,136,863	26,136,863

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MTH	1.965%	0.390%	2021	2027	26,349,657	26,349,657	25,941,137	25,941,137
USD	LIBOR 6 MTH	2.552%	0.000%	2018	2023	8,499,065	8,499,065	2,124,766	2,124,766
USD	LIBOR 6 MTH	2.635%	0.000%	2020	2028	114,747,564	114,747,564	67,498,567	67,498,567
USD	LIBOR 6 MTH	2.753%	0.000%	2019	2025	93,499,997	93,499,997	66,785,712	66,785,712
USD	LIBOR 6 MTH	2.775%	0.000%	2018	2025	22,082,702	22,082,702	13,801,689	13,801,689
USD	LIBOR 6 MTH	2.875%	0.000%	2020	2027	69,699,840	69,699,840	28,699,934	28,699,934
USD	LIBOR 6 MTH	3.054%	0.100%	2019	2024	12,747,960	12,747,960	6,373,980	6,373,980
USD	LIBOR 6 MTH	3.154%	0.000%	2018	2023	8,493,030	8,493,030	2,123,258	2,123,258
USD	LIBOR 6 MTH	3.393%	0.250%	2020	2028	94,267,785	94,267,785	77,632,294	77,632,294
USD	LIBOR 6 MTH	3.680%	0.000%	2021	2027	25,491,500	25,491,500	6,785,660	6,785,660
USD	LIBOR 6 MTH	3.943%	0.100%	2019	2026	25,499,717	25,499,717	22,312,253	22,312,253
USD	LIBOR 6 MTH	4.043%	0.000%	2018	2024	12,725,959	12,725,959	9,089,971	9,089,971
USD	LIBOR 6 MTH	4.548%	0.000%	2019	2025	13,574,208	13,574,208	13,574,208	13,574,208
USD	LIBOR 6 MTH	4.597%	0.000%	2018	2024	12,725,945	12,725,945	4,772,229	4,772,229
USD	LIBOR 6 MTH	4.766%	0.000%	2019	2026	156,398,376	156,398,376	136,848,579	136,848,579
USD	LIBOR 6 MTH	4.837%	0.500%	2018	2024	18,700,000	18,700,000	7,012,500	7,012,500
USD	LIBOR 6 MTH	4.852%	0.000%	2018	2024	12,718,423	12,718,423	4,769,408	4,769,408
USD	LIBOR 6 MTH	4.861%	0.000%	2020	2026	12,728,750	12,728,750	12,728,750	12,728,750
USD	LIBOR 6 MTH	4.933%	0.000%	2020	2026	8,490,650	8,490,650	7,429,319	7,429,319
USD	LIBOR 6 MTH	5.110%	0.000%	2020	2026	12,737,684	12,737,684	12,737,684	12,737,684
USD	LIBOR 6 MTH	5.223%	0.000%	2019	2026	169,995,989	169,995,989	169,995,989	169,995,989
USD	LIBOR 6 MTH	6.016%	0.000%	2021	2027	12,730,051	12,730,051	11,885,584	11,885,584
USD	LIBOR 6 MTH	6.250%	0.000%	2021	2027	8,493,650	8,493,650	3,537,005	3,537,005
USD	LIBOR 6 MTH	6.781%	0.000%	2021	2027	16,998,725	16,998,725	4,341,581	4,341,581
USD	LIBOR 6 MTH	6.931%	0.000%	2021	2027	8,489,970	8,489,970	2,235,000	2,235,000
USD	LIBOR 6 MTH	6.931%	0.000%	2021	2028	11,050,000	11,050,000	2,144,600	2,144,600
USD	LIBOR 6 MTH	6.931%	0.150%	2021	2027	8,500,000	8,500,000	8,500,000	8,500,000
USD	LIBOR 6 MTH	7.131%	0.000%	2021	2027	9,350,000	9,350,000	8,478,750	8,478,750
USD	LIBOR 6 MTH	7.131%	0.000%	2021	2028	110,500,000	110,500,000	79,476,596	79,476,596
USD	LIBOR 6 MTH	8.031%	0.000%	2020	2031	612,000,000	612,000,000	24,840,000	24,840,000
USD	SOFR 6 MONTHS	0.700%	0.350%	2022	2027	55,470,400	55,470,400	4,497,600	4,497,600
USD	SOFR 6 MONTHS	0.700%	0.350%	2022	2028	46,240,245	46,240,245	3,749,209	3,749,209
USD	SOFR 6 MONTHS	0.700%	0.350%	2022	2028	46,210,001	46,210,001	3,746,757	3,746,757
USD	SOFR 6 MONTHS	0.700%	0.500%	2022	2028	70,254,953	70,254,953	5,696,348	5,696,348
USD	SOFR 6 MONTHS	1.100%	0.000%	2022	2028	12,733,323	12,733,323	5,162,158	5,162,158
USD	SOFR 6 MONTHS	1.100%	0.000%	2022	2028	36,996,457	36,996,457	33,367,095	33,367,095
USD	SOFR 6 MONTHS	1.100%	0.500%	2022	2030	56,425,000	56,425,000	4,575,000	4,575,000
USD	SOFR 6 MONTHS	4.125%	0.000%	2022	2027	41,625,000	41,625,000	10,054,495	10,054,495
USD	SOFR 6 MONTHS	4.223%	0.000%	2022	2028	36,998,890	36,998,890	29,052,314	29,052,314
USD	SOFR 6 MONTHS	4.864%	0.000%	2022	2028	22,157,087	22,157,087	1,796,521	1,796,521
USD	SOFR 6 MONTHS	5.831%	0.000%	2022	2029	222,000,000	222,000,000	42,000,000	42,000,000
EXPORT CREDIT
AUD	NO INTEREST RATE	0.000%	0.000%	2006	2046	197,505,719	133,908,928	171,829,975	116,500,767
EUR	EURIBOR 6 MTH	0.400%	0.400%	2019	2033	152,721,115	162,678,547	116,786,735	124,401,242
EUR	EURIBOR 6 MTH	0.650%	0.000%	2022	2036	793,333,050	845,058,446	139,999,950	149,127,961
EUR	EURIBOR 6 MTH	0.750%	0.500%	2017	2027	21,335,000	22,726,044	12,550,000	13,368,261
EUR	EURIBOR 6 MTH	0.775%	0.271%	2016	2028	166,961,250	177,847,141	114,785,859	122,269,909
EUR	EURIBOR 6 MTH	0.900%	0.150%	2016	2023	19,141,208	20,389,216	2,392,651	2,548,652
EUR	EURIBOR 6 MTH	1.773%	1.000%	2013	2025	147,441,457	157,054,655	55,290,547	58,895,496
EUR	EURIBOR 6 MTH	1.776%	1.000%	2012	2025	148,802,419	158,504,352	46,500,756	49,532,610
EUR	FIXED	0.490%	0.250%	2019	2027	26,264,490	27,976,937	10,573,323	11,262,705
EUR	FIXED	3.500%	0.000%	1995	2025	46,699,077	49,743,862	2,657,001	2,830,238
USD	FIXED	2.600%	0.000%	2017	2030	101,660,000	101,660,000	81,328,000	81,328,000
USD	FIXED	2.950%	0.000%	1999	2024	4,757,040	4,757,040	396,420	396,420
USD	FIXED	3.470%	0.000%	2002	2028	49,578,504	49,578,504	15,148,987	15,148,987
USD	FIXED	3.470%	0.000%	2002	2032	4,221,496	4,221,496	1,949,510	1,949,510
USD	FIXED	3.580%	0.500%	2012	2024	339,999,999	339,999,999	50,999,999	50,999,999
USD	FIXED	3.940%	0.500%	1999	2023	20,134,102	20,134,102	559,281	559,281
USD	FIXED	3.980%	0.500%	2012	2023	917,999,150	917,999,150	410,053,107	410,053,107

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	5.300%	0.000%	2011	2026	4,242,605	4,242,605	1,697,042	1,697,042
USD	LIBOR 6 MONTHS DEPOSIT	2.884%	0.250%	2017	2024	25,499,985	25,499,985	10,928,565	10,928,565
USD	LIBOR 6 MONTHS DEPOSIT	4.049%	0.250%	2020	2029	36,975,000	36,975,000	28,159,098	28,159,098
USD	LIBOR 6 MONTHS DEPOSIT	5.642%	0.500%	2017	2023	18,667,611	18,667,611	2,333,451	2,333,451
MULTILATERAL
ACU	NO INTEREST RATE	0.000%	0.000%	1998	2023	3,131,008	4,166,871	173,945	231,493
ACU	NO INTEREST RATE	0.000%	0.000%	2000	2024	5,844,757	7,778,437	649,417	864,271
ACU	NO INTEREST RATE	0.000%	0.000%	2000	2025	6,090,241	8,105,137	845,867	1,125,713
ACU	NO INTEREST RATE	0.000%	0.000%	2003	2027	5,075,320	6,754,439	1,409,812	1,876,234
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2022	5,089,255	6,772,985	86	114
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2026	25,196,731	33,532,822	3,530,034	4,697,911
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2027	6,533,167	8,694,601	1,265,527	1,684,214
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2014	27,520,000	36,624,722	6,290,138	8,371,169
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2016	11,017,000	14,661,866	2,893,413	3,850,671
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2027	21,443,443	28,537,796	4,063,872	5,408,364
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2033	2,468,697	3,285,442	1,728,088	2,299,809
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2023	17,654,654	23,495,523	735,611	978,980
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2023	5,204,411	6,926,239	434,943	578,840
ACU	NO INTEREST RATE	0.000%	0.000%	2007	2032	8,864,502	11,797,236	4,432,251	5,898,618
ACU	NO INTEREST RATE	0.000%	0.000%	2008	2032	10,274,000	13,673,052	3,514,301	4,676,974
ACU	NO INTEREST RATE	0.000%	0.000%	2008	2029	3,750,773	4,991,680	1,829,603	2,434,910
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2025	10,033,378	13,352,822	2,304,620	3,067,081
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2033	912,816	1,214,813	557,832	742,386
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2027	63,357,280	84,318,413	12,098,980	16,101,809
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2033	9,172,817	12,207,553	5,605,610	7,460,171
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2030	4,000,000	5,323,361	1,194,309	1,589,434
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2031	1,746,424	2,324,211	989,640	1,317,053
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2031	3,140,000	4,178,838	1,883,988	2,507,287
ACU	NO INTEREST RATE	0.000%	0.000%	2013	2033	1,459,473	1,942,325	1,021,631	1,359,627
ACU	NO INTEREST RATE	0.000%	0.000%	2013	2033	3,625,695	4,825,221	2,537,987	3,377,655
EUR	ADB FLOATING RATE	0.000%	0.000%	2011	2026	102,989,447	109,704,370	80,135,988	85,360,863
EUR	ADB FLOATING RATE	0.000%	0.000%	2012	2027	139,007,699	148,071,015	96,236,099	102,510,703
EUR	ADB FLOATING RATE	0.000%	0.000%	2012	2027	149,700,599	159,461,093	106,928,999	113,900,781
EUR	ADB FLOATING RATE	0.000%	0.000%	2013	2028	228,115,198	242,988,332	171,086,398	182,241,249
EUR	ADB FLOATING RATE	0.000%	0.000%	2014	2029	242,372,398	258,175,103	199,600,798	212,614,791
EUR	ADB FLOATING RATE	0.000%	0.000%	2018	2033	452,867,785	482,394,811	396,259,312	422,095,460
EUR	ADB FLOATING RATE	0.000%	0.000%	2018	2033	452,867,785	482,394,811	396,259,312	422,095,460
EUR	COMMERCIAL INTEREST REFERENCE RATE	0.630%	0.000%	2019	2032	29,800,000	31,742,963	13,711,576	14,605,572
EUR	COMMERCIAL INTEREST REFERENCE RATE	0.630%	0.000%	2019	2033	44,850,000	47,774,225	16,693,232	17,781,633
EUR	EURIBOR 6 MTH	0.139%	0.150%	2020	2025	925,840,000	986,204,863	925,840,000	986,204,863
EUR	EURIBOR 6 MTH	0.139%	0.150%	2020	2030	462,920,000	493,102,432	462,920,000	493,102,432
EUR	EURIBOR 6 MTH	0.460%	0.250%	2022	2032	1,041,200,000	1,109,086,347	1,041,200,000	1,109,086,347
EUR	FIXED	0.750%	0.000%	1990	2029	2,584,961	2,753,500	1,391,902	1,482,654
EUR	FIXED	0.750%	0.000%	1993	2031	2,900,308	3,089,408	1,740,185	1,853,645
EUR	FIXED	0.750%	0.000%	1995	2035	4,731,712	5,040,220	3,197,103	3,405,554
EUR	FIXED	0.820%	0.000%	2013	2033	253,356,980	269,875,881	253,356,980	269,875,881
EUR	FIXED	0.830%	0.000%	2013	2033	337,952,011	359,986,517	337,952,011	359,986,517
EUR	FIXED	1.200%	0.000%	2012	2030	5,695,647	6,067,004	3,370,708	3,590,479
EUR	FIXED	1.200%	0.000%	2017	2035	93,150,000	99,223,390	37,115,366	39,535,292
JPY	ADB FLOATING RATE	(0.153)%	0.000%	2009	2034	7,494,931,344	56,700,319	7,062,735,502	53,430,690
JPY	ADB FLOATING RATE	0.000%	0.000%	2009	2033	1,570,573,575	11,881,633	1,438,135,502	10,879,718
JPY	ADB FLOATING RATE	0.000%	0.000%	2017	2032	42,728,000,000	323,243,952	33,826,333,335	255,901,462
JPY	ADB FLOATING RATE	0.000%	0.000%	2017	2032	40,964,000,000	309,899,018	34,136,666,668	258,249,182
JPY	ADB FLOATING RATE	0.000%	0.000%	2018	2039	52,275,000,000	395,468,488	52,275,000,000	395,468,488
JPY	ADB FLOATING RATE	0.000%	0.000%	2019	2034	52,595,000,000	397,889,338	50,403,541,667	381,310,616
JPY	ADB FLOATING RATE	0.000%	0.000%	2019	2034	51,840,000,000	392,177,646	51,840,000,000	392,177,646
JPY	ADB FLOATING RATE	0.003%	0.000%	2011	2036	9,039,216,675	68,383,077	8,610,309,074	65,138,325
JPY	ADB FLOATING RATE	0.005%	0.000%	2012	2036	15,376,956,872	116,329,065	14,647,325,763	110,809,293
JPY	ADB FLOATING RATE	0.035%	0.000%	2016	2031	52,454,375,000	396,825,488	41,051,250,000	310,559,078

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	ADB FLOATING RATE	0.054%	0.000%	2013	2031	1,161,362,188	8,785,885	994,276,340	7,521,855
JPY	ADB FLOATING RATE	0.060%	0.000%	2015	2030	34,946,666,665	264,376,957	27,957,333,333	211,501,566
JPY	ADB FLOATING RATE	0.087%	0.000%	2015	2030	33,454,249,998	253,086,594	28,171,999,998	213,125,552
JPY	ADB FLOATING RATE	0.125%	0.000%	2016	2031	46,191,250,001	349,443,975	37,392,916,669	282,883,218
JPY	ADB FLOATING RATE	0.186%	0.000%	2020	2036	63,750,000,000	482,278,644	63,750,000,000	482,278,644
JPY	LIBOR 6 MONTHS DEPOSIT	0.544%	0.000%	2019	2033	110,795,000,000	838,181,371	110,795,000,000	838,181,371
JPY	LIBOR 6 MTH	0.722%	0.250%	2020	2034	31,975,600,000	241,900,377	31,975,600,000	241,900,377
JPY	LIBOR 6 MTH	0.756%	0.000%	2020	2035	63,560,000,000	480,841,265	63,560,000,000	480,841,265
JPY	LIBOR 6 MTH	0.805%	0.000%	2021	2036	63,530,000,000	480,614,310	63,530,000,000	480,614,310
JPY	SOFR 6 MONTHS	2.296%	0.000%	2021	2036	64,685,000,000	489,352,065	64,685,000,000	489,352,065
JPY	SOFR 6 MONTHS	2.548%	0.000%	2012	2030	6,325,750,300	47,855,283	6,325,750,300	47,855,283
SDR	FIXED	0.750%	0.000%	1995	2035	5,443,537	7,244,477	2,358,853	3,139,256
SDR	FIXED	0.750%	0.000%	1998	2037	15,352,987	20,432,372	6,105,699	8,125,710
SDR	FIXED	0.750%	0.000%	1999	2024	26,468,010	35,224,691	4,369,955	5,815,712
SDR	FIXED	0.750%	0.000%	1999	2024	71,023,332	94,520,703	11,726,054	15,605,503
SDR	FIXED	0.750%	0.000%	1999	2024	3,796,674	5,052,766	751,598	1,000,257
SDR	FIXED	0.750%	0.000%	2000	2040	17,500,000	23,289,703	10,208,325	13,585,649
SDR	FIXED	0.750%	0.000%	2001	2026	35,414,179	47,130,612	7,108,165	9,459,832
SDR	FIXED	0.750%	0.000%	2001	2026	4,586,621	6,104,059	1,137,271	1,513,526
SDR	FIXED	0.750%	0.000%	2006	2044	13,638,602	18,150,800	9,984,915	13,288,327
SDR	FIXED	0.750%	0.000%	2006	2026	47,370,000	63,041,899	11,791,963	15,693,218
SDR	FIXED	0.750%	0.000%	2008	2048	41,696,408	55,491,255	36,120,998	48,071,275
SDR	FIXED	0.750%	0.100%	2001	2026	30,282,981	40,301,808	7,508,819	9,993,037
SDR	FIXED	0.750%	0.100%	2002	2025	55,551,518	73,930,192	13,886,844	18,481,170
SDR	FIXED	0.750%	0.100%	2007	2025	81,950,000	109,062,352	20,487,500	27,265,588
SDR	FIXED	0.750%	0.100%	2007	2027	89,508,359	119,121,320	22,348,598	29,742,412
SDR	FIXED	0.750%	0.100%	2007	2026	38,320,881	50,998,968	9,524,411	12,675,469
SDR	FIXED	0.750%	0.100%	2007	2026	90,838,458	120,891,469	22,414,770	29,830,476
SDR	FIXED	0.750%	0.200%	2000	2025	54,139,161	72,050,571	13,521,464	17,994,907
SDR	FIXED	0.750%	0.200%	2004	2025	3,409,938	4,538,083	852,481	1,134,516
SDR	FIXED	0.750%	0.200%	2006	2026	45,655,179	60,759,746	11,345,160	15,098,594
SDR	FIXED	0.750%	0.200%	2007	2026	39,654,356	52,773,610	7,923,853	10,545,382
SDR	FIXED	0.750%	0.300%	2001	2026	2,776,666	3,695,299	693,185	922,519
SDR	FIXED	0.750%	0.300%	2004	2025	31,597,889	42,051,741	7,899,472	10,512,935
SDR	FIXED	0.750%	0.300%	2004	2026	21,585,432	28,726,760	5,396,355	7,181,686
SDR	FIXED	0.750%	0.300%	2004	2026	15,647,425	20,824,222	3,911,202	5,205,185
SDR	FIXED	0.750%	0.300%	2005	2026	17,899,858	23,821,850	4,474,964	5,955,461
SDR	FIXED	0.750%	0.300%	2005	2025	47,003,494	62,554,138	11,748,332	15,635,152
SDR	FIXED	0.750%	0.300%	2005	2025	51,647,003	68,733,907	10,456,959	13,916,542
SDR	FIXED	0.750%	0.300%	2005	2026	19,832,774	26,394,252	4,921,533	6,549,773
SDR	FIXED	0.750%	0.300%	2005	2025	22,683,185	30,187,693	5,616,169	7,474,223
SDR	FIXED	0.750%	0.300%	2005	2026	9,920,000	13,201,935	2,461,903	3,276,399
SDR	FIXED	0.750%	0.350%	2000	2025	21,799,223	29,011,281	5,449,804	7,252,818
SDR	FIXED	0.750%	0.500%	2001	2026	87,499,973	116,448,480	20,561,657	27,364,279
SDR	FIXED	0.750%	0.500%	2003	2026	36,831,596	49,016,968	9,132,581	12,154,006
SDR	FIXED	0.750%	0.500%	2008	2025	119,359,232	158,848,061	29,763,821	39,610,888
SDR	FIXED	0.750%	0.500%	2008	2026	78,598,745	104,602,368	19,599,648	26,084,000
SDR	FIXED	1.000%	0.000%	1982	2031	23,677,607	31,511,110	5,327,467	7,090,006
SDR	FIXED	1.000%	0.000%	1996	2023	24,324,298	32,371,753	24,257	32,282
SDR	FIXED	1.000%	0.000%	1996	2023	6,772,673	9,013,346	305,311	406,321
SDR	FIXED	1.000%	0.000%	1998	2024	8,799,590	11,710,847	1,071,481	1,425,970
SDR	FIXED	1.000%	0.000%	1998	2024	10,500,493	13,974,477	1,333,654	1,774,880
SDR	FIXED	1.130%	0.000%	2011	2032	29,022,733	38,624,619	18,178,828	24,193,114
SDR	FIXED	1.500%	0.000%	2002	2023	74,834,760	99,593,105	3,118,092	4,149,682
SDR	FIXED	1.500%	0.000%	2003	2023	34,040,314	45,302,217	2,830,326	3,766,711
SDR	FIXED	1.500%	0.000%	2003	2023	23,962,479	31,890,230	1,989,323	2,647,471
SDR	FIXED	1.500%	0.000%	2003	2023	25,379,732	33,776,367	2,093,796	2,786,508
SDR	FIXED	1.500%	0.000%	2004	2024	13,780,339	18,339,429	1,722,559	2,292,451
SDR	FIXED	1.500%	0.000%	2004	2024	24,491,234	32,593,918	3,060,277	4,072,739

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	1.500%	0.000%	2004	2024	14,539,228	19,349,389	2,423,188	3,224,877
SDR	FIXED	1.500%	0.000%	2005	2024	13,363,083	17,784,128	1,670,181	2,222,744
SDR	FIXED	1.500%	0.000%	2005	2025	2,945,950	3,920,588	736,486	980,145
SDR	FIXED	1.500%	0.000%	2005	2025	11,109,377	14,784,805	2,280,659	3,035,192
SDR	FIXED	1.500%	0.000%	2006	2025	34,207,410	45,524,596	8,551,866	11,381,167
SDR	FIXED	1.500%	0.000%	2006	2026	14,588,899	19,415,493	4,699,339	6,254,069
SDR	FIXED	1.500%	0.000%	2007	2026	32,326,766	43,021,759	10,739,963	14,293,174
SDR	FIXED	1.500%	0.000%	2007	2026	20,457,033	27,225,041	6,819,017	9,075,022
SDR	FIXED	1.500%	0.000%	2007	2027	31,155,525	41,463,024	12,981,467	17,276,258
SDR	FIXED	1.500%	0.000%	2008	2027	49,323,506	65,641,703	20,551,462	27,350,711
SDR	FIXED	1.500%	0.000%	2008	2028	31,335,613	41,702,692	15,667,813	20,851,355
SDR	FIXED	1.500%	0.000%	2009	2028	16,502,377	21,962,026	8,171,634	10,875,139
SDR	FIXED	2.250%	0.000%	2012	2030	11,727,046	15,606,824	6,277,346	8,354,145
USD	ADB FLOATING RATE	0.404%	0.000%	2008	2023	350,000,000	350,000,000	29,166,667	29,166,667
USD	FIXED	0.250%	0.250%	2011	2051	124,311,085	124,311,085	120,581,753	120,581,753
USD	FIXED	0.750%	0.000%	1973	2023	27,500,000	27,500,000	412,500	412,500
USD	FIXED	0.750%	0.000%	1973	2023	46,000,000	46,000,000	690,000	690,000
USD	FIXED	0.750%	0.000%	1973	2023	7,702,698	7,702,698	115,248	115,248
USD	FIXED	0.750%	0.000%	1973	2023	50,000,000	50,000,000	750,000	750,000
USD	FIXED	0.750%	0.000%	1973	2023	14,896,026	14,896,026	219,526	219,526
USD	FIXED	0.750%	0.000%	1973	2023	9,992,038	9,992,038	299,761	299,761
USD	FIXED	0.750%	0.000%	1974	2023	5,000,000	5,000,000	150,000	150,000
USD	FIXED	0.750%	0.000%	1974	2024	21,118,111	21,118,111	956,211	956,211
USD	FIXED	0.750%	0.000%	1974	2024	30,000,000	30,000,000	1,350,000	1,350,000
USD	FIXED	0.750%	0.000%	1978	2026	40,000,000	40,000,000	3,000,000	3,000,000
USD	FIXED	0.750%	0.000%	1978	2026	28,673,287	28,673,287	2,150,495	2,150,495
USD	FIXED	0.750%	0.000%	1978	2026	49,000,000	49,000,000	3,675,000	3,675,000
USD	FIXED	0.750%	0.000%	1979	2026	9,546,069	9,546,069	715,955	715,955
USD	FIXED	0.750%	0.000%	1979	2025	67,000,000	67,000,000	4,020,000	4,020,000
USD	FIXED	0.750%	0.000%	1979	2029	5,500,000	5,500,000	1,301,608	1,301,608
USD	FIXED	0.750%	0.000%	1979	2026	11,147,916	11,147,916	835,755	835,755
USD	FIXED	0.750%	0.000%	1980	2026	26,163,597	26,163,597	1,962,265	1,962,265
USD	FIXED	0.750%	0.000%	1980	2026	36,526,867	36,526,867	2,739,510	2,739,510
USD	FIXED	0.750%	0.000%	1980	2028	35,058,627	35,058,627	2,629,395	2,629,395
USD	FIXED	0.750%	0.000%	1980	2030	30,000,000	30,000,000	2,250,000	2,250,000
USD	FIXED	1.570%	0.000%	2018	2036	39,885,000	39,885,000	25,255,000	25,255,000
USD	FIXED	1.570%	0.000%	2019	2037	55,300,000	55,300,000	25,500,000	25,500,000
USD	FIXED	4.220%	0.000%	2007	2027	600,000,000	600,000,000	272,580,000	272,580,000
USD	FIXED	4.250%	0.000%	2008	2027	200,000,000	200,000,000	90,860,000	90,860,000
USD	FIXED	4.410%	0.000%	2008	2033	600,000,000	600,000,000	442,680,000	442,680,000
USD	FIXED	4.580%	0.000%	2005	2025	400,000,000	400,000,000	117,000,000	117,000,000
USD	FIXED	4.690%	0.000%	2008	2033	950,000,000	950,000,000	718,960,000	718,960,000
USD	FIXED	4.730%	0.000%	2006	2026	530,000,000	530,000,000	199,386,000	199,386,000
USD	FIXED	4.980%	0.250%	2003	2023	12,742,290	12,742,290	482,548	482,548
USD	FIXED	5.220%	0.000%	2004	2024	300,000,000	300,000,000	46,290,000	46,290,000
USD	LIBOR 6 MONTHS DEPOSIT	0.520%	0.000%	2009	2033	20,487,156	20,487,156	16,059,881	16,059,881
USD	LIBOR 6 MONTHS DEPOSIT	0.520%	0.000%	2010	2033	99,880,000	99,880,000	78,295,932	78,295,932
USD	LIBOR 6 MONTHS DEPOSIT	0.538%	0.150%	2010	2025	200,000,000	200,000,000	73,567,996	73,567,996
USD	LIBOR 6 MONTHS DEPOSIT	0.638%	0.150%	2013	2033	48,757,919	48,757,919	36,523,503	36,523,503
USD	LIBOR 6 MONTHS DEPOSIT	0.704%	0.000%	2016	2031	143,000,000	143,000,000	107,610,615	107,610,615
USD	LIBOR 6 MONTHS DEPOSIT	0.756%	0.150%	2017	2034	500,000,000	500,000,000	374,348,833	374,348,833
USD	LIBOR 6 MONTHS DEPOSIT	0.780%	0.000%	2014	2030	500,000,000	500,000,000	451,500,000	451,500,000
USD	LIBOR 6 MONTHS DEPOSIT	0.838%	0.750%	2002	2023	61,588,530	61,588,530	6,790,916	6,790,916
USD	LIBOR 6 MONTHS DEPOSIT	0.838%	0.750%	2002	2024	176,882,876	176,882,876	37,369,042	37,369,042
USD	LIBOR 6 MONTHS DEPOSIT	0.856%	0.638%	2004	2028	46,372,874	46,372,874	24,682,063	24,682,063
USD	LIBOR 6 MONTHS DEPOSIT	0.856%	0.750%	2004	2028	51,938,068	51,938,068	27,359,256	27,359,256
USD	LIBOR 6 MONTHS DEPOSIT	0.856%	0.750%	2005	2025	53,986,553	53,986,553	17,979,176	17,979,176
USD	LIBOR 6 MONTHS DEPOSIT	0.880%	0.000%	2014	2033	47,380,000	47,380,000	44,751,627	44,751,627
USD	LIBOR 6 MONTHS DEPOSIT	0.960%	0.000%	2011	2035	150,000,000	150,000,000	102,703,994	102,703,994

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS DEPOSIT	0.980%	0.000%	2013	2037	634,074,990	634,074,990	604,769,385	604,769,385
USD	LIBOR 6 MONTHS DEPOSIT	1.000%	0.250%	2004	2024	54,410,916	54,410,916	8,257,880	8,257,880
USD	LIBOR 6 MONTHS DEPOSIT	1.000%	0.250%	2005	2025	39,549,612	39,549,612	7,667,763	7,667,763
USD	LIBOR 6 MONTHS DEPOSIT	1.000%	0.250%	2005	2025	14,500,000	14,500,000	2,955,000	2,955,000
USD	LIBOR 6 MONTHS DEPOSIT	1.020%	0.250%	2016	2036	400,000,000	400,000,000	400,000,000	400,000,000
USD	LIBOR 6 MONTHS DEPOSIT	1.080%	0.250%	2015	2035	500,000,000	500,000,000	452,600,000	452,600,000
USD	LIBOR 6 MONTHS DEPOSIT	1.080%	0.250%	2016	2037	400,000,000	400,000,000	383,160,000	383,160,000
USD	LIBOR 6 MONTHS DEPOSIT	1.099%	0.000%	2013	2029	95,419,264	95,419,264	73,005,279	73,005,279
USD	LIBOR 6 MONTHS DEPOSIT	1.099%	0.000%	2014	2030	500,000,000	500,000,000	418,800,000	418,800,000
USD	LIBOR 6 MONTHS DEPOSIT	1.180%	0.000%	2007	2027	18,060,078	18,060,078	7,577,872	7,577,872
USD	LIBOR 6 MONTHS DEPOSIT	1.190%	0.250%	2017	2030	186,600,000	186,600,000	186,600,000	186,600,000
USD	LIBOR 6 MONTHS DEPOSIT	1.199%	0.250%	2018	2031	150,000,000	150,000,000	73,282,500	73,282,500
USD	LIBOR 6 MONTHS DEPOSIT	1.199%	0.250%	2018	2032	400,000,000	400,000,000	238,850,772	238,850,772
USD	LIBOR 6 MONTHS DEPOSIT	1.199%	0.250%	2018	2031	100,000,000	100,000,000	62,000,000	62,000,000
USD	LIBOR 6 MONTHS DEPOSIT	1.199%	0.250%	2018	2031	300,000,000	300,000,000	88,658,469	88,658,469
USD	LIBOR 6 MONTHS DEPOSIT	1.230%	0.250%	2017	2032	125,000,000	125,000,000	104,876,747	104,876,747
USD	LIBOR 6 MONTHS DEPOSIT	1.237%	0.250%	2016	2036	298,186,027	298,186,027	297,984,412	297,984,412
USD	LIBOR 6 MONTHS DEPOSIT	1.280%	0.000%	2009	2033	47,365,385	47,365,385	37,000,600	37,000,600
USD	LIBOR 6 MONTHS DEPOSIT	1.299%	0.000%	2011	2035	525,373,016	525,373,016	465,427,954	465,427,954
USD	LIBOR 6 MONTHS DEPOSIT	1.299%	0.250%	2018	2034	250,000,000	250,000,000	82,663,873	82,663,873
USD	LIBOR 6 MONTHS DEPOSIT	1.400%	0.250%	2016	2032	207,333,994	207,333,994	203,825,000	203,825,000
USD	LIBOR 6 MONTHS DEPOSIT	1.410%	0.250%	2004	2024	187,774,783	187,774,783	21,490,951	21,490,951
USD	LIBOR 6 MONTHS DEPOSIT	1.410%	0.250%	2005	2025	66,612,197	66,612,197	13,407,950	13,407,950
USD	LIBOR 6 MONTHS DEPOSIT	1.410%	0.250%	2005	2025	68,139,965	68,139,965	14,041,632	14,041,632
USD	LIBOR 6 MONTHS DEPOSIT	1.410%	0.250%	2005	2025	36,374,144	36,374,144	7,610,128	7,610,128
USD	LIBOR 6 MONTHS DEPOSIT	1.480%	0.250%	2003	2023	132,048,021	132,048,021	5,164,413	5,164,413
USD	LIBOR 6 MONTHS DEPOSIT	1.480%	0.250%	2005	2025	80,000,000	80,000,000	15,747,032	15,747,032
USD	LIBOR 6 MONTHS DEPOSIT	1.520%	0.000%	2008	2030	93,155,240	93,155,240	71,263,758	71,263,758
USD	LIBOR 6 MONTHS DEPOSIT	1.600%	0.250%	2016	2032	207,333,994	207,333,994	203,825,000	203,825,000
USD	LIBOR 6 MONTHS DEPOSIT	1.630%	0.250%	2007	2026	25,729,880	25,729,880	9,692,417	9,692,417
USD	LIBOR 6 MONTHS DEPOSIT	1.880%	0.250%	2017	2026	50,824,563	50,824,563	39,456,697	39,456,697
USD	LIBOR 6 MONTHS DEPOSIT	1.880%	0.250%	2017	2027	50,662,580	50,662,580	43,716,268	43,716,268
USD	LIBOR 6 MONTHS DEPOSIT	2.020%	0.250%	2004	2024	8,871,240	8,871,240	983,344	983,344
USD	LIBOR 6 MONTHS DEPOSIT	2.020%	0.250%	2005	2023	44,595,403	44,595,403	3,617,456	3,617,456
USD	LIBOR 6 MONTHS DEPOSIT	2.030%	0.250%	2017	2031	450,000,000	450,000,000	387,537,409	387,537,409
USD	LIBOR 6 MONTHS DEPOSIT	2.220%	0.000%	2009	2033	275,000	275,000	208,120	208,120
USD	LIBOR 6 MONTHS DEPOSIT	2.230%	0.250%	2017	2032	125,000,000	125,000,000	104,876,747	104,876,747
USD	LIBOR 6 MONTHS DEPOSIT	2.240%	0.000%	2009	2034	5,000,000	5,000,000	3,965,000	3,965,000
USD	LIBOR 6 MONTHS DEPOSIT	2.270%	0.250%	2006	2026	61,765,082	61,765,082	18,253,934	18,253,934
USD	LIBOR 6 MONTHS DEPOSIT	2.330%	0.250%	2017	2037	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MONTHS DEPOSIT	2.770%	0.250%	2017	2036	200,000,000	200,000,000	162,692,404	162,692,404
USD	LIBOR 6 MONTHS DEPOSIT	3.000%	0.000%	2009	2033	411,022,100	411,022,100	311,061,526	311,061,526
USD	LIBOR 6 MONTHS DEPOSIT	3.020%	0.000%	2007	2026	174,107,152	174,107,152	55,404,891	55,404,891
USD	LIBOR 6 MONTHS DEPOSIT	3.080%	0.300%	2004	2023	44,929,928	44,929,928	3,367,118	3,367,118
USD	LIBOR 6 MTH	0.655%	0.150%	2019	2039	50,000,000	50,000,000	5,722,885	5,722,885
USD	LIBOR 6 MTH	0.738%	0.150%	2018	2037	200,000,000	200,000,000	53,867,257	53,867,257
USD	LIBOR 6 MTH	0.756%	0.150%	2019	2037	90,000,000	90,000,000	19,540,120	19,540,120
USD	LIBOR 6 MTH	0.805%	0.150%	2019	2039	297,750,000	297,750,000	128,822,202	128,822,202
USD	LIBOR 6 MTH	1.100%	0.250%	2020	2033	160,000,000	160,000,000	17,390,000	17,390,000
USD	LIBOR 6 MTH	1.250%	0.250%	2019	2032	49,600,000	49,600,000	3,636,500	3,636,500
USD	LIBOR 6 MTH	1.372%	0.000%	2010	2034	18,718,505	18,718,505	15,650,542	15,650,542
USD	LIBOR 6 MTH	1.380%	0.250%	2020	2032	100,000,000	100,000,000	17,583,095	17,583,095
USD	LIBOR 6 MTH	1.400%	0.250%	2018	2034	250,000,000	250,000,000	82,663,873	82,663,873
USD	LIBOR 6 MTH	1.424%	0.000%	2009	2034	1,000,000,000	1,000,000,000	810,300,000	810,300,000
USD	LIBOR 6 MTH	1.472%	0.250%	2018	2031	200,000,000	200,000,000	105,510,948	105,510,948
USD	LIBOR 6 MTH	1.472%	0.250%	2020	2034	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MTH	1.472%	0.250%	2021	2034	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MTH	1.472%	0.250%	2021	2033	800,000,000	800,000,000	800,000,000	800,000,000
USD	LIBOR 6 MTH	1.472%	0.250%	2021	2034	400,000,000	400,000,000	400,000,000	400,000,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MTH	1.572%	0.000%	2012	2037	500,000,000	500,000,000	478,050,000	478,050,000
USD	LIBOR 6 MTH	1.600%	0.250%	2018	2038	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MTH	1.762%	0.000%	2009	2034	66,954,247	66,954,247	54,210,239	54,210,239
USD	LIBOR 6 MTH	1.762%	0.000%	2010	2034	182,064,708	182,064,708	152,458,126	152,458,126
USD	LIBOR 6 MTH	1.862%	0.500%	2012	2023	2,000,000,000	2,000,000,000	200,000,000	200,000,000
USD	LIBOR 6 MTH	1.930%	0.250%	2021	2031	500,000,000	500,000,000	140,000,000	140,000,000
USD	LIBOR 6 MTH	1.962%	0.000%	2011	2035	8,455,448	8,455,448	7,490,681	7,490,681
USD	LIBOR 6 MTH	1.962%	0.000%	2012	2036	91,089,216	91,089,216	82,855,505	82,855,505
USD	LIBOR 6 MTH	1.962%	0.000%	2012	2036	77,093,168	77,093,168	71,951,053	71,951,053
USD	LIBOR 6 MTH	1.980%	0.250%	2019	2032	250,000,000	250,000,000	92,500,000	92,500,000
USD	LIBOR 6 MTH	1.980%	0.250%	2020	2032	250,020,000	250,020,000	28,170,000	28,170,000
USD	LIBOR 6 MTH	1.980%	0.250%	2020	2032	150,000,000	150,000,000	39,550,000	39,550,000
USD	LIBOR 6 MTH	2.222%	0.000%	2013	2034	105,364,546	105,364,546	93,816,592	93,816,592
USD	LIBOR 6 MTH	2.222%	0.250%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	LIBOR 6 MTH	2.222%	0.250%	2020	2034	400,000,000	400,000,000	221,000,000	221,000,000
USD	LIBOR 6 MTH	2.322%	0.000%	2011	2035	36,091,438	36,091,438	31,989,889	31,989,889
USD	LIBOR 6 MTH	2.322%	0.000%	2011	2035	228,000,000	228,000,000	198,543,364	198,543,364
USD	LIBOR 6 MTH	2.322%	0.000%	2012	2034	4,114,072	4,114,072	4,114,072	4,114,072
USD	NO INTEREST RATE	0.000%	0.000%	2008	2026	13,585,521	13,585,521	4,354,417	4,354,417
USD	NO INTEREST RATE	0.000%	0.000%	2008	2027	4,584,236	4,584,236	1,873,006	1,873,006
USD	NO INTEREST RATE	0.000%	0.000%	2009	2030	51,484,813	51,484,813	35,103,282	35,103,282
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	19,632,981	19,632,981	9,816,503	9,816,503
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	28,794,548	28,794,548	17,631,211	17,631,211
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	7,304,212	7,304,212	3,320,096	3,320,096
USD	NO INTEREST RATE	0.000%	0.000%	2011	2030	26,998,000	26,998,000	16,070,358	16,070,358
USD	NO INTEREST RATE	0.000%	0.000%	2011	2026	133,605,200	133,605,200	47,721,385	47,721,385
USD	NO INTEREST RATE	0.000%	0.000%	2011	2030	15,072,605	15,072,605	8,071,648	8,071,648
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	22,919,455	22,919,455	9,375,521	9,375,521
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	5,621,266	5,621,266	2,553,424	2,553,424
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	3,997,338	3,997,338	1,816,972	1,816,972
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	21,198,322	21,198,322	10,560,061	10,560,061
USD	NO INTEREST RATE	0.000%	0.000%	2011	2032	20,359,477	20,359,477	13,572,985	13,572,985
USD	NO INTEREST RATE	0.000%	0.000%	2012	2035	65,000,000	65,000,000	28,490,699	28,490,699
USD	NO INTEREST RATE	0.000%	0.000%	2013	2030	102,735,040	102,735,040	82,188,032	82,188,032
USD	NO INTEREST RATE	0.000%	0.000%	2013	2029	26,323,881	26,323,881	15,555,021	15,555,021
USD	NO INTEREST RATE	0.000%	0.000%	2013	2028	161,565,869	161,565,869	96,939,521	96,939,521
USD	NO INTEREST RATE	0.000%	0.000%	2013	2033	8,302,857	8,302,857	5,812,000	5,812,000
USD	NO INTEREST RATE	0.000%	0.000%	2014	2031	160,956,898	160,956,898	160,956,898	160,956,898
USD	NO INTEREST RATE	0.000%	0.000%	2014	2029	69,924,759	69,924,759	51,069,031	51,069,031
USD	NO INTEREST RATE	0.000%	0.000%	2016	2032	13,870,000	13,870,000	10,853,209	10,853,209
USD	NO INTEREST RATE	0.000%	0.000%	2016	2032	17,229,598	17,229,598	15,361,986	15,361,986
USD	NO INTEREST RATE	0.000%	0.000%	2016	2033	162,630,000	162,630,000	122,468,065	122,468,065
USD	NO INTEREST RATE	0.000%	0.000%	2016	2033	293,511,116	293,511,116	293,420,918	293,420,918
USD	NO INTEREST RATE	0.000%	0.000%	2017	2031	235,000,000	235,000,000	160,978,730	160,978,730
USD	NO INTEREST RATE	0.000%	0.000%	2017	2032	15,000,000	15,000,000	8,625,775	8,625,775
USD	NO INTEREST RATE	0.000%	0.000%	2020	2035	4,000,000	4,000,000	846,837	846,837
USD	NO INTEREST RATE	0.000%	0.000%	2020	2040	66,000,000	66,000,000	21,532,969	21,532,969
USD	NO INTEREST RATE	0.000%	0.000%	2020	2035	12,153,000	12,153,000	405,391	405,391
USD	NO INTEREST RATE	0.000%	0.000%	2020	2036	154,239,000	154,239,000	24,990,120	24,990,120
USD	SOFR 1 MONTHS	0.500%	0.150%	2022	2041	150,000,000	150,000,000	10,000,000	10,000,000
USD	SOFR 6 MONTHS	0.750%	0.250%	2022	2036	400,000,000	400,000,000	43,880,000	43,880,000
USD	SOFR 6 MONTHS	0.770%	0.250%	2020	2032	750,000,000	750,000,000	750,000,000	750,000,000
USD	SOFR 6 MONTHS	1.093%	0.150%	2010	2035	39,126,660	39,126,660	32,275,376	32,275,376
USD	SOFR 6 MONTHS	1.093%	0.150%	2010	2035	31,425,843	31,425,843	26,671,537	26,671,537
USD	SOFR 6 MONTHS	1.170%	0.250%	2022	2033	400,000,000	400,000,000	100,000,000	100,000,000
USD	SOFR 6 MONTHS	1.170%	0.250%	2022	2035	223,996,591	223,996,591	2,700,000	2,700,000
USD	SOFR 6 MONTHS	1.393%	0.150%	2014	2031	80,000,000	80,000,000	46,904,060	46,904,060
USD	SOFR 6 MONTHS	1.393%	0.150%	2016	2033	108,700,000	108,700,000	76,655,759	76,655,759
USD	SOFR 6 MONTHS	1.452%	0.150%	2010	2034	99,481,861	99,481,861	78,233,628	78,233,628

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR 6 MONTHS	1.493%	0.750%	2005	2030	17,547,670	17,547,670	10,879,941	10,879,941
USD	SOFR 6 MONTHS	1.548%	0.000%	2011	2035	129,044,476	129,044,476	114,320,501	114,320,501
USD	SOFR 6 MONTHS	1.548%	0.000%	2012	2037	260,609,548	260,609,548	249,168,789	249,168,789
USD	SOFR 6 MONTHS	1.552%	0.000%	2011	2025	200,000,000	200,000,000	73,567,996	73,567,996
USD	SOFR 6 MONTHS	1.664%	0.250%	2004	2024	29,978,871	29,978,871	4,390,779	4,390,779
USD	SOFR 6 MONTHS	1.664%	0.250%	2021	2036	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR 6 MONTHS	1.700%	0.150%	2017	2034	100,000,000	100,000,000	75,037,526	75,037,526
USD	SOFR 6 MONTHS	1.752%	0.150%	2014	2032	71,221,904	71,221,904	59,649,203	59,649,203
USD	SOFR 6 MONTHS	1.752%	0.150%	2021	2039	79,475,000	79,475,000	1,773,477	1,773,477
USD	SOFR 6 MONTHS	1.812%	0.000%	2009	2024	300,000,000	300,000,000	77,093,469	77,093,469
USD	SOFR 6 MONTHS	1.996%	0.000%	2009	2024	200,000,000	200,000,000	51,395,646	51,395,646
USD	SOFR 6 MONTHS	1.996%	0.150%	2008	2023	200,000,000	200,000,000	26,950,630	26,950,630
USD	SOFR 6 MONTHS	2.112%	0.150%	2013	2033	17,344,813	17,344,813	13,973,270	13,973,270
USD	SOFR 6 MONTHS	2.212%	0.750%	2006	2030	143,052,258	143,052,258	86,752,563	86,752,563
USD	SOFR 6 MONTHS	2.348%	0.150%	2008	2023	280,000,000	280,000,000	23,333,333	23,333,333
USD	SOFR 6 MONTHS	2.362%	0.250%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	SOFR 6 MONTHS	2.396%	0.750%	2003	2027	254,448,314	254,448,314	122,003,497	122,003,497
USD	SOFR 6 MONTHS	2.453%	0.150%	2014	2031	40,000,000	40,000,000	16,534,756	16,534,756
USD	SOFR 6 MONTHS	2.471%	0.150%	2017	2032	100,000,000	100,000,000	83,333,333	83,333,333
USD	SOFR 6 MONTHS	2.548%	0.150%	2012	2030	56,918,189	56,918,189	41,532,186	41,532,186
USD	SOFR 6 MONTHS	2.698%	0.000%	2010	2034	929,654,925	929,654,925	753,175,081	753,175,081
USD	SOFR 6 MONTHS	2.698%	0.000%	2010	2034	919,770,855	919,770,855	769,020,412	769,020,412
USD	SOFR 6 MONTHS	2.748%	0.750%	2002	2025	158,768,411	158,768,411	47,911,608	47,911,608
USD	SOFR 6 MONTHS	2.898%	0.000%	2010	2035	800,000,000	800,000,000	689,040,000	689,040,000
USD	SOFR 6 MONTHS	2.898%	0.000%	2011	2035	110,618,216	110,618,216	95,275,470	95,275,470
USD	SOFR 6 MONTHS	2.898%	0.000%	2011	2036	400,000,000	400,000,000	363,960,000	363,960,000
USD	SOFR 6 MONTHS	2.898%	0.000%	2013	2037	74,763,379	74,763,379	66,495,690	66,495,690
USD	SOFR 6 MONTHS	3.172%	0.150%	2015	2030	100,000,000	100,000,000	66,666,667	66,666,667
USD	SOFR 6 MONTHS	3.272%	0.000%	2013	2033	1,920,255	1,920,255	1,546,985	1,546,985
USD	SOFR 6 MONTHS	4.128%	0.250%	2022	2035	100,000,000	100,000,000	1,026,846	1,026,846

TOTAL MULTILATERAL						USD	50,436,686,859	USD	34,029,487,545

TOTAL BILATERAL						USD	37,369,674,917	USD	20,334,548,056

TOTAL COMMERCIAL CREDIT						USD	5,528,802,803	USD	2,627,353,722

TOTAL EXPORT CREDIT						USD	3,279,623,620	USD	1,254,291,302

Assumed exchange rates for conversion as of December 31, 2022 (Jakarta Interbank Spot Dollar Rate for USD and BI Non-USD/IDR Reference Rate for other currencies)

IRD/USD	15,592.00
IRD/EUR	16,608.60
IRD/AUD	10,571.38
IRD/CAD	11,503.62
IRD/CHF	16,865.33
IRD/CNY	2,242.16
IRD/DKK	2,233.39
IRD/JPY	117.96
IRD/KWD	50,932.61
IRD/SAR	4,145.71

DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 6 MONTHS	(1.270)%	2022	2029	43,579,000,000	2,794,959	8,715,800,000	558,992
IDR	JIBOR 6 MONTHS	(1.270)%	2022	2029	116,418,322,850	7,466,542	64,546,893,850	4,139,744
IDR	JIBOR 6 MONTHS	0.230%	2022	2027	239,840,000,000	15,382,247	239,840,000,000	15,382,247
IDR	JIBOR 6 MONTHS	0.230%	2022	2028	80,000,000,000	5,130,836	80,000,000,000	5,130,836
IDR	JIBOR 6 MONTHS	0.230%	2022	2029	4,056,690,555,366	260,177,691	2,086,886,736,716	133,843,428
IDR	JIBOR 6 MONTHS	0.230%	2022	2029	62,841,284,059	4,030,354	12,568,256,812	806,071
IDR	JIBOR 6 MONTHS	0.230%	2022	2029	1,503,852,650,100	96,450,273	699,488,110,100	44,861,988
IDR	JIBOR 6 MONTHS	0.230%	2022	2029	59,873,209,000	3,839,995	38,917,585,850	2,495,997
IDR	JIBOR 6 MONTHS	0.250%	2022	2029	264,625,000,000	16,971,845	176,416,800,000	11,314,572
IDR	JIBOR 6 MONTHS	0.640%	2022	2030	225,915,000,000	14,489,161	108,439,200,000	6,954,797
IDR	JIBOR 6 MONTHS	2.633%	2022	2027	20,983,412,000	1,345,781	20,983,412,000	1,345,781
IDR	JIBOR 6 MONTHS	2.633%	2022	2029	927,769,742,662	59,502,934	589,380,168,422	37,800,165
IDR	JIBOR 6 MONTHS	3.153%	2021	2030	910,370,914,285	58,387,052	385,247,208,557	24,708,005
IDR	JIBOR 6 MONTHS	3.153%	2021	2029	1,795,341,743,975	115,145,058	759,444,387,889	48,707,311
IDR	JIBOR 6 MONTHS	3.153%	2021	2029	237,729,000,000	15,246,857	131,737,600,000	8,449,051
IDR	JIBOR 6 MONTHS	3.165%	2021	2030	262,800,000,000	16,854,797	262,800,000,000	16,854,797
IDR	JIBOR 6 MONTHS	3.174%	2021	2029	54,150,000,000	3,472,935	54,150,000,000	3,472,935
IDR	JIBOR 6 MONTHS	3.176%	2021	2030	140,783,000,000	9,029,182	112,626,400,000	7,223,345
IDR	JIBOR 6 MONTHS	3.176%	2021	2030	144,397,845,708	9,261,021	28,879,569,142	1,852,204
IDR	JIBOR 6 MONTHS	3.176%	2021	2029	302,735,863,334	19,416,102	249,732,238,500	16,016,691
IDR	JIBOR 6 MONTHS	3.176%	2021	2029	380,557,976,100	24,407,259	190,278,987,946	12,203,629
IDR	JIBOR 6 MONTHS	3.408%	2019	2025	123,979,473,850	7,951,480	61,989,736,925	3,975,740
IDR	JIBOR 6 MONTHS	3.408%	2019	2025	198,477,654,760	12,729,455	119,086,592,856	7,637,673
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	133,194,832,113	8,542,511	93,236,382,480	5,979,758
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	841,484,906,622	53,969,017	673,187,925,300	43,175,213
IDR	JIBOR 6 MONTHS	3.408%	2019	2027	234,100,000,000	15,014,110	210,690,000,000	13,512,699
IDR	JIBOR 6 MONTHS	3.408%	2019	2028	1,667,251,278,000	106,929,918	1,667,251,278,000	106,929,918
IDR	JIBOR 6 MONTHS	3.408%	2019	2025	353,936,800,000	22,699,897	176,968,400,000	11,349,949
IDR	JIBOR 6 MONTHS	3.408%	2019	2025	189,912,250,000	12,180,108	113,947,350,000	7,308,065
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	179,852,879,000	11,534,946	125,897,015,300	8,074,462
IDR	JIBOR 6 MONTHS	3.408%	2019	2027	185,000,000,000	11,865,059	166,500,000,000	10,678,553
IDR	JIBOR 6 MONTHS	3.408%	2019	2025	29,922,220,800	1,919,075	17,953,332,480	1,151,445
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	40,768,100,000	2,614,681	28,537,670,000	1,830,276
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	226,899,994,438	14,552,334	181,519,995,552	11,641,867
IDR	JIBOR 6 MONTHS	3.408%	2019	2028	505,999,960,000	32,452,537	505,999,960,000	32,452,537
IDR	JIBOR 6 MONTHS	3.408%	2019	2026	19,581,000,000	1,255,836	15,664,800,000	1,004,669
IDR	JIBOR 6 MONTHS	3.408%	2020	2027	383,500,000,000	24,595,947	345,150,000,000	22,136,352
IDR	JIBOR 6 MONTHS	3.408%	2020	2028	880,000,000,000	56,439,200	859,100,000,000	55,098,769
IDR	JIBOR 6 MONTHS	3.607%	2018	2026	469,385,374,600	30,104,244	469,385,374,600	30,104,244
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	461,459,983,300	29,595,946	461,459,983,300	29,595,946
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	2,325,711,487,000	149,160,562	2,325,711,460,000	149,160,561
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	224,987,847,220	14,429,698	224,987,847,220	14,429,698
IDR	JIBOR 6 MONTHS	3.607%	2019	2027	20,000,000,000	1,282,709	20,000,000,000	1,282,709
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	67,998,236,950	4,361,098	67,998,236,950	4,361,098
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	355,000,000,000	22,768,086	355,000,000,000	22,768,086
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	210,000,000,000	13,468,445	210,000,000,000	13,468,445
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	39,987,475,000	2,564,615	39,987,475,000	2,564,615
IDR	JIBOR 6 MONTHS	3.607%	2019	2026	84,442,466,900	5,415,756	84,442,466,900	5,415,756
IDR	JIBOR 6 MONTHS	3.907%	2018	2025	185,500,000,000	11,897,127	111,300,000,000	7,138,276
IDR	JIBOR 6 MONTHS	3.907%	2020	2026	750,000,000,000	48,101,591	531,650,000,000	34,097,614
IDR	JIBOR 6 MONTHS	4.001%	2022	2030	52,500,000,000	3,367,111	35,000,000,000	2,244,741
IDR	JIBOR 6 MONTHS	4.045%	2017	2025	60,000,000,000	3,848,127	42,000,000,000	2,693,689
IDR	JIBOR 6 MONTHS	4.045%	2017	2025	1,062,179,120,000	68,123,340	743,525,384,000	47,686,338
IDR	JIBOR 6 MONTHS	4.045%	2018	2025	291,093,250,000	18,669,398	203,765,275,000	13,068,578
IDR	JIBOR 6 MONTHS	4.045%	2018	2025	40,000,000,000	2,565,418	28,000,000,000	1,795,793

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	4.045%	2019	2025	180,000,000,000	11,544,382	126,000,000,000	8,081,067
IDR	JIBOR 6 MONTHS	4.075%	2017	2025	89,778,402,000	5,757,979	62,844,881,400	4,030,585
IDR	JIBOR 6 MONTHS	4.075%	2017	2025	184,574,623,000	11,837,777	129,202,236,100	8,286,444
IDR	JIBOR 6 MONTHS	4.075%	2017	2025	34,867,909,600	2,236,269	24,407,536,720	1,565,388
IDR	JIBOR 6 MONTHS	4.075%	2018	2025	589,418,114,900	37,802,598	412,592,680,430	26,461,819
IDR	JIBOR 6 MONTHS	4.075%	2018	2025	109,811,225,100	7,042,793	76,867,857,570	4,929,955
IDR	JIBOR 6 MONTHS	4.357%	2016	2024	348,052,734,600	22,322,520	217,532,959,125	13,951,575
IDR	JIBOR 6 MONTHS	4.357%	2016	2024	379,986,300,000	24,370,594	237,491,437,500	15,231,621
IDR	JIBOR 6 MONTHS	4.357%	2016	2024	259,227,377,146	16,625,666	162,017,110,714	10,391,041
IDR	JIBOR 6 MONTHS	4.357%	2016	2024	59,483,375,000	3,814,993	37,177,109,375	2,384,371
IDR	JIBOR 6 MONTHS	4.357%	2017	2024	125,000,000,000	8,016,932	78,125,000,000	5,010,582
IDR	JIBOR 6 MONTHS	4.357%	2017	2024	185,000,000,000	11,865,059	112,853,704,375	7,237,924
IDR	JIBOR 6 MONTHS	4.357%	2018	2024	147,000,000,000	9,427,912	91,875,000,000	5,892,445
IDR	JIBOR 6 MONTHS	4.358%	2015	2023	612,779,411,350	39,300,886	122,555,882,270	7,860,177
IDR	JIBOR 6 MONTHS	4.358%	2015	2023	17,490,000,000	1,121,729	3,498,000,000	224,346
IDR	JIBOR 6 MONTHS	4.358%	2015	2023	18,622,233,744	1,194,345	3,724,446,752	238,869
IDR	JIBOR 6 MONTHS	4.358%	2016	2023	220,000,000,000	14,109,800	44,000,000,000	2,821,960
IDR	JIBOR 6 MONTHS	4.358%	2016	2024	516,974,390,974	33,156,387	155,092,317,295	9,946,916
IDR	JIBOR 6 MONTHS	4.408%	2015	2023	276,652,593,070	17,743,240	27,665,259,307	1,774,324
IDR	JIBOR 6 MONTHS	4.408%	2015	2023	18,572,804,199	1,191,175	1,857,280,419	119,118
IDR	JIBOR 6 MONTHS	4.408%	2016	2023	199,500,000,000	12,795,023	19,950,000,000	1,279,502
IDR	JIBOR 6 MONTHS	4.461%	2022	2030	263,940,000,000	16,927,912	52,788,000,000	3,385,582
IDR	JIBOR 6 MONTHS	4.533%	2022	2030	148,475,800,000	9,522,563	29,695,160,000	1,904,513
IDR	JIBOR 6 MONTHS	4.540%	2022	2030	1,829,738,000,000	117,351,077	365,947,600,000	23,470,215
IDR	JIBOR 6 MONTHS	5.040%	2022	2030	121,063,674,700	7,764,474	63,113,674,700	4,047,824
IDR	JIBOR 6 MONTHS	5.049%	2022	2030	127,201,283,766	8,158,112	25,440,256,754	1,631,622
IDR	JIBOR 6 MONTHS	5.054%	2022	2030	68,695,300,000	4,405,804	68,695,300,000	4,405,804
IDR	JIBOR 6 MONTHS	5.106%	2022	2030	779,818,472,680	50,014,012	378,509,722,680	24,275,893
IDR	JIBOR 6 MONTHS	5.113%	2022	2030	605,370,583,430	38,825,717	242,572,083,372	15,557,471
IDR	JIBOR 6 MONTHS	5.113%	2022	2030	350,000,000,000	22,447,409	105,000,000,000	6,734,223
IDR	JIBOR 6 MONTHS	5.113%	2022	2030	1,092,292,000,000	70,054,643	579,177,622,400	37,145,820

TOTAL COMMERCIAL CREDIT					USD	2,224,522,045	USD	1,390,215,714

Assumed exchange rates for conversion as of December 31, 2022 (Jakarta Interbank Spot Dollar Rate)

IRD/USD	15,592.00

GUARANTEED DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE MARGIN*	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
DOMESTIC CREDIT
IDR	SBI 12 BULAN	4.500%	2014	2023	45,000,000,000	2,860,594	8,565,890,698	544,523
IDR	SBI 12 BULAN	4.500%	2014	2024	32,350,000,000	2,056,449	5,830,037,222	370,608
IDR	SBI 12 BULAN	4.500%	2014	2024	7,984,000,000	507,533	3,263,574,933	207,461
IDR	SBI 12 BULAN	4.500%	2014	2026	16,870,000,000	1,072,405	4,112,156,250	261,405
IDR	SBI 12 BULAN	4.500%	2014	2024	17,294,000,000	1,099,358	4,992,690,680	317,379
IDR	JIBOR 3 MONTHS	1.200%	2015	2025	2,449,962,746,818	155,741,068	1,049,984,034,351	66,746,172
IDR	JIBOR 3 MONTHS	1.500%	2015	2025	2,225,000,000,000	141,440,468	874,107,142,857	55,565,898
IDR	BI RATE	2.000%	2016	2041	481,000,000,000	30,576,569	390,867,651,433	24,846,968
IDR	BI RATE	2.000%	2016	2041	1,240,335,000,000	78,846,545	1,046,207,003,017	66,506,071
IDR	AVERAGE TIME DEPOSIT	2.770%	2017	2032	15,592,413,000,000	991,190,198	8,142,449,564,700	517,605,338
IDR	FIXED	7.800%	2017	2022	3,532,000,000,000	224,524,824	2,367,000,000,000	150,467,230
IDR	FIXED	8.550%	2016	2026	1,000,000,000,000	63,568,750	1,000,000,000,000	63,568,750
IDR	FIXED	8.550%	2017	2027	1,968,000,000,000	125,103,299	1,968,000,000,000	125,103,299
IDR	SUN Y10	0.750%	2018	2028	4,500,000,000,000	286,059,373	3,500,000,000,000	222,490,624
IDR	SUN Y15	1.000%	2018	2033	12,264,000,000,000	779,607,145	7,692,044,327,209	488,973,640
IDR	SUN Y15	1.250%	2018	2033	14,366,000,000,000	913,228,657	8,241,859,175,242	523,924,682
IDR	JIBOR 6 MONTHS	1.250%	2019	2029	4,506,787,490,000	286,490,845	1,937,593,999,048	123,170,428
IDR	JIBOR 6 MONTHS	1.250%	2020	2030	5,071,000,000,000	322,357,129	3,708,724,980,040	235,759,010
IDR	JIBOR 6 MONTHS	1.250%	2020	2030	2,846,000,000,000	180,916,661	1,268,617,790,886	80,644,447
IDR	JIBOR 6 MONTHS	1.250%	2022	2032	2,750,000,000,000	174,814,061	—	—
IDR	JIBOR 3 BULAN	2.500%	2017	2032	23,419,128,801,423	1,488,724,735	14,261,441,000,000	906,581,972

TOTAL					98,331,125,038,241	6,250,786,666	57,475,661,018,566	3,653,655,904

*	Interest rate margins, except actual interest rates for fixed rates

Assumed exchange rates for conversion as of December 31, 2022 (Bank Indonesia Middle Exchange Rate)

IRD/USD	15,731.00

GUARANTEED EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE MARGIN*	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EXTERNAL CREDIT
USD	LIBOR 6 MONTHS	0.840%	2008	2023	284,288,744	284,288,744	23,524,474	23,524,474
USD	LIBOR 6 MONTHS	0.840%	2008	2023	330,825,515	330,825,515	24,110,250	24,110,250
USD	LIBOR 6 MONTHS	3.850%	2009	2024	625,256,803	625,256,803	113,866,924	113,866,924
USD	Fixed	3.750%	2020	2030	600,000,000	600,000,000	600,000,000	600,000,000
EUR	EURIBOR 6 MONTHS	0.000%	2019	2034	294,700,000	313,089,572	2,025,239	2,151,616
EUR	EURIBOR 6 MONTHS	0.470%	2020	2035	255,165,034	271,087,585	129,070,949	137,125,104
USD	LIBOR 6 MONTHS	0.500%	2015	2035	36,277,710	36,277,710	24,990,877	24,990,877
EUR	LIBOR 6 MONTHS	0.500%	2015	2035	489,881,140	520,450,209	424,563,655	451,056,848
USD	LIBOR 6 MONTHS	0.500%	2015	2035	25,000,000	25,000,000	21,387,517	21,387,517
USD	Reference Rate for Loan Curr. + Var. Spread		2016	2036	500,000,000	500,000,000	464,881,244	464,881,244
USD	LIBOR 6 MONTHS	0.500%	2017	2037	600,000,000	600,000,000	565,483,765	565,483,765
USD	FIXED	0.750%	2020	2040	300,000,000	300,000,000	80,460,226	80,460,226
USD	SOFR	0.500%	2020	2040	35,000,000	35,000,000	1,658,427	1,658,427
USD	LIBOR 6 MONTHS	0.500%	2020	2040	600,000,000	600,000,000	275,800,000	275,800,000
USD	SOFR+1.34%	0.430%	2018	2053	248,400,000	248,400,000	102,749,638	102,749,638
USD	SWAP Rate (LIBOR- 6 month)	1.300%	2017	Tentative	330,000,000	330,000,000	202,524,081	202,524,081

Total						5,619,676,138		3,091,770,990

*	Interest rate margins, except actual interest rates for fixed rates

Assumed exchange rates for conversion as of December 31, 2022 (Bank Indonesia Middle Exchange Rate)

IRD/USD	15,731.00
IRD/EUR	16,712.63

FOREIGN CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

CURRENCY AND SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency)	(in US Dollar)
A. GOVERNMENT DEBT SECURITIES
US Dollar
RI0035	FIXED	8.50000%	12-Oct-2005	12-Oct-2035	1,562,661,000	1,562,661,000
RI0037	FIXED	6.62500%	14-Feb-2007	17-Feb-2037	1,427,762,000	1,427,762,000
RI0038	FIXED	7.75000%	17-Jan-2008	17-Jan-2038	1,945,398,000	1,945,398,000
RI0123	FIXED	2.95000%	11-Dec-2017	11-Jan-2023	1,000,000,000	1,000,000,000
RI0124	FIXED	5.87500%	15-Jan-2014	15-Jan-2024	1,675,526,000	1,675,526,000
RI0125	FIXED	4.12500%	15-Jan-2015	15-Jan-2025	2,000,000,000	2,000,000,000
RI0126	FIXED	4.75000%	08-Dec-2015	08-Jan-2026	2,070,963,000	2,070,963,000
RI0127	FIXED	4.35000%	08-Dec-2016	08-Jan-2027	1,250,000,000	1,250,000,000
RI0128	FIXED	3.50000%	11-Dec-2017	11-Jan-2028	1,250,000,000	1,250,000,000
RI0142	FIXED	5.25000%	17-Jan-2012	17-Jan-2042	2,250,000,000	2,250,000,000
RI0144	FIXED	6.75000%	15-Jan-2014	15-Jan-2044	2,000,000,000	2,000,000,000
RI0145	FIXED	5.12500%	15-Jan-2015	15-Jan-2045	2,000,000,000	2,000,000,000
RI0146	FIXED	5.95000%	08-Dec-2015	08-Jan-2046	1,250,000,000	1,250,000,000
RI0147	FIXED	5.25000%	08-Dec-2016	08-Jan-2047	1,500,000,000	1,500,000,000
RI0148	FIXED	4.35000%	11-Dec-2017	11-Jan-2048	1,750,000,000	1,750,000,000
RI0224	FIXED	4.45000%	11-Dec-2018	11-Feb-2024	473,963,000	473,963,000
RI0229	FIXED	4.75000%	11-Dec-2018	11-Feb-2029	1,250,000,000	1,250,000,000
RI0230	FIXED	2.85000%	14-Jan-2020	14-Feb-2030	1,200,000,000	1,200,000,000
RI0249	FIXED	5.35000%	11-Dec-2018	11-Feb-2049	1,000,000,000	1,000,000,000
RI0250	FIXED	3.50000%	14-Jan-2020	14-Feb-2050	800,000,000	800,000,000
RI0331	FIXED	1.85000%	12-Jan-2021	12-Mar-2031	1,250,000,000	1,250,000,000
RI0332	FIXED	3.55000%	31-Mar-2022	31-Mar-2032	1,000,000,000	1,000,000,000
RI0351	FIXED	3.05000%	12-Jan-2021	12-Mar-2051	2,000,000,000	2,000,000,000
RI0352	FIXED	4.30000%	31-Mar-2022	31-Mar-2052	750,000,000	750,000,000
RI0371	FIXED	3.35000%	12-Jan-2021	12-Mar-2071	800,000,000	800,000,000
RI0423	FIXED	3.37500%	15-Apr-2013	15-Apr-2023	1,260,950,000	1,260,950,000
RI0428	FIXED	4.10000%	24-Apr-2018	24-Apr-2028	1,000,000,000	1,000,000,000
RI0443	FIXED	4.62500%	15-Apr-2013	15-Apr-2043	1,500,000,000	1,500,000,000
RI0470	FIXED	4.45000%	15-Apr-2020	15-Apr-2070	1,000,000,000	1,000,000,000
RI0727	FIXED	3.85000%	18-Jul-2017	18-Jul-2027	1,000,000,000	1,000,000,000

CURRENCY AND SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency)	(in US Dollar)
RI0731	FIXED	2.15000%	28-Jul-2021	28-Jul-2031	1,200,000,000	1,200,000,000
RI0747	FIXED	4.75000%	18-Jul-2017	18-Jul-2047	1,000,000,000	1,000,000,000
RI0927	FIXED	4.15000%	20-Sep-2022	20-Sep-2027	750,000,000	750,000,000
RI0929	FIXED	3.40000%	18-Jun-2019	18-Sep-2029	750,000,000	750,000,000
RI0932	FIXED	4.65000%	20-Sep-2022	20-Sep-2032	1,400,000,000	1,400,000,000
RI0952	FIXED	5.45000%	20-Sep-2022	20-Sep-2052	500,000,000	500,000,000
RI0961	FIXED	3.20000%	23-Sep-2021	23-Sep-2061	650,000,000	650,000,000
RI1023	FIXED	5.37500%	17-Jul-2013	17-Oct-2023	746,362,000	746,362,000
RI1030	FIXED	3.85000%	15-Apr-2020	15-Oct-2030	1,650,000,000	1,650,000,000
RI1049	FIXED	3.70000%	30-Oct-2019	30-Oct-2049	1,000,000,000	1,000,000,000
RI1050	FIXED	4.20000%	15-Apr-2020	15-Oct-2050	1,650,000,000	1,650,000,000
USDFR0002	FIXED	4.05000%	24-Jun-2016	24-Jun-2026	200,000,000	200,000,000
USDFR0003	FIXED	3.00000%	04-Mar-2022	15-Jan-2032	63,311,000	63,311,000

TOTAL US DOLLAR DENOMINATED					52,776,896,000	52,776,896,000

JAPANESE YEN
RIJPY0523	FIXED	0.92000%	31-May-2018	31-May-2023	39,000,000,000	295,041,053
RIJPY0524	FIXED	0.83000%	22-May-2019	22-May-2024	80,200,000,000	606,725,448
RIJPY0524A	FIXED	0.33000%	27-May-2021	27-May-2024	29,000,000,000	219,389,501
RIJPY0525	FIXED	1.07000%	31-May-2018	30-May-2025	3,500,000,000	26,478,043
RIJPY0526	FIXED	0.96000%	22-May-2019	22-May-2026	4,500,000,000	34,043,198
RIJPY0526A	FIXED	0.57000%	27-May-2021	27-May-2026	46,800,000,000	354,049,264
RIJPY0528	FIXED	1.27000%	31-May-2018	31-May-2028	8,500,000,000	64,303,819
RIJPY0528A	FIXED	0.70000%	27-May-2021	26-May-2028	1,200,000,000	9,078,186
RIJPY0529	FIXED	1.17000%	22-May-2019	22-May-2029	7,600,000,000	57,495,180
RIJPY0531	FIXED	0.89000%	27-May-2021	27-May-2031	18,200,000,000	137,685,825
RIJPY0534	FIXED	1.55000%	22-May-2019	22-May-2034	4,000,000,000	30,260,621
RIJPY0536	FIXED	1.17000%	27-May-2021	27-May-2036	2,500,000,000	18,912,888
RIJPY0539	FIXED	1.79000%	22-May-2019	20-May-2039	5,000,000,000	37,825,776
RIJPY0541	FIXED	1.44000%	27-May-2021	27-May-2041	2,300,000,000	17,399,857
RIJPY0624	FIXED	1.04000%	08-Jun-2017	07-Jun-2024	10,000,000,000	75,651,552
RIJPY0625	FIXED	0.96000%	09-Jun-2022	09-Jun-2025	68,200,000,000	515,943,585
RIJPY0627	FIXED	1.13000%	09-Jun-2022	09-Jun-2027	5,100,000,000	38,582,292
RIJPY0629	FIXED	1.27000%	09-Jun-2022	08-Jun-2029	1,700,000,000	12,860,764
RIJPY0632	FIXED	1.45000%	09-Jun-2022	09-Jun-2032	6,000,000,000	45,390,931
RIJPY0723	FIXED	1.13000%	08-Jul-2020	07-Jul-2023	50,700,000,000	383,553,369
RIJPY0725	FIXED	1.35000%	08-Jul-2020	08-Jul-2025	24,300,000,000	183,833,272
RIJPY0727	FIXED	1.48000%	08-Jul-2020	08-Jul-2027	10,100,000,000	76,408,068

CURRENCY AND SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency)	(in US Dollar)
RIJPY0730	FIXED	1.59000%	08-Jul-2020	08-Jul-2030	13,400,000,000	101,373,080
RIJPY0740	FIXED	1.80000%	08-Jul-2020	06-Jul-2040	1,500,000,000	11,347,733
RIJPY0825	FIXED	0.91000%	13-Aug-2015	13-Aug-2025	55,000,000,000	416,083,536

TOTAL JAPANESE YEN DENOMINATED					498,300,000,000	3,769,716,840

EURO DENOMINATED
RIEUR0227	FIXED	0.90000%	14-Jan-2020	14-Feb-2027	1,000,000,000	1,065,200,103
RIEUR0333	FIXED	1.10000%	12-Jan-2021	12-Mar-2033	1,000,000,000	1,065,200,103
RIEUR0334	FIXED	1.30000%	23-Sep-2021	23-Mar-2034	500,000,000	532,600,051
RIEUR0425	FIXED	1.75000%	24-Apr-2018	24-Apr-2025	1,000,000,000	1,065,200,103
RIEUR0623	FIXED	2.62500%	14-Jun-2016	14-Jun-2023	1,500,000,000	1,597,800,154
RIEUR0628	FIXED	3.75000%	14-Jun-2016	14-Jun-2028	1,500,000,000	1,597,800,154
RIEUR0724	FIXED	2.15000%	18-Jul-2017	18-Jul-2024	1,000,000,000	1,065,200,103
RIEUR0725	FIXED	3.37500%	30-Jul-2015	30-Jul-2025	1,250,000,000	1,331,500,128
RIEUR0729	FIXED	1.00000%	28-Jul-2021	28-Jul-2029	500,000,000	532,600,051
RIEUR0926	FIXED	1.45000%	18-Jun-2019	18-Sep-2026	750,000,000	798,900,077
RIEUR1031	FIXED	1.40000%	30-Oct-2019	30-Oct-2031	1,000,000,000	1,065,200,103

TOTAL EURO DENOMINATED					11,000,000,000	11,717,201,129

B. GOVERNMENT ISLAMIC DEBT SECURITIES
US DOLLAR DENOMINATED
SNI0229	FIXED	4.45000%	20-Feb-2019	20-Feb-2029	1,250,000,000	1,250,000,000
SNI0323	FIXED	3.75000%	01-Mar-2018	01-Mar-2023	1,250,000,000	1,250,000,000
SNI0327	FIXED	4.15000%	29-Mar-2017	29-Mar-2027	2,000,000,000	2,000,000,000
SNI0328	FIXED	4.40000%	01-Mar-2018	01-Mar-2028	1,750,000,000	1,750,000,000
SNI0625	FIXED	2.30000%	23-Jun-2020	23-Jun-2025	750,000,000	750,000,000
SNI0626	FIXED	1.50000%	09-Jun-2021	09-Jun-2026	1,250,000,000	1,250,000,000
SNI0627	FIXED	4.40000%	06-Jun-2022	06-Jun-2027	1,750,000,000	1,750,000,000
SNI0630	FIXED	2.80000%	23-Jun-2020	23-Jun-2030	1,000,000,000	1,000,000,000
SNI0631	FIXED	2.55000%	09-Jun-2021	09-Jun-2031	1,000,000,000	1,000,000,000
SNI0632	FIXED	4.70000%	06-Jun-2022	06-Jun-2032	1,500,000,000	1,500,000,000
SNI0650	FIXED	3.80000%	23-Jun-2020	23-Jun-2050	750,000,000	750,000,000
SNI0651	FIXED	3.55000%	09-Jun-2021	09-Jun-2051	750,000,000	750,000,000
SNI0824	FIXED	3.90000%	20-Feb-2019	20-Aug-2024	750,000,000	750,000,000
SNI24	FIXED	4.35000%	10-Sep-2014	10-Sep-2024	1,500,000,000	1,500,000,000
SNI25	FIXED	4.32500%	28-May-2015	28-May-2025	2,000,000,000	2,000,000,000
SNI26	FIXED	4.55000%	29-Mar-2016	29-Mar-2026	1,750,000,000	1,750,000,000
USDPBS003	FIXED	3.70000%	02-Sep-2022	02-Sep-2025	150,000,000	150,000,000
USDPBS004	FIXED	3.90000%	02-Sep-2022	02-Sep-2027	25,000,000	25,000,000

TOTAL US DOLLAR DENOMINATED					21,175,000,000	21,175,000,000

Assumed exchange rates for conversion as of December 31, 2022 (Jakarta Interbank Spot Dollar Rate for USD and BI Non-USD/IDR Reference Rate for other currencies)

IRD/USD	15,592.00
IRD/EUR	16,608.60
IRD/JPY	117.96

DOMESTIC CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2022

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. TREASURY BILLS
SPN03230111	ZERO COUPON		13-Oct-2022	11-Jan-2023	450,000,000,000	28,860,954
SPN03230125	ZERO COUPON		27-Oct-2022	25-Jan-2023	150,000,000,000	9,620,318
SPN03230208	ZERO COUPON		10-Nov-2022	08-Feb-2023	1,000,000,000,000	64,135,454
SPN03230222	ZERO COUPON		24-Nov-2022	22-Feb-2023	1,000,000,000,000	64,135,454
SPN03230308	ZERO COUPON		08-Dec-2022	08-Mar-2023	1,000,000,000,000	64,135,454
SPN12230105	ZERO COUPON		06-Jan-2022	05-Jan-2023	4,000,000,000,000	256,541,816
SPN12230203	ZERO COUPON		04-Feb-2022	03-Feb-2023	6,450,000,000,000	413,673,679
SPN12230303	ZERO COUPON		04-Mar-2022	03-Mar-2023	6,000,000,000,000	384,812,724
SPN12230330	ZERO COUPON		31-Mar-2022	30-Mar-2023	3,700,000,000,000	237,301,180
SPN12230413	ZERO COUPON		14-Apr-2022	13-Apr-2023	5,750,000,000,000	368,778,861
SPN12230526	ZERO COUPON		27-May-2022	26-May-2023	3,550,000,000,000	227,680,862
SPN12230622	ZERO COUPON		23-Jun-2022	22-Jun-2023	5,135,000,000,000	329,335,557
SPN12230720	ZERO COUPON		21-Jul-2022	20-Jul-2023	120,000,000,000	7,696,254
SPN12230818	ZERO COUPON		19-Aug-2022	18-Aug-2023	2,850,000,000,000	182,786,044
SPN12230914	ZERO COUPON		15-Sep-2022	14-Sep-2023	3,000,000,000,000	192,406,362
SPN12231012	ZERO COUPON		13-Oct-2022	12-Oct-2023	1,050,000,000,000	67,342,227
SPN12231109	ZERO COUPON		10-Nov-2022	09-Nov-2023	1,500,000,000,000	96,203,181
SPN12231207	ZERO COUPON		08-Dec-2022	07-Dec-2023	550,000,000,000	35,274,500

TOTAL TREASURY BILLS					47,255,000,000,000	3,030,720,883

2. TREASURY NOTES
FR0037	FIXED	12.00000%	18-May-2006	15-Sep-2026	2,450,000,000,000	157,131,862
FR0039	FIXED	11.75000%	24-Aug-2006	15-Aug-2023	3,993,000,000,000	256,092,868
FR0040	FIXED	11.00000%	21-Sep-2006	15-Sep-2025	24,940,090,000,000	1,599,543,997
FR0042	FIXED	10.25000%	25-Jan-2007	15-Jul-2027	14,774,100,000,000	947,543,612
FR0044	FIXED	10.00000%	19-Apr-2007	15-Sep-2024	17,292,000,000,000	1,109,030,272

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
FR0045	FIXED	9.75000%	24-May-2007	15-May-2037	9,624,304,000,000	617,259,107
FR0046	FIXED	9.50000%	19-Jul-2007	15-Jul-2023	22,175,000,000,000	1,422,203,694
FR0047	FIXED	10.00000%	30-Aug-2007	15-Feb-2028	20,385,000,000,000	1,307,401,231
FR0050	FIXED	10.50000%	24-Jan-2008	15-Jul-2038	15,661,000,000,000	1,004,425,346
FR0052	FIXED	10.50000%	20-Aug-2009	15-Aug-2030	23,500,000,000,000	1,507,183,171
FR0054	FIXED	9.50000%	22-Jul-2010	15-Jul-2031	27,096,000,000,000	1,737,814,264
FR0056	FIXED	8.37500%	23-Sep-2010	15-Sep-2026	121,378,000,000,000	7,784,633,145
FR0057	FIXED	9.50000%	21-Apr-2011	15-May-2041	17,236,573,000,000	1,105,475,436
FR0058	FIXED	8.25000%	21-Jul-2011	15-Jun-2032	42,798,000,000,000	2,744,869,164
FR0059	FIXED	7.00000%	15-Sep-2011	15-May-2027	116,871,000,000,000	7,495,574,654
FR0062	FIXED	6.37500%	09-Feb-2012	15-Apr-2042	14,692,000,000,000	942,278,091
FR0063	FIXED	5.62500%	13-Aug-2012	15-May-2023	78,346,000,000,000	5,024,756,285
FR0064	FIXED	6.12500%	13-Aug-2012	15-May-2028	114,295,000,000,000	7,330,361,724
FR0065	FIXED	6.62500%	30-Aug-2012	15-May-2033	87,352,304,000,000	5,602,379,682
FR0067	FIXED	8.75000%	18-Jul-2013	15-Feb-2044	28,488,284,000,000	1,827,109,030
FR0068	FIXED	8.37500%	01-Aug-2013	15-Mar-2034	137,758,000,000,000	8,835,171,883
FR0070	FIXED	8.37500%	29-Aug-2013	15-Mar-2024	135,289,421,000,000	8,676,848,448
FR0071	FIXED	9.00000%	12-Sep-2013	15-Mar-2029	93,390,682,000,000	5,989,653,797
FR0072	FIXED	8.25000%	09-Jul-2015	15-May-2036	90,910,000,000,000	5,830,554,130
FR0073	FIXED	8.75000%	06-Aug-2015	15-May-2031	66,717,000,000,000	4,278,925,090
FR0074	FIXED	7.50000%	10-Nov-2016	15-Aug-2032	50,831,140,000,000	3,260,078,245
FR0075	FIXED	7.50000%	10-Aug-2017	15-May-2038	68,420,860,000,000	4,388,202,925
FR0076	FIXED	7.37500%	22-Sep-2017	15-May-2048	68,789,000,000,000	4,411,813,751
FR0077	FIXED	8.12500%	27-Sep-2018	15-May-2024	80,114,000,000,000	5,138,147,768
FR0078	FIXED	8.25000%	27-Sep-2018	15-May-2029	108,775,000,000,000	6,976,334,017
FR0079	FIXED	8.37500%	07-Jan-2019	15-Apr-2039	57,180,000,000,000	3,667,265,264
FR0080	FIXED	7.50000%	04-Jul-2019	15-Jun-2035	109,138,300,000,000	6,999,634,428
FR0081	FIXED	6.50000%	01-Aug-2019	15-Jun-2025	148,632,400,000,000	9,532,606,465
FR0082	FIXED	7.00000%	01-Aug-2019	15-Sep-2030	169,288,800,000,000	10,857,414,058
FR0083	FIXED	7.50000%	07-Nov-2019	15-Apr-2040	128,999,500,000,000	8,273,441,508
FR0084	FIXED	7.25000%	04-May-2020	15-Feb-2026	37,649,372,000,000	2,414,659,569
FR0085	FIXED	7.75000%	04-May-2020	15-Apr-2031	21,177,940,000,000	1,358,256,798
FR0086	FIXED	5.50000%	13-Aug-2020	15-Apr-2026	139,132,000,000,000	8,923,293,997
FR0087	FIXED	6.50000%	13-Aug-2020	15-Feb-2031	182,911,300,000,000	11,731,099,282
FR0088	FIXED	6.25000%	07-Jan-2021	15-Jun-2036	54,444,500,000,000	3,491,822,730

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
FR0089	FIXED	6.87500%	07-Jan-2021	15-Aug-2051	46,240,385,000,000	2,965,648,089
FR0090	FIXED	5.12500%	08-Jul-2021	15-Apr-2027	113,355,000,000,000	7,270,074,397
FR0091	FIXED	6.37500%	08-Jul-2021	15-Apr-2032	179,978,300,000,000	11,542,989,995
FR0092	FIXED	7.12500%	08-Jul-2021	15-Jun-2042	108,828,400,000,000	6,979,758,851
FR0093	FIXED	6.37500%	06-Jan-2022	15-Jul-2037	18,443,000,000,000	1,182,850,180
FR0094	FIXED	5.60000%	04-Mar-2022	15-Jan-2028	3,990,927,000,000	255,959,915
FR0095	FIXED	6.37500%	19-Aug-2022	15-Aug-2028	30,740,000,000,000	1,971,523,858
FR0096	FIXED	7.00000%	19-Aug-2022	15-Feb-2033	56,415,000,000,000	3,618,201,642
FR0097	FIXED	7.12500%	19-Aug-2022	15-Jun-2043	22,604,000,000,000	1,449,717,804
FR0098	FIXED	7.12500%	15-Sep-2022	15-Jun-2038	11,290,000,000,000	724,089,277
FRSDG001	FIXED	7.37500%	27-Oct-2022	15-Oct-2030	3,260,000,000,000	209,081,580
VR0033	3 MONTH-RESERVE REPO BI	4.79000%	04-May-2020	25-Apr-2025	3,568,686,000,000	228,879,297
VR0034	3 MONTH-RESERVE REPO BI	6.30444%	10-Aug-2020	10-Aug-2025	20,525,000,000,000	1,316,380,195
VR0035	3 MONTH-RESERVE REPO BI	6.30444%	10-Aug-2020	10-Aug-2026	20,525,000,000,000	1,316,380,195
VR0036	3 MONTH-RESERVE REPO BI	6.30444%	10-Aug-2020	10-Aug-2027	20,525,000,000,000	1,316,380,195
VR0037	3 MONTH-RESERVE REPO BI	6.30444%	10-Aug-2020	10-Aug-2028	20,525,000,000,000	1,316,380,195
VR0038	3 MONTH-RESERVE REPO BI	6.36000%	28-Aug-2020	28-Aug-2025	4,245,000,000,000	272,255,003
VR0039	3 MONTH-RESERVE REPO BI	6.36000%	28-Aug-2020	28-Aug-2026	4,245,000,000,000	272,255,003
VR0040	3 MONTH-RESERVE REPO BI	6.36000%	28-Aug-2020	28-Aug-2027	4,245,000,000,000	272,255,003
VR0041	3 MONTH-RESERVE REPO BI	6.36000%	28-Aug-2020	28-Aug-2028	4,245,000,000,000	272,255,003
VR0042	3 MONTH-RESERVE REPO BI	6.16073%	28-Sep-2020	28-Sep-2025	21,100,000,000,000	1,353,258,081
VR0043	3 MONTH-RESERVE REPO BI	6.16073%	28-Sep-2020	28-Sep-2026	21,100,000,000,000	1,353,258,081
VR0044	3 MONTH-RESERVE REPO BI	6.16073%	28-Sep-2020	28-Sep-2027	21,100,000,000,000	1,353,258,081
VR0045	3 MONTH-RESERVE REPO BI	6.16073%	28-Sep-2020	28-Sep-2028	21,100,000,000,000	1,353,258,081
VR0046	3 MONTH-RESERVE REPO BI	6.25910%	12-Oct-2020	12-Oct-2025	11,550,000,000,000	740,764,495
VR0047	3 MONTH-RESERVE REPO BI	6.25910%	12-Oct-2020	12-Oct-2026	11,550,000,000,000	740,764,495
VR0048	3 MONTH-RESERVE REPO BI	6.25910%	12-Oct-2020	12-Oct-2027	11,550,000,000,000	740,764,495
VR0049	3 MONTH-RESERVE REPO BI	6.25910%	12-Oct-2020	12-Oct-2028	11,550,000,000,000	740,764,495
VR0050	3 MONTH-RESERVE REPO BI	6.26071%	26-Oct-2020	26-Oct-2025	5,717,500,000,000	366,694,459
VR0051	3 MONTH-RESERVE REPO BI	6.26071%	26-Oct-2020	26-Oct-2026	5,717,500,000,000	366,694,459
VR0052	3 MONTH-RESERVE REPO BI	6.26071%	26-Oct-2020	26-Oct-2027	5,717,500,000,000	366,694,459
VR0053	3 MONTH-RESERVE REPO BI	6.26071%	26-Oct-2020	26-Oct-2028	5,717,500,000,000	366,694,459
VR0054	3 MONTH-RESERVE REPO BI	6.34720%	16-Nov-2020	16-Nov-2025	4,370,000,000,000	280,271,934
VR0055	3 MONTH-RESERVE REPO BI	6.34720%	16-Nov-2020	16-Nov-2026	4,370,000,000,000	280,271,934
VR0056	3 MONTH-RESERVE REPO BI	6.34720%	16-Nov-2020	16-Nov-2027	4,370,000,000,000	280,271,934

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
VR0057	3 MONTH-RESERVE REPO BI	6.34720%	16-Nov-2020	16-Nov-2028	4,370,000,000,000	280,271,934
VR0058	3 MONTH-RESERVE REPO BI	6.36000%	23-Nov-2020	23-Nov-2025	6,750,000,000,000	432,914,315
VR0059	3 MONTH-RESERVE REPO BI	6.36000%	23-Nov-2020	23-Nov-2026	6,750,000,000,000	432,914,315
VR0060	3 MONTH-RESERVE REPO BI	6.36000%	23-Nov-2020	23-Nov-2027	6,750,000,000,000	432,914,315
VR0061	3 MONTH-RESERVE REPO BI	6.36000%	23-Nov-2020	23-Nov-2028	6,750,000,000,000	432,914,315
VR0062	3 MONTH-RESERVE REPO BI	6.35282%	14-Dec-2020	14-Dec-2025	25,742,500,000,000	1,651,006,927
VR0063	3 MONTH-RESERVE REPO BI	6.35282%	14-Dec-2020	14-Dec-2026	25,742,500,000,000	1,651,006,927
VR0064	3 MONTH-RESERVE REPO BI	6.35282%	14-Dec-2020	14-Dec-2027	25,742,500,000,000	1,651,006,927
VR0065	3 MONTH-RESERVE REPO BI	6.35282%	14-Dec-2020	14-Dec-2028	23,302,500,000,000	1,494,516,419
VR0066	3 MONTH-RESERVE REPO BI	6.35813%	02-Dec-2021	02-Dec-2026	14,500,000,000,000	929,964,084
VR0067	3 MONTH-RESERVE REPO BI	6.35813%	02-Dec-2021	02-Dec-2027	14,500,000,000,000	929,964,084
VR0068	3 MONTH-RESERVE REPO BI	6.35813%	02-Dec-2021	02-Dec-2028	14,500,000,000,000	929,964,084
VR0069	3 MONTH-RESERVE REPO BI	6.35813%	02-Dec-2021	02-Dec-2029	14,500,000,000,000	929,964,084
VR0070	3 MONTH-RESERVE REPO BI	6.25826%	30-Dec-2021	30-Dec-2026	40,000,000,000,000	2,565,418,163
VR0071	3 MONTH-RESERVE REPO BI	6.25826%	30-Dec-2021	30-Dec-2027	40,000,000,000,000	2,565,418,163
VR0072	3 MONTH-RESERVE REPO BI	6.25826%	30-Dec-2021	30-Dec-2028	40,000,000,000,000	2,565,418,163
VR0073	3 MONTH-RESERVE REPO BI	6.25826%	30-Dec-2021	30-Dec-2029	37,000,000,000,000	2,373,011,801
VR0074	3 MONTH-RESERVE REPO BI	5.05000%	01-Jul-2022	01-Jul-2027	5,467,230,000,000	350,643,279
VR0075	3 MONTH-RESERVE REPO BI	5.05000%	01-Jul-2022	01-Jul-2028	5,467,240,000,000	350,643,920
VR0076	3 MONTH-RESERVE REPO BI	5.05000%	01-Jul-2022	01-Jul-2029	5,467,240,000,000	350,643,920
VR0077	3 MONTH-RESERVE REPO BI	5.05000%	01-Jul-2022	01-Jul-2030	5,467,240,000,000	350,643,920
VR0078	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2027	2,198,565,000,000	141,005,965
VR0079	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2028	2,198,565,000,000	141,005,965
VR0080	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2029	2,198,565,000,000	141,005,965
VR0081	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2030	2,198,565,000,000	141,005,965
VR0082	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2027	7,901,435,000,000	506,762,122
VR0083	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2028	7,901,435,000,000	506,762,122
VR0084	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2029	7,901,435,000,000	506,762,122
VR0085	3 MONTH-RESERVE REPO BI	6.36000%	26-Aug-2022	26-Aug-2030	7,901,435,000,000	506,762,122
VR0086	3 MONTH-RESERVE REPO BI	6.22257%	27-Sep-2022	27-Sep-2028	8,288,330,000,000	531,575,808
VR0087	3 MONTH-RESERVE REPO BI	6.22257%	27-Sep-2022	27-Sep-2030	8,288,330,000,000	531,575,808
VR0088	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2027	2,334,205,000,000	149,705,298
VR0089	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2028	2,334,195,000,000	149,704,656
VR0090	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2029	2,334,195,000,000	149,704,656
VR0091	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2030	2,334,195,000,000	149,704,656

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
VR0092	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2027	29,810,245,000,000	1,911,893,599
VR0093	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2028	29,810,235,000,000	1,911,892,958
VR0094	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2029	29,810,235,000,000	1,911,892,958
VR0095	3 MONTH-RESERVE REPO BI	6.25865%	29-Dec-2022	29-Dec-2030	29,810,235,000,000	1,911,892,958

TOTAL TREASURY NOTES					4,171,593,918,000,000	267,547,070,164

3. RETAIL BONDS
ORI017	FIXED	6.40000%	15-Jul-2020	15-Jul-2023	18,336,042,000,000	1,175,990,380
ORI018	FIXED	5.70000%	27-Oct-2020	15-Oct-2023	12,972,170,000,000	831,976,013
ORI019	FIXED	5.57000%	24-Feb-2021	15-Feb-2024	26,000,868,000,000	1,667,577,476
ORI020	FIXED	4.95000%	27-Oct-2021	15-Oct-2024	15,000,000,000,000	962,031,811
ORI021	FIXED	4.90000%	23-Feb-2022	15-Feb-2025	25,065,802,000,000	1,607,606,593
ORI022	FIXED	5.95000%	26-Oct-2022	15-Oct-2025	13,017,714,000,000	834,896,998

TOTAL RETAIL BONDS					110,392,596,000,000	7,080,079,271

TOTAL TRADABLE GOVERNMENT DEBT SECURITIES					4,329,241,514,000,000	277,657,870,318

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. ISLAMIC TREASURY BILLS
SPNS02052023	ZERO COUPON		03-Nov-2022	02-May-2023	500,000,000,000	32,067,727
SPNS07022023	ZERO COUPON		11-Aug-2022	07-Feb-2023	50,000,000,000	3,206,773
SPNS07032023	ZERO COUPON		08-Sep-2022	07-Mar-2023	550,000,000,000	35,274,500
SPNS10012023	ZERO COUPON		14-Jul-2022	10-Jan-2023	583,000,000,000	37,390,970
SPNS30052023	ZERO COUPON		01-Dec-2022	30-May-2023	90,000,000,000	5,772,191

TOTAL ISLAMIC TREASURY BILLS					1,773,000,000,000	113,712,160

2. ISLAMIC TREASURY NOTES
IFR0006	FIXED	10.25000%	01-Apr-2010	15-Mar-2030	2,175,000,000,000	139,494,613
IFR0007	FIXED	10.25000%	21-Jan-2010	15-Jan-2025	1,547,000,000,000	99,217,547
IFR0010	FIXED	10.00000%	03-Mar-2011	15-Feb-2036	4,110,000,000,000	263,596,716
PBS003	FIXED	6.00000%	02-Feb-2012	15-Jan-2027	28,329,700,000,000	1,816,938,173
PBS004	FIXED	6.10000%	16-Feb-2012	15-Feb-2037	41,957,277,000,000	2,690,949,012
PBS005	FIXED	6.75000%	02-May-2013	15-Apr-2043	34,324,000,000,000	2,201,385,326
PBS007	FIXED	9.00000%	29-Sep-2014	15-Sep-2040	10,375,000,000,000	665,405,336
PBS011	FIXED	8.75000%	14-Jan-2016	15-Aug-2023	21,750,000,000,000	1,394,946,126
PBS012	FIXED	8.87500%	28-Jan-2016	15-Nov-2031	47,680,694,000,000	3,058,022,960
PBS015	FIXED	8.00000%	21-Jul-2017	15-Jul-2047	23,043,000,000,000	1,477,873,268
PBS017	FIXED	6.12500%	11-Jan-2018	15-Oct-2025	63,086,476,000,000	4,046,079,785

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
PBS018	FIXED	7.62500%	04-Jun-2018	15-May-2028	7,500,000,000,000	481,015,906
PBS019	FIXED	8.25000%	04-Oct-2018	15-Sep-2023	43,040,000,000,000	2,760,389,944
PBS020	FIXED	9.00000%	22-Oct-2018	15-Oct-2027	2,250,000,000,000	144,304,772
PBS021	FIXED	8.50000%	05-Dec-2018	15-Nov-2026	13,185,000,000,000	845,625,962
PBS022	FIXED	8.62500%	24-Jan-2019	15-Apr-2034	16,330,000,000,000	1,047,331,965
PBS023	FIXED	8.12500%	15-May-2019	15-May-2030	10,875,000,000,000	697,473,063
PBS024	FIXED	8.37500%	28-May-2019	15-May-2032	3,000,000,000,000	192,406,362
PBS025	FIXED	8.37500%	29-May-2019	15-May-2033	24,735,000,000,000	1,586,390,457
PBS026	FIXED	6.62500%	17-Oct-2019	15-Oct-2024	60,395,000,000,000	3,873,460,749
PBS027	FIXED	6.50000%	04-May-2020	15-May-2023	64,115,368,000,000	4,112,068,240
PBS028	FIXED	7.75000%	23-Jul-2020	15-Oct-2046	75,503,418,000,000	4,842,445,998
PBS029	FIXED	6.37500%	14-Jan-2021	15-Mar-2034	73,911,394,000,000	4,740,340,816
PBS030	FIXED	5.87500%	04-Jun-2021	15-Jul-2028	12,052,000,000,000	772,960,493
PBS031	FIXED	4.00000%	29-Jul-2021	15-Jul-2024	54,701,300,000,000	3,508,292,714
PBS032	FIXED	4.87500%	29-Jul-2021	15-Jul-2026	39,545,000,000,000	2,536,236,532
PBS033	FIXED	6.75000%	13-Jan-2022	15-Jun-2047	29,657,000,000,000	1,902,065,162
PBS034	FIXED	6.50000%	13-Jan-2022	15-Jun-2039	9,055,000,000,000	580,746,537
PBS035	FIXED	6.75000%	30-Mar-2022	15-Mar-2042	1,183,896,000,000	75,929,708
PBS036	FIXED	5.37500%	25-Aug-2022	15-Aug-2025	8,797,600,000,000	564,238,071
PBSG001	FIXED	6.62500%	22-Sep-2022	15-Sep-2029	6,730,000,000,000	431,631,606
FRS001	3 MONTH-RESERVE REPO BI	6.22257%	27-Sep-2022	27-Sep-2027	8,288,320,000,000	531,575,167
FRS002	3 MONTH-RESERVE REPO BI	6.22257%	27-Sep-2022	27-Sep-2029	8,288,330,000,000	531,575,808

TOTAL ISLAMIC TREASURY NOTES					851,516,773,000,000	54,612,414,892

3. RETAIL ISLAMIC DEBT SECURITIES
SR-012	FIXED	6.30000%	26-Mar-2020	10-Mar-2023	12,142,572,000,000	778,769,369
SR-013	FIXED	6.05000%	30-Sep-2020	10-Sep-2023	25,665,971,000,000	1,646,098,704
SR-014	FIXED	5.47000%	24-Mar-2021	10-Mar-2024	16,705,080,000,000	1,071,387,891
SR-015	FIXED	5.10000%	22-Sep-2021	10-Sep-2024	27,000,639,000,000	1,731,698,243
SR-016	FIXED	4.95000%	23-Mar-2022	10-Mar-2025	18,409,546,000,000	1,180,704,592
SR-017	FIXED	5.90000%	21-Sep-2022	10-Sep-2025	26,974,976,000,000	1,730,052,335

TOTAL RETAIL ISLAMIC DEBT SECURITIES					126,898,784,000,000	8,138,711,134

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES					980,188,557,000,000	62,864,838,186

TOTAL TRADABLE SECURITIES					5,309,430,071,000,000	340,522,708,504

SERIES	INTEREST RATE BASIS	INTEREST RATE	FIRST ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(in Original Currency (IDR))	(in US Dollar)
II. NON TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. HELD BY BANK INDONESIA
FRNT0001	FIXED	8.00000%	29-Aug-2018	29-Aug-2023	3,500,000,000,000	224,474,089
SRBI01 (4)	FIXED	0.10000%	07-Aug-2003	01-Aug-2043	47,789,151,912,784	3,064,978,958
SU002 (3)	FIXED	0.10000%	23-Oct-1998	01-Apr-2025	5,553,170,379,558	356,155,104
SU004 (3)	FIXED	0.10000%	28-May-1999	01-Dec-2025	17,273,540,885,507	1,107,846,388
SU007 (3)	FIXED	0.10000%	01-Jan-2006	01-Aug-2025	16,508,486,624,802	1,058,779,286

TOTAL GOVERNMENT DEBT SECURITIES HELD BY BANK INDONESIA					90,624,349,802,651	5,812,233,825

2. RETAIL NON TRADABLE BONDS
SBR010	BI 7-Day Reverse Repo Rate	5.85000%	22-Jul-2021	10-Jul-2023	7,343,388,000,000	470,971,524
SBR011	BI 7-Day Reverse Repo Rate	7.25000%	22-Jun-2022	10-Jun-2024	13,912,484,000,000	892,283,479

TOTAL GOVERNMENT DEBT SECURITIES RETAIL NON-TRADABLE BONDS					21,255,872,000,000	1,363,255,003

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. HELD BY MINISTRY OF RELIGIOUS AFFAIR
PBSNT001	FIXED	8.00000%	29-Aug-2018	29-Aug-2023	1,500,000,000,000	96,203,181
PBSNT002	FIXED	6.51000%	23-Jun-2021	23-Jun-2036	2,000,000,000,000	128,270,908
PBSNTQ01	FIXED	6.37000%	27-Aug-2020	27-Aug-2030	3,000,000,000,000	192,406,362
SDHI-2024A	FIXED	9.04000%	11-Feb-2014	11-Feb-2024	2,000,000,000,000	128,270,908
SDHI-2029A	FIXED	8.43000%	25-Mar-2014	25-Mar-2029	1,000,000,000,000	64,135,454
SDHI-2029B	FIXED	8.62000%	13-Aug-2014	13-Aug-2029	2,855,000,000,000	183,106,721
SDHI2023A	FIXED	8.82000%	04-Nov-2015	04-Nov-2023	1,500,000,000,000	96,203,181
SDHI2025A	FIXED	8.30000%	08-Jul-2015	08-Jul-2025	2,000,000,000,000	128,270,908
SW001	FIXED	5.00000%	10-Mar-2020	10-Mar-2025	50,849,000,000	3,261,224
SW002	FIXED	5.50000%	30-Jun-2022	30-Jun-2027	50,000,000,000	3,206,773
SW003	FIXED	5.90000%	06-Oct-2022	06-Oct-2024	100,000,000,000	6,413,545
SW004	FIXED	6.65000%	06-Oct-2022	06-Oct-2027	100,000,000,000	6,413,545
SWR002	FIXED	5.57000%	09-Jun-2021	10-Jun-2023	24,141,000,000	1,548,294
SWR003	FIXED	5.05000%	13-Jul-2022	10-Jul-2024	38,253,000,000	2,453,374

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES HELD BY MINISTRY OF RELIGIOUS AFFAIR					16,218,243,000,000	1,040,164,379

2. RETAIL NON TRADABLE ISLAMIC DEBT SECURITIES
ST008	BI 7-Day Reverse Repo Rate	6.05000%	24-Nov-2021	10-Nov-2023	4,835,430,000,000	310,122,499
ST009	BI 7-Day Reverse Repo Rate	6.15000%	07-Dec-2022	10-Nov-2024	10,000,000,000,000	641,354,541

TOTAL RETAIL NON TRADABLE ISLAMIC DEBT SECURITIES					14,835,430,000,000	951,477,040

TOTAL NON-TRADABLE SECURITIES					142,933,894,802,651	9,167,130,246

TOTAL DOMESTIC CURRENCY DENOMINATED BONDS					5,452,363,965,802,650	349,689,838,751

Assumed exchange rates for conversion as of December 31, 2022 (Jakarta Interbank Spot Dollar Rate)

IRD/USD	15,592.00
BI 7-day (Reverse) Repo Rate as of December 31, 2022	5.50%

FR: Fixed Rate (Treasury Notes)

IFR: Islamic Fixed Rate

ORI: Obligasi Negara Ritel (Retail Bonds)

PBS: Project Based Sukuk

SBR: Saving Bonds Retail

SDHI: Sukuk Dana Haji Indonesia (Hajj Fund Sukuk)

SPN: Surat Perbendaharaan Negara (Treasury Bills)

SPNS: Surat Perbendaharaan Negara Syariah (Islamic Treasury Bills)

SR: Sukuk Ritel (Retail Islamic Debt Securities)

SRBI: Special Rate Bank Indonesia

ST: Sukuk Tabungan (Savings Sukuk)

SU: Surat Utang (Debt Securities)

SW: Sukuk Wakaf (Cash Waqf Linked Sukuk)

SWR: Sukuk Wakaf Ritel (Retail Cash Waqf Linked Sukuk)